Filed Pursuant to Rule 424(b)(3) Registration No. 333-276877

45,000,000 Ordinary Shares

of

SEALSQ Corp

______________________

This prospectus relates to the resale, from time to time, by the selling shareholders named herein (the “Selling Shareholders”) of an aggregate of up to 45,000,000 of our Ordinary Shares, US$0.01 par value per Ordinary Share (the “Ordinary Shares”), reserved for issuance (i) upon the conversion of currently outstanding 4% discount convertible promissory notes (the “Notes”) held by the Selling Shareholders (the “Conversion Shares”) and (ii) upon exercise of currently outstanding warrants (the “Warrants”) held by the Selling Shareholders (the “Warrant Shares”). The Notes and Warrants were issued to the Selling Shareholders on January 9, 2024 (the “Closing Date”).

We are registering the resale of up to an aggregate of 45,000,000 Conversion Shares and Warrant Shares as required by the Registration Rights Agreement, dated as of July 11, 2023, as amended (as amended, the “Registration Rights Agreement”), by and among us and the Selling Shareholders.

The Conversion Shares include Ordinary Shares issuable upon conversion of $10,000,000.00 in aggregate principal amount of the Notes and in accruing interest which may be paid by the Company in Conversion Shares with the written consent of the Selling Shareholders (including Ordinary Shares reserved for potential issuance in the event of possible future default or dilution adjustments). The Notes are convertible at a conversion price of the lesser of (i) $4.00 per Ordinary Share (the “Fixed Conversion Price”), or (ii) 92% of the lowest daily variable-weighted average price (the “VWAP”) per Ordinary Share during the 10 trading days preceding the conversion (the “Variable Conversion Price”). The Variable Conversion Price has a floor of $0.55 per Ordinary Share (the “Floor Conversion Price”). The Floor Conversion price of the Notes can be lowered by mutual consent of the Company and the Selling Shareholders. The Notes provide for adjustment of the Fixed Conversion Price for, inter alia, share dividends, share divisions, share combinations, rights offerings, pro rata distributions of assets, reclassifications of Ordinary Shares, exchanges of Ordinary Shares or substitutions of Ordinary Shares, dilutive issuances, certain option issuances and issuances of convertible securities. At the current Floor Conversion Price, the Notes are convertible into an aggregate of 19,636,364 Ordinary Shares.

The Warrant Shares include Ordinary Shares issuable upon exercise of the Warrants (including Ordinary Shares reserved for potential issuance in the event of possible future default or dilution adjustments). The Warrants are exercisable, immediately upon issuance at the option of the holders, at an exercise price per Ordinary Share equal to initial Fixed Conversion Price for the Notes ($4.00 per Ordinary Share). On the Closing Date, the Selling Shareholders were issued the Warrants to purchase up to an aggregate of 2,288,678 Ordinary Shares.

To the extent that Conversion Shares and/or Warrant Shares are issued by the Company under the terms of the Notes and Warrants, substantial amounts of Ordinary Shares could be issued and resold, which would cause dilution and may impact the Company’s share price. See “Risk Factors” and “Convertible Note Financing” for additional information.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Conversion Shares or Warrant Shares by the Selling Shareholders. However, we may receive proceeds from the exercise of the Warrants, which, if exercised in full for an aggregate of 2,288,678 Ordinary Shares and for cash at the current $4.00 exercise price per Ordinary Share, would result in gross proceeds to us of approximately $9,154,712.00. There is no assurance that the Selling Shareholders will elect to exercise any of the Warrants for cash and, accordingly, no assurance that we will receive any proceeds from the exercise of the Warrants.

We will pay the expenses of registering the Conversion Shares and Warrant Shares offered by this prospectus, but all selling and other expenses incurred by the Selling Shareholders will be paid by the Selling Shareholders. The Selling Shareholders may sell the Conversion Shares and the Warrant Shares offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the Selling Shareholders may sell the Conversion Shares or the Warrant Shares will be determined by the prevailing market price for our Ordinary Shares or in negotiated transactions.

Our Ordinary Shares are listed on the Nasdaq Capital Market under the ticker symbol “LAES.” The last reported sale price of our Ordinary Shares on the Nasdaq Capital Market on February 13, 2024 was $2.33 per share.

Investing in our Ordinary Shares involves risks. See “Risk Factors” beginning on page 20 of this prospectus for a discussion of information that should be considered in connection with an investment in our Ordinary Shares.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated February 14, 2024.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. Neither we nor the Selling Shareholders have authorized anyone to provide you with information different from that contained in this prospectus or any free-writing prospectus. We are offering to sell, and seeking offers to buy, the Ordinary Shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Ordinary Shares.

We have not taken any action to permit a public offering of the Ordinary Shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the Ordinary Shares and the distribution of the prospectus outside the United States.

Unless otherwise indicated, references to “SEALSQ,” the “Company,” “we,” “our,” “us” or similar terms refer to the registrant, SEALSQ Corp, and its subsidiaries, except where the context otherwise requires.

Unless otherwise indicated, all information contained in this prospectus regarding “WISeKey” has been provided by WISeKey to SEALSQ for purposes of inclusion in this prospectus. Any reference to “WISeKey” is to WISeKey International Holding AG and its subsidiaries, except as otherwise indicated or where the context otherwise requires.

References to:

“Articles” are to our memorandum and articles of association, as amended, as in effect as of the date of this prospectus

“BVI” are to the British Virgin Islands

“BVI Act” are to the BVI Business Companies Act 2004, as amended

“BVI Insolvency Act” are to the BVI Insolvency Act, 2003, as amended

“Code” are to U.S. Internal Revenue Code of 1986, as amended

“IRS” are to the U.S. Internal Revenue Service

“JOBS Act” are to the U.S. Jumpstart Our Business Startups Act of 2012

“Sarbanes-Oxley Act” are to the U.S. Sarbanes-Oxley Act of 2002

“SEC” or “Commission” are to the U.S. Securities and Exchange Commission

“Securities Act” are to the U.S. Securities Act of 1933, as amended

“Securities Exchange Act” and “Exchange Act” are to the U.S. Securities Exchange Act of 1934, as amended

“$”, “US$”, “USD” and “U.S. dollars” are to the lawful currency of the United States of America

The following industry-specific acronyms are used in throughout the prospectus and have the meanings as set out below:

“ANSSI” is the Agence Nationale de la Sécurité des Systèmes d’Information, the French National Cybersecurity Agency

“Common Criteria EAL” refers to the Common Criteria Evaluation Assurance Level attributed to an IT product or system on a grade of 1 to 7 with 7 being the highest.

“FIDO” means Fast Identity Online

“FIPS140-2” refers to the Federal Information Processing Standard Publication 140-2 and is a US government computer security standard which is graded in levels from 1 to 4

“IC” is an Integrated Circuit

“IoT” is the Internet of Things

“NCCOE” is the U.S. National Cybersecurity Center of Excellence

“NIST” refers to the U.S. National Institute of Standards & Technology

“OEM” is an Original Equipment Manufacturer

“PKI” is Public Key Infrastructure

“PQC” is Post-Quantum Cryptography

“Secure Element” or “SE” is a secure Operating System (OS) in a tamper-resistant processor chip or secure component. It can protect assets (root of trust, sensitive data, keys, certificates, applications) against high level software and hardware attacks.

“USP” refers to Utility Service Providers

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements include information about possible or assumed future results of our operations or our performance. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “estimates,” “projects,” “forecasts” and variations of such words and similar expressions, as they relate to us, WISeKey, our management or third parties, are intended to identify the forward-looking statements. Forward-looking statements include statements regarding our business strategy, financial performance, results of operations, market data, events or developments that SEALSQ expects or anticipates will occur in the future, as well as any other statements which are not historical facts. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements we make regarding:

•	Our anticipated goals, growth strategies and profitability;

•	Future operating or financial results;

•	Our planned capital expenditure program for additional production lines to be added to our supply chain;

•	Our intention to make investments in sales and marketing operations including recruiting additional staff, and R&D of new products such as post-quantum cryptography;

•	Our intention to form new strategic partnerships to strengthen our position as an IoT cybersecurity provider;

•	Our belief that the products resulting from our R&D will create additional opportunities for growth;

•	Our expectation about the development of the markets for SEALSQ, including expanding the role of Metaverse, increase in cyber threats and growth of secure hardware market, growing demand for IoT solutions, increase in cybersecurity spending based on the recent regulations and legislations;

•	Our estimation that IoT devices will require semiconductors connected to secure platforms, which could allow the semiconductor industry to maintain an average annual growth of 3% to 4% for the foreseeable future;

•	Our plans to upgrade our PKI offer to add new post-quantum features for the IoT market;

•	Our intent to invest heavily in the ongoing development of our products and technology;

•	Our expectation that we will continue to gain several benefits from our parent company, WISeKey, including cash management via a loan agreement, and the financial reporting and legal support via certain service agreements; and

•	Assumptions underlying or related to any of the foregoing.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us and are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Those factors include, in addition to those set forth in “Risk Factors” and those included elsewhere in this prospectus, among others, the following:

•	The inability to realize estimated financial position, results of operations or cash flows;

•	Our ability to anticipate market needs and opportunities;

•	Our ability to attract new customers and retain existing customer base;

•	Our ability to foster innovation, to develop new products and enhancements to our existing products;

•	The demand for our products or for the goods into which our products are incorporated;

•	Our expectation that order commitments and non-cancellable orders we received are properly executed;

•	The sufficiency of our cash and cash equivalents to meet our liquidity needs;

•	The impact of any supply chain disruption that we may experience;

•	Our dependency on the timely supply of equipment and materials from our third-party suppliers;

•	Our ability to protect our intellectual property rights;

•	Our ability to keep pace with technical advances in cryptography and semiconductor design;

•	Our ability to raise funds for investment by cash flow from operating activities, advance payments from a key customer, and grants and other available subsidies from funding agencies;

•	Our ability to reduce our cost structure and general and administrative costs;

•	Our ability to attract and retain qualified employees and key personnel;

•	Our ability to attract new customers and retain and expand within our existing customer base;

•	Our ability to foster innovation, to develop new products and enhancements to our existing products;

•	The future growth of the information technology and cybersecurity industry;

•	Risks relating to SEALSQ’s ability to implement its growth strategies;

•	Our ability to successfully form new strategic partnerships with our alliance partners;

•	Our ability to continue beneficial transactions with material parties, including WISeKey and a limited number of significant customers;

•	Our ability to prevent security breaches and unauthorized access to confidential customer information;

•	Our ability to comply with modified or new laws and regulations relating to our industries;

•	The activities of our competitors and the introduction of competing products by our competitors;

•	Market demand and semiconductor industry conditions;

•	Our ability to successfully introduce new technologies and products;

•	The cyclical nature of the semiconductor industry;

•	An economic downturn in the semiconductor industry;

•	Our ability to comply with U.S. and other applicable international laws and regulations;

•	Changes in our overall tax position as a result of changes in tax laws or tax rates, new or revised legislation, the outcome of tax audits or changes in international tax treaties which may impact our results of operations as well as our ability to accurately estimate tax credits, benefits, deductions and provisions and to realize deferred tax assets;

•	Fluctuations in the exchange rates between the U.S. dollar and the other major currencies we use for our operations;

•	The potential impact of a pandemic affecting our clients’ ability and willingness to spend money in security applications and our suppliers’ abilities to source key components and material;

•	Uncertain negative effects of a pandemic and its effect on the supply chain;

•	Our ability to collect accounts receivable;

•	Changes in certain commodities used as raw material, which may affect our gross margin; and

•	How long we will qualify as an emerging growth company or a foreign private issuer.

Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results.

WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS OR THE DOCUMENTS TO WHICH WE REFER YOU IN THIS PROSPECTUS, TO REFLECT ANY CHANGE IN OUR EXPECTATIONS WITH RESPECT TO SUCH STATEMENTS OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY STATEMENT IS BASED, EXCEPT AS REQUIRED BY LAW.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the British Virgin Islands and our principal executive offices are located outside the United States. Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers or our subsidiaries, or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Furthermore, there is substantial doubt that courts in jurisdictions outside the U.S. (i) would enforce judgments of U.S. courts obtained in actions against us or our directors or officers based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our directors or officers based on those laws.

INDUSTRY AND MARKET DATA

We obtained the industry, market, and competitive position data used throughout this prospectus from our own internal estimates and research, as well as from independent market research, industry, and general publications and surveys, governmental agencies, and publicly available information in addition to research, surveys, and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research, and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires. In addition, while we believe the industry, market, and competitive position data included in this prospectus is reliable and based on reasonable assumptions, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

PROSPECTUS SUMMARY

This summary highlights information that appears later in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus, including the section of this prospectus titled “Risk Factors” and the more detailed information that appears later in this prospectus before making an investment in our Ordinary Shares.

Unless otherwise indicated, references to “SEALSQ,” “SEAL Semiconductors,” the “Company,” “we,” “our,” “us” or similar terms refer to the registrant, SEALSQ Corp, and its subsidiaries, except where the context otherwise requires. Unless otherwise indicated, all references to “U.S. dollars,” “dollars,” “USD”, “US$” and “$” in this prospectus are to the lawful currency of the United States of America.

Explanatory Note

SEALSQ Corp (formerly known as SEAL (BVI) Corp.) was incorporated under the laws of the British Virgin Islands on April 1, 2022. SEALSQ was incorporated by WISeKey to serve as the holding company of 2 subsidiaries and 1 branch (which formerly represented WISeKey’s global semiconductor business) that were transferred by WISeKey to SEALSQ (the “Subsidiaries” or “SEALSQ Corp Predecessor”). On January 1, 2023, WISeKey contributed these subsidiaries to SEALSQ, and on May 23, 2023, as the then-sole shareholder of SEALSQ, distributed 20% of SEALSQ’s outstanding ordinary shares of US$0.01 par value per share (“Ordinary Shares”) to holders of WISeKey Class B Shares (“Class B Shares”), including to holders of WISeKey American Depositary Shares (“ADSs”) representing Class B Shares, and to holders of WISeKey Class A Shares (“Class A Shares”), as a distribution by way of a dividend in kind to such holders who held such ADSs as of the May 22, 2023 record date and such Class B shares and Class A shares as of the May 19, 2023 record date (the “Spin-Off Distribution”). As of the date of this prospectus, WISeKey holds 100% ownership of SEALSQ Class F Shares with a par value of US$0.05 per share (“Class F Shares” and the holders thereof "Class F Shareholders") and 34.84% of SEALSQ Ordinary Shares.

Under the registration statement of which this prospectus forms a part, the Company is applying to register the resale, from time to time, by the selling shareholders named herein of the Ordinary Shares issued upon conversion of Notes and/or exercise of Warrants. The Ordinary Shares are listed on the Nasdaq Capital Market under the ticker symbol “LAES”.

The financial statements in this prospectus include unaudited interim financial statements of SEALSQ Corp for the six months ended June 30, 2022 and June 30, 2023, financial statements of the SEALSQ Corp Predecessor for the fiscal years ended December 31, 2020, December 31, 2021 and December 31, 2022, and the balance sheet of SEALSQ Corp as of December 31, 2022.

Although WISeKey did not transfer the Subsidiaries constituting the WISeKey semiconductor business to SEALSQ until January 1, 2023, the operating and other statistical information with respect to SEALSQ’s business is presented as of December 31, 2022, unless otherwise indicated, as if SEALSQ owned such semiconductor business as of such date.

Overview

SEALSQ serves as an OEM supplier of state-of-the-art cybersecurity solutions and advanced semiconductors. We cater to a diverse range of clients, including manufacturers of IoT devices, branded appliances and valuable objects. Our expertise plays a pivotal role in aiding these clients to harness the power of data and digital transformation. In doing so, we empower them to unlock new efficiencies, amplify productivity, operate sustainably, and elevate customer satisfaction – key factors for success in the forthcoming decade.

What sets SEALSQ apart in the IoT technology landscape is our unique amalgamation of secure hardware with a comprehensive platform for key management and the seamless integration of physical/cyber elements. This integration is embodied in our groundbreaking approach: pairing each hardware chip with a digital certificate and a dynamic digital record that mirrors the chip's lifecycle. This symbiotic relationship ensures that the chip’s digital security is firmly anchored in the device's hardware, a cornerstone of our philosophy to instill digital trust in the physical world.

As it stands, many of the currently deployed IoT devices lack any serious form of security: the devices contain weaknesses that can easily be exploited, and the vast majority of data transmission is left unprotected. Regulatory and legislative pressure in combination with the rising danger of ransomware and other types of attacks, however, will force IoT customers to adopt solid cybersecurity practices and techniques. Our mission revolves around providing devices and objects with an unforgeable “passport,” a testament to their authenticity and integrity. This digital passport, underpinned by our fusion of tamperproof semiconductors (the physical aspect) and meticulously managed cryptography (the digital facet), plays two crucial roles once integrated into the target device or object.

Device Authentication: It enables the device to self-identify and authenticate in its interactions with platforms or other devices, ensuring secure and trusted communication.

Anti-Cloning Protection: It renders the device or object immune to replication and cloning, safeguarding against unauthorized duplications and ensuring the exclusivity of the original.

SEALSQ continues to lead the way in bridging the gap between the physical and the digital, offering unparalleled solutions in the ever-evolving world of IoT and cybersecurity.

Our Business

Our Solution: Harnessing Cybersecurity, Post-Quantum Semiconductors , IoT and AI to Enhance Trust in the Physical and Cyber World

SEALSQ stands at the intersection of physical and cyber trust, offering unparalleled assurance in an increasingly interconnected world. Our brand epitomizes digital comfort, trust, and a secure culture, protecting citizens, consumers, and professionals daily. At the heart of our offerings is the innovative integration of Cybersecurity, Semiconductors, Post-Quantum IoT and artificial intelligence (AI), elevating our solutions to new heights of security and reliability. Through AIoT (Artificial Intelligence of Things), we are transforming technology, utilizing IoT-generated data, protected and authenticated by our innovative technology, to enable AI-driven predictive insights and operational enhancements. This integration is a major step in the AIoT revolution, setting new standards in smart technology.

AI-Enhanced Secure Elements: Our engineering teams expertly blend analog and digital countermeasures, forming the core DNA of our Secure Elements. These elements are constantly monitored and updated using Root of Trust and AI algorithms, allowing us to stay ahead of emerging cyber threats. AI's predictive capabilities enable us to anticipate and thwart new generations of attacks devised by cyber hackers, ensuring our clients' devices remain impregnable.

Intelligent Provisioning and Personalization Platform: Our platform utilizes AI to manage the creation of digital keys and certificates. This AI-driven approach ensures a more efficient, secure, and error-free process, significantly enhancing the reliability of certificate injection into our Secure Elements. The intelligent system dynamically adapts to evolving security needs, providing personalized security solutions tailored to each customer's unique requirements.

Root Certificate Authority with AI Verification: Our Global Root Certificate Authority is, since 1999, at the forefront of digital identity security, leveraging AI to guarantee the uniqueness and authenticity of the digital identities we generate for our customers. AI algorithms enhance the verification process, detecting anomalies and ensuring the integrity of each digital identity, thereby fortifying the trust in our digital certificates.

Our products and infrastructures are not only engineered with cutting-edge technology but also undergo rigorous testing and certification by third-party labs, achieving the highest industry standards. The addition of AI into our processes not only augments the security of our products but also elevates their efficiency and adaptability, keeping our clients one step ahead in a rapidly evolving digital landscape. This AI integration underlines our commitment to providing robust, future-proof solutions in the realm of physical and cyber trust.

Our diverse client base employ our solutions across a broad spectrum of applications. These range from securing artworks, medical supplies, and access tokens, to safeguarding advanced technology such as personal health monitors, industrial controllers, IT servers, and more. Our products play a crucial role in combating counterfeit, unauthorized imports, and theft, while ensuring the safety of connected devices in remote and unmonitored environments from threats like manipulation, disruption, and data breaches.

We are excited to announce the implementation of the QUASARS (QUAntum resistant Secure ArchitectureS) project, built on the new WISeKey Secure RISC V platform. This project marks a significant leap into the Post Quantum Cryptography era, offering hybrid solutions that align with the recommendations of France's National Cybersecurity Agency (ANSSI). The French SCS Cluster's endorsement of our QUASARS project further underscores our leading role in semiconductor innovation, particularly in enhancing AI performance.

The exponential growth of the IoT market, as reported by IoT Analytics2, highlights the increasing significance of IoT in our digital world. SEALSQ’s AIoT systems, encompassing both cloud-based and edge-based solutions, cater to diverse operational needs, from deep predictive analysis to real-time data processing. Our AIoT solutions are making significant impacts across industries, including smart cities, healthcare, and cybersecurity.

The IoT cybersecurity market presents enormous potential, with a rapidly growing number of connected devices and an increasing awareness of the need for robust security measures. Our business strategy focuses on expanding our product range, growing our global customer base, leveraging partnerships, and deepening our penetration in existing markets. This strategy is underpinned by our commitment to innovation, particularly in the development of next-generation Secure Elements and Crypto Processors capable of running Post-Quantum algorithms.

SEALSQ is at the vanguard of integrating digital trust into the physical realm, offering cutting-edge cybersecurity solutions for a wide array of applications, and leading the way in the evolution of AIoT and the Web 3.0 era. Our focus on innovation, market expansion, and partnership leverage positions us to capitalize on the vast opportunities presented by the rapidly evolving digital landscape.

Our Competitive Strengths

We believe we have several competitive advantages that will enable us to maintain and extend our market position. Our key competitive strengths include:

•	SEALSQ is unique because we combine secure hardware with a platform to manage our keys and to manage the physical/cyber pairing. This pairing associates the hardware chip inseparably with digital certificates and a digital record that reflects the lifecycle of the chip. Conversely, the digital security is anchored in hardware inside the device. We believe it is this unique proposition that enables us to bring digital trust to the physical world.

•	Customer dedication is in our DNA and we deliver to customers ordering hundreds of millions of units, as well as to customers ordering a few thousand custom units.

•	Ongoing product innovation. We continually innovate on our products to enhance and expand capabilities. Our agentless technology differentiates us in the market and positions us to capitalize on the proliferation of new device types entering the enterprise that cannot be supported by agent-based technologies.

•	Proven supply chain management processes with a track record of timely delivery.

•	Standardized technology and compliance with industry-driven standards, to ease the integration by our direct customers and by end customers.

•	Top-level certifications (Common Criteria EAL5+ and FIPS140-2 Level 3) that address the current and future requirements of IoT deployments in health care and critical infrastructure.

•	The digital certificates are rooted at the OISTE Foundation, a not-for-profit organization based in Geneva, Switzerland, regulated by article 80 et seq. of the Swiss Civil Code and neutral vis-à-vis any dominant vendor, country or other market player.

•	Broad appeal of our products across a diverse end customer base. We serve end customers of all sizes across diverse industries. We are deeply integrated into our customers’ security infrastructure, demonstrating immediate and ongoing value. We have a long-term, loyal base of end customers with many relationships spanning over 10 years.

•	Recognized market leadership. We participate in standardization efforts by Wi-SUN Alliance, a global association to drive interoperability in smart cities and smart grids. SEALSQ is also currently working with NIST’s National Cybersecurity Center of Excellence (NCCoE) on a reference design for securely onboarding IoT devices.

•	Global market reach driven by direct and indirect sales strategy. We have recruited top sales talents from leading security organizations and retain the highest quality sales representatives with demonstrated success. We are one of the only vendors in our market solely focused on security and control and, as such, our sales representatives are wholly focused on selling the standalone value of our products.

•	Strong leadership team of security experts. We have a deep bench of talent at the executive level, with years of industry experience at secure semiconductor manufacturers and cryptography labs.

Key Challenges

We may face a number of challenges, including:

•	We face competition from companies that are larger than us. Our semiconductor offer is limited to Secure Element, whereas our competition can offer a larger spectrum of microcontrollers components. It gives them the possibility to propose to their customers larger deals, thus to be potentially more flexible during price negotiation.

•	Our competition benefits of their size to lower their manufacturing costs, which gives them as well more flexibility in price negotiation.

•	We face competition from companies that are larger and better known, and we may lack sufficient financial or other resources to maintain or improve our competitive position.

•	Our historical financial information may not be representative of the results we would have achieved as a stand-alone public company and may not be a reliable indicator of our future results.

•	We may have difficulty operating as an independent, publicly traded company.

•	We derive a significant amount of our revenues each year from a limited number of significant customers.

•	The market price of our Ordinary Shares may be subject to significant fluctuations.

See the section titled “Risk Factors” for more information on each of these key challenges.

Market Opportunity

The addressable market for IoT cybersecurity is massive: more than 12 billion IoT devices were connected in 2021 and this number is expected to grow to 27 billion units in 2025 with CAGR of 22% according to IoTAnalytics.1 McKinsey predicts an annual US$12.6 trillion in economic value by 2030.2

As it stands, many of the currently deployed IoT devices lack any serious form of security: the devices contain weaknesses that can easily be exploited, and the vast majority of data transmission is left unprotected. Regulatory and legislative pressure in combination with the rising danger of ransomware and other types of attacks, however, will force IoT customers to adopt solid cybersecurity practices and techniques.

An increase in cyber threats targeting critical infrastructure systems is one reason ABI Research forecasts that Authentication IC (Integrated Circuit), our core market, will be at the center of IoT cybersecurity. ABI Research also anticipates that the global market size of the Authentication IC will grow from 0.3 billion in 2022 to 1 billion in 2026 at a CAGR of 57.1%.3

Our Business Strategy

Our Business Strategy: Pioneering and Expanding in the IoT Landscape

At SEALSQ, while we have traditionally relied on the one-time sale of semiconductors and sensor hardware, we are actively evolving our business model to embrace recurring revenue streams. This strategic shift leverages a percentage of the vast install-base of over 1.6 billion semiconductors, harnessing AI to analyze the data they generate. This data analysis facilitates predictive analytics on the objects we secure, adding a new dimension to our service offerings. In addition to this, we have established a post-market segment focusing on provisioning, onboarding, and lifecycle management, which not only generates additional recurring revenue but also enhances customer loyalty and retention.

Our growth strategies are multi-faceted and forward-looking, focusing on:

1.	Product Innovation: We are at the forefront of developing a new generation of Secure Elements, incorporating cutting-edge technologies to minimize footprint and reduce costs. This includes advanced Flash memory for greater customization and a new generation of Crypto Processors capable of running Post-Quantum algorithms endorsed by NIST. These innovations are aimed at creating new opportunities in upgrade markets across various sectors and pioneering applications.

1 “State of IoT – Spring 2022”, IOT Analytics, May 2022.

2 “The Internet of Things: Catching up to an accelerating Opportunity”, McKinsey & Company, November 2021.

3 “Embedded Security for the IoT”, ABI Research, January March 2020.

2.	Global Customer Base Expansion: Significant investments have been made, and will continue, in our sales infrastructure to foster new customer acquisition and to introduce our products in emerging markets. We are confident these efforts will open doors to new large enterprise opportunities, both domestically and internationally.

3.	Leveraging Partnerships: By capitalizing on our robust ecosystem of technology and channel partners, we aim to amplify our market presence. This strategy is particularly targeted towards mid-market enterprises, where we see substantial growth potential.

4.	Expanding Within Existing Customer Networks: Our revenue is intrinsically linked to our clients' sales volumes. By supporting our existing customers in capturing their market opportunities, we not only grow alongside them but also expand our reach within their networks. This includes entering new segments of their operations and replacing competitors where possible, thereby broadening the application of our products in diverse IoT markets.

In summary, our business strategy at SEALSQ is dynamic and adaptable, focused on innovative product development, expanding our global reach, leveraging strategic partnerships, and deepening our engagement with existing clients. This approach positions us to capitalize on the rapidly evolving IoT market, ensuring sustained growth and continued leadership in the field.

Convertible Note Financing

On July 11, 2023, we closed an initial $10 million tranche (the “First Tranche”) of a private placement of Convertible Notes and Warrants with certain investors (collectively, the “Investors”) pursuant to the terms of a Securities Purchase Agreement, dated July 11, 2023, between the Company and the Investors (the “Purchase Agreement”).

In connection with the closing of the First Tranche, the Company issued to the Investors (i) 4% Senior Original Issue Discount Convertible Notes due 2025 in an aggregate principal amount of $10,000,000.00 (the “Initial Notes”), convertible into a number of Ordinary Shares, and (ii) Warrants with a 5-year maturity (the “Initial Warrants”) to purchase 245,816 Ordinary Shares.

On January 9, 2024 (the “Second Tranche Closing Date”), the Company entered into an Amendment to the Securities Purchase Agreement (the “Amendment to Purchase Agreement,” and the Initial Securities Purchase Agreement, as so amended, the “Purchase Agreement”), and closed a $10 million second tranche (the “Second Tranche”) of the offering, resulting in the issuance to the Investors of (i) 4% Senior Original Issue Discount Convertible Notes due 2026 in an aggregate principal amount of $10,000,000.00 (the “Second Tranche Notes”, and together with the Initial Notes, “the Notes”) convertible into a number of Ordinary Shares, and (ii) Warrants with a 5-year maturity (the “Second Tranche Warrants”, and together with the Initial Warrants, the “Warrants”) to purchase an aggregate of 2,288,678 Ordinary Shares.

A third tranche issuance of notes and warrants (the “Third Tranche”) is subject to the mutual consent of the parties, and may be provided for up to a total of $10 million in principal amount of notes. Such Third Tranche would close only after the effective date of the Registration Statement (as defined below) and upon the satisfaction (or waiver) of the closing conditions for the Third Tranche specified in the Purchase Agreement.

We are registering the resale of up to an aggregate of 45,000,000 Ordinary Shares issuable upon conversion of the Second Tranche Notes (“Conversion Shares”) and upon exercise of the Second Tranche Warrants (“Warrant Shares”) as required by the Registration Rights Agreement, dated as of July 11, 2023, as amended (as amended, the “Registration Rights Agreement”), by and among us and the Investors.

The Conversion Shares include Ordinary Shares issuable upon conversion of $10,000,000.00 in aggregate principal amount of the Second Tranche Notes and in accruing interest which may be paid by the Company in Conversion Shares with the written consent of the Selling Shareholders (including Ordinary Shares reserved for potential issuance in the event of possible future default or dilution adjustments). The Second Tranche Notes are convertible at a conversion price of the lesser of (i) $4.00 per Ordinary Share (the “Fixed Conversion Price”), or (ii) 92% of the lowest daily variable-weighted average price (the “VWAP”) per Ordinary Share during the 10 trading days preceding the conversion (the “Variable Conversion Price”). The Variable Conversion Price has a floor of $0.55 per Ordinary Share (the “Floor Conversion Price”). The Floor Conversion price of the Second Tranche Notes can be lowered by mutual consent of the Company and the Investors. The Notes provide for adjustment of the Fixed Conversion Price for, inter alia, share dividends, share divisions, share combinations, rights offerings, pro rata distributions of assets, reclassifications of Ordinary Shares, exchanges of Ordinary Shares or substitutions of Ordinary Shares, dilutive issuances, certain option issuances and issuances of convertible securities. At the current Floor Conversion Price, the Second Tranche Notes are convertible into 19,636,364 Ordinary Shares.

The Warrant Shares include Ordinary Shares issuable upon exercise of the Second Tranche Warrants (including Ordinary Shares reserved for potential issuance in the event of possible future default or dilution adjustments). The Second Tranche Warrants are exercisable, immediately upon issuance at the option of the holders, at an exercise price per Ordinary Share equal to initial Fixed Conversion Price for the Second Tranche Notes ($4.00 per Ordinary Share). Pursuant to the Purchase Agreement, on the Second Tranche Closing Date, the Investors were issued the Second Tranche Warrants to purchase up to an aggregate of 2,288,678 Ordinary Shares.

To the extent that Conversion Shares and/or Warrant Shares are issued by the Company under the terms of the Second Tranche Notes and Second Tranche Warrants, substantial amounts of Ordinary Shares could be issued and resold, which would cause dilution and may impact the Company’ share price. See the sections titled “Risk Factors” and “Convertible Note Financing” for additional information.

Risk Factors Summary

An investment in our securities is subject to a number of risks, including risks related to our industry, business and corporate structure. The following summarizes some, but not all, of these risks. Please carefully consider all of the information discussed in “Risk Factors” in this prospectus for a more thorough description of these and other risks.

•	The semiconductor industry is highly cyclical and highly competitive. If we fail to introduce new technologies and products in a timely manner, this could adversely affect our business.

•	Significantly increased volatility and instability and unfavorable economic conditions may adversely affect our business.

•	The demand for our products depends to a significant degree on the demand for our customers’ end products.

•	The semiconductor industry is characterized by continued price erosion, especially after a product has been on the market.

•	Failure to protect our intellectual property could substantially harm our business, operating results, and financial condition.

•	We face competition from companies that are larger and better known, and we may lack sufficient financial or other resources to maintain or improve our competitive position.

•	Our research and development efforts may not produce successful products or enhancements to our security solutions that result in significant revenue or other benefits in the near future, if at all.

•	We are dependent on the timely supply of equipment and materials from various sub-contractors and if any one of these suppliers fails to meet or delays their committed delivery schedules, we can suffer with lower or lost revenues.

•	Changes in regulations or citizen concerns regarding privacy and protection of citizen data, or any failure or appearance of failure to comply with such laws, could diminish the value of our services and cause us to lose customers and revenue.

•	If our security systems are breached, we may face civil liability, and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract and retain customers.

•	Our business model consists in promoting trust and security, and it depends on trust in our brand. Negative media coverage could adversely affect our brand and any failure to maintain, protect, and enhance our brand would hurt our ability to retain or expand our customer base.

•	We depend on our customers’ ability to sell their products, which may pose challenges for our ability to forecast or optimize our inventory and sales.

•	We may need to discontinue products and services. During the ramp-down of such products and services, we may experience a negative impact on our sales.

•	We are a holding company with no direct cash generating operations and rely on our subsidiaries to provide us with funds necessary to pay dividends to shareholders. We are dependent upon our parent company and other members of the WISeKey Group for the provision of certain services.

•	We derive a significant amount of our revenues each year from a limited number of significant customers.

•	The dual class structure of our shares has the effect of concentrating voting power with certain shareholders, in particular, WISeKey, which will effectively eliminate your ability to influence the outcome of important transactions, including a change of control.

•	Our governance structure and our Articles may negatively affect the decision by certain institutional investors to purchase or hold our Ordinary Shares.

•	Provisions in our Articles are intended to discourage certain types of transactions that may involve an actual or threatened hostile acquisition of control of SEALSQ, which will likely depress the trading price of our Ordinary Shares.

•	WISeKey and other Class F Shareholders could have, and WISeKey currently does have, voting power that exceeds 49.99% of the voting power of our outstanding shares.

•	As a result of issuances of our Ordinary Shares or the disposal of Ordinary Shares by WISeKey and other Class F Shareholders, WISeKey and other Class F Shareholders could have, and currently do have, voting power that is substantially greater than, and outsized in comparison to, their economic interests and the percentage of our Ordinary Shares that they hold.

•	Future issuances of our Ordinary Shares, such as from conversions of the Second Tranche Notes or the exercise of First and Second Tranche Warrants, will dilute the voting power of our holders of Ordinary Shares, but may not result in further dilution of the voting power of Class F Shareholders.

•	Our convertible note and warrant financing with the Selling Shareholders could cause substantial dilution and pressure on the public price of our Ordinary Shares as the conversion price of such notes into Ordinary Shares can be a discount to market and the interest payments under such notes can be paid in Ordinary Shares priced at a discount to market.

•	The rights afforded to the Selling Shareholders under our convertible note and warrant financing could discourage investment in our company from third parties.

Corporate Structure

We are a subsidiary of WISeKey.

Pursuant to an internal restructuring of WISeKey on January 1, 2023 (the “Internal Restructuring”), WISeKey transferred the ownership of WISeKey Semiconductors SAS (formerly known as VaultIC SAS), a French semiconductor manufacturer and distributor, WISeKey IoT Japan KK, a Japan-based sales subsidiary of WISeKey Semiconductors SAS, and WISeKey Semiconductors, Taiwan Branch, a Taiwan-based sales and support branch of WISeKey Semiconductors SAS, to SEALSQ in a share exchange. Thereafter, on May 23, 2023, pursuant to the Spin-Off Distribution, WISeKey distributed 20% of SEALSQ’s outstanding Ordinary Shares to holders of WISeKey Class B Shares, including to holders of ADSs representing WISeKey Class B Shares, and to holders of WISeKey Class A Shares, as a distribution by way of a dividend in kind to such holders who held Class B Shares and Class A Shares as of the May 19, 2023 record date, and holders of ADSs as of the May 22, 2023 record date, for the Spin-Off Distribution.

For a discussion of the history and development of SEALSQ, see the section titled “Business”.

As of the date of this prospectus, WISeKey International Holding AG holds 100% of the Class F Shares (subject to the grant and exercise of Class F Share Options as described below) and approximately 35% of the Ordinary Shares. SEALSQ is reserving up to 5% of its Class F Shares for issuance pursuant to an F Share Option Plan for certain directors and senior management of SEALSQ, its subsidiaries and its parent. As a result, WISeKey’s initial ownership percentage of SEALSQ Class F Shares is subject to the grant and exercise of SEALSQ Class F Share Options from time to time. For a description of the Ordinary Shares and the Class F Shares, see “Description of Shares.”

The following diagram depicts our organizational structure as of the date of this prospectus:

* Subject to the grant and exercise of Class F Share Options as described above. Currently, 0.58% of the total outstanding Ordinary Shares are held by affiliates of SEALSQ, including Mr. Carlos Moreira and Mr. Peter Ward but excluding WISeKey.

Recent Developments

On October 4, 2023, transferred the listing of our Ordinary Shares from the Nasdaq Global Market to the Nasdaq Capital Market. This has no immediate effect on the listing or trading of the Company’s Ordinary Shares. The Company’s Ordinary Shares will continue to trade under the “LAES” ticker symbol. The approval by Nasdaq was conditioned upon the Company meeting the applicable market value requirement of publicly held shares for continued listing and all other applicable requirements for listing on the Nasdaq Capital Market.

On September 25, 2023, we received a notification letter indicating that we were not in compliance with the minimum Market Value of Publicly Held Shares (“MVPHS”) set forth in the Nasdaq Rules for continued listing on the Nasdaq Global Market. Nasdaq Listing Rule 5450(b)(2)(C) requires companies to maintain a minimum MVPHS of USD 15 million, and Listing Rule 5810(c)(3)(D) provides that a failure to meet the MVPHS requirement exists if the deficiency continues for a period of 30 consecutive business days. Based on the MVPHS of the Company for the 30 consecutive business days from August 9, 2023 to September 20, 2023, the Company did not meet the MVPHS minimum requirement.

On October 4, 2023, we received a notification letter from the Listings Qualifications Department of the Nasdaq indicating that, based upon the Company’s market value of listed securities (“MVLS”) for the 30 consecutive business day period from August 21, 2023 through October 2, 2023, we did not maintain the minimum MVLS of $50,000,000 required for continued listing on the Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(A). The notification letter also indicated that the Company would be afforded a period of 180 calendar days, or until April 1, 2024 (the “MVLS Compliance Period”), in which to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(C).

The transfer of our listing to the Nasdaq Capital Market means we are no longer in default of the MVPHS or the MVLS of the Nasdaq Rules. We will continue to monitor our compliance with the continued listing requirements of the Nasdaq Capital Market.

Corporate Information

SEALSQ Corp is a BVI business company incorporated and existing under the laws of the British Virgin Islands. Our registered office in the British Virgin Islands is at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands. Our principal executive offices and effective place of management are located at Avenue Louis-Casaï 58, 1216 Cointrin, Switzerland. Our telephone number from the United States is 011 41 22 594 3000. Our website can be accessed at www.SEALSQ.com. The information on or linked to on our website is not a part of this prospectus.

Other Information

Because we are incorporated under the laws of the British Virgin Islands, you may encounter difficulty protecting your interests as shareholders, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the sections titled “Risk Factors” and “Enforceability of Civil Liabilities” for more information.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We qualify as an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies in the United States. These provisions include:

•	an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure about our executive compensation arrangements;

•	an exemption from the non-binding advisory votes on executive compensation, including golden parachute arrangements; and

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act.

As a result, we do not know if some investors will find our Ordinary Shares less attractive. The result may be a less active trading market for our Ordinary Shares, and the price of our Ordinary Shares may become more volatile. We may choose to take advantage of some or all these provisions until the last day of the fiscal year ending after May 23, 2028 or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in total annual gross revenue, have more than $700 million in market value of our ordinary shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period.

Our status as a “foreign private issuer” also exempts us from compliance with certain laws and regulations of the SEC and certain regulations of Nasdaq. Consequently, we are not subject to all of the disclosure requirements applicable to U.S. public companies. For example, we are exempt from certain rules under the Securities Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Securities Exchange Act. In addition, our executive officers and directors are exempt from the reporting of “short-swing” profit recovery provisions of Section 16 of the Securities Exchange Act and related rules with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. Accordingly, there may be less publicly available information concerning our company than there is for U.S. public companies.

In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD (Fair Disclosure) of the Securities Exchange Act, aimed at preventing issuers from making selective disclosures of material information.

We may take advantage of these exemptions until such time as we no longer qualify as a foreign private issuer. In order to maintain our current status as a foreign private issuer, either a majority of our outstanding voting securities must be directly or indirectly held of record by non-residents of the United States, or, if a majority of our outstanding voting securities are directly or indirectly held of record by residents of the United States, a majority of our executive officers or directors may not be United States citizens or residents, more than 50% of our assets cannot be located in the United States and our business must be administered principally outside the United States.

We have taken advantage of certain of these reduced reporting and other requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in the U.S. in which you hold equity securities.

Implications of Being a Controlled Company

We are a “controlled company” as defined under the Nasdaq Stock Market Rules, because one of our shareholders, WISeKey, holds more than 50% of our voting power. As a result, for so long as we remain a controlled company as defined under those rules, we are exempt from, and our shareholders generally are not provided with the benefits of, some of the Nasdaq Stock Market corporate governance requirements, including that:

•	a majority of our board of directors must be independent directors;

•	our compensation committee must be composed entirely of independent directors; and

•	our corporate governance and nomination committee must be composed entirely of independent directors.

THE OFFERING

Ordinary Shares offered by the Selling Shareholders	Up to 45,000,000 Ordinary Shares of our Company, which includes Ordinary Shares potentially issuable upon the conversion of the Second Tranche Notes held by the Selling Shareholders (including additional Ordinary Shares reserved for potential issuance in the event of default or dilution adjustments), and Ordinary Shares potentially issuable upon the exercise of the Second Tranche Warrants to purchase Ordinary Shares issued to the Selling Shareholders (including additional Ordinary Shares reserved for potential issuance in the event of default or dilution adjustments).

Use of proceeds	We will not receive any proceeds from the sale by the Selling Shareholders of the Ordinary Shares being offered by this prospectus. However, we may receive proceeds from the cash exercise of the Second Tranche Warrants, which would result in gross proceeds to us of approximately $9,154,712, assuming exercise in full for cash at the current exercise price of the Warrants of $4.00 per Ordinary Share. The proceeds from such Warrant exercises, if any, will be used for working capital and general corporate purposes. No assurances can be given that all or any portion of the Warrants will be exercised.

Trading market and symbol	Our Ordinary Shares currently trade on the Nasdaq Capital Market under the symbol “LAES.”

Risk factors	Your investment in our Ordinary Shares will involve risks. You should carefully consider all the information in this prospectus, including the information referred to in the section titled “Risk Factors” beginning on page 20 of this prospectus and information under the heading “Forward-Looking Statements” beginning on page 3 of this prospectus, before deciding whether to purchase our Ordinary Shares.

Unless we indicate otherwise, all information in this prospectus is based on 17,227,122 Ordinary Shares issued and outstanding as of the date of this prospectus.

SUMMARY FINANCIAL AND OTHER DATA

The following table presents selected financial and other operating data for the periods and at the dates indicated.

The table should be read together with the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation.” The selected financial data of SEALSQ Corp Predecessor as of and for the years ended December 31, 2020, 2021 and 2022 is a summary of, is derived from, and is qualified by reference to, the audited financial statements of SEALSQ Corp Predecessor and notes thereto. The financial statements of SEALSQ Corp Predecessor have been prepared in accordance with U.S. generally accepted accounting principles, or “U.S. GAAP.”

Our statements of operations, balance sheets, shareholders’ equity and cash flows, together with the notes thereto, are included in the section of this prospectus titled “Financial Statements” and should be read in their entirety.

SEALSQ Corp

Condensed Consolidated Statement of Loss (unaudited)

	6 months ended June 30,
USD'000	2023 (unaudited)	2022 (unaudited)

Net sales	14,751	10,656
Gross profit	7,790	4,766

Research & development expenses	(1,492)	(1,161)
Total operating expenses	(8,069)	(5,149)
Operating loss	(279)	(383)
Loss before income tax expense	(555)	(182)
Net loss	(875)	(183)

SEALSQ Corp Predecessor

Consolidated Statement of Income / (Loss)

	12 months ended December 31,
USD'000	2022	2021	2020

Net sales	23,198	16,995	14,317
Gross profit	9,799	7,147	5,434

Research & development expenses	(2,308)	(3,050)	(4,128)
Total operating expenses	(7,216)	(12,188)	(14,019)
Operating income / (loss)	2,583	(5,041)	(8,585)
Income / (loss) before income tax expense	2,525	(4,821)	(9,196)
Net income / (loss)	5,770	(4,827)	(9,201)

 SEALSQ Corp

Condensed Consolidated Balance Sheet

	As at June 30	As at December 31
USD'000, “except par value”	2023 (unaudited)	2022 (unaudited)

Cash and cash equivalents	1,860	4,057
Total current assets	16,363	15,432
Total noncurrent assets	7,714	6,227
Total assets	24,077	21,659

Total current liabilities	9,641	10,628
Total noncurrent liabilities	15,081	10,819
Total liabilities and equity	24,077	21,659

SEALSQ Corp Predecessor

Consolidated Balance Sheet

	As at December 31,
USD'000, "except par value"	2022	2021	2020

Cash and cash equivalents	4,057	2,064	1,830
Total current assets	15,432	8,248	7,551
Total noncurrent assets	6,227	3,596	5,882
Total assets	21,659	11,844	13,433

Total current liabilities	10,628	7,759	7,834
Total noncurrent liabilities	10,819	17,648	14,972
Total liabilities and equity	21,659	11,844	13,433

RISK FACTORS

Any investment in our Ordinary Shares involves a high degree of risk. You should consider carefully the following factors, as well as the other information set forth in this prospectus before making any investment decision in respect of our Ordinary Shares. Some of the following risks relate principally to the industry in which we operate and our business in general. Other risks relate to the securities market for, and ownership of, our Ordinary Shares. Any of the described risks could significantly and negatively affect our business, financial condition, operating results and the price of our Ordinary Shares. The following risk factors describe the material risks that are presently known to us.

Industry Risk Factors

The semiconductor industry is highly cyclical.

Historically, the relationship between supply and demand in the semiconductor industry has caused a high degree of cyclicality in the semiconductor market. Semiconductor supply is partly driven by manufacturing capacity, which in the past has demonstrated alternating periods of substantial capacity additions and periods in which no or limited capacity was added. As a general matter, semiconductor companies are more likely to add capacity in periods when current or expected future demand is strong and margins are, or are expected to be, high. Investments in new capacity can result in overcapacity, which can lead to a reduction in prices and margins. In response, companies typically limit further capacity additions, eventually causing the market to be relatively undersupplied. In addition, demand for semiconductors varies, which can exacerbate the effect of supply fluctuations. As a result of this cyclicality, the semiconductor industry has, in the past, experienced significant downturns, such as in 1997/1998, 2001/2002 and in 2008/2009, often in connection with, or in anticipation of, maturing life cycles of semiconductor companies’ products and declines in general economic conditions. These downturns have been characterized by diminishing demand for end-user products, high inventory levels, under-utilization of manufacturing capacity and accelerated erosion of average selling prices. The foregoing risks have historically had, and may continue to have, a material adverse effect on our business, financial condition and results of operations.

Significantly increased volatility and instability, and unfavorable economic conditions may adversely affect our business.

It is difficult for us, our customers and suppliers to forecast demand trends. We may be unable to accurately predict the extent or duration of cycles or their effect on our financial condition or result of operations, and can give no assurance as to the timing, extent or duration of the current or future business cycles generally, or specific to the markets in which we participate. In the event of a future decline in global economic conditions, our business, financial condition and results of operations could be materially adversely affected, and the resulting economic decline might disproportionately affect the markets in which we participate, further exacerbating a decline in our results of operations. The COVID-19 global pandemic, for example, created a period of significant instability in the global economy, including amongst our clients and our suppliers. The restrictions imposed upon people and businesses around the world served, in the short-run, to reduce demand for our products as many companies reduced or paused their operations. While this has since served to benefit SEALSQ through the increased demand for IT network infrastructure amongst other examples, this may not always be the situation.

The semiconductor industry is highly competitive. If we fail to introduce new technologies and products in a timely manner, this could adversely affect our business.

The semiconductor industry is highly competitive and characterized by constant and rapid technological change, short product lifecycles, significant price erosion and evolving standards. Accordingly, the success of our business depends to a significant extent on our ability to develop new technologies and products that are ultimately successful in the market. The costs related to the research and development necessary to develop new technologies and products are significant and any reduction of our research and development budget could harm our competitiveness. Meeting evolving industry requirements and introducing new products to the market in a timely manner and at prices that are acceptable to our customers are significant factors in determining our competitiveness and success. Commitments to develop new products must be made well in advance of any resulting sales, and technologies and standards may change during development, potentially rendering our products outdated or noncompetitive before their introduction. If we are unable to successfully develop new products, our revenue may decline substantially. Moreover, some of our competitors are well-established entities, are larger than us and have greater resources than we do. If these competitors increase the resources they devote to developing and marketing their products, we may not be able to compete effectively. Any consolidation among our competitors could enhance their product offerings and financial resources, further strengthening their competitive position. In addition, some of our competitors operate in narrow business areas relative to us, allowing them to concentrate their research and development efforts directly on products and services for those areas, which may give them a competitive advantage. As a result of these competitive pressures, we may face declining sales volumes or lower prevailing prices for our products, and we may not be able to reduce our total costs in line with this declining revenue. If any of these risks materialize, they could have a material adverse effect on our business, financial condition and results of operations.

The demand for our products depends to a significant degree on the demand for our customers’ end products.

The vast majority of our revenue is derived from sales to manufacturers in the IT infrastructure (Network Servers, Switch, Home boxes, PC Keyboards, etc.), utilities distribution edge infrastructure (Smart Meters) and Access Control modules. Demand in these markets fluctuates significantly, driven by consumer spending, consumer preferences, the development of new technologies and prevailing economic conditions. In addition, the specific products in which our semiconductors are incorporated may not be successful, or may experience price erosion or other competitive factors that affect the price manufacturers are willing to pay us. Such customers have in the past, and may in the future, vary order levels significantly from period to period, request postponements to scheduled delivery dates, modify their orders or reduce lead times. This is particularly common during periods of low demand. This can make managing our business difficult, as it limits the predictability of future revenue. It can also affect the accuracy of our financial forecasts. Furthermore, developing industry trends, including customers’ use of outsourcing and new and revised supply chain models, may affect our revenue, costs and working capital requirements.

If customers do not purchase products made specifically for them, we may not be able to resell such products to other customers or may not be able to require the customers who have ordered these products to pay a cancellation fee. The foregoing risks could have a material adverse effect on our business, financial condition and results of operations.

The semiconductor industry is characterized by continued price erosion, especially after a product has been on the market.

One of the results of the rapid innovation in the semiconductor industry is that pricing pressure, especially on products containing older technology, can be intense. Product life cycles are relatively short and, as a result, products tend to be replaced by more technologically advanced substitutes on a regular basis.

In turn, demand for older technology falls, causing the price at which such products can be sold to drop, in some cases precipitously. In order to continue profitably supplying these products, we must reduce our production costs in line with the lower revenue we can expect to generate per unit. Usually, this must be accomplished through improvements in process technology and production efficiencies. If we cannot advance our process technologies or improve our production efficiencies to a degree sufficient to maintain required margins, we will no longer be able to make a profit from the sale of these products. Moreover, we may not be able to cease production of such products, either due to contractual obligations or for customer relationship reasons, and as a result may be required to bear a loss on such products. We cannot guarantee that competition in our core product markets will not lead to price erosion, lower revenue or lower margins in the future. Should reductions in our manufacturing costs fail to keep pace with reductions in market prices for the products we sell, this could have a material adverse effect on our business, financial condition and results of operations.

Risks Related To Our Business

Our ability to forecast our future results of operations and plan for and model future growth is limited and subject to a number of uncertainties due to recent changes in our context as well as in our own sales organization and go-to-market strategies.

Even though our heritage started before 2000, much of our business has changed in recent periods. Macro changes impacting our market, particularly the digital transformation induced by the COVID pandemic, competitors suffering supply chain shortages, and the increased use of Internet of Things (IoT) resulted in growing demand for our products.

To address this demand, we made substantial investments in our sales force. Additionally, we have also recently begun to focus on building relationships with potential distribution partners, to utilize their sales force resources to reach new customers. As a result of these recent changes in our market, sales organization and go-to-market strategies, and with our limited operating history, our ability to forecast our future results of operations and plan for and model future growth is limited and subject to a number of uncertainties.

We have encountered and will continue to encounter risks and uncertainties in developing markets. If our assumptions regarding these risks and uncertainties are incorrect or change in response to developments in the security market, our results of operations and financial results could differ materially from our plans and forecasts. If we are unable to achieve our key objectives, our business and results of operations will be adversely affected, and the fair market value of our Ordinary Shares could decline.

Our growth prospects and revenue will be adversely affected if our efforts to attract prospective customers and to retain existing customers are not successful.

Our ability to grow our business and generate revenue depends on retaining and expanding our total customer base, and increasing services revenue by effectively monetizing value added. We must convince prospective customers of the benefits of our solutions and our existing customers of the continuing value of our solutions. Our ability to attract new customers, retain existing customers, and reach out to new markets depends in large part on our ability to continue to offer leading technologies and products, superior security and trust, and integration capabilities. Some of our competitors, including Infineon, Microchip, NXP and STMicroelectronics, have developed, and are continuing to develop, secure elements, which puts us at a significant competitive disadvantage.

Additionally, management expects 2024 to be a transition year where the focus of customer demand will shift to the next generation of products which is likely to impair SEALSQ’s growth in its core business relating to our existing solutions. Our continued growth is therefore heavily dependent upon the successful attraction of prospective customers in new markets, both geographic such as in India and Taiwan, and product, such as with secure transport of goods through the global, real-time tracking and tracing capabilities in conjunction with WISeSat.

Failure to protect our intellectual property could substantially harm our business, operating results, and financial condition.

The success of our business depends on our ability to protect and enforce our patents, trade secrets, trademarks, copyrights, and all of our other intellectual property rights, including the silicon intellectual property rights of our semiconductors.

We attempt to protect our intellectual property under patent, trade secret, trademark, and copyright law through a combination of employee, third-party assignment and nondisclosure agreements, other contractual restrictions, technological measures, and other methods. These afford only limited protection and we are still early in the process of securing our intellectual property rights. Despite our efforts to protect our intellectual property rights and trade secrets, unauthorized parties may attempt to copy aspects of our technology, or obtain and use our trade secrets and other confidential information. Moreover, policing our intellectual property rights is difficult and time consuming. We cannot assure you that we would have adequate resources to protect and police our intellectual property rights, and we cannot assure you that the steps we take to do so will always be effective.

We have filed, and may in the future file, patent applications on certain of our innovations. It is possible, however, that these innovations may not be patentable. In addition, given the cost, effort, risks, and downside of obtaining patent protection, including the requirement to ultimately disclose the invention to the public, we may choose not to seek patent protection for some innovations. Furthermore, our patent applications may not issue as granted patents, the scope of the protection gained may be insufficient or an issued patent may be deemed invalid or unenforceable. We also cannot guarantee that any of our present or future patents or other intellectual property rights will not lapse or be invalidated, circumvented, challenged, or abandoned. Neither can we guarantee that our intellectual property rights will provide competitive advantages to us. Our ability to assert our intellectual property rights against potential competitors or to settle current or future disputes could be limited by our relationships with third parties, and any of our pending or future patent applications may not have the scope of coverage originally sought. We cannot guarantee that our intellectual property rights will be enforced in jurisdictions where competition may be intense or where legal protection may be weak. We could lose both the ability to assert our intellectual property rights against, or to license our technology to, others and the ability to collect royalties or other payments.

Litigation or proceedings before governmental authorities and administrative bodies may be necessary in the future to enforce our intellectual property rights, to protect our patent rights, trademarks, trade secrets, and domain names and to determine the validity and scope of the proprietary rights of others. Our efforts to enforce or protect our proprietary rights may be ineffective and could result in substantial costs and diversion of resources and management time, each of which could substantially harm our operating results. Additionally, changes in law may be implemented, or changes in interpretation of such laws may occur, that may affect our ability to protect and enforce our patents and other intellectual property.

Assertions by third parties of infringement or other violation by us of their intellectual property rights could harm our business, operating results, and financial condition.

Third parties may assert that we have infringed, misappropriated, or otherwise violated their copyrights, patents, and other intellectual property rights, and, as we face increasing competition, the possibility of intellectual property rights claims against us grows.

Our ability to provide our services is dependent upon our ability to license intellectual property rights to semiconductor designs. Various laws and regulations govern the copyright and other intellectual property rights associated with semiconductor design and cryptographic algorithms. Existing laws and regulations are evolving and subject to different interpretations, and various legislative or regulatory bodies may expand current or enact new laws or regulations. Although we expend significant resources to seek to comply with the statutory, regulatory, and judicial frameworks by, for example, entering into license agreements, we cannot assure you that we are not infringing or violating any third-party intellectual property rights, or that we will not do so in the future.

Moreover, we rely on multiple hardware designers, and firmware and software programmers to design our proprietary technologies. Although we make every effort to prevent the incorporation of licenses that would require us to disclose code and/or innovations in our products, we do not exercise complete control over the development efforts of our developers, and we cannot be certain that our developers have not used designs or software that is subject to such licenses or that they will not do so in the future. In the event that portions of our proprietary technology are determined to be subject to licenses that require us to publicly release the affected portions of our semiconductor design and source code, re-engineer a portion of our technologies, or otherwise be limited in the licensing of our technologies, we may be forced to do so, each of which could materially harm our business, operating results, and financial condition.

We face competition from companies that are larger and better known, and we may lack sufficient financial or other resources to maintain or improve our competitive position.

The digital security market in which we operate faces intense competition, constant innovation and evolving security threats. There are several global security companies with strong presence in this market, including NXP, Infineon, STMicroelectronics and Microchip.

Some of our competitors are large companies that have the technical and financial resources and broad customer bases needed to bring competitive solutions to the market and already have existing relationships as a trusted vendor for other products. Such companies may use these advantages to offer products and services that are perceived to be as effective as ours at a lower price or for free as part of a larger product package or solely in consideration for maintenance and services fees. They may also develop different products to compete with our current security solutions and respond more quickly and effectively than we do to new or changing opportunities, technologies, standards or client requirements. Additionally, we may compete with smaller regional vendors that offer products with a more limited range of capabilities that purport to perform functions similar to our security solutions. Such companies may enjoy stronger sales and service capabilities in their particular regions.

SEALSQ ’s competitors may have competitive advantages, such as:

•	greater name recognition, a longer operating history and a larger customer base;

•	larger sales and marketing budgets and resources;

•	broader distribution and established relationships with distribution partners and customers;

•	greater customer care and support resources;

•	broader supply chains;

•	larger intellectual property portfolios; and

•	greater financial, technical and other resources.

Our current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their resources. Current or potential competitors may be acquired by third parties with access to greater available resources. As a result of such acquisitions, our current or potential competitors may be able to adapt more quickly to new technologies and customer needs, devote greater resources to the promotion or sale of their products and services, initiate or withstand substantial price competition, take advantage of other opportunities more readily or develop and expand their product and service offerings more quickly than we do. Larger competitors with more diverse product offerings may reduce the price of products that compete with ours in order to promote the sale of other products or may bundle them with other products, which would lead to increased pricing pressure on our products and could cause the average sales prices for our products to decline.

We derive a significant amount of our revenues each year from a limited number of significant customers.

We derive a significant amount of our revenues each year from a small number of customers. In the year ended December 31, 2023, our ten largest customers accounted for 90% of our revenue. Our business and results of operations are largely dependent upon the success of our significant customers. The loss of any large customer, a decline in the volume of sales to these customers or the deterioration of their financial condition could adversely affect our business, results of operations and financial conditions.

One of our largest customers is CISCO Systems International. We operate under the terms of a Master Purchase Agreement, dated August 14, 2014. Such agreement defines, among other things:

•	the communication process that we shall respect vis a vis forecasting / pricing update, such as determination of price reflecting component prices in effect on the date of shipment to Cisco’s authorized contract manufactures (“EMS Provider”), representations and warranties that the product price are, and shall be, no higher than the lowest prices offered by the Company to any customer purchasing the same or lesser total sales or unit volume on an annual basis;

•	buffer stock, timing and volume constitution rules, including but not limited to, obligations to make commercially reasonable efforts to conduct capacity and materials planning and management sufficient to meet EMS Provider’s forecast at the period of time agreed between SEALSQ and EMS Providers;

•	list of contract manufacturers to whom we are allowed to take purchase orders and to make deliveries;

•	rules of fair treatment in case capacity shortage, that is, an obligation to provide Cisco, EMS Providers and any third party designated by Cisco an allocation of products during its shortage that is no less favorable than that provided to any other customer;

•	warranties, including but not limited to, three years warranty period, delivered product having no less than eight remaining weeks of shelf-life, replacement of defected products within two business days in general;

•	Epidemic failure rules/treatment. Epidemic failure shall be recognized when a single failure mode in excess of 1% of the product or a multiple failure mode in excess of 3% of the product, during any rolling 3-full calendar month period, occurs. If an Epidemic failure happens during the five-year period after the delivery of a product, the Company shall, including but not limited to, notify to Cisco, provide a preliminary plan for problem diagnosis within one business day of the notification, and compensate Cisco for all reasonable costs incurred by Cisco, provide Cisco, EMS Providers and any third party designated by Cisco, subject to the liability exclusions and limitations set forth in the agreement.

Any decline in demand for our products from our clients could have a material adverse effect on the Company’s business, results of operations and financial condition.

Our business is at risk of our clients delaying or withdrawing purchase orders for items where we already committed to the production of these pieces. In these situations and when sufficient notice is given, we are usually able to adjust our production schedules such that the production can be transferred to alternative clients thereby limiting our exposure. However, there can be a short-term impact upon the levels of stock that we hold at any given point in time. As our products have a lengthy development cycle, often being in the region of 18 to 24 months from design-win to delivering the first batch of finished goods, we are not susceptible to losing clients without a lengthy notice period, so there is a very limited risk that we find ourselves holding material amounts of stocks of finished goods that will not be eventually delivered to our clients. The greatest risk is that a client might reduce their production allocations with the Company and, in this instance, we would be required to adapt our purchase requirements accordingly. Most of our raw materials (in particular our wafers) can be redirected to alternative products and so the risk is limited to finished goods. In the event that a client was to significantly reduce demand with a limited lead-time and not place new orders for that product at a later stage, this could lead to some finished goods becoming obsolete, but this risk is considered remote by management. The main risk arising from a decline in demand for our products from one of our top ten clients is that we would need to find new sources of revenue to replace the departing clients.

We depend on our ability to attract new customers and to maintain and grow existing customers, and failure to do so may harm our future revenues and operating results.

Our success depends in large part on our ability to attract new customers (“hunting”) and to expand within existing customers (“farming”). The number of new customers and the growth at existing customers in a given period impacts both our short-term and long-term revenues. If SEALSQ is unable to successfully attract a sufficient number of new customers, we may be unable to generate revenue growth.

A large amount of investment in sales and marketing and support personnel is required to attract new customers. If we are unable to convince these potential new customers of a need for our products or if we are unable to persuade them of our products’ efficacy, we may be unable to achieve growth and there may be a meaningful negative impact on future revenues and operating results.

Our success depends on our ability to keep pace with technical advances in cryptography and semiconductor design.

SEALSQ needs to anticipate, and quickly react to, rapid changes occurring in security technologies and to the development of new and improved semiconductors and software that result from these changes. If SEALSQ is unable to respond quickly and cost-effectively to changing hardware and software technologies and evolving industry standards, the existing offering could become non-competitive and SEALSQ may lose market share. SEALSQ’s success will depend, in part, on its ability to effectively use leading technologies critical to the business, enhance its existing solutions, find appropriate technology partners, and continue to develop new solutions and technology that address the increasingly sophisticated and varied needs of its current and prospective clients and their customers, and its ability to influence and respond to technological advances, emerging industry and regulatory standards and practices and competitive service offerings. SEALSQ’s ability to remain technologically competitive may require substantial expenditures and lead-time, and the integration of newly acquired technologies will also take time. If SEALSQ is unable to adapt and integrate in a timely manner to changing market conditions or customer requirements, its business, financial condition and results of operations could be seriously harmed.

The use of cryptography is subject to a variety of laws around the world. Unfavorable developments in legislation and regulation may adversely affect our business, operating results, and financial condition.

The use of cryptography is subject to a variety of laws around the world. Government regulation of the internet is evolving and any changes in government regulations relating to the internet or other areas of our business or other unfavorable developments may adversely affect our business, operating results, and financial condition.

For example, the U.S. agency NIST is in the process of selecting post-quantum cryptographic algorithms for all governmental use of cryptography. We depend on their final selection to make our products successful and, should we fail to be able to implement the finally selected algorithm, our ability to serve the U.S. market and by extension the rest of the world may be severely impacted.

Our research and development efforts may not produce successful products or enhancements to our security solutions that result in significant revenue or other benefits in the near future, if at all.

Investing in research and development personnel, developing new products and enhancing existing products is expensive and time consuming, and there is no assurance that such activities will result in significant new marketable products or enhancements to our products, design improvements, cost savings, revenues or other expected benefits. If we spend significant time and effort on research and development and are unable to generate an adequate return on our investment, our business and results of operations may be adversely affected. This is expected to be exacerbated in the coming year with the required integration of newly acquired knowledge automation assets which is expected to result in a more complex research and development program.

Our services and products depend on the continued integrity of public key cryptography technology and algorithms that may be compromised or proven obsolete over time.

Our services and products are relying heavily on cryptography. Advances in attacks on cryptographic algorithms and technology may weaken their effectiveness, and significant new technology requirements may be imposed by root distribution programs that require us to make significant modifications to our systems or to reissue digital certificates to some or all of our customers, which could damage our reputation or otherwise harm our business.

Quantum computing may threaten the resilience of current cryptography against attacks during the current lifespan of hardware. This is certainly the case for our secure modules embedded in larger systems and/or deployed on remote locations, such as for smart meter and satellite deployments.

SEALSQ cannot guarantee that its services and products will still offer sufficient protection against attacks executed with quantum computers.

We are dependent on the timely supply of equipment and materials from various sub-contractors and if any one of these suppliers fails to meet or delays their committed delivery schedules due to supply chain disruptions or other reasons, we can suffer with lower or lost revenues.

We use various suppliers for silicon manufacturing and testing our parts. Any one of these suppliers could not meet their commitments for on-time delivery of our products. The market supply of such products has seen difficulties in meeting demand and these kinds of supply disruptions can happen due to global shortages of silicon wafers or chemicals used in the processing of the silicon packaging, or shortages in the labor force due to unrest or sicknesses. During 2021 and 2022, we had to manage our delivery schedule carefully as a result of the global shortage of semiconductors material. During this period, the Company was receiving greater volumes of orders than it was capable of delivering due to such shortages, so we had to program the orders based upon the allocations of materials and production capacity available to us. While we were able to grow our revenue during this time through careful negotiation with our suppliers, we believe that our revenues would have been higher had there not been such supply disruption. Further, our business and operating conditions can be at risk if we cannot deliver on our product demand as committed in our customer contracts. The global shortage was alleviated in 2023 meaning that the same constraints were no longer applicable during that year and currently, we do not have issues around supply allocations.

Our supply chain depends on third-party suppliers. Failure of one of our suppliers to handle increased demand could impact our ability to take advantage of upside business opportunities.

We outsource several critical functions in our supply chain to third-party suppliers such as the manufacture of our semiconductors. They all have a number of risks that are present in their businesses that could limit their ability to meet increased demands if we see increased orders from our customers. If our suppliers cannot satisfy our demand, we may not be able to meet our customer demands. Also, if our suppliers add higher costs to cover their increased volume, we may see drops in our gross profit margins. Many of these costs are not fixed, even though there may be contracts in place, and may be increased at the discretion of the third-party vendor.

Our agreement with one of our third-party suppliers, Presto Engineering Inc., defines, among other things,

•	the list of operational obligations that they shall execute for us. Presto’s services include New Production Introduction (“NPI”), such as planning of validation and qualification activities, engineering evaluation of the product and preliminary test solution, and product release to industrial maturity, and Supply Chain Management (“SCM”);

•	the On-Time Delivery objectives and rules. Presto is required to provide its SCM service based on agreed targets for On Time Delivery (“OTD”). OTD is defined numerically and it constitute result obligations under French laws, which govern the agreement;

•	Their obligations vis a vis our quality process and our security process, including their obligations to be audited on a yearly basis.

Although common in our industry, we do not have agreements with any other of our major third-party suppliers. Rather, the Company provides such suppliers with purchase orders on a quarterly basis, which triggers the launch of manufacturing of the Company’s products. The Company has weekly discussions and provides the suppliers with 12-month rolling forecasts to allow them to anticipate equipment allocations and raw material supplies. However, since we do not have written agreements with these suppliers, we are subject to the risk that any of these suppliers could terminate their relationship with us, leaving us without critical products, software or other services needed to operate our business.

Our IC products mainly depend on supplies from third-party foundries, and any failure to obtain sufficient foundry capacity from such foundries would significantly delay the shipment of our products.

As a fabless IC design company, we do not own any IC fabrication facilities. We currently work with two leading foundries as our main IC fabrication partners and place purchase orders according to our business needs. It is important for us to have a reliable relationship with third-party foundries as well as other future foundry service providers to ensure adequate product supply to respond to customer demand.

We cannot guarantee that our foundry service providers will be able to meet our manufacturing requirements. The ability of our foundry service providers to provide us with foundry services is limited by available capacity. If any of our foundry service providers fails to succeed in their capacity promise, it will not be able to deliver to us ICs as per the purchase orders that we have placed to them, which will significantly affect our shipment of our products and solutions. This could in turn result in lost sales and have a material adverse effect on our relationships with our customers and on our business and financial condition. In addition, we do not have a guaranteed level of production capacity from our foundry service providers. We do not have long-term contracts with them, and we source our supplies on a purchase order basis. As a result, we depend on our foundry service providers to allocate to us a portion of its manufacturing capacity sufficient to meet our needs, produce products of acceptable quality and at acceptable final test yields and deliver those products to us on a timely basis and at acceptable prices. If any of our foundry service providers raises its prices or is unable to meet our required capacity for any reason, such as shortages or delays in the shipment of semiconductor equipment or raw materials required to manufacture our ICs, or if our business relationships with any of our foundry service providers deteriorate, we may not be able to obtain the required capacity and would have to seek alternative foundries, which may not be available on commercially reasonable terms, or at all. Moreover, it is possible that other customers of any of our foundry service providers that are larger and/or better financed than we are, or that have long-term contracts with it, may receive preferential treatment in terms of capacity allocation or pricing. In addition, if we do not accurately forecast our capacity needs, any of our foundry service providers may not have available capacity to meet our immediate needs or we may be required to pay higher costs to fulfill those needs, either of which could materially and adversely affect our business, results of operations or financial condition.

Other risks associated with our dependence on third-party foundries include limited control over delivery schedules and quality assurance, lack of capacity in periods of excess demand, unauthorized use of our intellectual property and limited ability to manage inventory and parts. In particular, although we have entered into confidentiality agreements with our third-party foundries for the protection of our intellectual property, they may not protect our intellectual property with the same degree of care as we use to protect our intellectual property. If we fail to properly manage any of these risks, our business and results of operations may be materially and adversely affected.

Moreover, if any of our foundry service providers suffers any damage to its facilities, suspends manufacturing operations, loses benefits under material agreements, experiences power outages or computer virus attacks, lacks sufficient capacity to manufacture our products, encounters financial difficulties, is unable to secure necessary raw materials from its suppliers or suffers any other disruption or reduction in efficiency, we may encounter supply delays or disruptions.

We rely on a limited number of third parties for IC packaging and testing services.

Fabrication of ICs requires specialized services to process the silicon wafers into ICs by packaging them and to test their proper functioning. We primarily collaborate with an Outsource Semiconductors Assembly and Testing (OSAT) provider for such services, which may expose us to a number of risks, including difficulties in finding alternate suppliers, capacity shortages or delays, lack of control or oversight in timing, quality or costs, and misuse of our intellectual property. If any such problems arise with our packaging and testing partners, we may experience delays in our production and delivery timeline, inadequate quality control of our products or excessive costs and expenses. As a result, our financial condition, results of operations, reputation and business may be adversely affected.

Failure at tape-out or failure to achieve the expected final test yields for our ICs could negatively impact our results of operations.

The tape-out process is a critical milestone in our business. A tape-out means all the stages in the design and verification process of our ICs have been completed, and the chip design is sent for manufacturing. The tape-out process requires considerable investment in time and resources and close cooperation with the wafer foundry, and repeated failures can significantly increase our costs, lengthen our product development period, and delay our product launch. If the tape-out or testing of a new chip design fails, either as a result of design flaws by our research and development team or problems with production or the testing process by the wafer foundry, we may incur considerable costs and expenses to fix or restart the design process. Such obstacles may decrease our profitability or delay the launch of new products.

Once tape-out is achieved, the IC design is sent for manufacturing, and the final test yield is a measurement of the production success rate. The final test yield is a function of both product design, which is developed by us, and process technology, which typically belongs to a third-party foundry. Low final test yields can result from a product design deficiency or a process technology failure or a combination of both. As such, we may not be able to identify problems causing low final test yields until our product designs go to the manufacturing stage, which may substantially increase our per unit costs and delay the launch of new products.

Changes in regulations or citizen concerns regarding privacy and protection of citizen data, or any failure or appearance of failure to comply with such laws, could diminish the value of our services and cause us to lose customers and revenue.

The regulatory framework for privacy issues worldwide is currently in flux and is likely to remain so for the foreseeable future. Practices regarding the collection, use, storage, transmission, and security of personal information by companies operating over the internet have recently come under increased public scrutiny.

The U.S. government, including the Federal Trade Commission and the Department of Commerce, may continue to review the need for greater regulation over the collection of information concerning consumer behavior on the internet, including regulation aimed at restricting certain targeted advertising practices.

Additionally, the EU may continue to review the need for greater regulation or reform to its existing data protection legal framework, which may result in a greater compliance burden for companies with users in Europe. Various government and consumer agencies also have called for new regulation and changes in industry practices. Our business, including our ability to operate and expand internationally, could be adversely affected if legislation or regulations are adopted, interpreted, or implemented in a manner that is inconsistent with our current business practices and that require changes to these practices, the design of our website, services, features, or our privacy policy. In particular, the success of our business has been, and we expect will continue to be, driven by our ability to responsibly use the personal data that our customers share with us.

Therefore, our business could be harmed by any significant change to applicable laws, regulations, or industry practices regarding the use of our customers’ personal data, for example regarding the manner in which disclosures are made and how the express or implied consent of customers for the use of personal data is obtained. Such changes may require us to modify our services and features, possibly in a material manner, and may limit our ability to develop new services and features that make use of the data that our customers voluntarily share with us. In addition, some of our developers or other partners, such as those that help us measure the effectiveness of advertisements, may receive or store information provided by us or by our customers through mobile or web applications integrated with our services. We provide limited information to such third parties based on the scope of services provided to us. However, if these third parties or developers fail to adopt or adhere to adequate data security practices, or in the event of a breach of their networks, our data or our customers’ data may be improperly accessed, used, or disclosed.

We depend on highly skilled key personnel to operate our business, and if we are unable to attract, retain, and motivate qualified personnel, our ability to develop and successfully grow our business could be harmed.

We believe that our future success is highly dependent on the talents and contributions of our senior management, including Carlos Moreira, founder and Chief Executive Officer of WISeKey, members of our executive team, and other key employees, such as key engineering, finance, research and development, marketing, and sales personnel. Our future success depends on our continuing ability to attract, develop, motivate, and retain highly qualified and skilled employees. All of our employees, including our senior management, are free to terminate their employment relationship with us at any time, and their knowledge of our business and industry may be difficult to replace.

Furthermore, our performance depends on favorable labor relations with our employees and compliance with labor laws in the countries where we have employees and plans to hire new employees. Any deterioration of current relations or increase in labor costs due to our compliance with labor laws could adversely affect our business.

Qualified individuals are in high demand, particularly in the digital industry, and we may incur significant costs to attract them. If we are unable to attract and retain our senior management and key employees, we may not be able to achieve our strategic objectives, and our business could be harmed. In addition, we believe that our senior management have developed highly successful and effective working relationships. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees. If one or more of these individuals leave, we may not be able to fully integrate new senior management or replicate the current dynamic, and working relationships that have developed among our senior management and other key personnel, and our operations could suffer.

Cybersecurity incidents, including data security breaches or computer viruses, could harm our business by disrupting our delivery of services, damaging our reputation or exposing us to liability.

We receive, process, store and transmit, often electronically, the data of our customers and others, much of which is confidential. Unauthorized access to our computer systems or stored data could result in the theft, including cyber-theft, or improper disclosure of confidential information, and the deletion or modification of records could cause interruptions in our operations. These cyber-security risks increase when we transmit information from one location to another, including over the Internet or other electronic networks. Despite the security measures we have implemented, our facilities, systems and procedures, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, software viruses, misplaced or lost data, programming or human errors or other similar events which may disrupt our delivery of services or expose the confidential information of our customers and others. Any security breach involving the misappropriation, loss or other unauthorized disclosure or use of confidential information of our customers or others, whether by us or a third party, could subject us to civil and criminal penalties, have a negative impact on our reputation, or expose us to liability to our customers, third parties or government authorities. We are not aware of such breaches or any other material cyber-security risks in our supply chain to date. Any of these developments could have a material adverse effect on our business, results of operations and financial condition.

To mitigate these risks, we comply with one of the highest security standards in our industry: Webtrust, ISO27001 and the “Common Criteria” standard. Compliance with these standards require us to implement, monitor and audit on a yearly basis all the processes where we, or our third-party suppliers, manipulate sensitive data. This includes our supply chain processes and partners which, like us, are audited every year by security experts certified by governmental authorities. In addition, one of our customers, CISCO, also conducts an independent and extensive audit to control our processes and proposes improvements.

Our security processes are piloted by a Global Security Director, under the supervision of a Security Board, which includes the top management of SEALSQ. Once a year, the Global Security Director reassesses our cybersecurity risks and proposes to the Security Board a plan of action and budget for the year to come.

The Executive Board Members of SEALSQ hold a weekly meeting with the General Manager to discuss all matters including operational matters and risk management, as well as holding regular, wider meetings with the Senior Management of SEALSQ. During these meetings, the risks faced by the business and any new matters arising or potential threats identified are discussed. The SEALSQ management team also provide updates on their ongoing projects designed to manage these risks, as well as presenting the results of any audits that are being carried out. The full Board are also kept appraised on the results of all audits carried out during the year and are required to decide on strategic decisions such as whether to attain accreditations for the business. The Board and Audit Committee are responsible also for overseeing the annual audit of SEALSQ which, while primarily focused on the financials of SEALSQ, does also cover certain risks associated with the business.

If our security systems are breached, we may face civil liability, and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract and retain customers.

Techniques used to gain unauthorized access to data and software are constantly evolving, and we may be unable to anticipate or prevent unauthorized access to cryptographic data. Our software services, which are supported by our own systems and those of third parties that we work with, are vulnerable to software bugs, computer viruses, internet worms, break-ins, phishing attacks, attempts to overload servers with denial-of-service, or other attacks and similar disruptions from unauthorized use of our and third-party computer systems, any of which could lead to system interruptions, delays, or shutdowns, causing loss of critical data or the unauthorized access to personal data.

Computer malware, viruses, computer hacking, and phishing attacks have become more prevalent in our industry. SEALSQ and WISeKey’s systems have been subject to such attacks in the past, albeit they have always been unsuccessful, and further such attempts to compromise our systems’ security may occur in the future. Because of our brand of trust and security, we believe that we are a particularly attractive target for such attacks. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security, and availability of our products and technical infrastructure to the satisfaction of our customers may harm our reputation and our ability to retain existing customers and attract new customers. Although we have developed systems and processes that are designed to protect our data and user data, to prevent data loss, to disable undesirable accounts and activities on our platform, and to prevent or detect security breaches, we cannot assure you that such measures will provide absolute security, and we may incur significant costs in protecting against or remediating cyber-attacks.

Additionally, if an actual or perceived breach of security occurs to our systems or a third party’s platform, we may face regulatory or civil liability and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract and retain customers, which in turn would harm our efforts to attract and retain advertisers, content providers, and other business partners. We also would be required to expend significant resources to mitigate the breach of security and to address matters related to any such breach. We also may be required to notify regulators about any actual or perceived personal data breach (including the EU Lead Data Protection Authority) as well as the individuals who are affected by the incident within strict time periods.

Any failure, or perceived failure, by us to maintain the security of data relating to our customers, to comply with our posted privacy policy, laws and regulations, rules of self-regulatory organizations, industry standards, and contractual provisions to which we may be bound, could result in the loss of confidence in us, or result in actions against us by governmental entities or others, all of which could result in litigation and financial losses, and could potentially cause us to lose customers, advertisers, and revenues. In Europe, European Data Protection Authorities could impose fines and penalties of up to 4% of annual global turnover or €20 million, whichever is higher, for a personal data breach.

Our semiconductors and software services are highly technical and may contain undetected software bugs or vulnerabilities, which could manifest in ways that could seriously harm our reputation and our business.

Our semiconductors and software services are highly technical and complex and may contain undetected software bugs, hardware errors, and other vulnerabilities. These bugs and errors can manifest in any number of ways in our products, including through diminished performance, security vulnerabilities, malfunctions, or even permanently disabled products.

Some errors in our products may be discovered only after a product has been used by customers and may in some cases be detected only under certain circumstances or after extended use. Any errors, bugs, or other vulnerabilities discovered in our code or back-end after delivery could damage our reputation, drive away customers, allow third parties to manipulate or exploit vulnerabilities.

We also could face claims for product liability, tort, or breach of warranty. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and seriously harm our reputation and our business. In addition, if our liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms or at all, our business could be seriously harmed.

Interruptions, delays or discontinuations in service arising from our own systems or from third parties could impair the delivery of our services and harm our business.

We rely on systems housed in our own facilities and upon third parties, including bandwidth providers and third-party “cloud” data storage services, to enable our customers to receive our content in a dependable, timely, and efficient manner. We have experienced and may in the future experience periodic service interruptions and delays involving our own systems and those of third parties that we work with. Both our own facilities and those of third parties are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, and similar events. They also are subject to break-ins, sabotage, intentional acts of vandalism, the failure of physical, administrative, technical, and cyber security measures, terrorist acts, natural disasters, human error, the financial insolvency of third parties that we work with, and other unanticipated problems or events. The occurrence of any of these events could result in interruptions in our services and to unauthorized access to, or alteration of, the content and data contained on our systems and that these third parties store and deliver on our behalf.

Any disruption in the services provided by these third parties could materially adversely impact our business reputation, customer relations, and operating results. Upon expiration or termination of any of our agreements with third parties, we may not be able to replace the services provided to us in a timely manner or on terms and conditions, including service levels and cost, that are favorable to us, and a transition from one third party to another could subject us to operational delays and inefficiencies until the transition is complete.

Our business model consists in promoting trust and security, and it depends on trust in our brand. Negative media coverage could adversely affect our brand and any failure to maintain, protect, and enhance our brand would hurt our ability to retain or expand our customer base.

Maintaining, protecting, and enhancing our brand is critical to expanding our customer base, and will depend largely on our ability to continue to develop and provide top-level security. If we do not successfully maintain our brand, our business could be harmed.

Our brand may be impaired by a number of other factors, including a failure to protect the cryptographic keys, data and software of end customers, any failure to keep pace with technological advances on our platform or with our services, a failure to protect our intellectual property rights, or any alleged violations of law, regulations, or public policy. Further, if our partners fail to maintain high standards in the supply chain, or if we partner with supply chain partners that our customers reject, the strength of our brand could be adversely affected.

We have not historically been required to spend considerable resources to establish and maintain our brand. However, if we are unable to maintain the growth rate in our customer base, we may be required to expend greater resources on advertising, marketing, and other brand-building efforts to preserve and enhance brand awareness, which would adversely affect our operating results and may not be effective.

We depend on our customers’ ability to sell their products, which may pose challenges for our ability to forecast or optimize our inventory and sales.

Large orders may depend on the ability of our customer to be awarded significant regional or national contracts. The design of many IoT devices comes with the risk that it may not see the demand that was expected in that market, or the high-volume contracts may be awarded to competing suppliers. Our customers may be bidding against several other suppliers to win a government contract and if they lose the bid, we will not see the results that were originally expected during the forecasting of the opportunity size and profitability. As such, the volume predictions that were used in the pricing negotiations and forecasts may not always be achievable by our customers and may adversely affect our operating results.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine, and more recently, the Israel-Hamas war. Our business financial condition and results of operations may be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine.

In February 2022, a full-scale military invasion of Ukraine by Russian troops was reported. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. We are continuing to monitor the situation in Ukraine and globally and assessing its potential impact on our business. Additionally, Russia’s prior annexation of Crimea, recent recognition of two separatist republics in the Donetsk and Luhansk regions of Ukraine and subsequent military interventions in Ukraine have led to sanctions and other penalties being levied by the United States, European Union and other countries against Russia, Belarus, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic, including agreement to remove certain Russian financial institutions from the Society for Worldwide Interbank Financial Telecommunication, or SWIFT, payment system, expansive ban on imports and exports of products to and from Russia and ban on exportation of U.S. denominated bank notes to Russia or persons located there. Additional potential sanctions and penalties have also been proposed and/or threatened. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Additionally, on October 7, 2023, Hamas, a U.S. designated terrorist organization, launched a series of coordinated attacks from the Gaza Strip onto Israel. On October 8, 2023, Israel formally declared war on Hamas, and the armed conflict is ongoing as of the date of this filing.

Although our operations have not experienced material and adverse impact on supply chain, cybersecurity or other aspects of our business from the ongoing conflict between Russia and Ukraine, or from the war between Israel and Hamas, nor from any associated event such as the Red Sea shipping crisis, there is no assurance that such conflicts and events would not develop or escalate in a way that could materially and adversely affect our business, financial condition, and results of operations in the future.

We face many risks associated with our international expansion, including geopolitical tensions, trade barriers, payment delays and currency failures.

We are continuing to expand our operations into additional international markets. The expansion into international markets may cause difficulties because of distance, as well as language and cultural differences. Other risks related to international operations include fluctuations in currency exchange rates, difficulties arising from staffing and managing foreign operations, legal and regulatory requirements of different countries, and overlapping or differing tax laws. Management cannot assure that it will be able to market and operate SEALSQ’s services successfully in foreign markets, select appropriate markets to enter, open new offices efficiently or manage new offices profitably.

Offering our services in a new geographical area also poses geopolitical risks. For example, export and import of cryptographic technologies is subject to sanctions, and national import and export restrictions. Changes in these restrictions due to geopolitical tensions may significantly harm our business.

As a result of these obstacles, we may find it impossible or prohibitively expensive to enter additional markets, or our entry into foreign markets could be delayed, which could hinder our ability to grow our business.

Business practices in the global markets that we serve may differ and may require us to include non-standard terms in customer contracts, such as extended payment or warranty terms. To the extent that we enter into customer contracts that include non-standard terms related to payment, warranties or performance obligations, our results of operations may be adversely impacted.

Additionally, our global sales and operations are subject to a number of risks, including the following:

•	difficulty in enforcing contracts and managing collections, as well as long collection periods;

•	costs of doing business globally, including costs incurred in maintaining office space, securing adequate staffing and localizing our contracts;

•	management communication and integration problems resulting from cultural and geographic dispersion;

•	risk of unexpected changes in regulatory practices, tariffs, tax laws and treaties;

•	compliance with anti-bribery laws;

•	heightened risk of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact financial results, and give rise to restatements of, or irregularities in, financial statements;

•	social, economic and political instability, terrorist attacks and security concerns in general;

•	reduced or uncertain protection of intellectual property rights in some countries; and

•	potentially adverse tax consequences.

These factors could harm our ability to generate future global revenues and, consequently, materially impact our business, results of operations and financial condition.

Global inflationary pressure may have an adverse impact on our gross margins and our business.

As of the date of this Prospectus, global inflationary pressure has not materially affected our gross margins and our business. Our suppliers, which are all based in Asia, have not been impacted by the price inflation for energy that Europe and other geographies have experienced, nor from some raw material price inflation which might impact other industries. For fiscal year 2023, we incurred significant payroll cost increases for some of our employees in order to retain and hire engineers given the strong local demand for experienced software and hardware engineers. While we believe that these costs will be balanced by the US Dollar to Euro exchange rate evolution which has absorbed the extra costs caused by the salary increase, there is no assurance that this cost balance will continue. Accordingly, continued inflationary pressure may have an adverse impact on our gross margins and could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We may need to discontinue products and services. During the ramp-down of such products and services, we may experience a negative impact on our sales.

All products have a natural lifecycle that includes the inevitable end-of-life process. During the ramping down of a product, product family, or services there are many ways that our business operations can be challenged. Last-time-buys are a typical way for customers to deal with the end-of-life of a product that is still critical to one of their end products. These kinds of orders show an increase in short term sales but result in the abrupt drop off of revenue from that customer, for that product, after the last time buy is delivered. Discontinuing a product or service also comes with the risk that we may lose that customer for good if we do not have a replacement for the product or if they decide to look at alternative suppliers because of the change in supply.

We are a holding company with no direct cash generating operations and rely on our subsidiaries to provide us with funds necessary to pay dividends to shareholders.

We are a holding company with no significant assets other than the equity interests in its subsidiaries. The Company’s subsidiaries own substantially all the rights to its revenue streams. The Company has no legal obligation to, and may not, declare dividends or other distributions on its shares. The Company’s ability to pay dividends to its shareholders depends on its ability to satisfy a solvency test under the BVI Act and its Articles, which will depend on the performance of its subsidiaries and their ability to distribute funds to the Company. Under the BVI Act, a company satisfies the solvency test if the value of the company’s assets exceeds its liabilities and the company is able to pay its debts as they fall due (the “BVI Solvency Test”).

The ability of a subsidiary to make distributions to the Company could be affected by a claim or other action by a third party, including a creditor, or by laws which regulate the payment of dividends by companies. In addition, the subsidiaries’ ability to distribute funds to the Company depends on, among other things, the availability of sufficient legally distributable profit of such subsidiaries. The Company cannot offer any assurance that legally distributable profit or reserves from capital contributions will be available in any given financial year.

Even if the BVI Solvency Test can be met, the Company may not be able to pay a dividend or a distribution of reserves for a variety of reasons. Payment of future dividends and other distributions will depend on our liquidity and cash flow generation, financial condition and other factors, including regulatory and liquidity requirements, as well as tax and other legal considerations.

Obligations associated with being a public company require significant company resources and management attention.

We are subject to the reporting requirements of the Securities Exchange Act, and the other rules and regulations of the SEC, including the Sarbanes-Oxley Act. Section 404 of Sarbanes-Oxley requires that we evaluate and determine the effectiveness of our internal control over financial reporting. We became subject to such requirements recently, following the Spin-Off Distribution.

We work with our legal, accounting and financial advisors to identify any areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. We evaluate areas such as corporate governance, corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. We will make changes in any of these and other areas, including our internal control over financial reporting, which we believe are necessary. However, these and other measures we may take may not be sufficient to allow us to satisfy our obligations as a public company on a timely and reliable basis. In addition, compliance with reporting and other requirements applicable to public companies do create additional costs for us and require the time and attention of management. Our limited management resources may exacerbate the difficulties in complying with these reporting and other requirements while focusing on executing our business strategy. We may not be able to predict or estimate the amount of the additional costs we may incur, the timing of such costs or the degree of impact that our management’s attention to these matters will have on our business.

If management is unable to provide reports as to the effectiveness of our internal control over financial reporting, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our Ordinary Shares.

Under Section 404 of Sarbanes-Oxley, we are required to include in each of our annual reports on Form 20-F, beginning with the second such annual report on Form 20-F after the Spin-Off Distribution, a report containing our management’s assessment of the effectiveness of our internal control over financial reporting. If, in such annual reports on Form 20-F, our management cannot provide a report as to the effectiveness of our internal control over financial reporting as required by Section 404, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our Ordinary Shares.

We are dependent upon our parent company and other members of the WISeKey Group regarding the provision of certain services.

We are currently dependent upon our parent company and other members of the WISeKey Group for the provision of certain services, in particular the roles of Chief Executive Officer and Chief Financial Officer, as well as certain financial, legal and Information Technology support. We have entered into certain service agreements with our parent company under the terms of which certain members of staff and associated resources of WISeKey will be required to carry out certain tasks and duties on behalf of SEALSQ. Under the terms of the service agreements, WISeKey agrees to provide these services to SEALSQ on a cost-plus basis and WISeKey will regularly invoice SEALSQ for the associated costs of providing these services. However, if WISeKey were to no longer carry out these roles then SEALSQ would be required to appoint the appropriate C-suite staff and build out its own support functions which may lead to additional costs and a loss of expertise in the short-term.

Risks Related to Taxation

There can be no assurance that SEALSQ will not be a PFIC for any taxable year.

Under the Code, generally a non-U.S. corporation is a passive foreign investment company (“PFIC”) for any taxable year in which, after the application of certain look-through rules with respect to subsidiaries, either (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income.

Based on SEALSQ’s unaudited interim financial statements, business plan and certain estimates, including as to the relative values of its assets, SEALSQ believes it was not a PFIC for its 2023 taxable year, although there can be no assurance in this regard. Additionally, based on the current and projected composition of assets and income of SEALSQ and its subsidiaries, it is not expected that SEALSQ will be treated as a PFIC for its current taxable year or in the foreseeable future. However, the determination of whether SEALSQ is a PFIC is a fact-intensive determination that must be made on an annual basis applying principles and methodologies that are in some circumstances unclear. Moreover, whether SEALSQ is a PFIC for a particular year will depend on the composition of its income and assets and the value of its assets from time to time (which may be determined, in part, by reference to the market price of SEALSQ Ordinary Shares, which may fluctuate substantially over time). Accordingly, there can be no assurances regarding SEALSQ’s status as a PFIC for any taxable year.

If SEALSQ is a PFIC for any taxable year during which a U.S. investor holds SEALSQ Ordinary Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See the discussion in the section of this registration statement titled “Material Tax Considerations — U.S. Federal Income Tax Considerations.” U.S. Holders are urged to consult with their own tax advisors regarding the possible application of the PFIC rules.

The Company could be required to comply with economic substance requirements in the British Virgin Islands

British Virgin Islands legislation requires certain entities registered in the British Virgin Islands engaged in “relevant activities” to maintain a substantial economic presence in the British Virgin Islands and to satisfy economic substance requirements. The list of “relevant activities” includes carrying on as a business any one or more of: banking, insurance, fund management, financing and leasing, headquarters, shipping, distribution and service center, intellectual property and pure equity holding entities.

Entities which are tax resident outside of the British Virgin Islands, provided they are not tax resident in a country which is not included in Annex I to the European Union list of non-cooperative jurisdictions for tax purposes, (as the Company will be) are not required to have economic substance in the British Virgin Islands, regardless of the activity they are conducting.

If our tax status changes and we are conducting any “relevant activities” or if the scope of the relevant statute is changed by subsequent legislation we may be required to increase our substance in the British Virgin Islands, which could result in additional costs that could adversely affect our financial condition or results of operations. If we were required to satisfy economic substance requirements in the British Virgin Islands but failed to do so, we could face spontaneous disclosure to competent authorities in the EU of the information filed by the entity with the BVI International Tax Authority and the BVI Financial Investigation Agency in connection with the economic substance requirements and our beneficial and legal ownership and may also face financial penalties, restriction or regulation of our business activities and/or may be struck off or liquidated as a registered entity in the British Virgin Islands.

The French tax authorities may determine that the Company is not a Swiss tax resident.

The British Virgin Islands are considered by France as a “non-cooperative state of territory” and, as such, adverse French tax consequences can arise on dividend and interest payments made to BVI shareholders of French companies. Under French law, payments of dividend and interest into a non-cooperative state or territory attract a withholding tax of 75%. However, this 75% withholding tax will not apply to dividends and interest paid by WISeKey Semiconductors SAS to SEALSQ Corp if (i) the dividends and interest are paid into a bank account that is not located in the BVI and (ii) SEALSQ is a Swiss resident company for tax purposes and can claim the benefits of the France-Switzerland double tax treaty.

We believe that SEALSQ is and will remain a Swiss resident company for tax purposes and that SEALSQ will benefit from the France-Switzerland double tax treaty. Additionally, any payments of dividends and interest to SEALSQ would be made into a bank account that is located in Switzerland and would not be subsequently rewired to a bank account located in the BVI (or any other blacklisted jurisdiction).

The status of SEALSQ’s tax residence may be subject to challenge by the French tax authorities and the onus would be upon SEALSQ to demonstrate that (i) SEALSQ has sufficient substance in Switzerland, including having its place of effective management in Switzerland along with sufficient substance, in particular employees and offices, (ii) SEALSQ is not controlled, directly or indirectly, by a non-French or non-Swiss tax resident, and (iii) SEALSQ is the beneficial owner of the dividends and interest paid by WISeKey Semiconductors SAS.

Risk Related to Our Corporate Structure

As a “foreign private issuer” (within the meaning of the U.S. Securities Act) we are entitled to claim exemptions from certain Nasdaq corporate governance standards, and, if we elected to rely on these exemptions, you may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our ordinary shares.

We are exempted from certain corporate governance requirements of Nasdaq by virtue of being a foreign private issuer. We are required to provide a brief description of the significant differences between our corporate governance practices and the Nasdaq corporate governance practices required to be followed by domestic U.S. companies listed on Nasdaq. The standards applicable to us are considerably different from the standards applied to domestic U.S. issuers. For instance, we are not required to:

•	have a majority of the board of directors be independent (although all of the members of the audit committee must be independent under the Securities Exchange Act);

•	have a compensation committee or a nominating or corporate governance committee consisting entirely of independent directors; or

•	have regularly scheduled executive sessions with only independent directors.

We have relied on and intend to continue to rely on some of these exemptions. As a result, you may not be provided with the benefits of certain corporate governance requirements of Nasdaq.

We are a “controlled company” as defined under the Nasdaq Stock Market corporate governance rules. As a result, we qualify for, and intend to rely on, exemptions from certain corporate governance requirements that would otherwise provide protection to shareholders of other companies.

We are a “controlled company” as defined under the Nasdaq corporate governance rules because WISeKey owns and, following the consummation of this offering will continue to own more than 50% of our total voting power. For so long as we remain a controlled company, we may rely on certain exemptions from the corporate governance rules, including the rule that our board of directors be comprised of a majority of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Even if we cease to be a controlled company, we may still rely on exemptions available to foreign private issuers, including being able to adopt home country practices in relation to corporate governance matters.

We will likely not pay dividends in the foreseeable future.

Our dividend policy is subject to the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors. There is no assurance that our board of directors will declare dividends even if we are profitable. Under BVI law, we may only pay dividends if we satisfy the BVI Solvency Test. In addition, the Second Tranche Notes prohibit us and our subsidiaries from paying dividends or other cash distributions, except for intercompany transfers to us and payments to WISeKey.

As the rights of shareholders under British Virgin Islands law differ from those under U.S. law, you may have fewer protections as a shareholder.

Our corporate affairs will be governed by our Articles, the BVI Act, and the common law of the British Virgin Islands. The rights of shareholders to take legal action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are governed by the BVI Act and the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from the common law of England and the wider Commonwealth, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are largely codified in the BVI Act, but are potentially not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law. As a result of all of the above, holders of our shares may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than they would as shareholders of a U.S. company.

British Virgin Islands companies may not be able to initiate shareholder derivative actions in the United States, thereby depriving shareholders of the ability to protect their interests.

Shareholders of British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. Shareholders of a British Virgin Islands company could, however, bring a derivative action in the British Virgin Islands courts, and there is a clear statutory right to commence such derivative claims under Section 184C of the BVI Act. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The British Virgin Islands courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of U.S. securities laws, and to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain liability provisions of U.S. securities laws that are penal in nature. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce the non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. This means that even if shareholders were to sue us successfully, they may not be able to recover anything to make up for the losses suffered.

The laws of the British Virgin Islands may provide less protection for minority shareholders than those under U.S. law, so minority shareholders may have less recourse than they would under U.S. law if the shareholders are dissatisfied with the conduct of our affairs.

Under the laws of the British Virgin Islands, the rights of minority shareholders are protected by provisions of the BVI Act dealing with shareholder remedies and other remedies available under common law (in tort or contractual remedies). The principal protection under statutory law is that shareholders may bring an action to enforce the constitutional documents of the company (i.e., our Articles) as shareholders are entitled to have the affairs of the company conducted in accordance with the BVI Act and the memorandum and articles of association of the company. A shareholder may also bring an action under statute if they feel that the affairs of the company have been or will be carried out in a manner that is unfairly prejudicial or discriminating or oppressive to them. The BVI Act also provides for certain other protections for minority shareholders, including in respect of investigation of the company and inspection of the company books and records. There are also common law rights for the protection of shareholders that may be invoked, largely dependent on English common law, since the common law of the British Virgin Islands for business companies is limited.

The Company is not subject to the supervision of the BVI Financial Services Commission, and so the Shareholders are not protected by any regulatory inspections by the BVI Financial Services Commission in the BVI.

We are not an entity subject to any regulatory supervision in the BVI by the BVI Financial Services Commission. As a result, shareholders are not protected by any regulatory supervision or inspections by any regulatory agency in the BVI, and we are not required to observe any restrictions in respect of conduct save as disclosed in this prospectus, our Articles, or the BVI Act.

It may be difficult to enforce service of process and judgments against us and our officers and directors.

We are incorporated under the laws of the British Virgin Islands and our principal executive offices are located outside the United States. Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

BVI Regulatory Environment

We are currently a non-operating business and as such we do not have any industry-specific regulators or regulations that we need to comply with. As a BVI business company limited by shares, we are regulated by the laws of the British Virgin Islands, and principally by the corporate law of the BVI which is contained in the BVI Act. The BVI does not distinguish between public and private companies. We are also governed by the BVI Insolvency Act, 2003 (as amended), and the laws and regulations of the BVI which pertain to economic substance and beneficial ownership, as well as common law.

Risks Relating to Our Ordinary Shares and this Offering

Our convertible note and warrant financing with the Selling Shareholders could cause substantial dilution and pressure on the public price of our Ordinary Shares as repayments under such notes can be paid in Ordinary Shares priced at a discount to market.

To the extent that the Notes and Warrants are converted into or exercised for Ordinary Shares, substantial amounts of our Ordinary Shares will be issued. The Notes may be converted, and the Warrants may become exercisable, at prevailing prices or discounts to prevailing prices, and the conversion price of the Notes and exercise price of the Warrants may be adjusted in the event of certain issuances of Ordinary Shares below the original Conversion Price. In addition, we have the ability under certain circumstances to make payments on the Notes in Ordinary Shares at a discount to prevailing market prices. We are required to reserve 200% of the original number of shares obtainable under the Second Tranche Notes and Second Tranche Warrants to provide for these circumstances. Although we cannot predict the number of our Ordinary Shares that will actually be issued in connection with any such conversions and/or sales, such issuances could result in substantial decreases to our share price.

As of the date of this Prospectus, the Selling Shareholders have converted all of the First Tranche Notes into an aggregate of 9,717,438 Ordinary Shares. The total number of outstanding Ordinary Shares of the Company is currently 17,227,122.

Sales of our Ordinary Shares, or the perception of such sales, including by the Selling Shareholders pursuant to this prospectus in the public market or otherwise could cause the market price for our Ordinary Shares to decline.

The sale of our Ordinary Shares in the public market or otherwise, including sales pursuant to this prospectus, or the perception that such sales could occur, could harm the prevailing market price of our Ordinary Shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that it deems appropriate (which ability to sell equity securities is also subject to restrictions under the terms of the Notes and related agreements as described below). Resales of our Ordinary Shares may cause the market price of our securities to drop significantly, regardless of the performance of our business.

Following the conversion of the Notes and/or the exercise of the Warrants, there are no limitations on the Selling Shareholders’ ability to sell the Ordinary Shares received by the Selling Shareholders. As such, sales of a substantial number of Ordinary Shares in the public market could occur at any time following such conversion or exercise. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Ordinary Shares.

Given the substantial number of Ordinary Shares being registered for potential resale by the Selling Shareholders pursuant to this prospectus, the sale of shares by the Selling Shareholders, or the perception in the market that the shareholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our Ordinary Shares or result in a significant decline in the public trading price of our Ordinary Shares.

The Notes and related agreements restrict our ability to obtain additional debt and equity financing which may restrict our ability to grow and finance our operations and, further, no assurances can be made that we will receive cash proceeds from the Warrants.

The agreements related to the sale of the Notes and Warrants contain a number of restrictive covenants that may impose significant operating and financial restrictions on us while Notes remain outstanding or unless the restrictions are waived by consent of each noteholder, including the following:

•	Until repaid, our indebtedness to the Selling Shareholders is required to be the senior debt obligation of our company;

•	We do not have the ability to prepay the Notes prior to maturity;

•	Until July 11, 2024, the Selling Shareholders shall have the right to participate in up to thirty percent (30%) of our future financings undertaken during that period;

•	Beginning on January 11, 2024, if we issue any equity securities or indebtedness, then the Selling Shareholders may request prepayment of the Principal and any accrued and unpaid Interest in an amount of up to thirty percent (30%) of the gross proceeds received by the Company in such financing;

•	From the date of the Purchase Agreement until such time as neither Selling Shareholder holds any of the Notes having a principal amount in excess of $250,000.00, we shall not: (i) enter into any financing transactions that qualify as “variable rate transactions” or (ii) utilize any “at the market” offering program in respect of our Ordinary Shares. In addition, while any Notes are outstanding, we shall not issue any equity option, warrant or similar instrument which contains an “alternative cashless exercise” provision that provides for the exercise of such security without payment of the exercise price in cash; and

•	If we enter into a definitive agreement with respect to a change of control of the Company, the Selling Shareholders may require us to prepay, effective immediately prior to the consummation of such change of control, an amount equal to one hundred and twenty percent (120%) of the sum of (x) the outstanding Principal of the Note and (y) and any accrued and unpaid Interest thereon.

A breach of the covenants or restrictions under the agreements governing our indebtedness could result in an event of default under these agreements. As a result of these restrictions, we may be limited in how we conduct our business, unable to raise additional debt or equity financing to operate during general economic or business downturns and/or unable to compete effectively or to take advantage of new business opportunities.

Our Ordinary Shares were not publicly traded before the completion of the Spin-Off Distribution on May 23, 2023. While an active trading market currently exists, such a market may not be maintained and therefore it may not provide you with adequate liquidity for our Ordinary Shares.

Before the Spin-Off Distribution, which was completed on May 23, 2023, there was no public market for our Ordinary Shares. As of the date of this prospectus, WISeKey and its affiliates, including Mr. Carlos Moreira, held 35.42% of the Ordinary Shares and WISeKey held 100% of the Class F Shares, which together mean they held 67.71% of the voting rights of SEALSQ, and this concentration of ownership could make it less likely that an active and liquid trading market for our Ordinary Shares be maintained on Nasdaq. SEALSQ is reserving up to 5% of its Class F Shares for issuance pursuant to an F Share Option Plan for certain directors and senior management of SEALSQ, its subsidiaries and its parent. As a result, WISeKey’s initial ownership percentage of Class F Shares is subject to the grant and exercise of SEALSQ Class F Share Options from time to time. Our Articles provide that, in the event of a change of control (being the acquisition by any person or entity, alone or jointly, of more than 50% of the voting rights of any Class F Shareholder which is a corporate entity), as determined by SEALSQ’s board of directors, the Class F Shares owned by such Class F Shareholder will be subject to a mandatory and automatic redemption by SEALSQ in exchange for the issuance of new Ordinary Shares at a ratio of five (5) Ordinary Shares for each one (1) Class F Share redeemed. A change in the control of WISeKey would trigger this provision as it is a corporate entity holding Class F Shares.

We cannot predict the extent to which an active and liquid trading market on Nasdaq for our Ordinary Shares will be maintained. The lack of an active trading market on Nasdaq and low trading volume for our Ordinary Shares, may make it more difficult for you to sell our Ordinary Shares and could lead to our share price becoming depressed or volatile. If an active and liquid trading market is not maintained, relatively small sales of our Ordinary Shares could have a significant negative impact on the price of our Ordinary Shares.

We may experience extreme share price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

The US stock market has witnessed instances of extreme stock price run-ups followed by rapid price declines in 2023 and such stock price volatility seemed unrelated to the issuers’ performance subsequent to their recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalized company, the share price of our Ordinary Shares may experience extreme volatility, lower trading volume and less liquidity than large-capitalized companies. Although the specific cause of such volatility is unclear, our anticipated small public float may amplify the impact the actions taken by a few shareholders have on the price of our Ordinary Shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. The potential extreme volatility may confuse public investors regarding the value of our shares, distort the market perception of our share price and our company’s financial performance and public image, and negatively affect the long-term liquidity of our Ordinary Shares, regardless of our actual or expected operating performance. Should our Ordinary Shares experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of our Ordinary Shares and our ability to access the capital market may be materially adversely affected. In addition, if the trading volumes of our Ordinary Shares are low, holders of our Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. As a result of this volatility, investors may experience losses on their investment in our Ordinary Shares.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

As a company that became publicly traded on May 19, 2023, there is currently limited analyst coverage of the Company. The trading market for our Ordinary Shares will depend, in part, upon the research and reports that securities or industry analysts publish about us or our business. We do not have any control over analysts as to whether they will cover us, and if they do, whether such coverage will continue. If additional analysts do not commence coverage of the Company, or if one or more of these analysts cease coverage of the Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline. In addition, if one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, our share price may likely decline.

You may experience future dilution as a result of future equity offerings and other issuances of our Ordinary Shares or other securities.

In order to raise additional capital, including to support our growth plans, or in connection with equity awards, strategic transactions or otherwise, we may in the future offer additional Ordinary Shares, or other securities convertible into or exchangeable for our Ordinary Shares, including convertible debt. We expect that a component of our potential future financing requirements will be raised through equity offerings. We cannot predict the size of future issuances or sales of our Ordinary Shares or other securities, including those made in connection with future acquisitions or capital raising activities, or the effect, if any, that such issuances or sales may have on the market price of our Ordinary Shares. The issuance and sale of substantial amounts of Ordinary Shares or other equity-linked securities, or announcement that such issuance and sales may occur, could adversely affect the market price of our Ordinary Shares. In addition, we cannot assure you that we will be able to make future sales of our Ordinary Shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors, and investors purchasing shares or other securities in the future could have rights that are superior to existing shareholders. The issuance of additional Ordinary Shares or other securities could adversely impact the trading price of our Ordinary Shares.

The market price of our Ordinary Shares may be subject to significant fluctuations.

The market price of our Ordinary Shares may be subject to significant fluctuations as a result of many factors, some of which are beyond our control. Among the factors that could affect our share price are:

•	our operating and financial results;

•	future announcements concerning our business;

•	changes in revenue or earnings estimates and recommendations by securities analysts;

•	changes in our business strategy and operations;

•	changes in our senior management or board of directors;

•	speculation of the press or the investment community;

•	disposals of Ordinary Shares by shareholders;

•	actions of competitors;

•	our involvement in acquisitions, strategic alliances or joint ventures;

•	regulatory factors;

•	arrival and departure of key personnel;

•	investment community views on technology stock;

•	liquidity of the Ordinary Shares; and

•	general market, economic and political conditions.

Our Ordinary Shares may trade at prices lower than the price at which you buy the Ordinary Shares from the Selling Shareholders.

If our Ordinary Shares do not meet the Nasdaq Capital Market’s minimum share price requirement, and if we cannot cure such deficiency within the prescribed timeframe, our Ordinary Shares could be delisted.

Under the rules of the Nasdaq Capital Market, listed companies are required to maintain a share price of at least $1.00 per share. If the share price declines below $1.00 for a period of 30 consecutive business days, then the listed company has a cure period of at least 180 days to regain compliance with the $1.00 per share minimum. If the price of our Ordinary Shares closes below $1.00 for 30 consecutive days, and if we cannot cure that deficiency within the 180-day timeframe, then our Ordinary Shares could be delisted.

If the market price of our Ordinary Shares is below $5.00 per share, under stock exchange rules, our shareholders will not be able to use such shares as collateral for borrowing in margin accounts. This inability to continue to use our Ordinary Shares as collateral may lead to sales of such shares creating downward pressure and increased volatility in the market price of our Ordinary Shares.

Provisions in our Articles are intended to discourage certain types of transactions that may involve an actual or threatened hostile acquisition of control over SEALSQ, which will likely depress the trading price of our Ordinary Shares.

Our Articles contain provisions that may make the acquisition of control over SEALSQ more difficult, including the following:

•	Our dual class share structure, which provides holders of our Class F Shares the ability to effectively control the outcome of matters requiring shareholder approval, even if they own significantly less than a majority of our outstanding shares. Our Articles provide that holders of our Class F Shares as a class are fixed at 49.99% of the Company’s voting power irrespective of the number of Ordinary Shares that may be issued in the future.

•	The ownership of our Class F Shares is subject to the following limitations:

•	in the event of a change of control (being the acquisition by any person or entity, alone or jointly, of more than 50% of the voting rights of any Class F Shareholder which is a corporate entity), as determined by SEALSQ’s board of directors, the Class F Shares owned by such Class F Shareholder will be subject to a mandatory and automatic redemption by SEALSQ in exchange for the issuance of new Ordinary Shares at a ratio of five (5) Ordinary Shares for each one (1) Class F Share redeemed;

•	the Class F Shares are non-transferrable; and

•	the holders of Class F Shares will be bound by the terms of a Class F Shareholders’ Agreement.

•	The absence of cumulative voting.

•	Vacancies on our board of directors will be able to be filled only by our board of directors and not by shareholders.

•	The Class F Shareholders’ Agreement provides that the holders of Class F Shares:

•	will vote the Class F Shares held by them as one and in accordance with the majority (by the number of shares held) view of the holders of the Class F Shares; and

•	are bound by the redemption provisions set out in the Articles and required to take all necessary action to comply with them.

These provisions, alone or together, could discourage, delay or prevent a transaction involving a change of control of our Company. These provisions could also limit the opportunity for our shareholders to receive a premium for their Ordinary Shares and could also affect the price that some investors are willing to pay for our Ordinary Shares.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Ordinary Shares less attractive to investors.

We are an “emerging growth company”, as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. We cannot predict if investors will find our Ordinary Shares less attractive because we may rely on these exemptions. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market for our Ordinary Shares and our share price may be more volatile.

In addition, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an emerging growth company.

For as long as we take advantage of the reduced reporting obligations, the information that we provide our shareholders may be different from information provided by other public companies.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K.

Techniques employed by short sellers may drive down the market price of the ordinary shares.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale.

As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its prospects to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies that have substantially all of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend significant resources to investigate such allegations and/or defend ourselves.

While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business, and any investment in the ordinary shares could be greatly reduced or even rendered worthless.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against public companies following declines in the market prices of their securities. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and our resources, which could harm our business.

Our Ordinary Shares are speculative in nature.

The market value of our Ordinary Shares is uncertain and there can be no assurance that the market value of our Ordinary Shares will equal or exceed the price at which you buy the Ordinary Shares from the Selling Shareholders.

Risks Relating to the Dual Class Structure of our Shares

The dual class structure of our shares has the effect of concentrating voting power with certain shareholders, in particular WISeKey, which will effectively eliminate your ability to influence the outcome of important transactions, including a change of control.

Our Ordinary Shares, which are the shares that are being offered, have one (1) vote per share as against each other Ordinary Share but, as a class, the Ordinary Shares are fixed at 50.01% of the Company’s voting power. Our Class F Shares have a variable number of votes that ensure that WISeKey and other Class F Shareholders are fixed at 49.99% of the Company’s voting power, and WISeKey may, and currently does, have voting power that, in the aggregate, exceeds 49.99% of the Company’s voting power, regardless of the actual proportion of the shares of the Company held by it. This voting feature is not common among other corporations and may have an adverse effect on our shareholders other than WISeKey. SEALSQ is reserving up to 5% of its Class F Shares for issuance pursuant to an F Share Option Plan for certain directors and senior management of SEALSQ, its subsidiaries and its parent. As a result, WISeKey’s initial ownership percentage of Class F Shares is subject to the grant and exercise of SEALSQ Class F Share Options from time to time. For a description of the Ordinary Shares and the Class F Shares, see “Description of Shares.” Our Articles provide that, in the event of a change of control (being the acquisition by any person or entity, alone or jointly, of more than 50% of the voting rights of any Class F Shareholder which is a corporate entity), as determined by SEALSQ’s board of director, the Class F Shares owned by such Class F Shareholder will be subject to a mandatory and automatic redemption by SEALSQ in exchange for the issuance of new Ordinary Shares at a ratio of five (5) Ordinary Shares for each one (1) Class F Share redeemed. A change in the control of WISeKey would trigger this provision as it is a corporate entity holding Class F Shares. See the section titled “Description of Shares” for further discussion of the terms of the Articles. Accordingly, WISeKey will effectively control all matters submitted to the shareholders for the foreseeable future, including the election of directors, amendments of our organizational documents, compensation matters, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval.

WISeKey and the other Class F Shareholders may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control is likely to have the effect of limiting the likelihood of an unsolicited merger proposal, unsolicited tender offer, or proxy contest for the removal of directors. As a result, our governance structure and our Articles may have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices and make it more difficult to replace our directors and management.

Our governance structure and our Articles may negatively affect the decision by certain institutional investors to purchase or hold our Ordinary Shares.

The holding of low-voting shares, such as our Ordinary Shares, may not be permitted by the investment policies of certain institutional investors or may be less attractive to the portfolio managers of certain institutional investors. In addition, in July 2017, FTSE Russell and Standard & Poor’s announced that they would cease to allow most newly public companies utilizing dual- or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400, and S&P SmallCap 600, which together make up the S&P Composite 1500. Our multi-class share structure may make us ineligible for inclusion in any of these and certain other indices, and as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to passively track these indices would not invest in our shares. These policies may depress our valuation compared to those of other similar companies that are included.

The Shareholders’ Agreement also has the effect of concentrating voting power with WISeKey and the other Class F Shareholders, which will effectively eliminate your ability to influence the outcome of important transactions, including a change of control.

Our Articles provide that all Class F Shareholders must enter into the Shareholders’ Agreement. The Shareholders’ Agreement provides that all of the Class F Shares will be voted as one and in accordance with the majority (by the number of shares held) view of the holders of the Class F Shares. Accordingly, together with our dual class structure, such Class F Shareholders will effectively control all matters submitted to the shareholders for the foreseeable future, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval.

WISeKey and other Class F Shareholders could have, and WISeKey currently does have, voting power that exceeds 49.99% of the voting power of our outstanding capital stock.

Our Articles will not prevent WISeKey or other Class F shareholders from having more than 49.99% of the voting power of our outstanding shares in aggregate. As of the date of this prospectus, WISeKey holds 34.84% of our Ordinary Shares, and combined with its holding of Class F Shares, 67.71% of the voting power of our outstanding shares in aggregate (assuming no options on Class F Shares have been exercised). If all 45,000,000 Ordinary Shares that are being registered under the registration statement of which this prospectus forms a part are issued (assuming no other issuances of Ordinary Shares), WISeKey will hold approximately 9.6% of our Ordinary Shares, and combined with its holding of Class F Shares, 54.81% of the voting power of our outstanding shares in aggregate (assuming no options on Class F Shares have been exercised). In the future, other Class F Shareholders could have voting power that exceeds 49.99% of the voting power of our outstanding shares in aggregate, including substantially in excess, as a result of their ownership of our Ordinary Shares.

As a result of issuances of our Ordinary Shares or the disposal of Ordinary Shares by WISeKey and other Class F Shareholders, WISeKey and other Class F Shareholders could have, and WISeKey currently does have, voting power that is substantially greater than, and outsized in comparison to, their economic interests and the percentage of our Ordinary Shares that they hold.

In certain circumstances, our Class F Shareholders could have voting power that is substantially greater than, and outsized in comparison to, their economic interests and the percentage of our Ordinary Shares that they hold. This separation between voting power and economic interests could cause conflicts of interest between WISeKey, our Class F Shareholders and our other shareholders, which may result in WISeKey and our other Class F Shareholders undertaking, or causing us to undertake, actions that would be desirable for WISeKey and our Class F Shareholders but would not be desirable for our other shareholders.

As of the date of this prospectus, WISeKey holds 34.84% of our Ordinary Shares, and combined with its holding of Class F Shares, 67.71% of the voting power of our outstanding shares in aggregate (assuming no options on Class F Shares have been exercised). In the event that WISeKey and our other Class F Shareholders have less than 49.99% of the voting power of our shares prior to giving effect to the voting power of the Class F Shares, which is currently the case, the issuance of additional shares by us in the future to shareholders other than Class F Shareholders will dilute the economic interests of WISeKey and our other Class F Shareholders but will not result in further dilution of the voting power of WISeKey and our other Class F Shareholders. If all 45,000,000 Ordinary Shares that are being registered under the registration statement of which this prospectus forms a part are issued (assuming no other issuances of Ordinary Shares), WISeKey will hold approximately 9.6% of our Ordinary Shares, and combined with its holding of Class F Shares, 54.81% of the voting power of our outstanding shares in aggregate (assuming no options on Class F Shares have been exercised). Because the Class F Shares have variable voting rights, such issuances will instead correspondingly increase the voting power of the Class F Shares.

Future issuances of our Ordinary Shares, such as from conversions of the Second Tranche Notes or the exercise of First and Second Tranche Warrants, will dilute the voting power of our holders of Ordinary Shares, but may not result in further dilution of the voting power of Class F Shareholders.

Future issuances of our Ordinary Shares (e.g., such as from conversions of the Second Tranche Warrants, from the exercise of First and Second Tranche Warrants, or in the event of a mandatory redemption of WISeKey’s F Shares) will dilute the voting power and economic interests of holders of our Ordinary Shares and future issuances to shareholders other than Class F Shareholders will dilute only the economic interests of our Class F Shareholders. However, because the Class F Shares have variable voting rights, in the event that our Class F Shareholders have less than 49.999999% of the voting power of our shares prior to giving effect to the voting power of the Class F Shares, future issuances of Ordinary Shares to shareholders other than Class F Shareholders will not result in dilution of the voting power of our Class F Shareholders, but rather, will correspondingly increase the voting power of the Class F Shares.

CONVERTIBLE NOTE FINANCING

On July 11, 2023 (the “Initial Closing Date”), we closed an initial tranche (the “First Tranche”) of a private placement of Convertible Notes and Warrants with L1 Capital Global Opportunities Master Fund Ltd. and Anson Investments Master Fund LP (collectively, the “Investors”) pursuant to the terms of a Securities Purchase Agreement, dated July 11, 2023, between the Company and the Investors (the “Initial Securities Purchase Agreement”).

In connection with the closing of the First Tranche, we issued to the Investors (i) 4% Senior Original Issue Discount Convertible Notes due 2025 in an aggregate principal amount of $10,000,000.00 (the “Initial Notes”) convertible into a number of Ordinary Shares, and (ii) Warrants with a 5-year maturity (the “Initial Warrants” a) to purchase 245,816 Ordinary Shares.

On January 9, 2024 (the “Second Tranche Closing Date”), we entered into an Amendment to the Securities Purchase Agreement (the “Amendment to Purchase Agreement,” and the Initial Securities Purchase Agreement as so amended, the “Purchase Agreement”), and closed a $10 million second tranche (the “Second Tranche”) of the private placement, resulting in the issuance to the Investors of (i) 4% Senior Original Issue Discount Convertible Notes due 2026 in an aggregate principal amount of $10,000,000.00 (the “Second Tranche Notes”) convertible into a number of Ordinary Shares, and (ii) Warrants with a 5-year maturity (the “Second Tranche Warrants”) to purchase an aggregate of 2,288,678 Ordinary Shares.

We are registering the resale of up to an aggregate of 45,000,000 Ordinary Shares issuable upon conversion of the Second Tranche Notes (“Conversion Shares”) and upon exercise of the Second Tranche Warrants (“Warrant Shares”) as required by the Registration Rights Agreement, dated as of July 11, 2023, as amended (as amended, the “Registration Rights Agreement”), by and among us and the Investors.

The Conversion Shares include Ordinary Shares issuable upon conversion of $10,000,000.00 in aggregate principal amount of the Second Tranche Notes and in accruing interest which may be paid by the Company in Conversion Shares with the written consent of the Selling Shareholders (including Ordinary Shares reserved for potential issuance in the event of possible future default or dilution adjustments). The terms of the Second Tranche Notes are summarized below.

The Warrant Shares include Ordinary Shares issuable upon exercise of the Second Tranche Warrants (including Ordinary Shares reserved for potential issuance in the event of possible future default or dilution adjustments). The terms of the Second Tranche Warrants are summarized below.

We are providing you with a summary description of the material terms of the Second Tranche Notes and the Second Tranche Warrants and of the related agreements. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of the Second Tranche Notes and Second Tranche Warrants will be determined by reference to the terms of the applicable agreements and not by reference to this summary. We urge you to review the applicable agreements in their entirety.

Summary Terms of the Amendment to Purchase Agreement

The Amendment to Purchase Agreement modifies the Initial Securities Purchase Agreement and the terms of the other transaction documents as follows:

Fixed Conversion Price and Exercise Price. All references in the applicable transaction documents for the Second Tranche to the Fixed Conversion Price and the Exercise Price was changed from $30.00 to $4.00.

Floor Price. All references in the applicable transaction documents for the Second Tranche to the Floor Price was changed from $2.50 to $0.55.

Third Tranche Closing. The parties agreed to provide for a third tranche closing (subject to the mutual consent of the parties and other closing conditions) and may be provided for up to a total of $10 million in principal amount of additional notes, with terms similar to the Second Tranche Notes (the “Third Tranche Notes”). The number of warrant shares underlying the additional warrants issuable in the Third Tranche, which warrants shall have substantially identical terms to the Second Tranche Warrants (the “Third Tranche Warrants”) will be determined by dividing 30% of the principal amount of Third Tranche Notes by the VWAP as of the closing date of Third Tranche.

Registration Rights Agreement. The parties agreed to amend the Registration Rights Agreement to require the Company to file a registration statement covering all of the securities issuable under the Third Tranche within 20 trading days after such closing.

Investor Resale Limitation. Provided that no event of default has occurred, and subject to the waiver by the Company, each Investor has agreed that it shall use its commercially reasonable efforts to not sell converted Ordinary Shares from the Second Tranche Notes or issued upon exercise of the Second Tranche Warrants in a weekly quantity in excess of 15% of the average weekly trading volume of the Ordinary Shares on the Nasdaq Capital Market in the current calendar week. This provision shall not apply to any conversion shares received by a holder pursuant to any prepayment conversion rights or mandatory prepayments under the Second Tranche Notes for the 20 trading day period following the receipt of any such conversion shares.

Waiver. Solely with respect to the Second Tranche, the Investors have agreed to waive the Company’s compliance with the following covenant: The Company shall not incur any indebtedness other than (x) indebtedness under the First Tranche Notes and Second Tranche Notes, (y) indebtedness up to $2,000,000.00 payable to Cisco System, Inc., (z) any loans provided by affiliates of the Company (not including indebtedness under (x) above); provided that no such indebtedness in the aggregate may exceed 15% of the average market capitalization of the Company’s outstanding Ordinary Shares (adjusted for the outstanding number of F Shares at the five F Share to one Ordinary Share redemption ratio as provided for under the Company’s Articles) as reported by the trading market for the immediately preceding 10 trading days.

Share Reserve. The Company shall maintain a reserve of 45,000,000 Ordinary Shares from its duly authorized Ordinary Shares for issuance under the Second Tranche.

Summary Terms of the Second Tranche Notes

Seniority. The obligations of the Company under each Second Tranche Note rank senior to all other existing “Indebtedness” (as defined in the Purchase Agreement) and equity of the Company except for (i) additional Notes provided for under the Purchase Agreement, (ii) indebtedness up to $2,000,000.00 payable to Cisco System, Inc., and (iii) intercompany loans up to $8,000,000.00 between the Company and its affiliates; provided that, the combined debt from (ii) and (iii) shall not exceed 15% of the average market capitalization of the Company’s issued and outstanding Ordinary Shares (adjusted for the outstanding number of F Shares at the five (5) F Share to one Ordinary Share redemption ratio).

Original Issuance Discount. The Second Tranche Notes carry a 4.0% original issue discount, resulting in proceeds before expenses to the Company from the issuance of the Second Tranche Notes of approximately $9,600,000.00. The Second Tranche Notes were issued on January 9, 2024 (the “Second Tranche Issuance Date”).

Maturity. Each Second Tranche Note has a 24-month maturity unless the Investors have given notice to the Company that they elect to accelerate the Maturity Date to the extent explicitly permitted by the Notes (the “Maturity Date”). The initial Maturity Date may be extended one time for an additional six (6) months at the option of the Company by written notice to the Investors.

Interest Payments. Interest on the Second Tranche Notes commenced accruing on the Original Issuance Date at 4% per annum (the “Interest”), is computed on the basis of a 360-day year and four 90-day quarterly periods and shall be payable by the Company to the holder(s) of such Notes as of the last day of the applicable quarterly period in cash, within three (3) trading days of the end of each 90-day quarterly period quarter while this Second Tranche Note remains outstanding (each, a “Scheduled Interest Payment Date”). Upon the written consent of the Investors, the Interest may be paid by the Company in Ordinary Shares on the Scheduled Interest Payment Date at the applicable conversion price. All accrued and unpaid Interest not otherwise paid on a Scheduled Interest Payment Date shall be due on the Maturity Date.

Prepayment; Change of Control Payment. If the Company directly or indirectly received proceeds from and closes any kind of financing including through the issuance of any equity securities or indebtedness, the Investors may request prepayment of the Principal and any accrued and unpaid Interest in an amount of up to thirty percent (30%) of the gross proceeds received by the Company in such financing. The previous sentence shall not apply to any equity financing undertaken by the Company within six (6) months of the Original Issuance Date. Except as otherwise provided in the Second Tranche Notes, the Company may not prepay any portion of the principal of the Second Tranche Notes.

In addition, if the Company enters into a definitive agreement with respect to a change of control of the Company, the Investors may require the Company to prepay, effective immediately prior to the consummation of such change of control, an amount equal to one hundred and twenty percent (120%) of the sum of (x) the outstanding Principal of the Notes and (y) and any accrued and unpaid Interest thereon.

Events of Default. The Second Tranche Notes are subject to customary events of default (each, an “Event of Default”), including, without limitation: (i) payment defaults; (ii) default in the performance by the Company of its obligations, or breach by the Company of its representations and warranties, under the Purchase Agreement, the Second Tranche Notes or the Second Tranche Warrants; (iii) failure by the Company to maintain the required minimum share reserve; (iv) default by the Company under other indebtedness of $200,000.00 or more; (v) where an Investor has sold Ordinary Shares pursuant to Rule 144 and the Company fails to instruct the transfer agent to remove any legends from the Ordinary Shares; (vi) bankruptcy, liquidation and similar matters of or concerning the Company or its subsidiaries; (vii) Company fails to comply in any material respect with the reporting requirements of the Exchange Act; (viii) delisting of the Ordinary Shares from a national exchange; (ix) consummation by the Company of a “going private” transaction; and (x) the Company or one of its subsidiaries enters into a Variable Rate Transaction (as defined in the Purchase Agreement). Upon an Event of Default as defined in the Second Tranche Note, the Investor has the right to accelerate payment of the Second Tranche Notes at a “Mandatory Default Amount” equal to 120% of the sum of (x) the outstanding principal amount of the Second Tranche Notes on the date on which the first Event of Default occurred and (y) any accrued and unpaid Interest thereon, if any. In addition, at any time when an Event of Default has occurred and is continuing, the Investor shall have the option to convert the Mandatory Default Amount at a rate equal to the lower of (i) the Conversion Price or (ii) 80% of the lowest VWAP in the ten prior trading days prior to the conversion date (the “Alternative Conversion Price”). Further, if we fail to cure an Event of Default within the time provided by the Second Tranche Note, the remedies provided in the Second Tranche Note, including the use of the Alternative Conversion Price, shall continue and not be affected by any future cure.

Voluntary Conversion. The Second Tranche Notes will be convertible, immediately upon issuance at the option of the holders, at a conversion price of the lesser of (i) $4.00 per Ordinary Share (the “Second Tranche Fixed Conversion Price”), or (ii) 92% of the lowest VWAP per Ordinary Share during the 10 trading days preceding the conversion (the “Second Tranche Variable Conversion Price”). The Second Tranche Variable Conversion Price shall have a floor of $0.55 per Ordinary Share (the “Second Tranche Floor Conversion Price”). The Second Tranche Floor Conversion price of the Second Tranche Notes can be lowered by mutual consent of the Company and the Investors. With the consent of the Investors, the Company may pay the interest on the Second Tranche Notes in the form of Ordinary Shares at the applicable conversion price then in effect. In addition, the conversion prices are subject to adjustment for anti-dilution protections.

Provided that no event of default under the Second Tranche Notes has occurred, and subject to the waiver by the Company, each Investor has agreed that it shall use its commercially reasonable efforts to not sell converted shares from Second Tranche Notes or Ordinary Shares issued upon exercise of the Second Tranche Warrants in a weekly quantity in excess of 15% of the average weekly trading volume of the Ordinary Shares on the Nasdaq Capital Market in the current calendar week. This provision shall not apply to any conversion shares received by a holder pursuant to any prepayment conversion rights or mandatory prepayments under the Second Tranche Notes for the 20 trading day period following the receipt of any such conversion shares.

Adjustments to Conversion Price. The Second Tranche Notes provide for adjustment of the Fixed Conversion Price for, inter alia, share dividends, share divisions, share combinations, rights offerings, pro rata distributions of assets, reclassifications of Ordinary Shares, exchanges of Ordinary Shares or substitutions of Ordinary Shares, dilutive issuances, certain option issuances and issuances of convertible securities.

Summary Terms of the Second Tranche Warrants

The Second Tranche Warrants will be exercisable, immediately upon issuance at the option of the holders, at an exercise price per Ordinary Share equal to Second Tranche Fixed Conversion Price for the Notes ($4.00 per Ordinary Share). Pursuant to the Purchase Agreement, on the Second Tranche Closing Date, the Investors were issued the Second Tranche Warrants to purchase up to 2,288,678 Ordinary Shares. The Second Tranche Warrants are exercisable via “cashless” exercise if, after the six-month anniversary of the Second Tranche Closing Date, there is not an effective Registration Statement (as defined above) covering resale of the Ordinary Share under the Second Tranche Warrants.

First Tranche Conversions

The Investors have converted all of the First Tranche Notes into an aggregate of 9,717,438 Ordinary Shares. The total number of outstanding Ordinary Shares of the Company is currently 17,227,122.

SEALSQ Corp

Unaudited Pro Forma Condensed Combined Financial Information

For the years ended December 31, 2022, December 31, 2021 and December 31, 2020

1. Introduction

The following unaudited pro forma condensed combined financial information is presented to illustrate the combination of SEALSQ Corp (“SEALSQ”) and WISeKey Semiconductors SAS and its affiliates (the “Semiconductors Group”), which designs, develops and markets secure semiconductors worldwide. SEALSQ Corp. was incorporated on April 1, 2022 and has no operations. On January 1, 2023, SEALSQ acquired 100% of the Semiconductors Group from its parent, WISeKey International Holding AG (“WISeKey”), against issuance by SEALSQ of 7,501,400 Ordinary Shares and 1,499,700 Class F Shares (the “Consideration Shares”) with the intention to distribute 20% of SEALSQ’s Ordinary Shares to stockholders of WISeKey on a pro rata basis (the “Spin-Off Distribution”) and list SEALSQ’s Ordinary Shares on the Global Market segment of the NASDAQ. At the date of the acquisition on January 1, 2023, SEALSQ qualified as a so-called empty shell private company with no operating activities that was not considered a business under US GAAP standards. The Spin-Off Distribution was completed on May 23, 2023.

The unaudited pro forma condensed combined statement of operations for the years ended December 31, 2020, 2021 and 2022 should be read in conjunction with the historical audited financial statements of the Semiconductors Group for the years ended December 31, 2020, 2021 and 2022, which are included in this prospectus. Both SEALSQ and the Semiconductors Group’s historical audited financial statements were prepared in accordance with US GAAP and presented in thousand U.S. dollars. The pro forma financial information for the years ended December 31, 2020, 2021 and 2022 have not been audited.

The accompanying unaudited pro forma condensed combined financial information gives effect to transaction accounting adjustments that reflect the entries to be incurred in relation to the acquisition by SEALSQ of the Semiconductors Group. The unaudited pro forma condensed combined financial statements give effect to the combination as if it happened on January 1, 2020.

The combination of SEALSQ and the Semiconductors Group is a transaction under common control in line with ASC 805-50 because both entities were 100% owned by WISeKey at the date of the transaction. The combination was accounted for as a reverse acquisition from January 1, 2020 in line with ASC 805-40 “Reverse Acquisitions” because SEALSQ, then a so-called empty shell private company with no operating activities that was not considered a business under US GAAP standards, acquired the Semiconductors Group, a private operating company and its affiliates. This transaction being a capital transaction in substance, it qualifies as a reverse acquisition that is considered a recapitalization under common control whereby SEALSQ is the legal acquirer and accounting acquiree, whereas the Semiconductors Group is the legal acquiree and accounting acquirer. In accordance with ASC805-40, the pro forma condensed combined financial statements are therefore issued by the legal parent, SEALSQ, but are considered to be the continuation of the financial statements of the legal subsidiary, the Semiconductors Group.

In the accompanying unaudited pro forma condensed combined financial information, the assets and liabilities of the accounting acquiree, SEALSQ, have been consolidated from January 1, 2020. The transaction being under common control, the assets and liabilities of SEALSQ were initially measured at their carrying amounts in the accounts of WISeKey, in line with ASC 805-50. No goodwill arose as a result of the transaction. The consolidated statement of comprehensive losses includes the results of SEALSQ from January 1, 2020.

The pro forma adjustments are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of the combined financial position or results of operations that would have been realized had the combination occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the combination. In addition, the accompanying unaudited pro forma condensed combined statement of operations does not include any expected cost savings or operating synergies which may be realized subsequent to the combination, or the impact of any non-recurring activity or integration-related items. Moreover, the pro forma adjustments represent best estimates based upon the information available to date.

Subsequent to the effective date of the reverse acquisition, any transactions occurring between SEALSQ and the Semiconductors Group are considered intercompany transactions and eliminated. SEALSQ and the Semiconductors Group did not have any relationship that could be considered as intercompany transactions in the period starting from the incorporation of SEALSQ on April 1, 2022 and ending on December 31, 2022. Therefore, no eliminations have been made in the unaudited pro forma combined financial information for the years ended December 31, 2020, 2021 and 2022.

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as at December 31, 2022

As at December 31, 2022 USD’000	WISeKey Semiconductors SAS, SEALSQ Corp. Predecessor	SEALSQ Corp.	Transaction accounting adjustments	Notes	Autonomous entity adjustments	Notes	Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	4,057	1	—		—		4,058
Accounts receivable, net of allowance for doubtful accounts	2,219		—		—		2,219
Inventories	7,510	—	—		—		7,510
Prepaid expenses	394	—	—		—		394
Other current assets	1,252	—	—		—		1,252
Total current assets	15,432	1	—		—		15,433

Noncurrent assets
Deferred income tax assets	3,296	—	—		—		3,296
Deferred tax credits	692	—	—		—		692
Property, plant and equipment net of accumulated depreciation	782	—	—		—		782
Intangible assets, net of accumulated amortization	1	—	—		—		1
Operating lease right-of-use assets	1,379	—	—		—		1,379
Other noncurrent assets	77	—	—		—		77
Total noncurrent assets	6,227	—	—		—		6,227
TOTAL ASSETS	21,659	1	—		—		21,660

LIABILITIES
Current Liabilities
Accounts Payable	6,735	—	—		—		6,735
Current portion of obligations under operating lease liabilities	324	—	—		—		324
Indebtedness to related parties, current	3,374	188	—		—		3,562
Income tax payable	47	—	—		—		47
Other current liabilities	148	—	—		—		148
Total current liabilities	10,628	188					10,816

Noncurrent liabilities
Bonds, mortgages and other long-term debt	1,489	—	—		—		1,489
Operating lease liabilities, noncurrent	988	—	—		—		988
Indebtedness to related parties, noncurrent	7,946	—	—		7,980	(c)	15,926
Employee benefit plan obligation	396	—	—		—		396
Total noncurrent liabilities	10,819	—	—		7,980		18,799
TOTAL LIABILITIES	21,447	188	—		7,980		29,615

Commitments and contingent liabilities

SHAREHOLDERS’ EQUITY
Common stock	1,955	—	(1,805)	(a)	—		150
Additional paid-in capital	14,926	—	1,805	(a)	—		16,731
Accumulated other comprehensive income / (loss)	775	—	—		—		775
Accumulated deficit	(17,444)	(187)	—		(7,980)	(c)	(25,611)
Total shareholders’ equity	212	(187)	—		(7,980)		(7,955)
TOTAL LIABILITIES AND EQUITY	21,659	1	—		—		21,660

Unaudited Pro Forma Condensed Combined Statement of Comprehensive Loss for the Year Ended December 31, 2022

For the 12 months ended December 31, 2022 USD’000	WISeKey Semiconductors SAS, SEALSQ Corp. Predecessor	SEALSQ Corp.	Transaction accounting adjustments	Notes	Autonomous entity adjustments	Notes	Pro Forma Combined

Net sales	23,198	—	—		—		23,198
Cost of sales	(13,267)	—	—		—		(13,267)
Depreciation of production assets	(132)	—	—		—		(132)
Gross profit	9,799	—	—		—		9,799

Other operating income	2,007	—	—		—		2,007
Research & development expenses	(2,308)	—	—		—		(2,308)
Selling & marketing expenses	(3,824)	—	—		—		(3,824)
General & administrative expenses	(3,091)	(188)	10	(a)	(2,660)	(c)	(5,929)
Total operating expenses	(7,216)	(188)	10	(b)	(2,660)		(10,054)
Operating income / (loss)	2,583	(188)	10		(2,660)		(255)

Non-operating income	935	—	—		—		935
Interest and amortization of debt discount	(355)	—	—		—		(355)
Non-operating expenses	(638)	—	—		—		(638)
Income / (loss) before income tax expense	2,525	(188)	10		(2,660)		(313)

Income tax income / (expense)	3,245	—	—		—		3,245
Net income / (loss)	5,770	(188)	10		(2,660)		2,932

Earnings per ordinary share (USD)				(d)
Basic	3.92	(1,881.28)	—		—		0.20
Diluted	3.92	(1,881.28)	—		—		0.20

Earnings per Class F share (USD)				(d)
Basic	n/a	n/a	—		—		0.98
Diluted	n/a	n/a	—		—		0.98

Other comprehensive income / (loss), net of tax:
Foreign currency translation adjustments	(15)	—	—		—		(15)
Defined benefit pension plans:
Net gain (loss) arising during period	170	—	—		—		170
Other comprehensive income/ (loss)	155						155
Comprehensive income / (loss)	5,925	(188)	10		(2,660)		3,087

Unaudited Pro Forma Condensed Combined Statement of Comprehensive Loss for the Year Ended December 31, 2021

For the 12 months ended December 31, 2021 USD’000	WISeKey Semiconductors SAS, SEALSQ Corp. Predecessor	Transaction accounting adjustments	Notes	Autonomous entity adjustments	Notes	Pro Forma Combined

Net sales	16,995	—		—		16,995
Cost of sales	(9,547)	—		—		(9,547)
Depreciation of production assets	(301)	—		—		(301)
Gross profit	7,147	—		—		7,147

Other operating income	91	—		—		91
Research & development expenses	(3,050)	—		—		(3,050)
Selling & marketing expenses	(4,245)	—		—		(4,245)
General & administrative expenses	(4,984)	—		(2,660)	(c)	(7,644)
Total operating expenses	(12,188)	—	(b)	(2,660)		(14,848)
Operating loss	(5,041)	—		(2,660)		(7,701)

Non-operating income	483	—		—		483
Interest and amortization of debt discount	(167)	—		—		(167)
Non-operating expenses	(96)	—		—		(96)
Income / (loss) before income tax expense	(4,821)	—		(2,660)		(7,481)

Income tax expense	(6)	—		—		(6)
Net income / (loss)	(4,827)	—		(2,660)		(7,487)

Earnings per ordinary share (USD)			(d)
Basic	(3.28)	—		—		(0.50)
Diluted	(3.28)	—		—		(0.50)

Earnings per Class F share (USD)			(d)
Basic	n/a	—		—		(2.50)
Diluted	n/a	—		—		(2.50)

Other comprehensive income / (loss), net of tax:
Foreign currency translation adjustments	(8)	—		—		(8)
Defined benefit pension plans:
Net gain (loss) arising during period	142	—		—		142
Other comprehensive income / (loss)	134	—		—		134
Comprehensive income / (loss)	(4,693)	—		(2,660)		(7,353)

Unaudited Pro Forma Condensed Combined Statement of Comprehensive Loss for the Year Ended December 31, 2020

For the 12 months ended December 31, 2020 USD’000	WISeKey Semiconductors SAS, SEALSQ Corp. Predecessor	Transaction accounting adjustments	Notes	Autonomous entity adjustments	Notes	Pro Forma Combined

Net sales	14,317	—		—		14,317
Cost of sales	(8,147)	—		—		(8,147)
Depreciation of production assets	(736)	—		—		(736)
Gross profit	5,434	—		—		5,434

Research & development expenses	(4,128)	—		—		(4,128)
Selling & marketing expenses	(3,103)	—		—		(3,103)
General & administrative expenses	(6,788)	(10)	(a)	(2,660)	(d)	(9,458)
Total operating expenses	(14,019)	(10)	(c)	(2,660)		(16,689)
Operating loss	(8,585)	(10)		(2,660)		(11,255)

Non-operating income	146	—		—		146
Interest and amortization of debt discount	(8)	—		—		(8)
Non-operating expenses	(749)	—		—		(749)
Income / (loss) before income tax expense	(9,196)	(10)		(2,660)		(11,866)

Income tax expense	(5)	—		—		(5)
Net income / (loss)	(9,201)	(10)		(2,660)		(11,871)

Earnings per ordinary share (USD)			(e)
Basic	(6.25)	—		—		(0.79)
Diluted	(6.25)	—		—		(0.79)

Earnings per Class F share (USD)			(e)
Basic	n/a	—		—		(3.96)
Diluted	n/a	—		—		(3.96)

Other comprehensive income / (loss), net of tax:
Foreign currency translation adjustments	33	—		—		33
Defined benefit pension plans:
Net gain (loss) arising during period	105	—		—		105
Other comprehensive income / (loss)	138	—		—		138
Comprehensive income / (loss)	(9,063)	(10)		(2,660)		(11,733)

Notes To the Unaudited Pro Forma Combined Financial Statements

Note 1. Description of Transaction

SEALSQ was incorporated in 2022 by WISeKey to serve as the holding company of the Semiconductors Group. To that effect, on January 1, 2023, WISeKey contributed the Semiconductors Group to SEALSQ in exchange for a consideration of 1,499,700 SEALSQ Class F shares, par value USD 0.05, and 7,501,400 SEALSQ ordinary shares, par value USD 0.01. Then, WISeKey, as the sole shareholder of SEALSQ and in line with the decisions approved by the general assembly of its shareholders held on April 27, 2023, distributed 20% of SEALSQ’s Ordinary Shares to stockholders of WISeKey as a dividend in kind on a pro rata basis.

Note 2. Accounting Policies

For purposes of preparing the unaudited pro forma condensed combined financial information, the historical audited financial statements of WISeKey Semiconductors SAS, SEALSQ Corp. Predecessor, were prepared under U.S. GAAP. The resulting pro forma condensed combined financial information has not been audited.

Note 3. Accounting for the Combination

The unaudited proforma condensed consolidated financial information was based on the historical consolidated financial information of SEALSQ and of the Semiconductors Group for the years ended December 31, 2020, 2021 and 2022.

The combination of SEALSQ and the Semiconductors Group is a transaction under common control in line with ASC 805-50 because both entities are 100% owned by WISeKey. The combination was accounted for as a reverse acquisition from January 1, 2020 in line with ASC 805-40 “Reverse Acquisitions” because SEALSQ, then a so-called empty shell private company with no operating activities that was not considered a business under US GAAP standards, acquired the Semiconductors Group, a private operating company and its affiliates. This transaction being a capital transaction in substance, it qualifies as a reverse acquisition that is considered a recapitalization under common control whereby SEALSQ is the legal acquirer and accounting acquiree, whereas the Semiconductors Group is the legal acquiree and accounting acquirer. In accordance with ASC805-40, the pro forma condensed combined financial statements are therefore issued by the legal parent, SEALSQ, but are considered to be the continuation of the financial statements of the legal subsidiary, the Semiconductors Group.

In the accompanying unaudited pro forma condensed combined financial information, the assets and liabilities of the accounting acquiree, SEALSQ, have been consolidated from January 1, 2020. The transaction being under common control, the assets and liabilities of SEALSQ were initially measured at their carrying amounts in the accounts of WISeKey, in line with ASC 805-50. No goodwill arose as a result of the transaction. The consolidated statement of comprehensive losses includes the results of SEALSQ from January 1, 2020.

Note 4. Transaction Accounting Adjustments and Autonomous Entity Adjustments

(a)	The combination of SEALSQ and the Semiconductors Group is a transaction under common control in line with ASC 805-50 because both entities are 100% owned by WISeKey. The combination was accounted for as a reverse acquisition from January 1, 2020 in line with ASC 805-40 “Reverse Acquisitions” because SEALSQ, then a so-called empty shell private company with no operating activities that was not considered a business under US GAAP standards, acquired the Semiconductors Group, a private operating company and its affiliates. This transaction being a capital transaction in substance, it qualifies as a reverse acquisition that is considered a recapitalization under common control whereby SEALSQ is the legal acquirer and accounting acquiree, whereas the Semiconductors Group is the legal acquiree and accounting acquirer. In accordance with ASC805-40, the pro forma condensed combined financial statements are therefore issued by the legal parent, SEALSQ, but are considered to be the continuation of the financial statements of the legal subsidiary, the Semiconductors Group.

In the accompanying unaudited pro forma condensed combined financial information, the assets and liabilities of the accounting acquiree, SEALSQ, have been combined from January 1, 2020. To that effect, we have assumed that SEALSQ, actually incorporated on April 1, 2022, was incorporated with the same assets and liabilities on January 1, 2020. The transaction being under common control, the assets and liabilities of SEALSQ were initially measured at their carrying amounts in the accounts of WISeKey, in line with ASC 805-50. No goodwill arose as a result of the transaction. The pro forma combined statement of comprehensive losses includes the results of SEALSQ from January 1, 2020. However, we note that, for the period starting from its incorporation until December 31, 2022, SEALSQ recorded in the income statement legal fees in the amount of USD 10,000 incurred in relation to the Spin-Off Distribution and, in the pro forma combined statement of comprehensive losses, we have accounted for these legal fees upon the deemed incorporation on January 1, 2020 because they are fees directly related to the combination. The major classes of assets and liabilities acquired by the accounting acquirer, the Semiconductors Group, are as follows:

USD	At incorporation on April 1, 2022	Legal fees in relation to the Spin-Off Distribution	Total net assets of SEALSQ Corp. at reverse acquisition on January 1, 2020
Current Assets
Notes receivable from related parties	100	—	100
Total current assets	100	—	100
TOTAL ASSETS	100		100

Current Liabilities
Indebtedness to related parties, current	—	10,000	10,000
Total current liabilities	—	10,000	10,000

TOTAL LIABILITIES	—	10,000	10,000
Net assets acquired	100	(10,000)	(9,900)

The legal capital of the Semiconductors Group has been retroactively adjusted to reflect the legal capital of SEALSQ after issuance of the Consideration Shares in prior periods, amounting to net assets of USD (9,900). To that effect, we recorded a debit entry to common stock in an amount of USD 1,621,731 and a credit entry in an amount of USD 1,611,831 on January 1, 2020. Assets and liabilities of the Semiconductors Group have been recognized and measured at their pre-combination carrying amounts and no goodwill was recorded.

(b)	As described more fully elsewhere in this prospectus, SEALSQ is reserving up to 5% of its Class F Shares for issuance pursuant to a Class F Share Option Plan for certain directors and senior management of SEALSQ. It is anticipated that some options to purchase Class F Shares will be granted prior to the transaction described elsewhere in this prospectus. However, the number and conditions of the grant being undefined at the time when this unaudited pro forma condensed combined financial information is prepared, we were not able to calculate the potential effect of the grant of options on the unaudited pro forma condensed combined financial information.

(c)	This adjustment reflects the incremental amounts relating to general and administrative expenses expected to be incurred to reflect operations and financial position of SEALSQ as an autonomous entity.

WISeKey and SEALSQ entered into services agreements under the terms of which certain members of staff and associated resources of WISeKey will be required to carry out certain tasks and duties on behalf of SEALSQ. In particular, the Chief Executive Officer and Chief Financial Officer of WISeKey will also carry out these roles for SEALSQ, while other tasks, such as the financial reporting and legal support of SEALSQ will be performed by officers of WISeKey and its affiliates. Under the terms of the services agreements, WISeKey agrees to provide these services to SEALSQ on a cost-plus basis and WISeKey will regularly invoice SEALSQ for the associated costs of providing these services.

SEALSQ will also nominate its non-executive directors and committee directors, most of whom are expected to also be WISeKey directors and compensated at least in part by WISeKey which will re-invoice the costs in relation to SEALSQ. SEALSQ did not have any non-executive director as at December 31, 2022.

No expenses in relation to services provided by WISeKey staff to SEALSQ and the compensation of SEALSQ non-executive directors were actually incurred in the period starting from the incorporation of SEALSQ on April 1, 2022 and ending on December 31, 2022. However, we estimate that additional expenses in an amount of USD 2,660,000 per annum for such services would be required to reflect operations and financial position of SEALSQ as an autonomous entity.

(d)	The net loss per share attributable to its common stockholders is computed using the two-class method required for companies with multiple classes of common stock, which determines net loss per common share for each class of common stock according to dividends declared or accumulated and participation rights in distributed and undistributed earnings or losses. The two-class method requires income available to common stockholders for the period to be allocated between each class of common stock based upon their respective rights to receive dividends as if all income for the period had been distributed.

The dividend rights of the holders of Ordinary Shares and Class F Shares (collectively, the “common stock”) differ. The dividend right of a Class F Share is five times greater than the dividend right of an Ordinary Share. As a result, the undistributed earnings are allocated to the classes of common stock proportionately to their dividend rights and the resulting net loss per share will, therefore, vary for each class of common stock. As such, in line with ASC 260-10-45, the Company has presented the net loss attributed to its common stock for each class of common stock. The earnings per share calculation is based on the weighted average number of shares in issue of each class. For WISeKey Semiconductors SAS, there were no new issue of shares since January 1, 2020 except from the 175,000 common shares issued on December 15, 2022 as part of the Capital Increase Agreement whereby an amount of EUR 7 million (USD 7,348,397) owed to WISeKey International Holding AG by WISeKey Semiconductors SAS was converted into a capital contribution by way of an offset with the outstanding debt. Under the terms of this agreement, the capital of WISeKey Semiconductors SAS was increased by 175,000 common shares and a total amount of EUR 7 million (USD 7,348,397), and the newly created shares were granted to WISeKey International Holding AG in exchange for the reduction of the balance owed by WISeKey Semiconductors SAS to WISeKey International Holding AG by a total amount of EUR 7 million (USD 7,348,397). This transaction being a prerequisite for the Spin-Off Distribution, it has been reflected with effect as at January 1, 2020 in the unaudited pro forma condensed information. Because the Capital Increase Agreement was reflected with effect as at January 1, 2020 in the unaudited pro forma condensed combined balance sheet, the weighted average number of shares used as denominator for the earnings per share calculation is equal to the number of shares in issue as at December 31, 2022, after the Capital Increase Agreement, for all periods.

For SEALSQ Corp., there was no new issue of shares since incorporation on April 1, 2022, therefore the weighted average number of shares used as denominator for the earnings per share calculation is equal to the number of shares in issue as at December 31, 2022.

For SEALSQ Corp. for Pro Forma Combined financial information, the number of ordinary and Class F shares in issue after the issuance of the Consideration Shares was used as denominator for the earnings per share calculation for all periods.

	WISEeKey Semiconductors SAS, SEALSQ Corp. Predecessor			SEALSQ Corp.
	12 months ended December 31,			12 months ended December 31
Shares used in net earnings / (loss) per share computation:	2022	2021	2020	2022
Weighted average shares outstanding - basic	1,473,162	1,473,162	1,473,162	100
Effect of potentially dilutive equivalent shares	n/a	n/a	n/a	n/a
Weighted average shares outstanding – diluted	n/a	n/a	n/a	n/a

	SEALSQ Corp. for Pro Forma Combined
	12 months ended December 31,
Shares used in net earnings / (loss) per share computation:	2022	2021	2020
Ordinary Shares
Weighted average shares outstanding - basic	7,501,500	7,501,500	7,501,500
Effect of potentially dilutive equivalent shares	n/a	n/a	n/a
Weighted average shares outstanding – diluted	n/a	n/a	n/a

Class F Shares
Weighted average shares outstanding - basic	1,499,700	1,499,700	1,499,700
Effect of potentially dilutive equivalent shares	n/a	n/a	n/a
Weighted average shares outstanding – diluted	n/a	n/a	n/a

USE OF PROCEEDS

We are not selling any securities under this prospectus and will not receive any proceeds from the sale of the Ordinary Shares offered by this prospectus by the Selling Shareholders. However, we may receive proceeds from the cash exercise of the Warrants, which, if exercised in cash at the current exercise price with respect to all Warrants, would result in gross proceeds to us of approximately $7,374,480. The proceeds from such Warrant exercises, if any, will be used for working capital and general corporate purposes. We cannot predict when or whether the Warrants will be exercised, and it is possible that some or all of the Warrants may expire unexercised. For information about the Selling Shareholders, see “Selling Shareholders.”

The Selling Shareholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholders for brokerage or legal services or any other expenses incurred by the Selling Shareholders in disposing of the Ordinary Shares offered hereby. We will bear all other costs, fees and expenses incurred in effecting the registration of the ordinary shares covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and accountants.

CAPITALIZATION

The following table sets forth our consolidated capitalization at June 30, 2023, December 31, 2022 and December 31, 2021:

Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere herein.

As at June 30,
USD’000 except share and per share data	2023

Cash and cash equivalents	1,860

Total current liabilities	9,641
Total noncurrent liabilities	15,801
TOTAL LIABILITIES	24,722
Ordinary stock - USD 0.01 par value: Authorized – 200,000,000 shares Issued and outstanding – 7,501,500 shares)	75
Common stock – F Shares – USD 0.05 par value: Authorized – 10,000,000 shares Issued and outstanding – 1,499,700	75
Additional paid-in capital	16,752
Accumulated other comprehensive income / (loss)	771
Accumulated deficit	(18,318)
Total shareholders’ equity	(645)
TOTAL CAPITALIZATION	24,077

	As at December 31,
USD’000 except share and per share data	2022	2021

Cash and cash equivalents	4,057	2,064

Total current liabilities	10,628	7,759
Total noncurrent liabilities	10,819	17,648
TOTAL LIABILITIES	21,447	25,407
Common stock (EUR 1 par value: Authorized, issued and outstanding - 1,473,162 and 1,298,162 shares)	1,955	1,772
Additional paid-in capital	14,926	7,258
Accumulated other comprehensive income / (loss)	775	621
Accumulated deficit	(17,444)	(23,214)
Total shareholders’ equity	212	(13,563)
TOTAL CAPITALIZATION	21,659	11,844

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following presentation of management’s discussion and analysis of financial condition and results of operations should be read in conjunction with our historical financial statements of SEALSQ Corp and of WISeKey Semiconductors SAS, the SEALSQ Corp Predecessor, accompanying notes thereto and other financial information, appearing elsewhere in this prospectus. SEALSQ Corp was incorporated under the laws of the British Virgin Islands on April 1, 2022. This discussion contains forward-looking statements that reflect our current views with respect to future events and financial performance. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth in the section titled “Risk Factors” and elsewhere in this prospectus. You should also carefully read the following discussion with “Risk Factors” and “Forward-Looking Statements,” The financial statements have been prepared in accordance with U.S. GAAP.

Throughout this report, all references to “we,” “our,” “us,” “SEALSQ”, “the SEALSQ Group” and the “Company” refer to SEALSQ Corp and its subsidiaries, and all references to “WISeKey” and “the WISeKey Group” refer to WISeKey International Holding AG and its subsidiaries. Unless otherwise indicated, all references to “dollars”, “U.S. Dollar”, “USD” and “$” in this report are to, and amounts are presented in, to the lawful currency of the United States of America.

Convertible Note Financing

On July 11, 2023, we closed an initial tranche (the “First Tranche”) of a private placement of Convertible Notes and Warrants with certain investors (collectively, the “Investors”) pursuant to the terms of a Securities Purchase Agreement, dated July 11, 2023, between the Company and the Investors (the “Purchase Agreement”).

In connection with the closing of the First Tranche, the Company issued to the Investors (i) 4% Senior Original Issue Discount Convertible Notes due 2025 in an aggregate principal amount of $10,000,000.00 (the “Initial Notes”), convertible into a number of the Company’s Ordinary Shares, and (ii) Warrants with a 5-year maturity (the “Initial Warrants”) to purchase 245,816 Ordinary Shares.

On January 9, 2024 (the “Second Tranche Closing Date”), the Company entered into an Amendment to the Securities Purchase Agreement (the “Amendment to Purchase Agreement,” and the Initial Securities Purchase Agreement, as so amended, the “Purchase Agreement”), and closed a $10 million second tranche (the “Second Tranche”) of the private placement, resulting in the issuance to the Investors of (i) 4% Senior Original Issue Discount Convertible Notes due 2026 in an aggregate principal amount of $10,000,000.00 (the “Second Tranche Notes”, and together with the Initial Notes, “the Notes”) convertible into a number of the Company’s Ordinary Shares (the “Ordinary Shares”), and (ii) Warrants with a 5-year maturity (the “Second Tranche Warrants”, and together with the Initial Warrants, the “Warrants”) to purchase an aggregate of 2,288,678 Ordinary Shares.

A third tranche issuance of notes and warrants (the “Third Tranche”) is subject to the mutual consent of the parties, and may be provided for up to a total of $10 million in principal amount of notes. Such Third Tranche would close only after the effective date of the Registration Statement (as defined below) and upon the satisfaction (or waiver) of the closing conditions for the Third Tranche specified in the Purchase Agreement.

We are registering the resale of up to an aggregate of 45,000,000 Ordinary Shares issuable upon conversion of the Second Tranche Notes (“Conversion Shares”) and upon exercise of the Second Tranche Warrants (“Warrant Shares”) as required by the Registration Rights Agreement, dated as of July 11, 2023, as amended (as amended, the “Registration Rights Agreement”), by and among us and the Investors.

The Conversion Shares include Ordinary Shares issuable upon conversion of $10,000,000.00 in aggregate principal amount of the Second Tranche Notes and in accruing interest which may be paid by the Company in Conversion Shares with the written consent of the Selling Shareholders (including Ordinary Shares reserved for potential issuance in the event of possible future default or dilution adjustments). The Second Tranche Notes are convertible at a conversion price of the lesser of (i) $4.00 per Ordinary Share (the “Fixed Conversion Price”), or (ii) 92% of the lowest daily variable-weighted average price (the “VWAP”) per Ordinary Share during the 10 trading days preceding the conversion (the “Variable Conversion Price”). The Variable Conversion Price has a floor of $0.55 per Ordinary Share (the “Floor Conversion Price”). The Floor Conversion price of the Second Tranche Notes can be lowered by mutual consent of the Company and the Investors. The Notes provide for adjustment of the Fixed Conversion Price for, inter alia, share dividends, share divisions, share combinations, rights offerings, pro rata distributions of assets, reclassifications of Ordinary Shares, exchanges of Ordinary Shares or substitutions of Ordinary Shares, dilutive issuances, certain option issuances and issuances of convertible securities. At the current Floor Conversion Price, the Second Tranche Notes are convertible into 19,636,364 Ordinary Shares.

The Warrant Shares include Ordinary Shares issuable upon exercise of the Second Tranche Warrants (including Ordinary Shares reserved for potential issuance in the event of possible future default or dilution adjustments). The Second Tranche Warrants are exercisable, immediately upon issuance at the option of the holders, at an exercise price per Ordinary Share equal to initial Fixed Conversion Price for the Second Tranche Notes ($4.00 per Ordinary Share). Pursuant to the Purchase Agreement, on the Second Tranche Closing Date, the Investors were issued the Second Tranche Warrants to purchase up to an aggregate of 2,288,678 Ordinary Shares.

To the extent that Conversion Shares and/or Warrant Shares are issued by the Company under the terms of the Second Tranche Notes and Second Tranche Warrants, substantial amounts of Ordinary Shares could be issued and resold, which would cause dilution and may impact the Company’s stock price. See the sections titled “Risk Factors” and “Convertible Note Financing” for additional information.

Key Financial Milestones:

The key highlights of the SEALSQ Group for the six months ended June 30, 2023 were:

•	38% Revenue growth: increase in revenue to $14.8 million in H1 2023, compared to $10.7 million in H1 2022.

•	Increase in gross profit margin: reaching 52.8% in H1 2023 compared to 44.7% in H1 2022.

•	Increases in profitability: the Group’s operating loss decreased from $0.4 million in H1 2022 down to $0.3 million andbreakeven EBITDA in H1 2023, despite higher G&A expenses in relation to the spin-off and Nasdaq listing.

•	Investments in R&D for the development of our post-quantum chip and next generations (“R&D”): we continue to support our R&D work with $1.5 million invested in R&D during H1 2023.

The key highlights of the SEALSQ Group for the years ended December 31, 2021 and 2022 were:

•	Revenue growth: revenue increased by 36% to $23.2 million in 2022, as compared to $17.0 million 2021 which represented a 19% increase in revenue compared to $14.3 million in 2020.

•	Increase in gross profit: gross profit increased by 38% to $9.8 million in 2022, as compared to $7.1 million in 2021 which represented a 31% increase in gross profit compared to $5.4 million in 2020.

•	Increase in gross profit margin: at 42% in 2022 and 2021, our gross profit margin increased by 10% from 38% in 2020.

•	Strong investments in Research & Development (“R&D”): we continue to support our R&D work with $2.3 million, $3.1 million and $4.1 million invested during the years 2022, 2021 and 2020 respectively to develop new products and create business opportunities in cybersecurity and IoT. In 2022, we started our investment in the QUASARS project paving the way for the Post Quantum Cryptography era and were able to create the first Quantum-Resistant USB Token demonstrator.

•	Strengthening our Sales and Marketing (“S&M”): SEALSQ has continued to reinforce its sales and marketing team adding members with significant experience in both the Internet of Things (“IoT”) and Public Key Infrastructure (“PKI”) markets. This has allowed SEALSQ to gain new clients, increase its share in the supply chain of some existing customers, and build a strong pipeline.

Key Financial Metrics

A summary of the key performance metrics of the SEALSQ Group is set out in the tables below:

US GAAP (Million US$)	H1 2023	H1 2022
Net sales	14.8	10.7
Gross profit	7.8	4.8
Operating income / (loss) as reported	(0.3)	(0.4)
Net income / (loss) as reported	(0.9)	(0.2)

Non-GAAP (Million US$)
EBITDA	—	(0.2)
Adjusted net income / (loss)	(0.2)	(0.2)

	For the year ended December 31,
U.S. GAAP (Million US$)	2022	2021	2020
Net sales	23.2	17.0	14.3
Gross profit	9.8	7.1	5.4
Operating income / (loss)	2.6	(5.0)	(8.6)
Net income / (loss)	5.8	(4.8)	(9.2)

	As at December 31,
	2022	2021	2020
Total Cash and cash equivalents	4.1	2.1	1.8

Liquidity and Capital Resources

Cash and cash equivalents at June 30, 2023 was $1.9 million, compared to $4.1 million at December 31, 2022. The most significant sources of funding of the Group are customer sales, research tax credits provided by the French government and loans extended by WISeKey.

Cash and cash equivalents as at December 31, 2022 was $4.1 million, compared to $2.1 million and $1.8 million respectively as at December 31, 2021 and 2020, despite a significant investment in the inventories of the SEALSQ Group as the revenues grew. This reflects the support provided by WISeKey to the SEALSQ Group to build the base for future growth following the downturn in 2020 as a result of the COVID pandemic and the subsequent supply chain shortages in the semiconductor industry. The SEALSQ Group holds credit lines with WISeKey and WISeKey’s affiliates that undertake to provide support for its future cash requirements to enable it to meet its commitments for the foreseeable future. As at December 31, 2022, the credit line did not cap the amount of loans allowed under the agreement and carried interest at a rate of 3%, and the repayment terms were flexible. As at December 31, 2022, the Semiconductors Group owed WISeKey and WISeKey’s affiliates a total of $11,354,925 made up of loans under the credit lines, debt transfers, and unpaid management fees.

The balance due to WISeKey includes an amount of EUR 5 million ($5,871,714) that was remitted from the Semiconductors Group without any compensation under a Debt Remission Agreement. Per the terms of the Debt Remission Agreement, WISeKey will have the right to reinstate the debt and ask for repayment in fiscal years when WISeKey Semiconductors SAS achieves a positive income before income tax expense, in an amount calculated based on the income before income tax expense. As such, because of the repayment clause, the loan amounts covered by the Debt Remission Agreement are included in the amount payable to WISeKey International Holding AG.

Subsequent to December 31, 2022, on January 1, 2023, the SEALSQ Group entered into a Loan Agreement (the “New Loan Agreement”) with WISeKey pursuant to which all loans outstanding were replaced with the New Loan Agreement, meaning that all outstanding loan amounts are governed by the terms and conditions of the New Loan Agreement. Under the New Loan Agreement, the SEALSQ Group may borrow additional funds up to an aggregate amount of $5 million in instalments of no more than $1 million each. The New Loan Agreement loan bears interest at the rate of 2.5% per annum and is repayable by December 31, 2024.

In July 2023, with the closing of the First Tranche under the Purchase Agreement, the Company issued to the Investors the Initial Notes in an aggregate principal amount of $10 million convertible into the Company’s Ordinary Shares and received $9.6 million in cash net of an original issuance discount of $400,000.

Revenue

SEALSQ revenue for H1 2023 was $14.8 million, compared to $10.7 million in H1 2022, which represents a 38% increase year on year. For full year 2022, SEALSQ’s total revenue was $23.2 million, compared to $17.0 million in 2021 and $14.3 million in 2020. This represents growth of, respectively, 36% and 19% year on year in 2022 and 2021.

The increase in revenue was driven by two major factors: first, the SEALSQ Group’s restructuring of, and investment in, its Sales and Marketing operations which have driven increased revenues through maximizing existing revenue streams and winning new clients, and second, the growth opportunities presented by the global supply shortages in the semiconductor industry as the effects of the COVID-19 pandemic dissipate and demand outstripped the available supply. Although the supply shortages started to alleviate in the first half of 2023, there was still a significant positive impact on our growth directly attributable to the shortage as a result of purchase orders having been received through to the end of 2023 and product deliveries having been scheduled.

This trend reversal on IoT revenue had been planned and we managed our supply chain accordingly. In the latter half of 2021 and in 2022, the Company had to manage its delivery schedule carefully due to the global shortage of semiconductors material. During this period the Company was receiving greater volumes of orders than it was capable of delivering and so was required to program the orders based upon the allocations of materials and production capacity that was available to the Company. Through careful and ongoing negotiation with our suppliers, we were able to grow our revenues significantly through this period while pushing certain other deliveries into 2023 and beyond. Once the supply constraints became known, our supply chain team worked closely with our clients to ensure that we received order commitments through the maximum length of time possible, often as far in advance as 18 months, to ensure that we could arrange our supply chain and our delivery schedule accordingly.

In 2023, now that the supply chain is back to normal, we expect competitiveness to increase in the semiconductors industry as customers are no longer limited by supply shortages and can diversify their product sources. We anticipate that the revenue increase rate over the full year 2023 will remain strong, albeit not reaching the level of H1 2023 due to customers reducing orders of the current product generation as they initiate their transition towards our new product generation, which is still in the course of development, and look to reduce stock levels of the current products accordingly.

Revenue by region

Our operations are global in scope, and we generate revenue from selling our products and services across various regions. Our operations in North America now contribute the largest part of our revenues (57% in H1 of 2023), having surpassed Europe which accounted for 30% of our revenues.

Our revenue by geographic region for the six months ended June 30, 2023 and 2022 and the fiscal years ended December 31, 2022, 2021 and 2020 is set forth in the following tables:

Net sales by region	6 months ended June 30,
USD'000	2023 (unaudited)		2022 (unaudited)
North America	8,374	57%	6,937	65%
Europe, Middle East and Africa	4,421	30%	2,053	19%
Asia Pacific	1,956	13%	1,616	15%
Latin America	—	0%	50	0%
Total net sales	14,751		10,656

Net sales by region USD’000		12 months ended December 31
	2022		2022		2022
North America	13,609	59%	10,631	63%	8,217	57%
EMEA*	6,777	29%	4,256	25%	4,506	32%
Asia Pacific	2,745	12%	2,062	12%	1,526	11%
Latin America	67	—%	46	0%	68	0%
Total net sales	23,198	100%	16,995	100%	14,317	100%
* EMEA means Europe, Middle East and Africa

Investment in our Supply Chain technology for enhanced capacity

In order to meet demand from our clients and to ensure that our production capacity is able to meet with advances in technology, we have planned a five-year capital expenditure program that will see additional production lines added to our supply chain and allow us to expedite the delivery of orders to our clients and switch our production to next generation semiconductors. This program started with a $2.4 million investment in the second half of 2022 and the first half of 2023 that, we believe, will lead to a further 5 million units being able to be delivered per year from July 2023, and, we believe, up to 35 million additional units in 2026 to support our revenue growth. The execution of this plan depends on deliveries of third-party equipment. Any delay in these deliveries may impact our future revenues.

Beyond 2023

The Groups’ parent, WISeKey has started the launch of the WISeSat picosatellites constellation which will enable the direct connection of satellites to IoT devices for authentication, completing the connection cycle from space to device through secure telecommunication means. Management expects that this will lead to a new revenue stream for SEALSQ. This technology allows for identification in remote, low connectivity areas, and will rely on our semiconductors’ technology.

SEALSQ’s R&D investment in post-quantum resistant technology is also expected to generate new revenue from next generation semiconductors starting in 2025/2026.

However, management expects 2024 to be a transition year where the focus of customer demand will shift to the next generation of products, which is likely to impair SEALSQ’s growth temporarily in 2024 before full production of the next generation products starts in 2025/2026.

Gross Profit

Our gross profit margin increased by 8 percentage points from 45% in H1 2022 to 52% in H2 2023, whilst growth profit increased by 63% to $7.8 million in H1 2023, in comparison with a gross profit of $4.8 million in H1 2022. These good results are closely linked to the 38% year-on-year increase in revenue between H1 2022 and H1 2023, and our ability to update our pricing strategy to absorb the higher purchase costs caused by the shortage in semiconductors that impacted our inventory in 2022.

Our gross profit increased by 38% to $9.8 million (gross margin of 42%) in the year ended December 31, 2022 compared to 2021, and by 31% to $7.1 million (gross margin of 42%) in the year ended December 31, 2021, in comparison with a gross profit of $5.4 million (gross margin of 38%) in the year ended December 31, 2020. These good results are closely linked to the 36% and 19% year-on-year increase in revenue between 2022 and 2021, and between 2020 and 2021 respectively, and our ability to update our pricing strategy to absorb the changes in purchase costs and increased competition over the coming years.

However, with the semiconductor supply chain back to full capacity, we expect that competitiveness will increase and our gross margin will stabilize to pre-Covid levels as customers will no longer be willing to pay a premium to secure their order and circumvent any shortages.

Operating Results and EBITDA

SEALSQ’s operating loss decreased from $0.4 million in H1 2022 to $0.3 million in H1 2023 despite one-off listing-related expenses of $0.4 million incurred in H1 2023 and expenses in relation to the newly created Board and management services following the listing of the Group on the Nasdaq. SEALSQ was EBITDA breakeven in H1 2023 compared with a negative EBITDA of $0.2 million in H1 2022.

For the year ended December 31, 2022, SEALSQ achieved an operating income of $2.6 million, compared to losses of $(5.0) million and $(8.6) million for the years ended, respectively, 2021 and 2020.

The reduction in the operating loss in 2021 was largely as a result of the impact of cost savings identified in 2020 and implemented in 2021, such as the transfer of some members of the Research and Development team who no longer fit with the strategic direction of the SEALSQ Group, and also a reduction in the charges paid to the WISeKey Group companies for the support time of management staff.

The additional reduction in operating expenses in 2022 is due, in part, to a one-off credit of $1.9 million in other operating income in relation to the write-off of a liability recorded in 2013 by the SEALSQ Group which the creditor in insolvency can no longer claim, as well as the benefit from the increased revenues and gross margin year on year, although there is also a continued benefit from the savings made in the R&D and the S&M team as well as a reduction in the depreciation as a result of fixed assets becoming fully written-down during the year.

SEALSQ continues to focus on reducing its cost structure and its General and Administrative (“G&A”) costs, whilst investing in both its Sales and Marketing operations and R&D of new products such as post-quantum cryptography and the development of its WISe.Sat proposition.

A more detailed analysis of our operating costs is presented further below.

Net Results

The net loss of $0.9 million for H1 2023 is largely related to non-cash and/or one-off factors including listing-related expenses of $0.4 million, deferred tax utilization of $0.3 million and a depreciation expense of $0.3 million.

When these factors are excluded, the Group has maintained an adjusted net loss of $0.2 million for the half year to June 30, 2023, and remains close to breakeven. This positive result is largely explained by the 38% increase in revenue through the production capacity investment implemented since 2022 and our pricing strategy.

SEALSQ achieved a net income of $5.8 million in 2022 in comparison to net losses of $4.8 million in 2021 and $9.2 million in 2020. Excluding the income tax credit in relation to a one-off recognition of $3.2 million deferred tax asset, this represents an increase in net income by $7.4 million between 2021 and 2022, which follows an increase by $4.4 million between in 2020 and 2021.

The variance was mainly linked to the reduced operating loss discussed above but was also impacted by a significant swing in the foreign exchange results from a loss of $0.6 million in 2020 to a gain of $0.5 million in both 2021 and 2022. This exchange gain was as a result of the relative strengthening of the U.S. dollar against the Euro in 2021 as a significant amount of SEALSQ’s expenditure is denominated in Euros.

Consolidated Income Statement

	Unaudited 6 months ended June 30,		Year-on-Year Variance
(Million US$)	2023	2022

Net sales	14.8	10.7	38%
Cost of sales	(6.8)	(6.1)	10%
Depreciation of production assets	(0.2)	0.2	(183%)
Gross profit	7.8	4.8	63%

Other operating income	—	—	125%
Research & development expenses	(1.5)	(1.2)	29%
Selling & marketing expenses	(2.4)	(2.0)	24%
General & administrative expenses	(4.2)	(1.9)	105%
Total operating expenses	(8.1)	(5.1)	55%
Operating loss	(0.3)	(0.4)	(27%)

Non-operating income	0.2	0.5	(62%)
Interest and amortization of debt discount	(0.2)	(0.2)	(8%)
Non-operating expenses	(0.3)	(0.1)	(177%)
Loss before income tax expense	(0.6)	(0.2)	(205%)

Income tax income (expense)	(0.3)	—	n/a
Net loss	(0.9)	(0.2)	(378%)

	12 months ended December 31,			Year-on-Year Variance
(Million US$)	2022	2021	2020	2022 Vs 2021	2021 Vs 2020

Net sales	23.2	17	14.3	36%	19%
Cost of sales	(13.3)	(9.6)	(8.2)	38%	17%
Depreciation of production assets	(0.1)	(0.3)	(0.7)	-67%	-57%
Gross profit	9.8	7.1	5.4	38%	32%

Other operating income	2.0	0.1	—	1900%	n/a
Research & development expenses	(2.3)	(3.0)	(4.1)	-23%	-27%
Selling & marketing expenses	(3.8)	(4.2)	(3.1)	-9%	37%
General & administrative expenses	(3.1)	(5.0)	(6.8)	-38%	-26%
Total operating expenses	(7.2)	(12.1)	(14)	-40%	-13%
Operating income / (loss)	2.6	(5.0)	(8.6)	-152%*	-42%

Non-operating income	0.9	0.5	0.1	80%	400%
Interest and amortization of debt discount	(0.4)	(0.2)		100%	n/a
Non-operating expenses	(0.6)	(0.1)	(0.7)	500%	-86%
Income / (loss) before income tax expense	2.5	(4.8)	(9.2)	-152%*	-48%

Income tax expense	3.3**	—	—	n/a	n/a
Net income / (loss)	5.8	(4.8)	(9.2)	-221%*	-48%

* decrease in loss and return to profit

** rounded up

Analysis of operating income and expenditure

Other operating income

In 2021, the main components of our other operating income consisted of recharges of costs related to the use of facilities provided by SEALSQ to third parties in our premises in Meyreuil, France.

In 2022, in addition to the recharges of costs related to the use of facilities provided by SEALSQ to third parties, the SEALSQ Group recorded a one-off credit of $1.9 million in other operating income in relation to the write-off of a liability recorded in 2013 by the SEALSQ Group which the creditor in insolvency can no longer claim.

In the six months ended June 30, 2023, the other income related to recharges of costs related to the use of facilities provided by SEALSQ to third parties in our premises in Meyreuil, France.

Research & development expenses

Our R&D expenses include expenses related to the research of new technology, products and applications, as well as their development and proof of concept, and the development of further applications for our new and existing products and technology, such as new VaultIC versions, VaultiTrust and WISe.Sat. They include salaries, bonuses, pension costs, depreciation and amortization of capitalized assets, costs of material and equipment that do not meet the criteria for capitalization, as well as any tax credit relating to R&D activities, among others.

Our R&D expenses decreased by $1.1 million between 2020 and 2021, and by $0.7 million in 2022. The reduction in the expenditure here is as a result of a refocusing of our R&D efforts away from the hardware design and towards the further development of the software - SaaS- services and the embedded software of our VaultIC element of our products. Despite this, R&D remains a large part of our operating expenses with, respectively, $2.3 million, $3.0 million spent in the years ended December 31, 2022 and 2021, representing 25% of total operating expenses excluding other operating income. SEALSQ being technology-driven, the level of our R&D expenses reflects our engagement to act as a leader in new cybersecurity developments and future applications. We expect our R&D expenses to remain a significant portion of our overall expenditure as the SEALSQ Group continues to invest in new products. Our 2022 R&D spend includes the investment already made on our future semiconductors Quantum Technology, via the launch of our project “QUASARS” (QUAntum resistant Secure ARchitecures project). The QUASARS project, is a radical innovative solution, based upon the new WISeKey Secure RISC V platform that is paving the way for the Post Quantum Cryptography era, offering hybrid solutions compliant with ANSSI’s (“Agence nationale de la sécurité des systèmes d’information,” the National Cybersecurity Agency of France) recommendations. The project has already officially received the French SCS label (Secured Communicating Solutions) as a recognition of its quality and innovation.

Our R&D expenses in the first half of 2023 have increased as a result of the ramp-up of the QUASARS project, in particular with over $0.6M having been spent with our strategic partner on this project. Some of this increase has been offset by an increase in the amount recoverable under tax credits for research and development projects.

Selling & marketing expenses

Our selling & marketing expenses include advertising and sales promotion expenses such as salaries, bonuses, pension costs, business development consultancy services, and costs of supporting material and equipment that do not meet the criteria for capitalization, among others.

Our S&M expenses of $4.2 million for the year ended December 31, 2021 represented an increase of $1.1 million on the prior year as a result of continued efforts to build a stronger sales force, with an increased presence in the U.S., to support our revenue growth. We recruited 3 new members for our U.S. sales team in 2021 and doubled the size of our European team in comparison to 2020. In 2022, our S&M expenditure of $3.8 million showed a slight decrease of $0.4 million in comparison with the same period in the prior year because of the retirement of a senior member of our sales team, along with an unexpected long-term absence of another senior team member.

Our S&M expenses of $2.4 million for the six months to June 30, 2023 represented an increase of $0.4 million against the prior year and reflected the continued investments in our sales team. Two new sales team members were recruited to work in our sales team in North America whilst a further additional resource was hired in Taiwan to target prospective clients in this critical region. We continue to look to invest further in this area in order to strengthen our presence in key markets and so this expense is expected to continue to rise.

General & administrative expenses

Our general and administrative (“G&A”) expenses cover all other charges necessary to run our operations and supporting functions, and include salaries, bonuses, pension costs, lease and building costs, insurance, legal, professional, accounting and auditing fees, depreciation and amortization of capitalized assets, and costs of supporting material and equipment that do not meet the criteria for capitalization, among others.

Our G&A expenses decreased by 38% or $1.9 million in 2022 compared to 2021 which had itself decreased by 26% or $1.8 million compared with 2020. The decrease in 2022 is mostly due to the end of the depreciation period of some production masks acquired in 2016 which has resulted in the decrease of our depreciation expense by $1.1 million compared to 2021, a decrease by $0.1 million of our audit fees and the streamlining measures taken by the SEALSQ Group, including a reduction in G&A headcount which resulted in a $0.1 million saving and a $0.2 million decrease in office rental costs. The decrease in 2021 is due to two main factors: the reduction in the charges paid to WISeCoin R&D Lab France SAS for team members and associated costs of this company during the period that it was not part of the SEALSQ Group, being a total of $0.6 million, and a significant reduction in the level of management fees charged by the parent undertaking, in part due to the streamlining of the invoicing of the U.S. sales team members.

Our G&A expenses increased by $2.1 million in the six months ended June 2023 which his largely due to the anticipated increase in costs as a result of the growth of SEALSQ and its listing on the Nasdaq. The costs include $0.4 million of listing-related professional fees as well as charges associated with the recharge of the fees of Board Members, executive management and certain key staff, all of whom are employees of our parent company, WISeKey. These charges are in line with those anticipated prior to the listing.

We will continue to challenge our G&A expenses in future periods although increases are anticipated in certain key categories to support our growth and strategic positioning. Anticipated costs include those relating to:

•	Our expansion strategy with potential acquisitions, which will maintain high legal, auditing and accountancy, and other professional G&A costs;

•	Employee Share Option Plan: grants to support our staff retention strategy will impact all cost categories including G&A; and

•	the flexibility of our local entities: many of our staff are involved in projects covering sales & marketing, R&D and G&A fields. Where the allocation is not straightforward, these staff have been included entirely in G&A expenses.

Outlook for 2023 and beyond

Now that the supply chain is back to normal, we expect competitiveness to increase in the semiconductors industry as customers are no longer limited by supply shortages and can diversify their product sources. We anticipate that the revenue increase rate over the full year 2023 will remain strong, albeit not reaching the level of H1 2023 due to customers reducing orders of the current product generation as they initiate a transition towards our new product generation, which is still in the course of development, and look to reduce stock levels of the current products accordingly.

SEALSQ has taken several initiatives to continue growing revenue and strengthen net results. These initiatives include:

•	Enabling companies to quickly and easily get access to Device Attestation Certificates (DACs). The service is provided by INeS, our managed “PKI as a Service” platform without the necessity to invest and to deploy any hardware infrastructure. Each manufacturer using the platform can manage the security lifecycle of certificates and devices in their own dedicated, cloud-based application. We will also be offering our complete range of FIPS Certified Secure Elements with pre-provisioning of keys and DACs ready for authentication under Matter Protocol. This strong value proposition will enable smart home device manufacturers to achieve faster time to market through cost effective and simplified design processes when designing Matter compliant smart home products.

•	The development of the QUASARS project.

•	Planned investment in new equipment to increase the production volume of semiconductors.

•	The use of our technology with the WISeSaT PocketQube Satellite constellation to be deployed.

•	The strengthening of our Sales and Marketing team through new distribution partnerships.

Non-GAAP financial measures

In managing the business on a consolidated basis, management develops an annual operating plan, which is approved by our Board of Directors, using non-GAAP financial measures including EBITDA and adjusted net income . In measuring performance against this plan, management considers the actual or potential impacts on these non-GAAP financial measures from actions taken to reduce costs with the goal of increasing our gross margin and operating margin and when assessing appropriate levels of research and development efforts. In addition, management relies upon these non-GAAP financial measures when making decisions about product spending, administrative budgets, and other operating expenses. We believe that these non-GAAP financial measures, when coupled with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company’s results of operations and the factors and trends affecting business. We believe that they enable investors to perform additional comparisons of our operating results, to assess our liquidity and capital position and to analyze financial performance excluding the effect of expenses unrelated to operations, certain non-cash expenses related to acquisitions and share-based compensation expense, which may obscure trends in the Company’s underlying performance. This information also enables investors to compare financial results between periods where certain items may vary independent of business performance and allows for greater transparency with respect to key metrics used by management.

These non-GAAP financial measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The presentation of these and other similar items in non-GAAP financial results should not be interpreted as implying that these items are non-recurring, infrequent, or unusual. Reconciliations of these non-GAAP measures to the most comparable measures calculated in accordance with GAAP are provided below.

EBITDA is defined as Operating income/(loss) for the reporting period before depreciation and amortization for the same reporting period.

Non-GAAP to GAAP Reconciliations - SEALSQ Corp.

Financial Reconciliation of GAAP to non-GAAP Results (unaudited)	6 months to June 30,	6 months to June 30,
(Million US$)	2023	2022
Operating income/(loss) as reported	(0.3)	(0.4)
Non-GAAP adjustments
Depreciation expense	0.3	0.2
EBITDA	—	(0.2)

Net income/(loss) attributable to WISeKey as reported	(0.9)	(0.2)
Non-GAAP adjustments from continuing operations:
Depreciation expense	0.3	—
Listing-related professional fees	0.4	—
Adjusted net income/(loss) attributable to WISeKey	(0.2)	(0.2)

Impact of COVID-19 on our Business

COVID-19 and prolonged economic uncertainties or downturns adversely affected our business in previous years and could materially adversely affect our business in the future.

Our business depends on our current and prospective customers’ ability and willingness to spend money in security applications, and on our suppliers’ ability to source key components and material, which are both in turn dependent upon the overall economic health. Global negative economic conditions due to the COVID-19 pandemic caused some of our customers to delay their orders, in the year 2020 in particular, and caused a global shortage in semiconductors’ material sourcing which continued through the years 2021, 2022 before alleviating in 2023. Further economic uncertainties have been brought on by the current conflict between Russia and Ukraine, as well as that between Israel and Hamas, which may also further affect the sourcing of certain materials. Although we do not have any customer exposure in these regions, the overall economic impact of this conflict is still unknown. Many customers and prospects of SEALSQ are manufacturers of electronic devices. Our business depends on their ability to produce their devices. If they encounter shortages in the supply of crucial components, they will slow down the production and thus also reduce their orders of our semiconductors to avoid idle stocks in their just-in-time provisioning.

As a result of the overall impact of COVID-19, political tensions, conflicts and other conditions resulting from financial and credit market fluctuations, there could be a decrease in corporate spending on information security software. Continuing economic challenges may cause our customers to re-evaluate decisions to purchase our solution or to delay their purchasing decisions, which could adversely impact our results of operations.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of those financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies that involve a high degree of judgment and the methods of their application. For a description of all of our significant accounting policies, see Note 4 to our consolidated financial statements included elsewhere herein.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments and assumptions. We believe these estimates, judgements and assumptions are reasonable, based upon information available at the time they were made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. To the extent there are differences between these estimates, judgments or assumptions and the actual results, our consolidated financial statements will be affected. In many cases, the accounting treatment of a particular transaction is specifically dictated by U.S. GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting from available alternatives would not produce a materially different result.

Inventories

Inventories are stated at the lower of cost or net realizable value. Costs are calculated using standard costs, approximating average costs. Finished goods and work-in-progress inventories include material, labor and manufacturing overhead costs. SEALSQ records write-downs on inventory based on an analysis of obsolescence or a comparison to the anticipated demand or market value based on a consideration of marketability and product maturity, demand forecasts, historical trends and assumptions about future demand and market conditions.

Revenue Recognition

SEALSQ’s policy is to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, SEALSQ applies the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

Revenue is measured based on the consideration specified in a contract with a customer and excludes amounts collected on behalf of third parties. We typically allocate the transaction price to each performance obligation on the basis of the relative standalone selling prices of each distinct good or service promised in the contract. If a standalone price is not observable, we use estimates.

SEALSQ recognizes revenue when it satisfies a performance obligation by transferring control over goods or services to a customer. The transfer may be done at a point in time (typically for goods) or over time (typically for services). The amount of revenue recognized is the amount allocated to the satisfied performance obligation. For performance obligations satisfied over time, the revenue is recognized over time, most frequently on a pro rata temporis basis as most of the services provided by SEALSQ relate to a set performance period.

If SEALSQ determines that the performance obligation is not satisfied, it will defer recognition of revenue until it is satisfied. We present revenue net of sales taxes and any similar assessments.

SEALSQ delivers products and records revenue pursuant to commercial agreements with its customers, generally in the form of an approved purchase order or sales contract.

Where products are sold under warranty, the customer is granted a right of return which, when exercised, may result in either a full or partial refund of any consideration received, or a credit that can be applied against amounts owed, or that will be owed, to SEALSQ. For any amount received or receivable for which we do not expect to be entitled to because the customer has exercised its right of return, we recognize those amounts as a refund liability.

Pension Plan

In 2020, the Group maintained two defined benefit post retirement plans:

- one for the employees of WISeKey Semiconductors SAS, and

- one for the employees of WISeCoin France R&D Lab SAS.

In 2021, 2022 and 2023, following the transfer of WISeCoin France R&D Lab SAS’ assets and liabilities to WISeKey Semiconductors SAS and the dissolution of WISeCoin France R&D Lab SAS in 2021, the Group only maintained one defined benefit post retirement plan for the employees of WISeKey Semiconductors SAS. In accordance with ASC 715-30, Defined Benefit Plans – Pension, the SEALSQ Group recognizes the funded status of the plan in the balance sheet. Actuarial gains and losses are recorded in accumulated other comprehensive income / (loss).

Income Taxes

Taxes on income are accrued in the same period as the revenues and expenses to which they relate.

Deferred taxes are calculated on the temporary differences that arise between the tax base of an asset or liability and its carrying value in the balance sheet of our companies prepared for consolidation purposes, with the exception of temporary differences arising on investments in foreign subsidiaries where SEALSQ has plans to permanently reinvest profits into the foreign subsidiaries.

Deferred tax assets on tax loss carry-forwards are only recognized to the extent that it is “more likely than not” that future profits will be available and the tax loss carry-forward can be utilized.

Changes to tax laws or tax rates enacted at the balance sheet date are taken into account in the determination of the applicable tax rate provided that they are likely to be applicable in the period when the deferred tax assets or tax liabilities are realized.

SEALSQ is required to pay income taxes in a number of countries. SEALSQ recognizes the benefit of uncertain tax positions in the financial statements when it is more likely than not that the position will be sustained on examination by the tax authorities. The benefit recognized is the largest amount of tax benefit that is greater than 50 percent likely of being realized on settlement with the tax authority, assuming full knowledge of the position and all relevant facts. SEALSQ adjusts its recognition of these uncertain tax benefits in the period in which new information is available impacting either the recognition or measurement of its uncertain tax positions.

Research Tax Credits

Research tax credits are provided by the French government to give incentives for companies to perform technical and scientific research. Our subsidiary, WISeKey Semiconductors SAS, is eligible to receive such tax credits.

These research tax credits are presented as a reduction of R&D expenses in the income statement when companies that have qualifying expenses can receive such grants in the form of a tax credit irrespective of taxes ever paid or ever to be paid, the corresponding research and development efforts have been completed and the supporting documentation is available. The credit is deductible from the entity’s income tax charge for the year or payable in cash the following year, whichever event occurs first. The tax credits are included in noncurrent deferred tax credits in the balance sheet in line with ASU 2015-17.

Quantitative and Qualitative Disclosures about Market Risk

SEALSQ is exposed to market risks primarily related to foreign currency exchange rates and commodity prices. SEALSQ is not exposed to interest rate risks because all its financial instruments have fixed interest rate terms. As at December 31, 2022, all of SEALSQ’s market risk sensitive instruments are held by entities with U.S. Dollar as the functional currency so the level of risk is currently considered as fully mitigated.

Foreign currency exchange rate risk

We operate worldwide and as such are exposed to currency fluctuation risks. Although the majority of our sales, purchase and financial operations are denominated in our reporting currency, the U.S. Dollar, some sales and financing contracts are denominated in other currency, and especially in the currency of our French subsidiary, the Euro.

Fluctuations in the exchange rates between the U.S. Dollar and other currencies may have a significant effect on both the Company’s results of operations, including reported sales and earnings, and the Company’s assets, liabilities and cash flows. This, in turn, may affect the comparability of period-to-period results of operations.

We do not currently hedge against foreign currency fluctuation.

The table below shows the variation in foreign exchange rates used to prepare our financial statements for the six months ended June 30, 2023 and 2022 and the financial years ended December 31, 2022, 2021 and 2020.

		6 months ended June 30,
		2023		2022		Year-on-Year Variance
Foreign currency to U.S. Dollar		Closing rate	6-month Average rate	Closing rate	6-month Average rate	Closing rate	6-month Average rate
Swiss Franc	CHF:USD	1.117604	1.096287	1.046704	1.059902	6.77%	3.43%
Euro	EUR:USD	1.091776	1.081586	1.046574	1.094156	4.32%	-1.15%
Japanese Yen	JPY:USD	0.006920	0.007425	0.007366	0.008165	-6.05%	-9.06%
Taiwanese Dollar	TWD:USD	0.032095	0.032739	0.033633	0.034884	-4.57%	-6.15%

		12 months ended December 31,
		2022		2021		Year-on-Year Variance
Foreign currency to U.S. Dollar		Closing rate	12-month Average rate	Closing rate	12-month Average rate	Closing rate	12-month Average rate
Swiss Franc	CHF:USD	1.081761	1.048220	1.096726	1.094197	-1.36%	-4.20%
Euro	EUR:USD	1.073231	1.054283	1.137651	1.183361	-5.66%	-10.91%
Japanese Yen	JPY:USD	0.007633	0.007663	0.008687	0.009116	-12.13%	-15.94%
Taiwanese Dollar	TWD:USD	0.032642	0.033655	0.036081	0.035814	-9.53%	-6.03%

		12 months ended December 31,
		2021		2020		Year-on-Year Variance
Foreign currency to U.S. Dollar		Closing rate	12-month Average rate	Closing rate	12-month Average rate	Closing rate	12-month Average rate
Swiss Franc	CHF:USD	1.096726	1.094197	1.130846	1.066001	-3.02%	2.65%
Euro	EUR:USD	1.137651	1.183361	1.222811	1.141357	-6.96%	3.68%
Japanese Yen	JPY:USD	0.008967	0.009221	0.00969	0.009367	-7.46%	-1.56%
Taiwanese Dollar	TWD:USD	0.036081	0.035814	0.035602	0.033968	1.35%	5.43%

We do not operate in countries experiencing hyperinflation and assessed the impact of inflation as immaterial to our financial statements.

Commodity price risk

The Company has only a very limited exposure to price risk related to anticipated purchases of certain commodities used as raw material. Our raw material inventory was $3,182,000 as at June 30, 2023. A change in those prices may affect our gross margin, however because the inventory balance is relatively small in comparison with our total assets, the Company does not enter into commodity futures, forwards or any other hedge instrument to manage fluctuations in prices of anticipated purchases.

Implications of Being an Emerging Growth Company

We had less than $1.07 billion in revenue during our last fiscal year, which means that we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act. An emerging growth company may take advantage or specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal controls over financial reporting under Section 404(b) of the Sarbanes-Oxley Act;

•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and

•	exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if, among other things, we have more than $1.07 billion in “total annual gross revenues” during the most recently completed fiscal year. We may choose to take advantage of some, but not all, of these reduced burdens. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies. We are choosing to “opt out” of the extended transition period relating to the exemption from new or revised financial accounting standards and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth public companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

BUSINESS

History and Development of the Company

SEAL (BVI) Corp. was incorporated in the British Virgin Islands pursuant to the BVI Business Companies Act 2004 on April 1, 2022 with Company Number 2095496. We changed our name to SEALSQ Corp on November 15, 2022. We are a company of unlimited duration with liability limited by shares under the laws of the British Virgin Islands. We are registered under the company name “SEALSQ Corp” and have our registered office at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands and principal executive offices and place of effective management at Avenue Louis-Casaï 58, 1216 Cointrin, Switzerland.

SEALSQ Corp. is the holding company of the SEALSQ Group. The SEALSQ Group consists of SEALSQ Corp, WISeKey Semiconductors SAS, WISeKey IoT Japan KK and WISeKey Semiconductors, Taiwan Branch. Our business purpose is to incorporate, acquire, hold, and dispose of interests in national and international entities, in particular entities active in the area of security technology of IoT devices, branded appliances and precious objects, and other such related areas. Our address on the Internet is http://www.SEALSQ.com. The information on our website is not incorporated by reference in this registration statement.

Prior to the Spin-Off Distribution, the Company was a wholly-owned subsidiary of WISeKey International Holding AG (“WISeKey”), a Swiss stock corporation (Aktiengesellschaft) of unlimited duration under the laws of Switzerland and registered in the Commercial Register of the Canton of Zug, Switzerland, on December 2, 2015 under the register number CHE-143.782.707.

Pursuant to the Internal Restructuring of WISeKey, WISeKey transferred the ownership of WISeKey Semiconductors SAS (formerly known as VaultIC SAS), a French semiconductor manufacturer and distributor, WISeKey IoT Japan KK, a Japan-based sales subsidiary of WISeKey Semiconductors SAS, and WISeKey Semiconductors, Taiwan Branch, a Taiwan-based sales and support branch of WISeKey Semiconductors SAS, to SEALSQ on January 1, 2023 in a share exchange for an aggregate consideration of USD 18.0 million in value. Thereafter, on May 23, 2023, pursuant to the Spin-Off Distribution, WISeKey distributed 20% of SEALSQ’s outstanding Ordinary Shares to holders of WISeKey Class B Shares, including to holders of ADSs representing WISeKey Class B Shares, and to holders of WISeKey Class A Shares, as a distribution by way of a dividend in kind to such holders who held Class B Shares and Class A Shares as of the May 19, 2023 record date, and who held ADSs as of the May 22, 2023 record date, for the Spin-Off Distribution. WISeKey was deemed to have acted as a statutory underwriter in connection with the Spin-Off Distribution.

WISeKey Semiconductors SAS was incorporated in France on September 30, 2010 and was acquired by WISeKey International Holding AG on September 21, 2016 for a total consideration of USD 11.0 million.

On March 15, 2020, WISeKey Semiconductors SAS purchased the entire share capital of WISeCoin R&D Lab France SAS, a French company engaged in research and development in the connected device and IoT security domain, from WISeCoin AG, a fellow undertaking of WISeKey, for a notional consideration of EUR 1. On January 1, 2021, the entire assets and liabilities of WISeCoin R&D Lab France SAS were merged into WISeKey Semiconductors SAS and WISeCoin R&D Lab France SAS was dissolved with immediate effect.

WISeKey Semiconductors SAS purchased the entire share capital of WISeKey IoT Japan KK on April 15, 2019 from WISeKey SA, a fellow subsidiary undertaking of WISeKey International Holding AG for a nominal consideration of JPY 1. WISeKey Semiconductors SAS completed the transfer of WISeKey Semiconductors, Taiwan Branch, on March 4, 2019 from WISeKey International Holding AG for no consideration.

After completion of the Spin-Off Distribution, WISeKey International Holding AG initially held 100% of the Class F Shares and 80% of the Ordinary Shares. Following issuances of Ordinary Shares upon conversions of Notes held by L1 Capital Global Opportunities Master Fund Ltd and Anson Investments Master Fund LP, further details of which are contained in the section titled “Business-Material Contracts-Convertible Note Financing”, WISeKey International Holding AG now holds 100% of the Class F Shares and approximately 35% of the Ordinary Shares. SEALSQ is reserving up to 5% of its Class F Shares for issuance pursuant to an F Share Option Plan for certain directors and senior management of SEALSQ, its subsidiaries and its parent. As a result, WISeKey’s initial ownership percentage of Class F Shares is subject to the grant and exercise of SEALSQ Class F Share Options from time to time. For a description of the Ordinary Shares and the Class F Shares, see “Description of Shares.” WISeKey has informed us that it is considering whether to implement a mechanism by which holders of WISeKey Class B Shares would be able to exchange some of their WISeKey Class B Shares for WISeKey Class A Shares and/or for SEALSQ Class F Shares that WISeKey holds, subject to certain contractual and regulatory limitations (including compliance with applicable takeover laws and regulations), and limitations that may be imposed by the WISeKey or SEALSQ boards of directors. Any such conversions would reduce WISeKey’s percentage ownership of SEALSQ Class F Shares. Our Articles provide that, in the event of a change of control (being the acquisition by any person or entity, alone or jointly, of more than 50% of the voting rights of any Class F Shareholder which is a corporate entity), as determined by SEALSQ’s board of directors, the Class F Shares owned by such Class F Shareholder will be subject to a mandatory and automatic redemption by SEALSQ in exchange for the issuance of new Ordinary Shares at a ratio of five (5) Ordinary Shares for each one (1) Class F Share redeemed. A change in the control of WISeKey would trigger this provision as it is a corporate entity holding Class F Shares. Upon completion of a mandatory redemption, the remaining Class F Shareholders, who are likely to be members of SEALSQ’s executive management, would hold shares with 49.99% of the Company’s voting power. The mandatory redemption of such Class F Shares, and the issuance of five (5) Ordinary Shares for each one (1) Class F Share redeemed, would result in a dilution of the per share voting power of the holders of our Ordinary Shares. See the section titled “Description of Shares” for a description of the mandatory redemption feature.

The following diagram depicts our organizational structure as of the date of this prospectus:

* Subject to the grant and exercise of Class F Share Options as described above.

Business Overview

Our mission at SEALSQ is to pioneer the integration of digital trust into the physical world. We create a harmonious blend of the tangible and intangible, leveraging tamperproof semiconductors and sophisticated managed cryptography. Our role as an OEM supplier of cybersecurity to IoT device manufacturers, branded appliance producers, and makers of valuable objects, positions us at the forefront of digital protection and authentication.

Our Solution: Harnessing Cybersecurity, Post-Quantum Semiconductors , IoT and AI to Enhance Trust in the Physical and Cyber World

SEALSQ stands at the intersection of physical and cyber trust, offering unparalleled assurance in an increasingly interconnected world. Our brand epitomizes digital comfort, trust, and a secure culture, protecting citizens, consumers, and professionals daily. At the heart of our offerings is the innovative integration of Cybersecurity, Semiconductors, Post-Quantum IoT and artificial intelligence (AI), elevating our solutions to new heights of security and reliability. Through AIoT (Artificial Intelligence of Things), we're transforming technology, utilizing IoT-generated data, protected and authenticated by our innovative technology, to enable AI-driven predictive insights and operational enhancements. This integration is a major step in the AIoT revolution, setting new standards in smart technology.

AI-Enhanced Secure Elements: Our engineering teams expertly blend analog and digital countermeasures, forming the core DNA of our Secure Elements. These elements are constantly monitored and updated using Root of Trust and AI algorithms, allowing us to stay ahead of emerging cyber threats. AI's predictive capabilities enable us to anticipate and thwart new generations of attacks devised by cyber hackers, ensuring our clients' devices remain impregnable.

Intelligent Provisioning and Personalization Platform: Our platform utilizes AI to manage the creation of digital keys and certificates. This AI-driven approach ensures a more efficient, secure, and error-free process, significantly enhancing the reliability of certificate injection into our Secure Elements. The intelligent system dynamically adapts to evolving security needs, providing personalized security solutions tailored to each customer's unique requirements.

Root Certificate Authority with AI Verification: Our Global Root Certificate Authority is since 1999 at the forefront of digital identity security, leveraging AI to guarantee the uniqueness and authenticity of the digital identities we generate for our customers. AI algorithms enhance the verification process, detecting anomalies and ensuring the integrity of each digital identity, thereby fortifying the trust in our digital certificates.

Our products and infrastructures are not only engineered with cutting-edge technology but also undergo rigorous testing and certification by third-party labs, achieving the highest industry standards. The addition of AI into our processes not only augments the security of our products but also elevates their efficiency and adaptability, keeping our clients one step ahead in a rapidly evolving digital landscape. This AI integration underlines our commitment to providing robust, future-proof solutions in the realm of physical and cyber trust.

Our diverse client base employ our solutions across a broad spectrum of applications. These range from securing artworks, medical supplies, and access tokens, to safeguarding advanced technology such as personal health monitors, industrial controllers, IT servers, and more. Our products play a crucial role in combating counterfeit, unauthorized imports, and theft, while ensuring the safety of connected devices in remote and unmonitored environments from threats like manipulation, disruption, and data breaches.

We are excited to announce the implementation of the QUASARS (QUAntum resistant Secure ArchitectureS) project, built on the new WISeKey Secure RISC V platform. This project marks a significant leap into the Post Quantum Cryptography era, offering hybrid solutions that align with the recommendations of France's National Cybersecurity Agency (ANSSI). The French SCS Cluster's endorsement of our QUASARS project further underscores our leading role in semiconductor innovation, particularly in enhancing AI performance.

The significant growth of the IoT market, as reported by IoT Analytics4, highlights the increasing significance of IoT in our digital world. SEALSQ’s AIoT systems, encompassing both cloud-based and edge-based solutions, cater to diverse operational needs, from deep predictive analysis to real-time data processing. Our AIoT solutions are making significant impacts across industries, including smart cities, healthcare, and cybersecurity.

The IoT cybersecurity market presents enormous potential, with a rapidly growing number of connected devices and an increasing awareness of the need for robust security measures. Our business strategy focuses on expanding our product range, growing our global customer base, leveraging partnerships, and deepening our penetration in existing markets. This strategy is underpinned by our commitment to innovation, particularly in the development of next-generation Secure Elements and Crypto Processors capable of running Post-Quantum algorithms.

SEALSQ is at the vanguard of integrating digital trust into the physical realm, offering cutting-edge cybersecurity solutions for a wide array of applications, and leading the way in the evolution of AIoT and the Web 3.0 era. Our focus on innovation, market expansion, and partnership leverage positions us to capitalize on the vast opportunities presented by the rapidly evolving digital landscape.

The addressable market for IoT cybersecurity is massive: more than 12 billion IoT devices were connected in 2021 and this number is expected to grow to 29 billion units in 2027 with CAGR of 16% according to IoTAnalytics5. McKinsey predict an annual US$12.6 trillion in economic value by 2030.6

As it stands, many of the currently deployed IoT devices lack any serious form of security: the devices contain weaknesses that can easily be exploited, and the vast majority of data transmission is left unprotected. Regulatory and legislative pressure in combination with the rising danger of ransomware and other types of attacks, however, will force IoT customers to adopt solid cybersecurity practices and techniques.

4 “State of IoT 2023”, IOT Analytics, May 2023

5 “State of IoT 2023”, IOT Analytics, May 2023

6 “IoT value set to accelerate through 2030”, McKinsey, November 2021

An increase in cyber threats targeting critical infrastructure systems is one reason ABI Research forecasts that Authentication IC (Integrated Circuit), our core market, will be at the center of IoT cybersecurity. ABI Research also anticipates that the global market size of the Authentication IC will grow from 0.3 billion in 2022 to 1 billion in 2026 at a CAGR of 57.1%.7 In the early days of digital payments and digital id-cards, SEALSQ pioneered with top-notch security using tamperproof hardware tokens and public key cryptography. After our technology found its way in physical and logical access control, firewalls and payment terminals, it is now found in connected devices and branded appliances.

While analysts expect the market of secure hardware to grow to more than 5 billion units in 20248, there are only a handful of suppliers in the world. SEALSQ differs from pure semiconductor suppliers by its managed personalization and lifecycle. It is our unique symbiosis between tamperproof semiconductors and managed cryptographic personalization that anchor digital trust in physical objects.

In fact, this is the hard problem in the market to be solved. Having an empty security shell does not offer trust. It is through our key management platform that we help our direct customers and end customers build digital trust to the physical world. Our platform pairs physical semiconductors (and therefore the devices and objects they are bolted on) with their digital equivalent.

We sell into all industries and to companies of varying sizes, both vendors of appliances and end customers. We sold more than 1 billion semiconductors and we have customers that bought more than 100 million of our high-end semiconductors. In the year ended December 31, 2022, our top ten customers represented 90% of our revenue. As of December 31, 2022, we have sold to over 175 customers in over 35 countries since our acquisition by WISeKey in 2016.

An increase in cyber threats targeting critical infrastructure systems is one reason ABI Research forecasts that secure hardware modules, our core market, will be at the center of IoT cybersecurity. ABI Research also forecasts that the global market size of secure hardware modules will grow from $0.8 billion in 2022 to $1.2 billion in 2026 at a CAGR of 10%.9

Our current focus on R&D extends our portfolio along the following technological evolutions:

•	the QUASARS (QUAntum resistant Secure ARchitectureS) project, a radical innovative solution, based upon the new WISeKey Secure RISC V based platform that is paving the way for the Post Quantum Cryptography era, with hybrid solutions compliant to ANSSI (“Agence Nationale de la Sécurité des Systèmes d’Information”, the National Cybersecurity Agency of France) recommendations.

•	silicon techniques to bolt our secure vault to general purpose processors in a certifiable tamperproof way,

•	software techniques to secure and automate the onboarding of a connected device with a platform in a cloud,

•	cryptographic techniques to combine post-quantum attack resistance with our side channel attack resistance in a certifiable way,

•	ledger and blockchain techniques to offer a transparent, immutable, and cryptographically verifiable journal of our lifecycle management,

•	a cryptocurrency protocol designed to enable internet-connected devices to autonomously engage in seamless data and currency exchanges (SEALCOIN),

•	countermeasure techniques to stay ahead of the cyberattack evolutions, and

•	in partnership with FOSSA and WISeKey, the launch of the WISeSat constellation, picosatellites, manufactured by FOSSA, will enable the direct connection of satellites to IoT devices for authentication, completing the connection cycle from space to device through secure telecommunication means. This technology allows for identification in remote, low connectivity areas.

7 “Embedded Security for the IoT”, ABI Research, January March 2020.

8 “Digital Authentication and Embedded Security”, ABI Research, February 2020

9 “Hardware Security Modules”, ABI Research, January 2022

While our current products serve our current markets well, we believe the products resulting from our R&D will create additional opportunities in upgrade markets, in different sectors, and in new applications of our technology in innovating markets.

If our efforts to attract prospective customers and to retain existing customers are not successful, our growth prospects and revenues may be adversely affected. Please refer to “Risk Factors—Risks Related to Our Business” for a discussion of such risks and information that should be considered before making an investment decision with respect to our Ordinary Shares.

For the years ended December 31, 2021, and 2022, our revenue was $17.0 million and $23.2 million, respectively, representing year on year growth of 36%. For the years ended December 31, 2021 and 2022, our net result went from a loss of $4.8 million to an income of $5.8 million respectively.

The Trusted Internet of Things, or IoT, is poised to disrupt the semiconductor industry at industrial and business levels. IoT devices transform almost all products into smart devices, from irrigation systems to luxury products to pharma and clothing. Retail, health, bioscience, consumer-based products, and industrial IoT are all in high demand.

With the growing demand for IoT solutions comes tremendous potential for profit. The McKinsey Global Institute estimates that IoT applications will generate between $5.5 trillion and $12.6 trillion globally in 203010. This growth presents enormous opportunities and challenges for the semiconductor industry.

Perhaps the biggest challenge facing the semiconductors industry is that IoT chips will change the kinds of semiconductors the industry has to make, demanding new manufacturing processes and techniques from chip manufacturers to produce smaller chips that consume less power.

SEALSQ uses a unique method to secure semiconductors designed by the Company through cutting-edge authentication processes combined with post-quantum technology and third-party identity blockchains, which together with on-the-ground measures ensures the authenticity of the original IoT and generates its correspondent digital twin.

SEALSQ uses a patented method to digitally certify the authenticity of a physical object of value. The method includes a storage device, a digital certificate of authenticity (encrypted information reflecting at least one characteristic unique to the physical object, checking, whenever required, the validity of the digital certificate of authenticity by use of a network computer), the network computer cooperating with the storage device and a validating or a certifying authority so as to output sensibly in real time the status of validity of the digital certificate of authenticity, and the ability to modify it, whenever required.

With a rich portfolio of 40 patent families, covering over 110 fundamental individual patents, and another 12 patents under review, SEALSQ continues to expand its platform use in various domains. SEALSQ Semiconductors already secures millions of objects: luxury products, high-end watches, routers, gateways, utilities meters, drones, authentication dongles, storage memory USB sticks, medical devices, connected door-locks, electronic consumers devices etc. These semiconductors include Digital Identification technology, such as Keys, Certificates or NFTs, that secures, authenticates, and proves ownership of digital and tangible assets. We believe that the combination of Digital Identification with NFT will be a game changer in proving ownership of digital tangible assets.

The SEALSQ team of experts is working with NIST candidates for the MS600X Common Criteria products: Crystals-Kyber for key exchange mechanism and Crystals-Dilithium for signatures. The partnership is focusing on the practical implementation aspects of algorithms, considering physical side-channel attack and deep learning processes. This work completes the implementation of two algorithms short-listed by the NIST that the team has already studied, paving the way for a complete post-quantum cryptography toolbox.

Post-quantum cryptography (PQC) refers to cryptographic methods that are secure against an attack by a quantum computer. As quantum computers become more powerful, they may be able to break many of the cryptographic methods that are currently used to protect sensitive information, such as Rivest-Shamir-Aelman (RSA) and Elliptic Curve Cryptography (ECC). PQC aims to develop new cryptographic methods that are secure against quantum attacks. One example of a post-quantum technology is lattice-based cryptography. It is a type of public-key cryptography that is based on the hardness of a mathematical problem called the Shortest Vector Problem (SVP) which is thought to be too difficult for a quantum computer to solve. Lattice-based cryptography can be used for tasks such as digital signatures, key exchange, and encryption. Another example is code-based cryptography which is based on the difficulty of decoding certain algebraic structures called error-correcting codes. These codes can be used to create digital signatures, key exchanges, and encryption schemes that are secure against quantum attacks.

10 “The Internet of Things: Catching up to an Accelerating Opportunity”, McKinsey Global Institute, November 2021

This post-quantum cryptography toolbox will help to protect against the security threat posed by quantum computers, allowing hybrid solutions by no later than 2025 as recommended by the French ANSSI. In addition to this, SEALSQ plans to upgrade its PKI offer, adding new post-quantum features for the IoT market: Secure authentication, Brand protection, Network communications, future FIDO (“Fast Identity Online”) evolutions and additional generally web-connected smart devices that obtain, analyze, and process the data collected from their surroundings. SEALSQ is executing this project under the name “QUASARS” (QUAntum resistant Secure ARchitectureS.).

SEALSQ is also working with NIST to define recommended practices for performing trusted network-layer onboarding, which will aid in the implementation and use of trusted onboarding solutions for IoT devices at scale. The SEALSQ contribution to the project will be Trust Services for credentials and secure semiconductors to keep credential secure. Specifically, SEALSQ will offer INeS Certificate Management Service (CMS) for issuing credentials and VaultIC secure semiconductors to provide tamperproof key storage and cryptographic acceleration.

While quantum computing offers endless perspectives to incredibly increase computing power, hackers will take advantage of this technology to crack cryptography algorithms, corrupt cybersecurity and compromise global economy. Research about quantum computing, namely how to use quantum mechanical phenomena to perform fast computation, was initiated in the early 1980s. The perspectives and unbelievable performances offered by this promising technology are so huge that many countries are sponsoring public/private R&D initiatives.

SEALSQ via its parent company WISeKey brings its decades of expertise in designing Common Criteria EAL5+ and FIPS 140-2 Level 3 certified hardware-based secure elements (MS600x secure microcontrollers, VaultICTM, etc.) and in developing hacker resistant firmware. The new algorithms to be evaluated will first have to practically run on SEALSQ’s existing and new hardware architectures. The Company will also share its expertise in deep learning AI (Artificial Intelligence) techniques to prove the robustness of the implementations.

Our semiconductors are used for securing supply chain management of critical goods by integrating IoT devices communicating with picosatellites launched by parent company WISeKey and now part of the SEALSQ Platform. SEALSQ security semiconductors are being used to protect different types of IoT devices such as satellites and their captured images and communications from agriculture and logistics sensors. This product leverages the extensive reach of the picosatellites and their ability to connect to low energy IoT devices and combines it with the immutability of data and smart contracting feature of the third-party Casper blockchain to offer unique benefits to the supply chain management industry. You can now track the data of your goods in transit such as environmental conditions, geo-location, etc. in a reliable manner, and also make logistic processes more efficient using the smart contracting feature offered by Casper blockchain.

Our semiconductors, when placed on any object, can securely link the object to NFTs, enabling authentication and tracking of the object. This model is much like an embedded ePassport, and confirm the identity of the object on the Blockchain ledger. This digital identity, used throughout the object’s lifetime, allows the object to become a “Trusted Object” of the Internet, and enables proof of its identity and provision of related verifiable data. As such, SEALSQ IoT and data analytics help supply chain managers make decisions on their objects and prevent possible accidents or other delay-inducing occurrences that happen on the way.

SEALSQ itself does not offer any NFTs or blockchain service, and does not use any third-party blockchain for operating its business. SEALSQ’s NFT-related business is to provide its security – related services, Secure Element, to customers in the form of security-enhanced semiconductors. SEALSQ does not provide any technology or services in the management of the NFT creation or the distribution of NFTs. The Secure Element service that SEALSQ provides enables SEAL’s customers to create and maintain a secure link between an object and its NFT (issued by a SEALSQ customer that purchases SEALSQ semiconductors) that is stored in a blockchain.

The supply chain is already benefiting from the billions of SEALSQ secure chips that are already embedded in high-tech products and goods to protect data, communication, and firmware against cyberattacks. This includes routers, modems, energy-smart meters, drones, and medical devices, to mention a few. By combining the secured IoT devices with the immutability and smart contracting features offered by third-party blockchains such as the Casper blockchain, the logistic processes can be greatly improved and automated as the data on-chain can now be trusted for further processing without third-party intervention.

Combining the power of SEALSQ semiconductors with the ability of these secured IoT devices to communicate with the picosatellites that aim to cover every spot on the planet with a maximum latency of 10mins, and the immutability and smart contracting provided by third-party blockchains such as the Casper blockchain, the new product is set to disrupt the supply chain management. The IoT devices are no longer dependent on the cellular networks and the data sent via the satellites are authenticated through WISeID. We believe this is going to make a significant difference to the supply chains of critical goods where environmental conditions and security of the goods being shipped are extremely critical e.g., blood, organs, or vaccines.

IoT applications cannot work without security, sensors and integrated microchips so all IoT devices will require semiconductors connected to secure platforms. The smartphone market, which has driven growth in the semiconductor industry for years, has begun to level off. The IoT market could represent new revenue for semiconductor manufacturers, allowing the semiconductor industry to maintain an average annual growth of 3% to 4% for the foreseeable future.

IoT devices will increase demand for sensors, connectivity, memory, microcontrollers, and integrated circuits, which could put pressure on the existing semiconductor supply chain. Semiconductor manufacturers that choose to meet IoT demands now will be well positioned to take advantage of this developing market.

SEALSQ semiconductors are designed for securely storing cryptographic secrets and providing cryptographic functions that use the secrets. The end result is that the secret stays securely stored on the semiconductor while it is being used in cryptographic calculations.

The following steps illustrate the link between our semiconductors and an NFT.

1.	First verify the product that the NFT links to. This is an essential step to ensure the resulting NFT retains its provenance, authenticity, and long-term value.

2.	Next the identity of the secure VaultIC semiconductor is established. This identity is in the form of a unique public private key pair that is embedded in the secure VaultIC semiconductor.

3.	The resulting product information is combined into a patent pending format that ensures that the resulting NFT is not corrupted, incomplete, or ambiguous.

4.	The NFT blockchain address is then obtained (NFT may need to be created).

5.	The Blockchain address is combined with the VaultIC identity and a PKI certificate is created.

6.	The certificate is written back to the secure VaultIC semiconductor and the off-chain storage.

After these steps, the physical item contains two immutable identities that are cryptographically linked, one from the secure semiconductor and it’s PKI certificate, the other from the Blockchain.

The objective for rigorously following these steps is to minimize the inherent risks associated with NFTs and to provide cryptographic assurance that the physical object and the NFT are both linked and authentic. While these steps minimize the risk associated with authenticity, other risks still remain due to blockchain stability, reliance on third party blockchain technologies, and market forces, among others.

Examples of usage are in the fields of luxury goods, expensive spirits or wine, or in OEM electronic devices which results from an extremely complex and subcontracted remote supply chain, for which the OEM wants to keep an indisputable tracking record of all the steps of their fabrication.

Our technology enables systems and methods for establishing the long-term authenticity of non-fungible tokens (NFTs) minted on a public blockchain by linking the NFT to its associated object (which itself may be physical, digital, tangible or intangible), the minter of the NFT, the nature of the association of the NFT minter to the associated physical object, and the possessor and/or originator of the object. In particular, our technology enables the “embodiment” of this information that constitutes the linkage between the NFT and the associated digital object, physical object, or intangible object (e.g., intellectual property assets, contracts, or other intangible assets), and consequently allows for authentication of the NFT and its related object in a variety of scenarios.

NFTs are preserved on a public blockchain via a network of nodes and secured via the blockchain’s consensus mechanism, such as proof of work, proof of stake, or other suitable consensus mechanisms for the NFT itself. However, the NFT may not preserve its ability to authenticate an associated object or its association with that object, particularly over long periods of time. In many instances the NFT at least partially relies on one or more third parties to establish its association with a specific object. For example, often this responsibility is left to third party NFT exchanges, centralized databases, the private key holder, or to other entities. In particular, none of the existing NFTs are minted with composition to ensure their authentication particularly with regard to items with physicality, or items that were not directly derived from the private key holder.

While there may be a high confidence in the ability of a blockchain to preserve and store the public key and digital signature information of the NFT itself, along with any subsequent NFT transaction data over long and very long periods of time – a blockchain cannot preserve information which the NFT does not itself include. So, for example, in many instances the blockchain will not preserve the linkage between its digital signature and the actual identity of the NFT minter, the association of the NFT and/or NFT minter with the object, the possessor of the object, or the originator of the object.

This absence of embedded linkage is particularly a concern with regard objects that possess significant pre-blockchain history since in many instances, the pre-blockchain history is not maintained on the blockchain. This history is important to assist in independently verifying the authenticity of the NFT. For physical objects the unique features that identify the specific object are not necessarily independently linked to the NFT, and the NFT fails to provide or safekeep information or documentation as to appraisal value, origin, intellectual property rights or limitations on rights of use. For digital objects, the source construction resources and files are not linked and there are no certifications of authenticity or origin. Further, for digital NFTs, the ownership of the NFT or indication that the NFT was rightfully minted is not assured at the time of creation.

As such, typical NFTs fail to possess sufficient composition in order to ensure that the minted NFT is authenticatable and persistent across time. In particular, none of the existing NFTs are minted with composition to ensure their authentication particularly with regard to items with physicality, or items that were not directly derived from the private key holder. Our technology enables the “embodiment” of applicable information and sourcing linkages between the NFT and the associated object. Such embodiments ensure long term authentication of NFTs that are associated with physical or intangible objects, sometimes referred to as a “Digital Twin”.

The SEALSQ R&D team are also working on the continuous development of SEALCOIN, currently in the preregistration phase and launched at Davos in January 2024. SEALCOIN is a groundbreaking block-chain based data and currency protocol that is designed to enable billions of internet-connected devices to autonomously engage in seamless data and currency exchanges. By transcending traditional currency exchange mechanisms, SEALCOIN is establishing a complex network of IoT-enabled transactions and services.

While SEALCOIN is designed to be utilized by individual traders using block-chain protocols similar to those in use for the transmission of cryptocurrencies, its primary value proposition lies in its ability to alter the economic operations and communications within IoT devices. SEALCOIN is expected to be a pivotal development in Machine to Machine (M2M) payments thereby redefining the landscape of digital transactions in the IoT domain.

As an advanced data and currency protocol, SEALCOIN aims to create a robust economy specifically tailored for internet-driven devices, facilitating not only data exchange but also secure currency transactions. The objective for SEALCOIN is to allow for IoT structures from various companies to autonomously interact and leverage each other’s services and products without the need for human intervention, extending beyond simply currency transactions.

Key features of SEALCOIN include:

1.	Autonomous M2M Transactions: Allowing IoT devices to perform transactions without the need for human input

2.	Cross-Company IoT Interactions: Enabling IoT structures from different companies to interact and transact autonomously

3.	Decentralized Network: Ensuring secure, transparent and decentralized transactions

4.	Integration with Digital Finance: Merging with digital finance thereby allowing for innovative financial applications in the IoT sphere.

SEALCOIN is a blockchain-based technology to ensure secure and transparent transactions, using smart contracts to automate and enforce agreements between devices. This allows it to handle a high volume of transactions. Some use cases for SEALCOIN include:

1.	Automated Supply Chains: IoT devices in supply chains can autonomously order, pay for and restock inventory

2.	Smart Homes and Cities: Smart devices in homes and cities can transact for services like energy, maintenance and more

3.	Industrial IoT: Seamless M2M transactions in industrial settings

Market Opportunity

The addressable market for IoT cybersecurity is massive: more than 12 billion IoT devices were connected in 2021 and this number is expected to grow to 29 billion units in 2027 with CAGR of 16%.11 McKinsey predicts an annual $12.6 trillion in economic value by 2026.12

As it stands, many of the currently deployed IoT devices lack any serious form of security: the devices contain weaknesses that can easily be exploited, and the vast majority of data transmission is left unprotected. Regulatory and legislative pressure in combination with the rising danger of ransomware and other types of attacks, however, will force IoT customers to adopt solid cybersecurity practices and techniques.

Vendors of digital devices and organizations deploying IoT are now realizing that the IoT devices need the same level of protection as banks and governmental card issuers. They are realizing that many of their devices are placed in uncontrolled locations such as a private home, a parking lot, a car on the street, a remote field, a container on a ship, and even a human body. And yet, the users of their devices heavily depend on the reliability in terms of command & control and rely on the accuracy and privacy of their data.

McKinsey13 listed a number of ‘head wind’ factors for IoT adoption rates. To cite some of their observations:

•	“Consumers, enterprise customers, and governments are increasingly concerned with IoT cybersecurity because the growing number of connected endpoints offers vulnerable points for hackers to exploit.”

•	“Companies are grappling with how much privacy customers will give up in return for lower prices or special offers in a retail setting. The COVID-19 pandemic has brought this issue into even sharper relief as governments and citizens attempt to balance public health with individual privacy.”

•	“Cybersecurity is a cross-cutting headwind to at-scale IoT deployments, so it should be unsurprising that this concern is particularly pronounced in the healthcare space. Not only is the security of the IoT device itself paramount but also that of the underlying data and analytics.”

Markets and Markets forecasts the global IoT cybersecurity market size to grow from $14.9 billion in 2021 to $40.3 billion by 2026, at a CAGR of 22.1% from 2021 to 2026.14

Allied Market Research valued the global IoT security market size at $8.4 billion in 2018 and projected the size to reach $74 billion million by 2026, growing at a CAGR of 31.20% from 2019 to 2026.15

The IoT market has so far been self-regulated, and some industries are implementing sector-specific regulations. Governments, however, are increasingly aware of the cybersecurity risks of IoT that can leave citizens vulnerable to security and privacy risks. Lawmakers enact legislation to:

•	Make connected devices more resilient to cyber threats and attacks (IoT Cybersecurity); and

•	Protect the privacy of personal information (IoT Privacy).

Aspects of an IoT deployment may then be subject to many different forms of oversight.

11 “State of IoT 2023”, IOT Analytics, May 2023

12 “The Internet of Things: Catching up to an accelerating Opportunity”, McKinsey & Company, November 2021

13 “The Internet of Things: Catching up to an accelerating Opportunity”, McKinsey & Company, November 2021

14 “IoT Security Market by Type (Network Security, Endpoint Security, Application Security and Cloud Security), Component (Solutions & Services), Application Area, Deployment Mode (On-premises & Cloud), Organization Size, and Region – Global Forecast to 2026”, Markets And Markets, October 2021

15 “IoT Security Market by Component Solution (Solution and Services), Deployment Model (On-Premise and Cloud), Organization Size (Large Enterprises and Small & Medium Enterprises), Product Type (Device Authentication & Management, Identity Access & Management, Intrusion Detection System & Intrusion Prevention System, Data Encryption & Tokenization and Others), Security Type (Network Security, Endpoint Security, Application Security, Cloud Security, and Others), and Industry Vertical (Manufacturing, Retail & E-Commerce, Government & Defense, Transportation & Logistics, Energy & Utilities, Healthcare & Others); Global Opportunity Analysis and Industry Forecast, 2019-2026, Allied Market Research, January 2020

As governments are adopting new legislation imposing security implementation requirements on IoT deployments, IoT devices and IoT deployments may no longer be able to comply with new and future legislation and regulations without implementing new levels of cybersecurity features.

Gartner expects that through 2026, less than 30% of U.S. critical infrastructure owners and operators will meet newly mandated government security requirements for cyber-physical systems.16 Gartner further expects that the percentage of nation states passing legislation to regulate ransomware payments, fines and negotiations will rise to 30% by the end of 2025, compared to less than 1% in 2021.17

Gartner also forecasts that, by 2025, 70% of CEOs will mandate a culture of organizational resilience to survive coincident threats from cybercrime, severe weather events, civil unrest and political instabilities.18

IoT Cybersecurity

Regarding critical infrastructure protection, regulators and legislators are increasingly concerned about security of IoT actuators in crowded places, power grids, telecom systems, public transport, traffic control, water distribution, and energy transport.

The EU Cybersecurity Act that came in effect in 2019, addresses these concerns and applies in all EU member states and the UK. It mandates the EU Agency for Network & Information Security (“ENISA”) to define an EU-wide cybersecurity certification framework. The UK is currently moving forward and is shifting the responsibility to secure IoT devices away from consumers and demand strong cybersecurity be built-in by design.

The EU further enacted the Directive on security of network and information systems (“NIS”). It aims to reach a high level of cybersecurity for Critical National Infrastructure and essential services, and establishes a range of IoT cybersecurity requirements for operators of essential services and their digital service providers.

The U.S. currently lacks a federal IoT cybersecurity regulatory framework. The IoT Cybersecurity Improvement Act passed in 2020, however, sets minimum security standards for IoT devices procured by the federal government. While the bill avoids to directly regulate the private sector, it aims to leverage federal government procurement influence to encourage increased cybersecurity and put in place basic security measures for IoT devices. The bill further gives the National Institute of Standards & Technology (NIST), the authority to oversee IoT cybersecurity risks for equipment bought by the federal government, and to issue guidelines dealing with IoT cybersecurity. IoT devices procured by the federal government must comply with these recommendations.

At the state level, California and Oregon have gone further and passed new IoT security laws (resp. SB 327 and HB-2395) that became effective in 2020. These laws require that IoT devices sold in California and Oregon be fitted with reasonable security features to protect both the IoT device and the data it contains. They further place liability and burden of proof on the IoT vendors as soon as the device is connected to the Internet in those states.

The New York State enacted the Stop Hacks and Improve Electronic Data Security Act (“SHIELD”) in 2020. The bill requires the implementation of a cybersecurity program and protective measures for New York State residents and apply to IoT manufacturers.

ABI Research expects Critical Infrastructure cybersecurity spending to increase from $106 billion in 2021 to $146 billion in 2025 at a CAGR of 8.3%19

IoT Privacy

Regarding privacy, regulators and legislators are increasingly concerned that individuals may not be able to provide consent for IoT sensors which are permanently collecting behavioral data, to locate the source of inaccurate data, and to be comfortable that uploaded privacy-sensitive data do not leak out.

The EU General Data Protection Regulation (“GDPR”) in effect since 2018 establishes a harmonized framework within the EU and the UK, including the right to be forgotten, the need for clear and affirmative consent, and severe penalties for failure to comply with these rules. The GDPR law equally applies to IoT devices, IoT platforms and IoT deployments.

16 “3 Planning Assumptions for Securing Cyber-Physical Systems of Critical Infrastructure”, Gartner, February 2022

17 Opening Keynote, “Gartner Security & Risk Management Summit” in Sydney, Australia, Gartner, June 2022

18 Opening Keynote, “Gartner Security & Risk Management Summit” in Sydney, Australia, Gartner, June 2022

19 “Critical Infrastructure Security”, ABI Research, February 2021

The U.S. currently lacks a comprehensive federal law regulating the collection and use of personal information beyond the U.S. Privacy Act of 1974 and the Children’s Online Privacy Protection Act. Several states, however, have recently passed new legislation to take digital privacy into account.

The California Consumer Privacy Act (“CCPA”) in effect since 2020 enhances privacy rights and consumer protection for residents of California. The California Privacy Rights Act (“CPRA”) supplements the CCPA and took effect on 1 January 2023. It creates a new category of personal information named sensitive personal information. Biometric data, including facial recognition and other data that may yield details about race, ethnicity, sexual orientation, religious beliefs, and geolocation, are included in this new group and must be adhered to by IoT devices, IoT platforms and IoT deployments.

Gartner expects that by the end of 2023, modern privacy laws will cover the personal information of 75% of the world’s population.20

Sustainability

IoT will continue to transform the sustainable energy markets, such as wind, solar, biothermal, and nuclear power generation industries. IoT analytics will provide wind energy suppliers with real-time data on their power plants and storage assets, as well as their customers’ consumption, to ensure continuous energy generation and distribution. IoT solutions can also enable the adjustment of business operations for dramatically increased revenue.

There is an expectation to see a shift in demand for sensors, actuators, and gateways, because all of these devices are needed to predict failures and assure the overall efficiency of equipment, specifically for sustainable power generation. This trend is the most accurate for green technology companies that will continue to reduce operational expenses, reserve funds for innovations, and deliver more affordable green energy.

While IoT adoption from Utility Service Providers (USPs) will be driven by regional stimulus packages, markets will continue to be cautious with their capital spending on new technology solutions. USPs (energy and water) will remain one of the largest adopters of massive IoT solutions, as they continue to implement their grid digitalization programs that started more than a decade ago. A utility’s primary objective in implementing IoT will be to add resilience to their operational processes and support growing demands to shift from the use of fossil fuels and move toward renewable resources.

Also, Oil & Gas operators realize they need to transform and embrace climate neutral energy sources. These operators will increase investments in digital transformation to address commercial, operational, and existential threats, as well as align business models with changing climate action regulation. ABI Research expects that, in 2030, they will spend $15.6 billion on digital tools to address industry challenges and align operations with changing business models.21

With digital tools, oil and gas companies can analyze the condition of transmission and distribution pipes, prepare for changes in oil and gas prices, plan sustainability strategies and ensure an increasing amount of renewables capacity is integrated into grids and provided to consumers. Data analytics allied with IoT platforms have become essential to identifying issues ahead of time such as pipeline degradation, wellhead performance, and pollution from gas flares.

The effect of the cyber-attack on the Colonial Pipeline made operators aware that even spending unlimited amounts to secure networks and assets will not provide 100 percent security as attackers only need one error to cause havoc. Increasingly, cyber threats are rapidly becoming a concern for both the C-suite and governments, and IoT cybersecurity has become a top priority for them.

ABI Research expects that spending on IoT security within the sector will increase by 8.1% between 2022 and 2030 to reach $5.6 billion per annum.22

Metaverse

Gartner expects that by 2026, 25% of people will spend at least one hour a day in the Metaverse for work, shopping, education, and entertainment.23 Gartner defines the Metaverse as a collective virtual open space, created by the convergence of virtually enhanced physical and digital reality. Beyond entertainment, gaming and social media, a Metaverse provides enhanced immersive experiences for professional activities including:

20 “Gartner Identifies Top Five Trends In Privacy Through 2024”, Gartner, May 2022

21 “Digital Transformation in the Oil and Gas Market”, ABI Research, December 2021

22 “Digital Transformation in the Oil and Gas Market”, ABI Research, December 2021

23 “Predicts 2022: 4 Technology Bets for Building the Digital Future”, Gartner, December 2021

•	Training with a more immersive learning experience in medical, industrial and sports.

•	Virtual events with a more immersive social experience.

•	Retail can extend its reach to an immersive shopping experience that allows for more complex products.

•	Enterprises can achieve better engagement, collaboration and connection with their employees through virtually augmented workspaces.

The current siloed VR (Virtual Reality) or AR (Augmented Reality) environments of a single provider will eventually integrate into a single Metaverse adopting open standards. Activities in a unified Metaverse include:

•	Obtaining outfits, equipment and accessories for online avatars.

•	Purchasing digital land and constructing virtual buildings.

•	Participating in virtual events and training classes.

•	Trading collectibles, rare assets and unique pieces of digital art.

•	Interacting with others for employee onboarding, customer service, and sales.

Studies by, amongst others, Gartner24 and ITU25 revealed that consumers and professionals raise the following concerns before adopting the Metaverse:

•	How to preserve the privacy of personal data

•	How to know whether data for decisions can be relied on

•	How to get confidence in payment methods

•	How to know for sure who you are interacting with

•	How to deal with the abundance of endpoints: each device in the office or in someone’s home that connects to the internet opens up a new door through which cyberattacks can enter. Since the Metaverse will require multiple devices and sensors, people are becoming even more vulnerable to data breaches.

While the opportunities offered by the Metaverse are huge, these key concerns need to be solved first in order to create a “trusted” Metaverse. A trusted Metaverse enriches digital experiences with trusted bridges to the physical world.

Our solution

SEALSQ has become much more than a cybersecurity technology company.

We are in the physical/cyber trust business. Every day, citizens, consumers and professionals rely on the trust we bring to the IoT devices around them. Our brand reflects digital comfort and a culture of trust, security, and protection.

For that, we offer to our customers:

i)	“Secure Elements” implementing a mix of analog and digital countermeasures which are the DNA of our engineering teams, constantly monitoring and anticipating the new generation of attacks that the cyber hackers may develop.

24 “What Is a Metaverse”, Gartner, January 2022

25 “AI: The driving force behind the metaverse”, ITU News, June 2022

ii)	A provisioning and personalization platform, which manages the creation of digital keys and certificates and their injection into our secure elements.

iii)	A Root Certificate Authority, which guarantees the unicity and the authenticity of the digital identities which we are generating for our customers.

Our products and infrastructures are certified with the highest grading of the industry by third party certification labs.

We design, develop and market secure semiconductors worldwide as a fabless manufacturer, meaning we do not manufacture the semiconductors, but instead collaborate with production partners for all phases of the manufacturing process of our semiconductors/ICs, including wafer fabrication and packaging and testing. We provide added security and authentication layers on our semiconductors which can be tailored to customers’ needs.

Our production partners are responsible for the procurement of all of the raw materials used in manufacturing our products and we understand that the such raw materials are multi-sourced.

How is SEALSQ different?

SEALSQ is unique because we combine secure hardware with a platform to manage its keys and to manage the physical/cyber pairing. This pairing associates the hardware chip inseparably with digital certificates and a digital record that reflects the lifecycle of the chip. Conversely, the digital security is anchored in hardware inside the device. It is this unique proposition that enables us to bring digital trust to the physical world.

Our legacy of personalizing payment cards brought us the opportunity to personalize IoT devices. While the market of payment cards and SIM cards has become a commodity, the market of personalized IoT devices is growing rapidly. With our advanced management platform in combination with our advanced silicon design, we can capture this booming market. Our efficient platform also enables to extend to mainstream quantities of non-connected objects, such as e-cigarettes, as well as small batches of high-end controllers, such as satellites placed into orbit.

As such, we offer provenance, proof of origin, and lifecycle management to devices and objects. Additionally, we enable data collection and data transmission to be protected against interference and eavesdropping, and we enable command execution and firmware updates to be reliable and trustworthy.

Benefits for Customers

Security is in our DNA, and we help our direct customers and end customers to understand the security risks, security implications and security solutions. Our platform takes away the burden of managing sophisticated cryptography and a suite of secret, private and public keys. And we help them through the lifecycle of the security elements.

Our customers realize that their products have a clear differentiator to their end customers when SEALSQ security is inside. SEALSQ provides them with an effective anchor from which trust can be established, and from which new supporting platforms and services such as device life cycle management can be supported.

Vendors typically find it hard to manage security and may have little in-house knowledge about cryptographic strength, key generation, key injection, key pairing, key rotation, key hierarchies, and key lifecycle. We fundamentally offer our customers a one-stop shop for trusted personalization of their devices.

Superior end customer experience drives customer loyalty.

Not only security, but also customer care is in our DNA. We are proud of the customer loyalty we have achieved over the past 20 years. Our customers and their end customers also appreciate that our product roadmap takes their input into account, as well as market trends and security trends. Moreover, involving partners in our roadmap, such as FOSSA and Parrot, help our mutual customers to tune their devices and deployments to tackle the cybersecurity challenges. Customers and end customers further appreciate that we understand and respond to specific regulations they may be subject to.

We have been able to clearly demonstrate our customer dedication in 2021. Since 2020, global semiconductor supply was under stress as a by-product of the COVID-19 pandemic. When economies started to rebound in 2021, the combination of supply chain logistics issues and shortages in raw material kept global semiconductor supply under stress. Dedicated to fulfilling customer demand, we were able to secure large allocations in our supply chain. In fact, SEALSQ gained new customers thanks to the constrained delivery these customers faced by their former semiconductor suppliers. Customers openly praised SEALSQ’s dedication and loyalty to its customers.

Benefits for IoT owners and operators

While our customers are typically product manufacturers, the end customers are factories, consumers, governmental infrastructures, municipalities, smart transport initiatives, smart agriculture, etc. Due to increased threats and attacks, these IoT owners and operators demand increasing levels of protection. And given that they increasingly install devices in unmanned and uncontrolled environments, they even demand the security to be physically tamperproof.

Further, with emerging policy debate and regulation on the topic of loT security in Europe, Asia, and North America, IoT owners and operators want security solutions that can be easily implemented and deployed. With SEALSQ security inside, they know that digital trust is anchored in the hardware of the device.

Increasing public trust

For example, when the U.S. government enacted its Infrastructure Investment and Jobs Act of $1.2 trillion, SEALSQ was approached by integrators that worry about security and privacy. These integrators were seeking to participate in funded megaprojects to deploy IoT for power infrastructure, water distribution, airports, road safety, high speed internet and sensors to address climate change and saw that the level of cybersecurity of their IoT vendors was not always what they expected before SEALSQ came in the picture.

Our Competitive Strengths

We believe we have several competitive advantages that will enable us to maintain and extend our market position. Our key competitive strengths include:

•	Customer dedication is in our DNA and we deliver to customers ordering hundreds of millions of units, as well as to customers ordering a few thousand custom units.

•	Ongoing product innovation. We constantly innovate on our products to enhance and expand capabilities. Our agentless technology differentiates us in the market and positions us to capitalize on the proliferation of new device types entering the enterprise that cannot be supported by agent-based technologies.

•	Proven Supply Chain Management processes with a track record of timely delivery.

•	Standardized technology and compliance with industry-driven standards, to ease the integration by our direct customers and by end customers.

•	Top-level certifications (Common Criteria EAL5+ and FIPS140-2 Level 3) that address the current and future requirements of IoT deployments in health care and critical infrastructure.

•	The digital certificates are rooted at the OISTE Foundation, a not-for-profit organization based in Geneva, Switzerland, regulated by article 80 et seq. of the Swiss Civil Code and neutral vis-à-vis any dominant vendor, country or other market player.

•	Broad appeal of our products across a diverse end customer base. We serve end customers of all sizes across diverse industries. We are deeply integrated into our customers’ security infrastructure, demonstrating immediate and ongoing value. We have a long-term, loyal base of end customers with many relationships spanning over 10 years.

•	Recognized market leadership. We are invited to speak at Davos and TechAccord. We participate in standardization efforts by Wi-SUN Alliance, a global association to drive interoperability in smart cities and smart grids. SEALSQ is also currently working with NIST’s National Cybersecurity Center of Excellence (NCCoE) on a reference design for securely onboarding IoT devices.

•	Global market reach driven by direct and indirect sales strategy. We have recruited top sales talent from leading security organizations and retain the highest quality sales representatives with demonstrated success. We are one of the only vendors in our market solely focused on security and control and, as such, our sales representatives are wholly focused on selling the standalone value of our products.

•	Strong leadership team of security experts. We have a deep bench of talent at the executive level, with years of industry experience at semiconductor manufacturers and cryptography laboratories.

Our Growth Strategies

At SEALSQ, while we have traditionally relied on the one-time sale of semiconductors and sensor hardware, we are actively evolving our business model to embrace recurring revenue streams. This strategic shift leverages a percentage of the vast install-base of over 1.6 billion semiconductors, harnessing AI to analyze the data they generate. This data analysis facilitates predictive analytics on the objects we secure, adding a new dimension to our service offerings. In addition to this, we have established a post-market segment focusing on provisioning, onboarding, and lifecycle management, which not only generates additional recurring revenue but also enhances customer loyalty and retention.

Our growth strategies are multi-faceted and forward-looking, focusing on:

1.	Product Innovation: We are at the forefront of developing a new generation of Secure Elements, incorporating cutting-edge technologies to minimize footprint and reduce costs. This includes advanced Flash memory for greater customization and a new generation of Crypto Processors capable of running Post-Quantum algorithms endorsed by NIST. These innovations are aimed at creating new opportunities in upgrade markets across various sectors and pioneering applications.

2.	Global Customer Base Expansion: Significant investments have been made, and will continue, in our sales infrastructure to foster new customer acquisition and to introduce our products in emerging markets. We are confident these efforts will open doors to new large enterprise opportunities, both domestically and internationally.

3.	Leveraging Partnerships: By capitalizing on our robust ecosystem of technology and channel partners, we aim to amplify our market presence. This strategy is particularly targeted towards mid-market enterprises, where we see substantial growth potential.

4.	Expanding Within Existing Customer Networks: Our revenue is intrinsically linked to our clients' sales volumes. By supporting our existing customers in capturing their market opportunities, we not only grow alongside them but also expand our reach within their networks. This includes entering new segments of their operations and replacing competitors where possible, thereby broadening the application of our products in diverse IoT markets.

In summary, our business strategy at SEALSQ is dynamic and adaptable, focused on innovative product development, expanding our global reach, leveraging strategic partnerships, and deepening our engagement with existing clients. This approach positions us to capitalize on the rapidly evolving IoT market, ensuring sustained growth and continued leadership in the field.

Capital Investments

SEALSQ has commenced a significant investment project with the intention of increasing the overall capacity of production within its supply chain. While SEALSQ does not manufacture its own semiconductors, it does own certain capital materials required in order for its suppliers to undertake and complete the production process. One of the key constraining factors for SEALSQ currently is the number of production and testing lines that it has available. In order to increase its production capacity by approximately 5 million units per year, the Company is undertaking a significant capital expenditure project that is forecast to cost USD 3.4 million, split between its supplier’s factory in Taiwan and the research and development headquarters in France. The project will be funded by a combination of cash flow from operating activities and an advance payment of USD 2.0 million from a key customer in exchange for additional delivery slots.

SEALSQ is also developing a brand-new generation of Secure Elements implementing new technologies in order to optimize its footprint, and thus its cost, a Flash memory providing more customization flexibility, and a new generation of Crypto Processor capable to run Post-Quantum algorithms selected by the NIST. This project will require an investment of approximately USD 3.0 million and will be funded by a combination of cash flow from operating activities, grants and other available subsidies from local, national and international funding agencies.

Material Contracts

Convertible Note and Warrant Financing

See description in the section titled “Convertible Note Financing”.

Intracompany Agreements

WISeKey Semiconductors SAS, which is a wholly owned subsidiary of SEALSQ, entered into a Revolving Credit Agreement with WISeKey International Holding AG on October 1, 2016. Under the terms of this agreement, several advances of funds were made by WISeKey International Holding AG to WISeKey Semiconductors SAS for the purposes of supporting the working capital requirements and ongoing operations. The loans initially accrued interest at a rate of 3% per annum, then at a rate of 2.5% per annum pursuant to the Third Amendment to the Revolving Credit Agreement dated November 3, 2022, and may be prepaid at any time. The credit period initially ended on December 31, 2017, but this has been extended through amendments to the original agreement. Following the Fourth Amendment to the Revolving Credit Agreement, all outstanding loans fell due on November 30, 2022.

On April 1, 2021, WISeKey Semiconductors SAS entered into a Debt Remission Agreement with WISeKey pursuant to which an outstanding amount of EUR 5 million (USD 5,871,714) owed to WISeKey was remitted without any compensation from WISeKey Semiconductors SAS. Per the terms of the Debt Remission, WISeKey will have the right to reinstate the debt and ask for repayment in fiscal years when WISeKey Semiconductors SAS achieves a positive income before income tax expense, in an amount calculated based on the income before income tax expense. As such, because of the repayment clause, the loan amounts covered by the Debt Remission continue to be shown as noncurrent liabilities payable to WISeKey International Holding AG.

WISeKey Semiconductors SAS also undertook several debt transfers with WISeKey International Holding AG and other subsidiary understandings of WISeKey International Holding AG dated June 28, 2021, December 31, 2021, June 30, 2022, August 31, 2022 and November 3, 2022. Under the terms of these agreements, amounts owed by WISeKey Semiconductors SAS were paid on WISeKey Semiconductors SAS’s behalf by WISeKey International Holding AG and the amounts were converted into loans due from WISeKey Semiconductors SAS to WISeKey International Holding AG. The loans initially accrued interest at a rate of 3% per annum, later amended to 2.5% per annum, and may be prepaid at any time. Following the first amendment to each of these agreements, all outstanding loans fell due on November 30, 2022.

As part of the Internal Restructuring of WISeKey prior to the effective date of the Spin-Off Distribution, WISeKey International Holding AG and WISeKey Semiconductors SAS entered into a Capital Increase Agreement on December 15, 2022 whereby an amount of EUR 7 million owed to WISeKey International Holding AG by WISeKey Semiconductors SAS was converted into a capital contribution by way of an offset with the outstanding debt under the Revolving Credit Agreement and the loans resulting from the above-mentioned debt transfers. Under the terms of this agreement, the capital of WISeKey Semiconductors SAS was increased by EUR 7 million and the balance owed to WISeKey International Holding AG was reduced by an equivalent amount.

WISeKey Semiconductors SAS undertook a debt transfer with WISeKey International Holding AG dated December 31, 2022. Under the terms of this agreement, an amount owed by WISeKey Semiconductors SAS was converted into a loan due from WISeKey Semiconductors SAS to WISeKey International Holding AG. The loans accrue interest at a rate of 2.5% per annum, and may be prepaid at any time. The loan falls due on December 31, 2024.

Following the Capital Increase Agreement, there were no balances outstanding under the Revolving Credit Agreement, and outstanding loans in the amount of USD 1,198,747 plus accumulated interests in the amount of USD 208,750 due from WISeKey Semiconductors SAS to WISeKey International Holding AG resulting from the above-mentioned debt transfers as at December 31, 2022.

On January 1, 2023, all outstanding balances were consolidated into a new loan agreement between WISeKey Semiconductors SAS and WISeKey International Holding AG. The Revolving Credit Agreement currently limits the amount of loans allowed under the agreement at USD 5.0 million, of which USD 1.4 million is currently outstanding. As at June 30, 2023, the outstanding loan with WISeKey International AG, including accrued interest, amounted to USD 1,422,157. The loan accrues interest at a rate of 2.5% per annum and may be prepaid at any time. The loan falls due on December 31, 2024.

WISeKey Semiconductors SAS, which is a wholly owned subsidiary of SEALSQ, has two loan agreements outstanding with WISeCoin AG dated April 1, 2019 and October 1, 2019. Under the terms of these agreements, WISeCoin AG agreed to extend to WISeKey Semiconductors SAS sufficient funds to enable it to carry out its business activities and fund its working capital requirements. These loans initially accrued interest at a rate of 3% per annum, later amended to 2.5% per annum, and may be prepaid at any time. Each loan falls due for repayment at such time as agreed between the two parties. The funds were originally extended when the former subsidiary undertaking of WISeKey Semiconductors SAS, WISeCoin R&D Lab France SAS, was owned by WISeCoin AG. When the ownership of WISeCoin R&D Lab France SAS was transferred to WISeKey Semiconductors SAS, and again when WISeCoin R&D Lab France SAS was merged into WISeKey Semiconductors SAS on 1 January 2021, the loans were transferred along with the remaining assets and liabilities of WISeCoin R&D Lab France SAS. As at June 30, 2023, the outstanding loans with WISeCoin AG, including accrued interests, amount to USD 3,042,865 and EUR 280,029 (USD 305,729).

WISeKey Semiconductors SAS, which is a wholly owned subsidiary of SEALSQ, has further service agreements with, respectively, WISeKey International Holding AG and WISeKey SA dated January 1, 2018, WISeKey Semiconductors GmbH dated April 1, 2019, and WISeKey USA Inc. dated January 1, 2019. Under the terms of these service agreements, the relevant WISeKey companies have agreed to make available to SEALSQ certain resources, including skilled staff, external consultants and advisors with knowledge across multiple domains including, but not limited to, sales and marketing accounting, finance, legal, taxation, business and strategy consulting, public relations, marketing, risk management, information technology and general management. Under the terms of these service agreements, the relevant WISeKey company regularly invoices WISeKey Semiconductors SAS for the associated costs of providing these services.

Pursuant to the Internal Restructuring of WISeKey, WISeKey and SEALSQ further entered into a subscription agreement on January 1, 2023 pursuant to which WISeKey transferred the ownership of WISeKey Semiconductors SAS (formerly known as VaultIC SAS), a French semiconductor manufacturer and distributor, WISeKey IoT Japan KK, a Japan-based wholly owned sales subsidiary of WISeKey Semiconductors SAS, and WISeKey Semiconductors, Taiwan Branch, a Taiwan-based sales and support branch of WISeKey Semiconductors SAS, to SEALSQ in a share exchange for an aggregate consideration of USD 18.0 million in value (such value corresponding to the book value of WISeKey Semiconductors SAS in WISeKey International Holding AG’s statutory financial statements). Under the terms of the subscription agreement, SEALSQ issued 1,499,700 Class F Shares and 7,501,400 Ordinary Shares to WISeKey International Holding AG in return for the entire issued share capital of WISeKey Semiconductors SAS.

Pursuant to the Internal Restructuring of WISeKey, WISeKey International Holding AG and SEALSQ entered into certain service agreements under the terms of which certain members of staff and associated resources of WISeKey will be required to carry out certain tasks and duties on behalf of SEALSQ. In particular, the Chief Executive Officer and Chief Financial Officer of WISeKey will also carry out these roles for SEALSQ, while other tasks, such as the financial reporting and legal support of SEALSQ will be performed by officers of WISeKey International Holding AG and its affiliates. Under the terms of the service agreements, WISeKey agrees to provide these services to SEALSQ on a cost-plus basis and WISeKey will regularly invoice SEALSQ for the associated costs of providing these services.

Class F Shareholders’ Agreement

The Company and the holders of the Class F Shares have entered into a Class F Shareholders’ Agreement that provides, among other things, that the holders of Class F Shares:

•	will vote the Class F Shares held by them as one and in accordance with the majority (by the number of shares held) view of the holders of the Class F Shares; and

•	are bound by the redemption provisions set out in the Articles and that they will take all necessary action to comply with them.

MANAGEMENT

Directors and Senior Management

The following table sets forth the name, age and functions of our non-executive and executive directors, and our senior management as of the date of this registration statement. The business address for each director and executive officer is the address of our principal executive office which is located at Avenue Louis Casaï 58, 1216 Cointrin, Switzerland.

Name	Age	Functions in SEALSQ	Date first appointed
Independent Non-Executive Directors

Ruma Bose	50	Independent non-executive Board Member	June 14, 2023
Cristina Dolan(1)(2)	62	Independent non-executive Board Member	March 10, 2023
David Fergusson(1)(2)	63	Independent non-executive Board Member	March 10, 2023
Danil Kerimi	41	Independent non-executive Board Member	November 1, 2023
Eric Pellaton(1)(2)	64	Independent non-executive Board Member	March 10, 2023

Non-Executive Director
Peter Ward(3)	71	Board Member	April 1, 2022

Executive Directors
Carlos Moreira(3)	65	Chairman of the Board of Directors and Chief Executive Officer	April 1, 2022

Senior Management

John O’Hara	46	Chief Financial Officer	January 22, 2024
Jean-Pierre Enguent(3)	61	Vice-President of Research & Development Systems and Solutions	September 20, 2016*
Bernard Vian(3)	56	General Manager of WISeKey Semiconductors SAS	September 20, 2016*

(1)	Member of the Audit Committee

(2)	Member of the Nomination and Compensation Committee

(3)	Member of the Strategy Committee

*	This represents the date of appointment with WISeKey Semiconductors SAS, which became a subsidiary of SEALSQ on January 1, 2023

Certain biographical information about each of these individuals is set forth below.

Biographies

Directors

Carlos Moreira has been a member of the board of directors and Chief Executive Officer and Chairman of the board of directors of SEALSQ since its inception on April 1, 2022. He is the Founder, Chairman of the board of directors and Chief Executive Officer of WISeKey International Holding AG. Mr. Moreira is a recognized UN Expert on CyberSecurity and Trust Models for ILO, UN, UNCTAD, ITC/WTO, World Bank, UNDP, ESCAP (83-99). Author, Internet Pioneer; Founder OISTE.org. Founding Member of the “Comité de Pilotage Project E-Voting” of the Geneva Government, Member of the UN Global Compact, Member of the WEF Global Agenda Council. Founding Member WEF Global Growth Companies 2007. WEF New Champion 2007 to 2016, Vice Chair WEF Agenda Council on Illicit Trade 12/15, Member of the Selection Committee for the WEF Growth Companies. Founder of the Geneva Security Forum. Member the WEF Global Agenda Council on the Future of IT Software & Services 2014-16. Member of the New York Forum. Selected as one of the WEF, Trailblazers, Shapers and Innovators, Member of Blockchain Advisory Board of the Government of Mexico. Nominated by Bilan.CH among the 300 most influential persons in Switzerland 2011 and 2013, top 100 of Who’s Who of the Net Economy, Most Exciting EU Company at Microsoft MERID 2005, Man of the Year AGEFI 2007, Selected by Bilanz among the 100 most important 2016 digital heads in Switzerland 2017. Award Holder CGI. Adjunct Professor of the Graduate School of Engineering RMIT Australia (95/99). Head of the Trade Efficiency Lab at the Graduate School of Engineering at RMIT. M&A Award 2017 Best EU acquisition. 2018 Blockchain Davos Award of Excellence by the Global Blockchain Business Council. Member of The Blockchain Research Institute. Founder Blockchain Center of Excellence 2019. Entrepreneur and investor in disruptive cryptotechnology AI, Blockchain, IoT and Cybersecurity. Keynote speaker at the UN, WEF, CGI, ITU, Bloomberg, Oracle, SAP, Zermatt Summit, Microsoft, IMD, INSEAD, MIT Sloan, HEC, UBS, CEO Summit. Coauthor of “The transHuman Code: How to Program Your Future” (2019).

Peter Ward has been a member of the board of directors of SEALSQ since its inception on April 1, 2022, and served as the Chief Financial Officer from April 1, 2022 until January 22, 2024. He has also served as the Chief Financial Officer and a director of WISeKey International Holding AG since 2012. Mr. Ward began his tenure with WISeKey in 2008 as Finance Director. From 2005 to 2008, Mr. Ward served as a director and International Finance Director at Isotis International Inc., a manufacturer and distributor of bone and skin transplants. From 1996 to 2004, Mr. Ward served as a director and International Finance Director, then Director Administration and Taxes of Iomega International, a manufacturer and distributor of external computer drives and disks. From 1986 to 1996, Mr. Ward served as Finance Director for Germany, Austria & Switzerland Finance for GE Information Services (GEISCO), based in Cologne, Germany, then Commercial Finance Manager for GE Plastics BV, based in Bergen op Zoom, The Netherlands and Finance Director for Germany, Austria & Switzerland for GE Medical Services AG, based in Frankfurt am Main, Germany at General Electric. From 1973 to 1985, Mr. Ward served as Cost Analyst at Standard Telephones & Cables Ltd, a manufacturer and installer of submarine telephone cables, based in Southampton, United Kingdom, then Finance Accountant for Payot Cosmetics Ltd and Mavala Cosmetics Ltd, manufacturers of cosmetics and nail products respectively, based in Ashford, Kent, United Kingdom, then Financial Controller for Rimmel Cosmetics Germany and ITT Photoproducts, Germany, distributors of cosmetics and photographic equipment respectively, based in Frankfurt am Main, Germany, then Financial Analyst for the Automotive and Sanitary Products Division, based in ITTE HQ in Brussels, Belgium, then Manager Financial Controls for the Telecommunications Division based in ITTE HQ Brussels, Belgium, at ITTE. He holds a B.A. with honors in Business Administration from Wolverhampton University, in Wolverhampton, U.K. and is a qualified Chartered Management Accountant.

Ruma Bose was appointed to our board of directors on June 14, 2023. Ms. Bose was most recently Chief Growth Officer (CGO) at Clearco, a SoftBank-backed fintech unicorn and the world’s largest e-commerce investor (in which she was previously a longtime advisor, venture partner and early investor). Previously, Ms. Bose was Managing Partner at Humanitarian Ventures, investing in high growth technology companies and leveraging their potential for the humanitarian sector. Ms. Bose was previously on the management council of Chobani, one of the world’s largest yogurt companies, where she served as President of Chobani Ventures and the Chobani Foundation. In addition to her roles at Chobani, she was also Founding President of Tent Foundation, which she helped establish as one of the leading foundations in the humanitarian sector. Ms. Bose’s earlier leadership roles include President and co-CEO at Sprayology, a pioneering homeopathic company; President at Vincent Longo, an iconic global cosmetics brand; Director at Roseworth Capital, a private equity investor focused on consumer/brand/retail and specialized business and financial services sectors; and Cofounder and VP Market Development at Finishline, a national chemical and products services company. Ms. Bose was part of the Bose Corporation startup team sent to launch and scale operations in India. She started her career as an analyst at Scotiabank in the International Banking Group. Ms. Bose co-authored the international bestselling book, “Mother Teresa, CEO”, which has been translated into eight languages. The book describes the management and leadership principles of Mother Teresa, who Ms. Bose worked with in Calcutta, and explains how they can be applied to businesses and non-profits alike. Ms. Bose sits on the Governing Board of Directors of Calvert Impact Capital, one of the pioneers of impact investing, gender lens investing and climate impact, which in the last 25 years has deployed over $4bn in 100+ countries and on KAO Corporation’s (Tokyo Stock Exchange: 4452) ESG External Advisory Board, the largest household and personal care product manufacturer in Japan. Ms. Bose is the 2021 recipient of the prestigious Scotiabank Ethical Leadership Award which, every year recognizes one ethical leader who, through their actions and decisions, have demonstrated character, courage, and adherence to ethical principles. In 2022, Ms. Bose was awarded an honorary Doctor of Laws from Dalhousie University, Halifax, Canada, her alma mater. She is a member of the Young Presidents’ Organization (YPO); the Global Entrepreneurs’ Council at the United Nations Foundation; and is active at the World Economic Forum as a member of its Expert Network. Ms. Bose is a frequent keynote speaker at conferences around the world, including the Forbes 100 Most Powerful Women’s Summit, World Humanitarian Summit, World Economic Forum, Banff Forum and meetings of the United Nations. She has been featured in publications including The Economist, Wall Street Journal, Fast Company, NY Times, Financial Times, LA Times, Business Insider and Bloomberg.

Cristina Dolan was appointed to our board of directors on March 10, 2023. Ms. Dolan has been a member of the board of directors of WISeKey International Holding AG since June 24, 2022. Ms. Dolan is an award-winning engineer, entrepreneur and author that spend her entire career in variety of executive roles within the technology industry. Prior to joining RSA in 2021 where she heads up Global Alliances, she advised several cyber security companies including Crayonic and Cytegic (acquired by Mastercard). Recently she co-authored a book, “Transparency in ESG and the Sustainable Economy, Capturing Opportunities through Data” and several articles including the World Economic Forum article ‘Cyber-security should be treated as an ESG Issue’ and the Forbes article ‘Cybersecurity Is A Global Threat To Democracy, Yet Not Well Understood.’ Honors include being named on lists of most influential and impactful women in technology, and numerous awards for service and entrepreneurialism. The student coding competition, Dream it. Code it. Win it, which she founded and led from 2014 to 2016, as the Board Chair of the MIT Enterprise Forum of New York, won numerous awards including the MIT Harold E. Lobdell Distinguished Service Award, Trader Magazine Charitable Works Award and four Stevie awards for best organization and leadership. The competition sponsor, Fiverr, celebrated her as a ‘Do-er’ in their global campaigns. As an advocate of computer science education, her TED talk ‘Just Solve It’, addresses the value of being an engineer and solutionist to create opportunities and has over 933K views. As a blockchain pioneer since 2014, she founded several companies including Additum, a value-based healthcare company based in Spain, and iXledger which specialized in cyber insurance. The MIT Center for International Studies Starr Forum: Bitcoin and the Global Economy talk she gave in April of 2016, was one of the program’s most popular talks. From 2009 to 2016, Cristina held several roles at Tradingscreen, an award winning institutional multi-asset financial trading platform, including product management for content, data, chat and communications products and global head of corporate marketing. In 2000, Cristina was recruited by venture backed Wordstream, as CEO, of the MIT-Harvard spinout focused on multilingual translations utilizing computational linguistics and machine learning, where she commercialized the software. OneMain, a company she co-founded in 1998, was acquired by Earthlink in 2000 after a highly successful IPO that surpassed Amazon’s and eBay’s Respective IPOs. As OneMain’s Geographic Communities Division President and Chief Strategic alliances officer, she launched and built the cornerstone Geographic Communities, which were profitable when launched. Cristina held executive roles at IBM and Oracle leading consultative selling at strategic accounts within the communications and financial verticals. At Hearst and Disney, she led technology and software development for the launch of the first consumer websites, which were built on time and within budget. As an MIT alumna, she served as President of the MIT Club of New York, Chair of the MIT Enterprise Forum, MIT Enterprise Forum Global Board, MIT Selection Committee, MIT Media Lab 30thAnniversary Committee and was invited as a keynote to the MIT Women’s Un-Conference March 2018. In addition, she served on the alumnae board at Convent of the Sacred Heart and received the Global Leadership Alumna Award. She earned a Master of Media Arts and Science from the MIT Media Lab, U.S.A., and also holds a Master of Computer Science Engineering and Bachelor of Electrical Engineering. Cristina is bilingual, fluent in her native language, English, and Spanish.

David Fergusson was appointed to our board of directors on March 10, 2023. Mr. Fergusson has also served as a member of the board of directors of WISeKey International Holding AG since 2017. Since 2018, Mr. Fergusson has served as Executive Managing Director – M&A, for Generational Equity, the largest volume middle-market M&A investment banking advisory firm in North America. Based in New York, he also heads the Generational Equity’s Technology Practice Group and Cross Border Practice Group. Prior to joining Generational Equity, from 2010 until 2018, Mr. Fergusson was the CEO and President of The M&A Advisor where he led global think tank services: market intelligence publishing, media, event and consulting, for the firm’s constituency of over 350,000 finance industry professionals, from their offices in New York and London. As a partner in Paradigm Capital Management, Mr. Fergusson conducted over 25 acquisitions as an investor. In 2013, Mr. Fergusson founded the global Corporate Finance Emerging Leaders program, which engages future global business stalwarts to affect significant change through social innovation. A pioneer in cross border mergers and acquisitions between the United States and China, he was recognized with the 2017 M&A Leadership Award and the 2019 Lifetime Achievement Award from the China Mergers & Acquisitions Association and is Co-Chairman of the Global M&A Council of 18 member countries. Mr. Fergusson is a respected speaker on the subjects of financial services and corporate transformation and social innovation at prominent educational institutions including Cambridge, Columbia, Harvard, MIT and Cornell; a participant in leadership assemblies including the Vatican, World Economic Forum at Davos, World Bank and the International Monetary Fund; and a frequent contributor to major media organizations. He is also the editor of 5 annual editions of the mergers and acquisitions handbook – “The Best Practices of The Best Dealmakers” series with a readership of more than 500,000 in over 60 countries. Mr. Fergusson is also the co-author of the bestselling book “The transHuman Code”. Recipient of the 2015 Albert Schweitzer Leadership Award for his work in global youth leadership development, Mr. Fergusson is a Trustee and former President of Hugh O’Brien Youth Leadership (HOBY), the world’s largest social leadership foundation for high school students. Mr. Fergusson is also a founding member of the City of London’s Guild of Entrepreneurs, a member of British American Business, and of the Association for Corporate Growth (ACG). Mr. Fergusson is a graduate of Kings College School and the University of Guelph in Canada, where he earned a Bachelor of Arts in Political Studies.

Danil Kerimi was appointed to our board of directors on November 1, 2023. Mr. Kerimi is an experienced technology and public relations executive with a track record of delivering impactful projects in corporate strategy, national and corporate digital transformation, tech and economic diplomacy in developed, emerging and frontier markets. After working with the United Nations Terrorism Prevention Branch and the Organization for Security and Cooperation in Europe after 9/11, Danil joined the World Economic Forum (WEF) during the Global Financial Crisis and over the period of 12 years served on the Leadership Teams in the Centers for Global Industries, Global Technology Governance and Regional Strategies. He was posted in Beijing, Geneva and New York and helped developing the Network for Global Technology Governance of the Centres for the Fourth Industrial Revolution around the world. Danil oversaw technology industry helping reorganize the organization toward digital economy. He pioneered Forum’s engagement with the digital policy community and created various toolkits and initiatives aimed at increasing boards oversight of various emerging technology and geo-economic issues in public and private companies around the world. He managed the Global Councils on AI, A/VR, Cybersecurity, Geopolitics, Quantum, Transparency and Anticorruption.

After leaving WEF, Mr. Kerimi co-founded the Edgelands Institute (Switzerland), helped establish a national fellowship for Diversity, Equity and Inclusion (USA) and advised start-ups, corporates, municipal, regional and national governments and international organizations. He regularly contributes to the initiatives that aim to promote competitiveness, increase productivity, and modernize public services delivery. Danil is working on the impact of AI and cognitive/neuro tech on the future of talent with several intergovernmental, academic and industry bodies, advising them on preparing their workforce, financial services, and portfolio companies to face emerging tech risks and opportunities. He has been elected to serve on the Independent Oversight Committee of the World Intellectual Property Organization, mandated to promote internal controls, review the effectiveness and operational independence of the internal oversight function, and review and advise on the ethics function.

Mr. Kerimi is an Affiliated Fellow at Arrell Future of Food Institute and Berkman-Klein Center on Internet and Society at Harvard. He is a graduate of Shandong University (LLB), Diplomatic Academy of Vienna (MA), and various executive courses at CEIBS, Columbia, FT, Harvard, IMD, INSEAD, LBS, MIT, NUS and Wharton. He was a Global Leadership Fellow at the World Economic Forum, Sr. Fellow at Korea Media Governance Lab and FuXi Institute for Digital Economy. He is a doctoral candidate at the Technical University of Munich/Bavarian School of Governance.

Eric Pellaton was appointed to our board of directors on March 10, 2023. Mr. Pellaton is an investor in several startup companies involved in different fields: in Real Estate Holdings, Sofia Rental (Bulgaria), a company that buys, sells and manages apartments and a luxury hotel, where has been a partner and investor since 2000; in ZeroBoundary Inc (USA), from 2001 until 2018, a company involved in project management and leadership development products and services, in face-to-face and e-learning delivery formats which he co-founded; in Pelican Packaging (USA), a company involved in die packaging for the semiconductor industry, where he acted as partner and investor from 2002 until 2007; in ACN (Switzerland), a company that develops electronic chips that can transfer inter-net/video/audio information through the power line, and in Seyonics (Switzerland), a company specialized in Nano liter dispensing system (syringe), where, in both cases, he has been acting as investor and advisor since 2003; in Visage Pro USA, a company involved in skin care products with organic cream ranging from anti-aging to burn issues, where he was a partner and investor between 2005 and 2018; and in Solar Rain (USA), a company involved in salt water and dirty water purification systems for drinking water, where he has been a partner and investor since 2008. Prior to that, Mr. Pellaton held different positions from sales, service, management, CEO and Chairman in the field of automation and robotics at Ismeca Group from 1981 to 2000. Ismeca was producing equipment for the Electronic, Medical, Watches and Car Industries all over the world. Mr. Pellaton also owns a patent in RFID technology. Mr. Pellaton graduated as an Electronic/Electro technique Engineer from Ecole Technique Supérieure du Locle, Switzerland.

Senior Management

John O’Hara was appointed the Chief Financial Officer of SEALSQ on January 24, 2024. A qualified chartered accountant, Mr. O’Hara has many years of experience in Controllership, Financial Planning and Analysis and Finance Transformation. Mr. O’Hara previously served as the International Financial Controller of WISeKey International Holding AG. Prior to joining WISeKey in 2018, Mr. O’Hara worked for Jesuit Worldwide Learning, where he served as the Global Financial Controller. Prior to joining Jesuit Worldwide Learning, Mr. O’Hara spent three years with Deloitte LLP as the Finance Director for their Tax service line. Prior to joining Deloitte, Mr. O’Hara served as the Financial Controller for Marsh and McLennan Companies for seven years. Prior to joining Marsh and McLennan Companies, Mr. O’Hara served as the Group Accountant for Chelsea FC plc for three years. Prior to joining Chelsea FC plc, Mr. O’Hara worked for Grant Thornton LLP in the audit department for six years. In addition to his chartered accountant qualification (FCA) with the Institute of Chartered Accountants in England and Wales (ICAEW), UK, Mr. O’Hara holds a BA (Hons) in Economics from Durham University, UK.

Jean-Pierre Enguent serves as our Vice President of Research and Development Systems and Solutions. Mr. Enguent is a key technology leader with 30 years of experience in Microelectronics. He joined SEALSQ as Head of Development for Semiconductors Solutions, including R&D, System Engineering and Global Security. Prior to joining WISeKey, Mr. Enguent spent 7 years at Inside Secure, 6 years at Atmel and 8 years at STMicroelectronics, leading teams of engineers, scientists and technicians. He worked towards the development of Secure Microcontroller product portfolio with more than 80 patents, publications and significant contributions to ISO standards. Mr. Enguent has been a founding member and strategic adviser of InSeal, a France based company providing operating systems for contactless applications to a variety of customers in the payments market. Mr. Enguent has an Engineering Degree in Microelectronics from the “Ecole Supérieure d’Ingénieur (ESIEE Paris)” in France.

Bernard Vian serves as General Manager of WISeKey Semiconductors SAS. Prior to our acquisition of WISeKey Semiconductors SAS, Mr. Vian served as the Executive Vice President of the Secure Transaction Business Division, Vice President of Business Development and Executive Vice President for Secure Payments at INSIDE Secure SA. He came to INSIDE Secure from Gemplus where he served in several positions in Sales Support and Marketing, in Europe and lately in California where he opened the Gemplus North America headquarter and served as Technical Support Director for 5 years. Mr. Vian joined INSIDE Secure’s team in 2002 as Business Development Vice President. He is a graduate of the University of Aix-Marseille, France, with an engineering degree in Electronic Systems. Our officers, and the other individuals providing services to us or our subsidiaries may face a conflict regarding the allocation of their time between our business, on the one hand, and the business interests of WISeKey or its affiliates, on the other hand. The amount of time our officers and such other individuals providing services to us will allocate between our business and the business of WISeKey and its affiliates will vary from time to time depending on various circumstances and needs of the businesses, such as the level of strategic activity of each business. While there will be no formal requirements or guidelines for the allocation of time spent between our business and the other businesses they are involved in, the performance of their duties will be subject to the ongoing oversight of our board of directors.

Family Relationship

There are no family relationships among any of our executive and non-executive officers or directors.

Potential arrangements

There are no arrangements or understandings with major shareholders, customers, suppliers or others, pursuant to which any person referred to above was selected as a director or member of senior management. However, Carlos Moreira has a significant shareholding in WISeKey as disclosed in the sections “Certain Relationships and Related Party Transactions” and “Security Ownership of Certain Beneficial Owners.”

Share Ownership

Except as described below, as of the date of this prospectus, none of the members of the board of directors or senior management own shares or options on shares in SEALSQ.

The shareholdings of the members of the board of directors and senior management are as set out in the table below:

Name	SEALSQ Class F Shares	% of Class F Shares(3)	SEALSQ Ordinary Shares	% of Ordinary Shares
Non-Executive Directors
Ruma Bose	—	—	—	—
Cristina Dolan	—	—	—	—
David Fergusson	—	—	—	—
Danil Kerimi	—	—	—	—
Eric Pellaton	—	—	—	—
Peter Ward	26 (2)	0.01%	315	<0.01%

Executive Directors
Carlos Moreira	51 (1)	0.01%	95,325	0.55%

Senior Management
John O’Hara	—	—	412	<0.01%
Jean-Pierre Enguent	—	—	—	—
Bernard Vian	—	—	—	—

(1)	Includes options to purchase 51 Class F Shares granted on March 10, 2023 pursuant to the F Share Option Plan described in “— Equity Compensation Plan” below. The options expire on March 10, 2030.

(2)	Includes options to purchase 26 Class F Shares granted on March 10, 2023 pursuant to the F Share Option Plan described in “— Equity Compensation Plan” below. The options expire on March 10, 2030.

(3)	As described in “Description of Shares,” each Class F Share has a number of votes per share that would cause the total votes of all Class F Shares as a class to equal 49.99% of the voting power of all SEALSQ shares (or, if the applicable voting standard is “a majority of the shares present in person or represented by proxy and entitled to vote on such matter”, 49.999999% of the voting power of shares present in person or represented by proxy and entitled to vote on such matter).

Board of Directors

Our Articles provide that our board of directors consists of a minimum of three (3) and a maximum of twelve (12) directors. We currently have seven members on our board of directors. Each director shall be elected for a one-year term. Carlos Moreira and Peter Ward were appointed upon incorporation of the Company on April 1, 2022 to serve until our next annual general shareholders meeting and until their successors are elected at such next annual general meeting. Cristina Dolan, David Fergusson and Eric Pellaton were appointed on March 10, 2023 to so serve until our next annual general shareholders meeting and until their successors are elected at such next annual general meeting. Ruma Bose was elected on June 14, 2023 and Danil Kerimi was appointed on November 1, 2023 both to serve until our next annual general shareholders meeting and until their successors are elected at such next annual general meeting. Please also refer to “—Directors and Senior Management” above for further details regarding the periods of service of each of our current directors and senior managers.

Other than with respect to our directors that are also executive officers, we do not have written agreements with any director providing for benefits upon the termination of his or her engagement with our company.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under Nasdaq’s rules for domestic U.S. issuers, provided that we disclose which requirements we are not following and describe the equivalent home country requirement.

Board Independence

Five of our seven directors, Ruma Bose, Cristina Dolan, David Fergusson, Danil Kerimi and Eric Pellaton, are considered “independent” under the Nasdaq rules, and therefore, we currently follow Nasdaq Listing Rule 5605 (b)(1), which requires an issuer to maintain a majority of independent directors. We note that BVI law does not require an issuer to maintain a majority of independent directors. We are also not subject to Nasdaq Listing Rule 5605 (b)(2), which requires that independent directors must have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Our board of directors has established an audit committee, a nomination and compensation committee, and a strategy committee.

Audit Committee

The Audit Committee consists of three members, being David Fergusson, Eric Pellaton and Cristina Dolan, who were appointed by the board of directors. The audit committee consists exclusively of members of our board of directors who are financially literate. Our board of directors has determined that all members of the Audit Committee satisfy the “independence” requirements set forth in Rule 10A-3 under the Securities Exchange Act and under the rules of Nasdaq. The members of the Audit Committee were appointed by our board of directors. The role of the Audit Committee complies with BVI law (as applicable), but may not fully comply with the requirements of Nasdaq Listing Rule 5605(c)(1).

BVI law does not impose any requirements to have an Audit Committee or on the charter of such audit committee. The audit committee is responsible for, among other things:

•	overseeing our accounting and financial reporting processes and the audits of our financial statements;

•	the compensation, retention and oversight of the work of our independent registered public accounting firm and auditors who are appointed by the Company;

•	our accounting policies, financial reporting and disclosure controls and procedures;

•	the quality, adequacy and scope of external audit;

•	our accounting compliance with financial reporting requirements; and

•	the management’s approach to internal controls with respect to the production and integrity of the financial statements and disclosure of our financial performance.

Nomination and Compensation Committee

Our Nomination and Compensation Committee consists of three members, being Cristina Dolan, David Fergusson and Eric Pellaton. Our board of directors has determined that each of the members of the Nomination and Compensation Committee is independent under Nasdaq’s listing standards. We follow our home country standards with respect to the responsibilities of our Nomination and Compensation Committee. BVI law does not impose any requirements to have a Nomination and Compensation Committee or on the charter of such nomination and compensation committee.

The primary purpose of our Nomination and Compensation Committee is to discharge our board of directors’ responsibilities to oversee our compensation policies, plans and programs, and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate.

The Nomination and Compensation Committee is responsible, among other things to:

•	review and recommend to our board of directors the compensation of our directors;

•	review and approve, or recommend that our board of directors approve, the terms of compensatory arrangements with our executive officers;

•	review and approve, or recommend that our board of directors approve, incentive compensation and equity plans, and any other compensatory arrangements for our executive officers and other senior management, as appropriate;

•	identify, evaluate and select, or recommend that our board of directors approve nominees for election to our board of directors and new members of the executive management and their terms of employment; and

•	consider and make recommendations to our board of directors regarding the composition of the committees of the board of directors.

Strategy Committee

Our Strategy Committee consists of two members of the board of directors: Carlos Moreira (Chairman), and Peter Ward, in addition to two members of our management team, Bernard Vian and Jean-Pierre Enguent. The Strategy Committee advises the board of directors on all strategic matters, including acquisitions, investments, product development and technological developments. The Strategy Committee continuously reviews our strategic direction and assesses the impact of changes in the environment on us. The members of the Strategy Committee are appointed by our board of directors.

Quorum requirements

In accordance with BVI law and generally accepted business practices, our Articles provide that a shareholders’ meeting will be duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the shares entitled to vote on resolutions of shareholders to be considered at the meeting. Our practice varies from Nasdaq Listing Rule 5620(c), which requires that such quorum may not be less than one-third of the outstanding voting stock.

Solicitation of proxies

We must submit to shareholders notice of any shareholders’ meeting not less than twenty calendar days prior to the meeting date, indicate in such notice the items on the agenda of the meeting and provide together therewith other relevant documents for the meeting, such as any documents to be considered, the meeting admission card (if any) and the proxy card (if any).

However, BVI law does not have a regulatory regime for the solicitation of proxies, and thus, our practice varies from Nasdaq Listing Rule 5620(b), which sets forth certain requirements regarding the solicitation of proxies.

Shareholder approval

Under BVI law and our Articles, we are not generally required to obtain shareholder approval for the issuance of new securities. To some extent, our practice therefore varies from the requirements of Nasdaq Listing Rule 5635, which generally requires an issuer to obtain shareholder approval for the issuance of securities in connection with certain events.

Third party compensation

Neither BVI law nor our Articles require that we disclose information regarding third party compensation of our directors or director nominees. As a result, our practice varies from the third party compensation requirements of Nasdaq Listing Rule 5250(b)(3).

Related party transactions

Our board of directors, or a committee of our board of directors composed of directors not subject to the potential conflict, is required to conduct an appropriate review and oversight of all related party transactions for potential conflict of interest situations on an ongoing basis.

Code of Conduct

We have followed BVI law, which does not require a company to have a Code of Conduct applicable to all directors, officers and employees. As a result, our practice varies from Nasdaq Listing Rule 5610, which requires a publicly available Code of Conduct. We do, however, expect ethical behavior from all of our directors, officers and employees and as a matter of BVI law, directors do have certain statutory and fiduciary duties. Please refer to “Certain British Virgin Islands Company Considerations —Directors’ fiduciary duties” below for further details.

Director and Executive Compensation

Our Chief Executive Officer and Chief Financial Officer, who also serve as members of our board of directors, will not receive additional compensation for their service as a director.

Each independent director also serving on the board of directors of WISeKey receives annualized fees of $25,000, to be issued as share options under the intended Employee Share Option Plan (“ESOP”), plus reimbursement of their out-of-pocket expenses incurred in attending meetings of our board of directors or any committee of our board of directors. Each independent director may also receive options under the F Share Option Plan as a one-off award and not an annual compensation.

Each other independent director receives annualized fees of $125,000, to be issued as a mix of cash and share options under the intended Employee Share Option Plan (“ESOP”), plus reimbursement of their out-of-pocket expenses incurred in attending meetings of our board of directors or any committee of our board of directors. Each independent director may also receive options under the F Share Option Plan as a one-off award and not an annual compensation.

SEALSQ Corp has no direct employees currently. The services of our Chief Executive Officer and Chief Financial Officer are provided under the service agreements with WISeKey International Holding Ltd. initially for the first 12 months following the Spin-Off Distribution, and then our board of directors will agree upon any additional management compensation. WISeKey compensates these individuals for their services and we, in turn, reimburse WISeKey for their compensation. We expect to pay to WISeKey at least $1.5 million per annum for the services of our executive officers based upon current service levels. See “Business—Material Contracts” for a description of the service agreements. The Company anticipates entering into direct employment relationships with its executive officers in the current year.

Our executive officers and directors are also eligible to receive awards under our contemplated equity compensation plan described below under “--Equity Compensation Plan.” Except as set forth above under “—Share Ownership” we have not granted any awards to directors or officers of the Company.

Equity Compensation Plans

We intend to implement an Employee Share Option Plan (“ESOP”) for the benefit of our directors, employees and consultants. Options issued under the ESOP would entitle the participant to SEALSQ Ordinary shares at the ratio of 1:1, at an exercise price equal to the nominal value of SEALSQ Ordinary shares of USD0.01. Each grant is subject to the approval of the SEALSQ board of directors who may, in line with the terms and conditions of the ESOP, amend the terms of the grant.

We have implemented an F Share Option Plan for the benefit of executive and non-executive directors and senior management of SEALSQ, its subsidiaries and its parent. Options issued under the F Share Option Plan entitle the participant to SEALSQ Class F Shares at the ratio of 1:1, at an exercise price equal to the nominal value of SEALSQ Class F Shares of USD0.05, with immediate vesting. Each grant is subject to the approval of the SEALSQ board of directors which may, in line with the terms and conditions of the F Share Option Plan, amend the terms of the grant. Class F shareholders are required to enter into the Class F Shareholders’ Agreement, the material terms of which are described under “Business—Material Contracts” above.

Employees

As at June 30, 2023, our group had 60 employees, of which 56 were located in France. The following table shows the breakdown of our workforce of employees and contractors by category of activity as at the dates indicated:

Headcount breakdown	As at June 30,

Area of Activity	2023	2022
Cost of sales	5	5
Research and development	23	16
Selling and marketing	18	15
General and administrative	14	13
Total	60	49

Heacount breakdown	As at December 31,
Area of Activity	2022	2021	2020
Cost of sales	5	4	4
Research and development	20	14	25
Selling and marketing	15	16	16
General and administrative	14	11	14
Total	54	45	59

With respect to French employees, French labor laws govern the length of the workday and workweek, minimum wages for employees, procedures for hiring and dismissing employees, determination of severance pay, annual leave, sick days, advance notice of termination of employment, equal opportunity and anti-discrimination laws and other conditions of employment. French labor laws also impose the creation of a worker’s council for companies employing 50 people or more. Although WISeKey Semiconductors SAS reduced its headcount to below 50 in 2021, the workers’ council has been elected for a term ending in January 2023 but has remained in place after the end of its term in anticipation of the new hires planned in 2022 which brought the headcount above 50 thereby imposing the creation of a worker’s council again. There are no employees of WISeKey Semiconductors SAS representing labor unions at the workers’ council.

As at June 30, 2023, we also had 1 team member in Germany and 3 team members in the United States who are employed by fellow subsidiary undertakings of WISeKey, and whose salaries and associated benefits are charged to SEALSQ on a cost-plus basis.

We have never experienced any labor-related work stoppages or strikes and believe our relationships with our employees and independent contractors are agreeable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

As of the date of this prospectus, WISeKey owned approximately 35% of our Ordinary Shares and 100% of our Class F Shares. SEALSQ is reserving up to 5% of its Class F Shares for issuance pursuant to an F Share Option Plan for the benefit of certain directors and senior management of SEALSQ, its subsidiaries and its parent, as a result of which WISeKey’s percentage ownership of SEALSQ Class F Shares is subject to the grant and exercise of Class F Share Options. WISeKey has informed us that it is considering whether to implement a mechanism by which holders of WISeKey Class B Shares would be able to exchange some of their WISeKey Class B Shares for WISeKey Class A Shares and/or for SEALSQ Class F Shares that WISeKey holds, subject to certain contractual and regulatory limitations (including compliance with applicable takeover laws and regulations), and to limitations that may be imposed by the WISeKey and SEALSQ boards of directors. Any such conversions would reduce WISeKey’s percentage ownership of SEALSQ Class F Shares. Our Articles provide that, in the event of a change of control (being the acquisition by any person or entity, alone or jointly, of more than 50% of the voting rights of any Class F Shareholder which is a corporate entity), as determined by SEALSQ’s board of directors, the Class F Shares owned by such Class F Shareholder will be subject to a mandatory and automatic redemption by SEALSQ in exchange for the issuance of new Ordinary Shares at a ratio of five (5) Ordinary Shares for each one (1) Class F Share redeemed. A change in the control of WISeKey would trigger this provision as it is a corporate entity holding Class F Shares.

Upon completion of a mandatory redemption, the remaining Class F Shareholders, who are likely to be members of SEALSQ’s board of directors and senior management, would hold shares with 49.99% of the Company’s voting power. The mandatory redemption of such Class F Shares, and the issuance of five (5) Ordinary Shares for each one (1) Class F Share redeemed, (in accordance with above) would result in a dilution of the per share voting power of the holders of our Ordinary Shares. See the section “Security Ownership of Certain Beneficial Owners” for more information.

Related party transactions and balances

		Receivables as at		Payables as at		Net expenses to		Net income from
	Related Parties	June 30,	December 31,	June 30,	December 31,	in the 6 months ended June 30,		in the 6 months ended June 30,
	(in USD'000)	2023 (unaudited)	2022	2023 (unaudited)	2022	2023 (unaudited)	2022 (unaudited)	2023 (unaudited)	2022 (unaudited)
1	WISeKey International Holding AG	—	—	9,656	7,122	1,898	359	—	—
2	WISeKey SA	—	—	—	—	—	—
3	WISeKey USA Inc	—	—	646	154	492	255	—	—
4	WISeKey Semiconductors GmbH	—	—	870	773	81	92	—	—
5	WISeCoin AG	—	—	3,349	3,306	37	44	—	—
	Total	—	—	14,521	11,355	2,508	750	—	—

	Related Parties (in USD'000)	Receivables as at December 31,		Payables as at December 31,		Net expenses to in the year ended December 31,		Net income from in the year ended December 31,
		2022	2021	2022	2021	2022	2021	2022	2021
1	WISeKey International Holding AG	—	—	7,122	10,889	796	526	—	—
2	WISeKey SA	—	—	—	382	—	94	—	128
3	WISeKey USA Inc	—		154	883	558	883	—	—
4	WISeKey Semiconductors GmbH	—	—	773	615	105	401	—	—
5	WISeCoin AG	—	—	3,306	3,238	86	90	—	—
	Total	—	—	11,355	16,017	1,555	1,994	—	128

	Related Parties (in USD'000)	Receivables as at December 31,		Payables as at December 31,		Net expenses to in the year ended December 31,		Net income from in the year ended December 31,
		2021	2020	2021	2020	2021	2020	2021	2020
1	WISeKey International Holding AG	—	—	10,899	7,187	526	1,072	—	—
2	WISeKey SA	—	—	382	1,751	94	965	128	—
3	WISeKey USA Inc	—	—	883	—	883	—	—	—
4	WISeKey Semiconductors GmbH	—	—	615	219	401	161	—	—
5	WISeCoin AG	—	—	3,238	3,169	90	90	—	—
	Total	—	—	16,017	12,326	1,994	2,288	128	—

Description of the Related Party Transactions

The following provides a description of the nature of the related party transactions and balances as at and for the six months ended June 30, 2023 and for the years ended December 31, 2022, 2021 and 2020.

1. The SEALSQ Group is controlled by WISeKey, which provides financing and management services. The expenses in relation to WISeKey in the 6 months ended June 30, 2023 and the years ended December 31, 2022, 2021 and 2020 all relate to interest on the outstanding loans and the recharge of management services.

On October 1, 2016, the SEALSQ Group entered into a Revolving Credit Agreement (the “Revolving Credit”) with its parent WISeKey International Holding AG to borrow funds within a credit period starting on October 1, 2016 and ending on December 31, 2017 when all outstanding funds would become immediately due and payable. Outstanding loan amounts bear an interest rate of 3% per annum. Repayments before the end of the credit period are permitted. On November 1, 2017, the SEALSQ Group and WISeKey entered into the First Amendment to the Revolving Credit Agreement extending the credit period by 2 years to December 31, 2019. On March 16, 2021, the SEALSQ Group and WISeKey entered into the Second Amendment to the Revolving Credit Agreement extending the credit period by another 2 years to December 31, 2022.

On November 12, 2020, WISeKey provided a Funding Commitment to extend shareholder loans (each the “Shareholder Loan”) to the SEALSQ Group for a maximum aggregate amount of USD 4 million to be drawn down over six months from the date of the commitment, in instalments of between USD 1 million and USD 1.5 million. The Shareholder Loans bear interest of 3% per annum. There are no set repayment dates for the Shareholder Loans.

On April 1, 2021, the SEALSQ Group entered into a Debt Remission Agreement with WISeKey pursuant to which an outstanding amount of EUR 5 million (USD 5,871,714) owed to WISeKey was remitted without any compensation from the SEALSQ Group. Per the terms of the Debt Remission, WISeKey will have the right to reinstate the debt and ask for repayment in fiscal years when WISeKey Semiconductors SAS achieves a positive income before income tax expense, in an amount calculated based on the income before income tax expense. As such, because of the repayment clause, the loan amounts covered by the Debt Remission continue to be shown as noncurrent liabilities payable to WISeKey International Holding AG.

On June 28, 2021, the SEALSQ Group entered into a Debt Transfer Agreement with its parent WISeKey International Holding AG and an affiliate of WISeKey, WISeKey SA, pursuant to which WISeKey extended a loan of USD 1,463,664 to the SEALSQ Group to repay an overdue creditor balance in that same amount owed to WISeKey SA. The loan bears interest at the rate of 3% per annum and was repayable by December 31, 2022.

On December 31, 2021, the SEALSQ Group entered into a Debt Transfer Agreement with WISeKey pursuant to which WISeKey extended a loan of USD 1,910,754 to the SEALSQ Group with an interest rate of 3% per annum, repayable on December 31, 2023.

As at December 31, 2021, the SEALSQ Group owed WISeKey and WISeKey’s affiliates a total of USD 16,017,114, made up of loans under the above facilities and unpaid management fees.

On June 30, 2022, the SEALSQ Group entered into a Debt Transfer Agreement with WISeKey pursuant to which WISeKey extended a loan of USD 444,542 to the SEALSQ Group with an interest rate of 3% per annum, repayable on December 31, 2024.

On August 31, 2022, the SEALSQ Group entered into a Debt Transfer Agreement with WISeKey and WISeKey SA pursuant to which WISeKey extended a loan of USD 381,879 to the SEALSQ Group with an interest rate of 3% per annum, repayable on December 31, 2024.

On December 15, 2022, and in view of the negative equity position of the SEALSQ Group, WISeKey as sole shareholder of the SEALSQ Group resolved to recapitalize the SEALSQ Group by forfeiting EUR 7 million (USD 7,348,397) out of the loans outstanding in exchange for the issuance of 175,000 new shares in WISeKey Semiconductors SAS, par value EUR 1. Under French law, such a recapitalization is only possible if the loans to be forfeited are immediately repayable. Therefore, respectively on November 1, 2022 and November 3, 2022, the SEALSQ Group entered into a First Amendment to the Debt Transfer Agreements and into the Fourth Amendment to the Revolving Credit Agreement pursuant to which the loans owed under the Debt Transfer Agreements dated June 28, 2021, December 31, 2021, June 30, 2022 and August 31, 2022 as well as all amounts due under the Revolving Credit became due and payable on November 30, 2022.

As at June 30, 2023, the SEALSQ Group owed WISeKey and WISeKey’s affiliates a total of USD
14,520,777 made up of loans under the above facilities and unpaid management fees.

Because of the requirement under French law, we analyzed the amendment of the maturity of the loans and Revolving Credit as being part of the substance of the recapitalization transaction. We assessed the recapitalization as a capital transaction between related parties in line with ASC 470-50 and, therefore, recorded a credit entry of USD 183,710 in share capital corresponding to the new issue of 175,000 shares and a credit of USD 7,164,687 to additional paid-in capital, with a total debit entry of USD 7,348,397 to Indebtedness to related parties, noncurrent.

On December 31, 2022, the SEALSQ Group entered into a Debt Transfer Agreement with WISeKey pursuant to which WISeKey extended a loan of USD 283,754 to the SEALSQ Group with an interest rate of 3% per annum, repayable on December 31, 2024.

As at December 31, 2022, the SEALSQ Group owed WISeKey and WISeKey’s affiliates a total of USD 11,354,925, made up of Shareholder Loans and unpaid management fees.

On January 1, 2023, the SEALSQ Group entered into a loan agreement with WISeKey (the “New Loan”) which replaced all outstanding loan agreements. Per the terms of the New Loan, WISeKey extended a loan to the SEALSQ Group of up to USD 5 million, with an interest rate of 2.5% per annum, repayable on December 31, 2024. A first tranche loan of USD 1,407,497 was drawn on January 1, 2023, which was made up of the balance of USD 1,198,746 outstanding from previous loan agreements as at December 31, 2022 and an additional loan amount of USD 208,751.

As at June 30, 2023, the Group owed WISeKey and WISeKey’s affiliates noncurrent debts in an aggregate amount of USD 12,375,515 and the unamortized effective interest balance was USD 189,110, hence a carrying value of USD 12,186,405 as at June 30, 2023, made up of loans and unpaid management fees. In the six months ended June 30, 2023, an aggregate effective interest expense of USD 54,981 was recorded in the income statement.

As at June 30, 2023, the Group also held an accounts payable balance of USD 2,145,262 with WISeKey in relation to interest on outstanding loans and the recharge of management services, classified as accounts payable to shareholders.

2. WISeKey SA is a subsidiary of the group headed by WISeKey International Holding AG (the “WISeKey Group”) and provides management services to the SEALSQ Group. The expenses in relation to WISeKey SA in 2021 and 2020 relate to interest on the outstanding loans and the recharge of management services.

3.       WISeKey USA Inc is part of the WISeKey Group and employs sales employees who work for the SEALSQ Group. The expenses in relation to WISeKey USA Inc. in the 6 months ended June 30, 2023 and in the years ended December 31, 2022,2021and 2020 relate to the recharge of employee costs.

4.       WISeKey Semiconductors GmbH is part of the WISeKey Group and employs sales employees who work for the SEALSQ Group. The expenses in relation to WISeKey Semiconductors GmbH in the 6 months ended June 30, 2023 and in the years ended December 31, 2022, 2021 and 2020 relate to the recharge of employee costs.

5.       WISeCoin AG is part of the WISeKey Group. The expenses recorded in the year ended December 31, 2022 and 2021 relate to interest on the outstanding loans. The expenses recorded in the year ending December 31, 2020 relate to interest on the outstanding loans and the recharge of management services.

See also the subsections titled “Business—Material Contracts” and “Management—Share Ownership.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of our Ordinary Shares for each beneficial owner of 5% or more of our Ordinary Shares.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares issuable upon the exercise of options, warrants or other rights that are immediately exercisable or exercisable within 60 days of February 6, 2024. Percentage ownership calculations are based on 17,227,122 fully-paid and outstanding Ordinary Shares as of February 6, 2024.

Name of beneficial owner	Total Ordinary Shares	Total % of Outstanding Ordinary Shares

WISeKey International Holding AG(1)	6,001,200	34.84%(2)

(1)	The largest single shareholder of WISeKey is Carlos Moreira, the Chief Executive Officer of SEALSQ. The table below sets forth information with respect to Mr. Moreira’s ownership of the Class A and Class B Shares of WISeKey as at February 6, 2024.

(2)	WISeKey initially owned 100% of our Class F Shares. SEALSQ is reserving up to 5% of its Class F Shares for issuance pursuant to an F Share Option Plan for certain directors and senior management of SEALSQ, its subsidiaries and its parent. As a result, WISeKey’s initial ownership percentage of Class F Shares is subject to the grant and exercise of SEALSQ Class F Share Options from time to time. Mr. Moreira was granted options to purchase 51 Class F Shares, which were granted on March 10, 2023 pursuant to the F Share Option Plan described in “Management—Equity Compensation Plans”. Mr. Ward was granted options to purchase 26 Class F Shares, which were granted on March 10, 2023 pursuant to the F Share Option Plan described in “Management—Equity Compensation Plans”. As described in “Description of Shares,” each Class F Share has a number of votes per share that would cause the total votes of all Class F Shares as a class to equal 49.99% of the voting power of all SEALSQ shares (or, if the applicable voting standard is “a majority of the shares present in person or represented by proxy and entitled to vote on such matter”, 49.999999% of the voting power of shares present in person or represented by proxy and entitled to vote on such matter).

Name of beneficial owner	Total WISeKey Class A Shares	Total WISeKey Class B Shares	Total % of Outstanding WISeKey Class A Shares(i)	Total % of Outstanding WISeKey Class B Shares(i)	% WISeKey Voting Power(ii)
Carlos Moreira	1,593,460(ii)	65,812ii)	99.5	2.0	33.4

(i)	Based on the total number of fully paid-in outstanding WISeKey Class A Shares and WISeKey Class B Shares as at February 6, 2024.

(ii)	Based on the total number of fully paid-in outstanding WISeKey Class A Shares and WISeKey Class B Shares as at February 6, 2024.

SELLING SHAREHOLDERS

This prospectus relates to the possible offer and resale from time to time by the Selling Shareholders of up to 45,000,000 Ordinary Shares that have been or may be issued by us to the Selling Shareholders pursuant to the Second Tranche Notes and the Second Tranche Warrants that are held by the Selling Shareholders. For additional information regarding the issuance of the Ordinary Shares to be offered by the Selling Shareholders included in this prospectus, see the section titled “Convertible Note Financing.” We are registering the Ordinary Shares included in this prospectus pursuant to the provisions of the Registration Rights Agreement in order to permit the Selling Shareholders to offer for resale from time to time the Ordinary Shares that may be acquired under the Second Tranche Notes and the Second Tranche Warrants. All of the data in the following tables is as of February 6, 2024.

The table below sets forth, as of February 6, 2024, the following information regarding the Selling Shareholders:

•	the number of Ordinary Shares owned by the Selling Shareholders prior to this offering, taking into account the beneficial ownership limitations contained in the Initial Notes and Initial Warrants (as described below);

•	the number of Ordinary Shares to be offered by the Selling Shareholders in this offering;

•	the number of Ordinary Shares to be owned by the Selling Shareholders assuming the sale of all of the Ordinary Shares covered by this prospectus; and

•	the percentage of our issued and outstanding to be owned by the Selling Shareholders assuming the sale of all of the Ordinary Shares covered by this prospectus based on 17,227,122 Ordinary Shares issued and outstanding as of February 6, 2024.

Under the terms of the Second Tranche Notes and the Second Tranche Warrants, the Selling Shareholders may not convert the Second Tranche Notes or exercise the Second Tranche Warrants to the extent (but only to the extent) such Selling Shareholder (together with any affiliated parties) would beneficially own a number of Ordinary Shares which would exceed 4.99% of the outstanding Ordinary Shares of the Company (the “Maximum Percentage”). This limitation may be increased to 9.99% upon written notice by a Selling Shareholder.

Except as described above, the number of Ordinary Shares beneficially owned by the Selling Shareholders has been determined in accordance with Rule 13d-3 under the Securities Exchange Act and includes, for such purpose, Ordinary Shares of common stock that the Selling Shareholders have the right to acquire within 60 days of the date of effectiveness of this registration statement. All information with respect to the Ordinary Share ownership of the Selling Shareholders has been furnished by or on behalf of the Selling Shareholders. We believe, based on information supplied by the Selling Shareholders, that except as may otherwise be indicated in the footnotes to the table below, each Selling Shareholder has sole voting and dispositive power with respect to the Ordinary Shares reported as beneficially owned by it. Because the Selling Shareholders may sell some or all of the Ordinary Shares beneficially owned by them and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Ordinary Shares, no estimate can be given as to the number of Ordinary Shares available for resale hereby that will be held by the Selling Shareholders upon termination of this offering. In addition, the Selling Shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the Ordinary Shares it beneficially owns in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the Selling Shareholders will sell all of the Ordinary Shares owned beneficially by it that are covered by this prospectus, but will not sell any other Ordinary Shares, if any, that it presently owns.

Selling Shareholders	Beneficial Ownership Before the Offering (3)	Number of Shares Being Offered (3)	Beneficial Ownership After the Offering (3)	Percentage of Ownership After the Offering
L1 Capital Global Opportunities Master Fund (“L1 Capital”)(1)(2)	859,633	22,500,000	0	0%
Anson Investments Master Fund LP (“Anson”)(1)(4)	859,633	22,500,000	0	0%

(1)	The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all our Ordinary Shares outstanding on February 6, 2024. On February 6, 2024, there were 17,227,122 Ordinary Shares outstanding.

(2)	David Feldman and Joel Arber are the Directors of L1 Capital Global Opportunities Master Fund, Ltd. As such they may be deemed to be beneficial owners of such securities. To the extent Mr. Feldman and Mr. Arber are deemed to beneficially own such securities, Mr. Feldman and Mr. Arber disclaim beneficial ownership of these securities for all other purposes. The business address of L1 Capital Global Opportunities Master Fund., Ltd. is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

(3)	This column lists the number of Ordinary Shares beneficially owned by each Selling Shareholder after giving effect to the Maximum Percentage (as defined above). Without regard to the Maximum Percentage, each Selling Shareholder would beneficially own (i) 1,144,339 Ordinary Shares issuable upon exercise of the Second Tranche Warrant, currently exercisable at an exercise price of $4.00 per Ordinary Share, plus (ii) 9,090,909 Ordinary Shares issuable upon the conversion of the principal on the Second Tranche Note, assuming the Second Tranche Note was converted at the current Floor Conversion Price of $0.55. Beneficially owned shares do not include an additional 12,264,752 Ordinary Shares reserved for anti-dilution and other adjustments that may affect the total number of Ordinary Shares obtainable upon conversion of the Second Tranche Notes or upon exercise of the Second Tranche Warrants, as described in the section titled “Convertible Note Financing”, but such reserved Ordinary Shares are included in the total number of Ordinary Shares being offered by this prospectus. Because the conversion price of the Second Tranche Notes and the exercise price of the Second Tranche Warrants may be adjusted, the number of Ordinary Shares that will actually be issued may be more or less than the number of Ordinary Shares being offered by this prospectus.

(4)	Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“AIMF”), hold voting and dispositive power over the Common Shares held by AIMF. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of AIMF is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Material Relationships with Selling Shareholders

Other than in connection with the transactions described above and in the section titled “Convertible Note Financing”, we have not had any material relationships with the Selling Stockholder in the last three (3) years. Our parent company, WISeKey International Holding AG, has outstanding convertible note facilities with the Selling Shareholders, as described in WISeKey’s filings with the SEC.

CERTAIN BRITISH VIRGIN ISLANDS COMPANY CONSIDERATIONS

British Virgin Islands companies are governed by the BVI Act. The BVI Act is modeled on the laws of England and Wales but does not follow recent statutory enactments, and differs from laws applicable to United States corporations and their shareholders.

Set forth below is a comparison of select provisions of the corporate laws of Delaware and the British Virgin Islands showing the default positions in each jurisdiction that govern shareholder rights.

DELAWARE CORPORATE LAW	BVI CORPORATE LAW
Class actions and derivative actions generally are available to shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Class actions and derivative actions are generally not available to shareholders under British Virgin Islands law.

The British Virgin Islands courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum and articles of association. Furthermore, consideration would be given by a British Virgin Islands court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the High Court of the British Virgin Islands, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Under the Delaware General Corporation Law, the board of directors has the authority to fix the compensation of directors, unless otherwise restricted by the certificate of incorporation or bylaws.	The Articles contain a provision that the board of directors has the power to determine the remuneration, if any, of the directors.

Unless directors are elected by written consent in lieu of an annual meeting, directors are elected in an annual meeting of stockholders on a date and at a time designated by or in the manner provided in the bylaws. Re-election is possible.

Classified boards are permitted.

The Articles provide that the directors shall be appointed at the Company’s annual general meeting and will hold office until the next annual general meeting or until their earlier death, resignation or removal. Re-election is not possible.

The directors of the Company may appoint directors where there is a vacancy.

DELAWARE CORPORATE LAW	BVI CORPORATE LAW

The Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors (but not other controlling persons) of the corporation for monetary damages for breach of a fiduciary duty as a director, except no provision in the certificate of incorporation may eliminate or limit the liability of a director for:

•      any breach of a director’s duty of loyalty to the corporation or its shareholders;

•      acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•      statutory liability for unlawful payment of dividends or unlawful stock purchase or redemption; or

•      any transaction from which the director derived an improper personal benefit.

A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or on behalf of the corporation, because the person is or was a director or officer, against liability incurred in connection with the proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation; and the director or officer, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Unless ordered by a court, any foregoing indemnification is subject to a determination that the director or officer has met the applicable standard of conduct:

•         by a majority vote of the directors who are not parties to the proceeding, even though less than a quorum;

•         by a committee of directors designated by a majority vote of the eligible directors, even though less than a quorum;

•         by independent legal counsel in a written opinion if there are no eligible directors, or if the eligible directors so direct; or

•         by the shareholders.

Moreover, a Delaware corporation may not indemnify a director or officer in connection with any proceeding in which the director or officer has been adjudged to be liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for those expenses which the court deems proper.

Section 132 of the Companies Act, and the Articles, provide that, subject to certain limitations, SEALSQ shall indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

Section 133 of the BVI Act permits a company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to them in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director.

DELAWARE CORPORATE LAW	BVI CORPORATE LAW
A director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: • the duty of care; and • the duty of loyalty.

•      The BVI Act imposes a duty on directors and officers of a British Virgin Islands company:

•      to act honestly and in good faith and in what the director believes to be in the best interests of the company when exercising their power as a director;

•      to exercise the reasonable care, diligence, and skill that a reasonable director would exercise in the same circumstances taking into account, but without limitation: i. the nature of the company; ii. the nature of the decision; and iii. the position of the director and the nature of their responsibilities;

•      to exercise their duties for proper purpose and in accordance with the BVI Act and the memorandum and association of the company; and

•      to disclose any interest which they have in a transaction entered into or to be entered into by the company.

•  The statutory duties imposed on directors, by the BVI Act, are further supplemented by common law duties established (over centuries) of case law. There is considerable overlap between the common law and the BVI Act and in most circumstances it is not necessary to consider the two separately.

•  In addition, the BVI Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence a breach of one of the fiduciary duties.

Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

The BVI Act also imposes a duty on directors and officers of a British Virgin Islands company to:

•         act honestly and in good faith with a view to the best interests of the company; and

•         exercise the care, diligence and skill that a reasonable director or officer would exercise in the same circumstances.

In addition, the BVI Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

A Delaware corporation may, in its certificate of incorporation, eliminate the right of shareholders to act by written consent.	The BVI Act provides that shareholders may take action by written consent. Under the Articles a resolution in writing is passed when it is signed by the shareholders of SEALSQ who at the date of the notice of the resolution represent such majority of votes of shares as would be entitled to vote on such resolution.
A shareholder of a Delaware corporation has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.	Under the Articles, shareholders entitled to exercise 30% or more of the voting rights, in respect of the matter for which the meeting is requested, can require the directors to convene a meeting of shareholders.
Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation provides for it.

Under British Virgin Islands law, the voting rights of shareholders are regulated by the company’s memorandum and articles of association and, in certain circumstances, by the BVI Act.

The Articles do not provide for cumulative voting.

DELAWARE CORPORATE LAW	BVI CORPORATE LAW
A Delaware corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Under the Articles, a director may be removed:

•      with or without cause, by resolution of shareholders passed at a meeting of shareholders called for the purpose of removing the director or for purposes including the removal of the director or by a written resolution passed by at least 75% of the votes of the shares entitled to vote; or

•      with cause, by resolution of directors passed by all directors other than the director being removed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

The Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15.0% or more of the corporation’s outstanding voting stock within the past three years.	There is no similar law in the British Virgin Islands.
Unless the board of directors of a Delaware corporation approves the proposal to dissolve, dissolution must be approved by shareholders holding 100.0% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

As permitted by the BVI Act and our Articles, we may be voluntarily liquidated under Part XII of the BVI Act by resolution of directors and resolution of shareholders if we have no liabilities or we are able to pay our debts as they fall due and the value of our assets equals or exceeds our liability.

A company may also be wound up where a court deems it just and equitable to do so and in circumstances where they are insolvent in accordance with the terms of the BVI Insolvency Act.

A Delaware corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.	Under the Articles, the rights conferred upon the holders of our shares of any class may only be varied with the consent in writing of the holders of a majority of the issued shares of that class or by a resolution approved at a meeting of the shares of that class by the affirmative vote of a majority of the votes of the shares of that class which were present at the meeting and were voted.
A Delaware corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.	A British Virgin Islands company’s memorandum and articles of association may be amended by resolutions of the board of directors and the shareholders, subject to the BVI Act and the memorandum and articles of association.

DELAWARE CORPORATE LAW	BVI CORPORATE LAW
Shareholders of a Delaware corporation, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.

Under the BVI Act, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the BVI Registrar which will include the company’s certificate of incorporation, its memorandum and articles of association (with any amendments), a list of the current directors and records of license fees paid to date and will also disclose any articles of dissolution, articles of merger and a register of charges if the company has elected to file such a register.

A shareholder of a company is entitled, on giving written notice to the company, to inspect:

•         the memorandum and articles;

•         the register of members;

•         the register of directors; and

•         the minutes of meetings and resolutions of members and of those classes of members of which they are a member; and to make copies of or take extracts from the documents and records referred to in above.

Subject to the memorandum and articles of association, the directors may, if they are satisfied that it would be contrary to the company’s interests to allow a member to inspect any document, or part of a document, specified above, refuse to permit the member to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records.

Where a company fails or refuses to permit a member to inspect a document or permits a member to inspect a document subject to limitations, that member may apply to a British Virgin Islands Court for an order that they should be permitted to inspect the document or to inspect the document without limitation.

The board of directors may approve a dividend without shareholder approval. Subject to any restrictions contained in its certificate of incorporation, the board may declare and pay dividends upon the shares of its capital stock either:

•         out of its surplus, or

•         in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Stockholder approval is required to authorize capital stock in excess of that provided in the charter. Directors may issue authorized shares without stockholder approval.

Under British Virgin Islands law, the board of directors may declare a dividend without shareholder approval, but a company may not declare or pay dividends if there are reasonable grounds for believing that:

•         the company is, or would after the payment be, unable to pay its debts as they fall due; or

•         that the value of the company’s assets would be less than its liabilities.

All creation of shares require the board of directors to adopt a resolution or resolutions, pursuant to authority expressly vested in the board of directors by the provisions of the company’s certificate of incorporation.

The number of shares that a British Virgin Islands company is authorized to issue is set out in the memorandum and articles of association.

The Articles provide that the company is authorized to issue 210,000,000 shares in two classes as follows:

•         200,000,000 Ordinary Shares; and

•         10,000,000 Class F Shares.

Under the Delaware General Corporation Law, with certain exceptions, a merger, consolidation, sale, lease or transfer of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction. The Delaware General Corporation Law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90.0% of each class of capital stock without a vote by the shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

The consolidation or merger of a British Virgin Islands company with another company or corporation (other than certain affiliated companies) requires the consolidation or merger to be approved by the company’s board of directors and by its shareholders. Unless the company’s memorandum and articles of association provide otherwise, the approval of a majority of the shareholders voting at a meeting of shareholders is required to approve the consolidation or merger agreement.

Under British Virgin Islands law, in the event of a consolidation or merger of a British Virgin Islands company with another company or corporation, a shareholder of the British Virgin Islands company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may seek fair value for those shares in accordance with Section 179 of the BVI Act.

DIVIDEND POLICY

We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.

In accordance with the BVI Act and our Articles, our board of directors may authorize and declare a dividend to shareholders at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately following the dividend the value of our assets will exceed our liabilities and we will be able to pay our debts as they become due. There is no further British Virgin Islands statutory restriction on the amount of funds which may be distributed by us by dividend. The respective proportions of dividends which may be due to Class F Shareholders and Ordinary Shareholders is set out in the Articles. Currently, the Articles state that any dividends paid against each Ordinary Share shall be one fifth of any amount paid by the Company against each Class F Share.

In addition, the Second Tranche Notes prohibit us and our subsidiaries from paying dividends or other cash distributions, except for intercompany transfers to us and payments to WISeKey.

MATERIAL TAX CONSIDERATIONS

The following is a discussion of the material British Virgin Islands, Swiss and United States federal income tax considerations applicable to SEALSQ and U.S. Holders and Non-U.S. Holders, each as discussed below, of SEALSQ Ordinary Shares.

British Virgin Islands Tax Considerations

The Government of the British Virgin Islands does not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon our Company or our security holders who are not tax resident in the British Virgin Islands.

Our Company and all distributions, interest and other amounts paid by our Company to persons who are not tax resident in the British Virgin Islands will not be subject to any income, withholding or capital gains taxes in the British Virgin Islands, with respect to the shares in our Company owned by them and dividends received on such shares.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not tax resident in the British Virgin Islands with respect to any shares, debt obligations or other securities of our Company.

Except to the extent that we have any direct or indirect interest in real property in the British Virgin Islands, all instruments relating to transactions in respect of the shares, debt obligations or other securities of our Company and all instruments relating to other transactions relating to the business of our Company are exempt from the payment of stamp duty in the British Virgin Islands.

There are currently no withholding taxes or exchange control regulations in the British Virgin Islands applicable to our Company or our security holders.

U.S. Federal Income Tax Considerations

The following is a description of certain U.S. federal income tax consequences to U.S. Holders, as defined below, of acquiring, owning and disposing of SEALSQ Ordinary Shares. The following discussion is intended only as a summary and does not purport to be a complete description of all the potential tax effects of the acquisition, ownership and disposition of SEALSQ Ordinary Shares. This discussion is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the income tax treaty between Switzerland and the United States (the “US-CH Treaty”), all as of the date hereof, any of which is subject to change or differing interpretations, possibly with retroactive effect. The tax treatment of the transactions discussed herein to holders will vary depending upon their particular situations.

A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of SEALSQ Ordinary Shares, as applicable, who is eligible for the benefits of the US-CH Treaty and who is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

This discussion applies only to a U.S. Holder that will hold SEALSQ Ordinary Shares as capital assets for U.S. federal income tax purposes. The discussion below does not address any state, local or foreign or estate and gift tax laws, the Medicare contribution tax on net investment income, or the alternative minimum tax. Furthermore, it does not address classes of U.S. Holders that may be subject to special rules, such as:

•	banks, insurance companies, and certain other financial institutions;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•	persons holding Ordinary Shares as part of a hedging transaction, straddle, wash sale, conversion transaction or other integrated transaction or persons entering into a constructive sale with respect to the Ordinary Shares, as applicable;

•	regulated investment companies or real estate investment trusts;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	U.S. Holders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities or arrangements classified as partnerships (or partners therein) or S corporations for U.S. federal income tax purposes;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

•	persons that own or are deemed to own ten percent or more of SEALSQ shares by vote or value; or

•	persons holding Ordinary Shares in connection with a trade or business conducted outside of the United States.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds SEALSQ Ordinary Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding SEALSQ Ordinary Shares, as applicable, and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of acquiring, owning and disposing of SEALSQ Ordinary Shares, as applicable.

U.S. Holders are urged to consult with their own tax advisers concerning the U.S. federal, state, local, and other tax consequences of acquiring, owning and disposing of SEALSQ Ordinary Shares in their particular circumstances.

Ownership of SEALSQ Ordinary Shares

Taxation of Distributions

SEALSQ does not currently expect to pay cash dividends in the foreseeable future. If SEALSQ does make distributions of cash or property with respect to SEALSQ Ordinary Shares, subject to the passive foreign investment company rules below, such distributions will generally be treated as dividends to the extent paid out of SEALSQ’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because SEALSQ does not maintain calculations of its earnings and profits under U.S. federal income tax principles, SEALSQ expects that distributions generally will be reported to U.S. Holders as dividends. For so long as SEALSQ Ordinary Shares are listed on Nasdaq or SEALSQ is eligible for benefits under the US-CH Treaty, and provided that SEALSQ was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a PFIC, dividends paid to certain non-corporate U.S. Holders will be eligible for taxation as “qualified dividend income” and therefore, subject to applicable limitations, will be taxable at rates not in excess of the long-term capital gain rate applicable to such U.S. Holder. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances.

The amount of a dividend will include any amounts withheld by us in respect of Swiss income taxes. The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of such holder’s receipt of the dividend. The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to applicable limitations, some of which vary depending upon the U.S. Holder’s particular circumstances, Swiss income taxes withheld from dividends on SEALSQ Ordinary Shares (if any) at a rate not exceeding the rate provided by the US-CH Treaty will be creditable against the U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, U.S. Holders may, at their election, deduct foreign taxes, including any Swiss income tax, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Sale or Other Disposition of SEALSQ Ordinary Shares

Subject to the passive foreign investment company rules described below, gain or loss realized on the sale or other disposition of SEALSQ Ordinary Shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the SEALSQ Ordinary Shares for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the SEALSQ Ordinary Shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to various limitations.

Passive Foreign Investment Company Rules

SEALSQ will be classified as a passive foreign investment company (“PFIC”) for any taxable year in which, after the application of certain “look-through” rules with respect to subsidiaries, either (i) 75% or more of its gross income for the taxable year is “passive income,” or (ii) 50% or more of the average quarterly value of its assets consist of assets that produce, or are held for the production of, “passive income.” For purposes of the above calculations, SEALSQ will be treated as if it holds a proportionate share of the assets of, and receives directly a proportionate share of the income of, any other corporation in which it directly or indirectly owns at least 25%, by value, of the shares of such corporation. Passive income generally includes interest, dividends, rents, certain non-active royalties and capital gains.

Based on SEALSQ’s unaudited interim financial statements, business plan and certain estimates, including as to the relative values of its assets, SEALSQ believes it was not a PFIC for its 2023 taxable year, although there can be no assurance in this regard. Additionally, based on the current and projected composition of assets and income of SEALSQ and its subsidiaries, it is not expected that SEALSQ will be treated as a PFIC for its current taxable year or in the foreseeable future. However, the determination of whether SEALSQ is a PFIC is a fact-intensive determination that must be made on an annual basis applying principles and methodologies that are in some circumstances unclear. Moreover, whether SEALSQ is a PFIC for a particular year will depend on the composition of its income and assets and the value of its assets from time to time (which may be determined, in part, by reference to the market price of SEALSQ Ordinary Shares, which may fluctuate substantially over time). Accordingly, there can be no assurances regarding SEALSQ’s status as a PFIC for any taxable year. If a U.S. Holder holds SEALSQ Ordinary Shares in any year in which SEALSQ is treated as a PFIC, SEALSQ generally will continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder holds SEALSQ Ordinary Shares, even if SEALSQ ceases to meet the threshold requirements for PFIC status. However, if SEALSQ ceases to be a PFIC, a U.S. Holder can avoid the continuing impact of the PFIC rules by making a special election to recognize gain as if such U.S. Holder’s Ordinary Shares had been sold on the last day of the last taxable year during which SEALSQ was a PFIC. U.S. Holders should consult their own tax advisor about the advisability of making this election.

If SEALSQ is classified as a PFIC, and a U.S. Holder has not made a timely mark-to-market election, as described below, the U.S. Holder will generally be subject to a special tax at ordinary income tax rates on “excess distributions” (generally, any distributions that are received in a taxable year that are greater than 125 percent of the average annual distributions that the holder has received in the preceding three taxable years, or its holding period, if shorter), including any gain that a U.S. Holder recognizes on the sale of its Ordinary Shares, which gain will be allocated ratably over the U.S. Holder’s holding period for its Ordinary Shares, as applicable. The amount of gain from a disposition of Ordinary Shares that is allocated to the taxable year of the disposition and to any year before SEALSQ becomes a PFIC will be taxed as ordinary income. The amount allocated to any other tax year will be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge will be imposed on the tax liability for each such year to compensate for tax deferral, calculated as if such tax liability had been due in each such year.

If SEALSQ is classified as a PFIC, a U.S. Holder can avoid certain of the adverse rules described above by making a mark-to-market election with respect to its SEALSQ Ordinary Shares provided that the Ordinary Shares are “marketable.” SEALSQ Ordinary Shares will be considered marketable if they are “regularly traded” on a “qualified exchange” or other market within the meaning of applicable regulations. If a U.S. Holder makes the mark-to-market election, generally the U.S. Holder will recognize as ordinary income any excess of the fair market value of the SEALSQ Ordinary Shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the SEALSQ Ordinary Shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the holder’s tax basis in the SEALSQ Ordinary Shares will be adjusted to reflect the income or loss amounts recognized. If a U.S. Holder makes a mark-to-market election with respect to its SEALSQ Ordinary Shares in a year other than the first year in which the U.S. Holder holds such Ordinary Shares (and no QEF election was in effect for the prior years), then special coordination rules will apply to the first taxable year in which the mark-to-market election is effective.

Although a U.S. Holder of SEALSQ Ordinary Shares could also avoid the unfavorable PFIC rules described above by electing to treat its Ordinary Shares as interests in a qualified electing fund (“QEF”), SEALSQ does not intend to provide the information that would allow a U.S. Holder to make such an election. Accordingly, if SEALSQ is treated as a PFIC, a U.S. holder will not be able to make a “QEF election.”

A U.S. Holder that owns an equity interest in a PFIC must annually file IRS Form 8621, and may be required to file other IRS forms. A failure to file one or more of these forms as required may toll the running of the statute of limitations in respect of each of the U.S. Holder’s taxable years for which such form is required to be filed. As a result, the taxable years with respect to which the U.S. holder fails to file the form may remain open to assessment by the IRS indefinitely, until the form is filed.

U.S. Holders should consult their tax advisers concerning SEALSQ’s potential PFIC status and the potential application of the PFIC rules.

U.S. Information Reporting

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Information With Respect to Foreign Financial Assets

A U.S. Holder who is an individual and, in certain cases, an entity, and who holds certain specified foreign financial assets (which may include SEALSQ Ordinary Shares) with an aggregate value in excess of certain thresholds, is generally required to report information related to such interests by attaching a completed IRS Form 8938 (Statement of Specified Foreign Financial Assets) with such U.S. Holder’s tax return for each year in which such U.S. Holder held an interest in the specified foreign financial assets, subject to certain exceptions (including an exception for SEALSQ Ordinary Shares held in accounts maintained by U.S. financial institutions). Persons who are required to report foreign financial assets and fail to do so may be subject to substantial penalties. U.S. Holders should consult their tax advisors regarding these information reporting requirements.

Swiss Tax Considerations

The following is a description of certain Swiss income tax consequences to “Swiss Holders”, as defined below, of acquiring, owning and disposing of SEALSQ Ordinary Shares. The following discussion is intended only as a summary and does not purport to be a complete description of all the potential tax effects of the acquisition, ownership and disposition of SEALSQ Ordinary Shares. This discussion is based on the Direct Federal Tax Act of 1990, the Federal Harmonization of Cantonal and Communal Direct Taxes Act of 1990, the Federal Withholding Tax Act of 1965, the Federal Stamp Tax Act of 1973, as amended (the “Swiss Tax Laws”), administrative pronouncements, judicial decisions, all as of the date hereof, any of which are subject to change or differing interpretations, possibly with retroactive effect. The tax treatment of the transactions discussed herein to holders will vary depending upon their particular situations. A “Swiss Holder” is a holder who, for Swiss tax purposes, is a beneficial owner of SEALSQ Ordinary Shares who is:

•	an individual resident of Switzerland or otherwise subject to Swiss taxation under article 3, 4 or 5 of the Direct Federal Tax Act of 1990, as amended, or article 3 or 4 of the Federal Harmonization of Cantonal and Communal Direct Taxes Act of 1990, as amended; or

•	a corporation or other entity taxable as a corporation organized under the laws of Switzerland or otherwise subject to Swiss taxation under article 50 or 51 of the Direct Federal Tax Act of 1990, as amended, or article 20 or 21 of the Federal Harmonization of Cantonal and Communal Direct Taxes Act of 1990, as amended.

Holders who are not resident in Switzerland for tax purposes and who do not engage in a trade or business carried on through a permanent establishment or fixed place of business situated in Switzerland for tax purposes, and who are not subject to corporate or individual income taxation in Switzerland for any other reason, will not be subject to any Swiss federal, cantonal or communal income tax in connection with acquiring, owning and disposing of SEALSQ Ordinary Shares.

Ownership of SEALSQ Ordinary Shares

Taxation of Distributions

Dividend distributions to individual Swiss Holders who hold their SEALSQ Ordinary Shares as private assets will be subject to Swiss federal, cantonal and communal income tax, unless these dividends are distributed out of qualifying capital contribution reserves recognized by the Swiss Federal Tax Administration.

Corporate and individual Swiss Holders who hold their SEALSQ Ordinary Shares as part of a trade or business carried out in Switzerland (including Swiss-resident private individuals who, for income tax purposes, are classified as “professional securities dealers” for reasons of, inter alia, frequent dealing, or leveraged investments, in shares and other securities), as the case may be, through a permanent establishment or fixed place of business situated in Switzerland for tax purposes (the “Commercial Swiss Holders”) are required to recognize dividend distributions of SEALSQ in their income statement for the respective taxation period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings for such taxation period. Corporate Swiss Holders may be eligible for the participation relief in respect of such dividend distributions if the SEALSQ Ordinary Shares held by them as part of a Swiss business have an aggregate market value of at least CHF 1 million.

Holding of SEALSQ Ordinary Shares

Individual Swiss Holders who hold their SEALSQ Ordinary Shares as private assets are required to report their SEALSQ Ordinary Shares as part of their private assets and are subject to cantonal and communal wealth tax.

Commercial Swiss Holders are required to report their SEALSQ Ordinary Shares as part of their business assets or taxable capital, as the case may be, and are subject to cantonal and communal wealth or annual capital tax.

Sale or other Disposal of SEALSQ Ordinary Shares

Individual Swiss Holders who hold their SEALSQ Ordinary Shares as private assets will realize a tax-free capital gain or a non-deductible loss upon a sale or other disposal of the SEALSQ Ordinary Shares.

Commercial Swiss Holders are required to recognize the gain, if any, from a sale or other disposal of the SEALSQ Ordinary Shares in their income statement for the respective taxation period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings for such taxation period. A loss, if any, is deductible for Swiss individual or corporate income tax purposes.

Swiss Federal Securities Transfer Tax

Any transactions in SEALSQ Ordinary Shares in the secondary markets are subject to Swiss securities transfer tax at an aggregate rate of 0.15% of the consideration paid for such SEALSQ Ordinary Shares, however, only if a bank or other securities dealer in Switzerland, as defined in the Swiss Federal Stamp Tax Act, is a party or an intermediary to the transaction and no exemption applies.

Taxation of SEALSQ

Corporate Income Tax

SEALSQ has its place of effective management in Switzerland and as such is a Swiss resident for tax purposes. A Swiss resident company is subject to corporate income tax at federal, cantonal and communal levels on its worldwide income. However, qualifying net dividend income and net capital gains on the sale of qualifying investments in subsidiaries are effectively exempt from federal, cantonal and communal corporate income tax. Consequently, SEALSQ expects dividends from its subsidiaries and capital gains from sales of investments in its subsidiaries to be exempt from Swiss corporate income tax.

Issuance Stamp Duty

The Swiss issuance stamp duty of 1% is levied on the issuance of shares and increases in or contributions to the equity of Swiss tax resident corporations. Exemptions are available in tax neutral restructuring transactions. As a result, the issuance of shares by SEALSQ or any other increase in its equity may be subject to the issuance stamp duty unless the equity is increased in the context of a qualifying restructuring transaction.

Swiss Withholding Tax

Dividend distributions of Swiss tax resident corporations are subject to 35% dividend withholding tax unless such dividends are distributed out of qualifying capital contribution reserves recognized by the Swiss Federal Tax Administration. Since SEALSQ is a Swiss resident for tax purposes, its dividend distributions are generally subject to 35% withholding tax.

Upon request, the Swiss withholding tax, if any, will generally be refunded to shareholders of SEALSQ who have their tax residence in Switzerland, provided that such shareholders duly declare the consideration in the tax return or, in the case of legal entities, in the profit and loss statement. SEALSQ shareholders who are not tax residents of Switzerland may be entitled to a full or partial refund of the Swiss withholding tax if the country of residence for tax purposes has entered into a bilateral treaty for the avoidance of double taxation with Switzerland and the conditions of such treaty are met.

Automatic Exchange of Information in Tax Matters

On November 19, 2014, Switzerland signed the Multilateral Competent Authority Agreement. The Multilateral Competent Authority Agreement is based on Article 6 of the OECD/Council of Europe administrative assistance convention and is intended to ensure the uniform implementation of Automatic Exchange of Information (the “AEOI”). The Federal Act on the International Automatic Exchange of Information in Tax Matters (the “AEOI Act”) entered into force on January 1, 2017. The AEOI Act is the legal basis for the implementation of the AEOI standard in Switzerland.

The AEOI has been introduced in Switzerland through bilateral agreements or multilateral agreements. The agreements have been, and will be, concluded on the basis of guaranteed reciprocity, compliance with the principle of speciality (i.e., the information exchanged may only be used to assess and levy taxes (and for criminal tax proceedings)) and adequate data protection.

Based on such multilateral or bilateral agreements and the implementation of Swiss law, Switzerland collects and exchanges data in respect of financial assets, including SEALSQ Ordinary Shares, held in, and income derived thereon and credited to, accounts or deposits with a paying agent in Switzerland for the benefit of individuals resident in a European Union member state or in a treaty state.

Swiss Facilitation of the Implementation of the U.S. Foreign Account Tax Compliance Act

Switzerland has concluded an intergovernmental agreement with the United States to facilitate the implementation of U.S. Foreign Account Tax Compliance Act. The agreement ensures that the accounts held by U.S. persons with Swiss financial institutions are disclosed to the U.S. tax authorities either with the consent of the account holder or by means of group requests within the scope of administrative assistance. Information will not be transferred automatically in the absence of consent, and instead will be exchanged only within the scope of administrative assistance on the basis of the double taxation agreement between the United States and Switzerland. On October 8, 2014, the Swiss Federal Council approved a mandate for negotiations with the United States on changing the current direct-notification-based regime to a regime where the relevant information is sent to the Swiss Federal Tax Administration, which in turn provides the information to the U.S. tax authorities.

DESCRIPTION OF SHARES

General

We are a British Virgin Islands Business Company (company number 2095496) and our affairs are governed by our Articles, the BVI Act and common law of the British Virgin Islands. Based upon the Articles, we are authorised to issue a maximum of 210,000,000 shares in two classes as follows:

(a)	200,000,000 Ordinary Shares; and

(b)	10,000,000 Class F Shares.

As of the date of this prospectus, 17,227,122 Ordinary Shares are issued and outstanding and 1,499,700 Class F Shares are issued and outstanding. No preferred shares are issued or outstanding or authorized by our Articles. The following description summarizes the material terms of our shares as set out more particularly in our Articles. Because it is only a summary, it may not contain all the information that is important to you.

Share Rights

Each Ordinary Share confers upon the shareholder:

(a)	the right to attend any meeting of Shareholders;

(b)	the right to one vote per Ordinary Share on any resolution of shareholders as against each other Ordinary Share but, as a class, the Ordinary Shares shall retain 50.01% of the Company’s voting power;

(c)	the right to an equal share in any dividend paid by the Company against each other Ordinary Share, which shall be one fifth of any amount paid by the Company against each Class F Share but which shall not rank in preference to any other share;

(d)	the right to an equal share in the distribution of the surplus assets of the Company against each other Ordinary Share, which shall be one fifth of any amount paid by the Company against each Class F Share but which shall not rank in preference to any other share; and

(e)	such other rights and entitlements as may be specified in the Articles.

Our Ordinary Shareholders have no conversion, pre-emptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Ordinary Shares.

Each Class F Share confers upon the shareholder:

(a)	the right to attend any meeting of shareholders;

(b)	a number of votes per Class F Share, on any matter that is submitted to a vote of shareholders, that would cause the total votes of all Class F Shares to equal 49.99% of the voting power of all shares (or, if the applicable voting standard is “a majority of the shares present in person or represented by proxy and entitled to vote on such matter”, 49.999999% of the voting power of Shares present in person or represented by proxy and entitled to vote on such matter);

(c)	the right to an equal share in any dividend paid by the Company against each other Class F Shares, and which shall be five times greater than any amount paid by the Company against each Ordinary Share but which shall not rank in preference to any other share; and

(d)	the right to an equal share in the distribution of the surplus assets of the Company against each other Class F Shares, and which shall be five times greater than any amount paid by the Company against each Ordinary Share but which shall not rank in preference to any other share.

The Class F Shares are subject to mandatory and automatic redemption, in the event of a change of control (being the acquisition by any person or entity, alone or jointly, of more than 50% of the voting rights of any Class F Shareholder which is a corporate entity), as determined by SEALSQ’s board of directors, in exchange for the issuance of new Ordinary Shares at a ratio of five (5) Ordinary Shares for each one (1) Class F Share redeemed.

The Class F Shares are non-transferable.

The Company and the holders of the Class F Shares have entered into a Class F Shareholders’ Agreement that provides, among other things, that the holders of Class F Shares:

•	will vote the Class F Shares held by them as one and in accordance with the majority (by the number of shares held) view of the holders of the Class F Shares; and

•	are bound by the redemption provisions set out in the Articles and that they will take all necessary action to comply with them.

Register of Members

Under the BVI Act, the shares are deemed to be issued when the name of the shareholder is entered in the register of members. Our register of members will be maintained by our transfer agent, Computershare Inc.

If:

(a)	information that is required to be entered in the register of members is omitted from the register or is inaccurately entered in the register; or

(b)	there is unreasonable delay in entering information in the register, a shareholder of the company, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the British Virgin Islands Courts for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct the Company to pay all costs of the application and any damages the applicant may have sustained.

Dividends

We have not paid any cash dividends on our shares to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings. Under the laws of the British Virgin Islands and our Articles, we may only pay a dividend or make a distribution to our shareholders if, following such dividend or distribution, the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due. In addition, the Second Tranche Notes prohibit us and our subsidiaries from paying dividends or other cash distributions, except for intercompany transfers to us and payments to WISeKey.

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Shareholders of 45,000,000 Ordinary Shares.

We will not receive any of the proceeds from the sale of the securities by the Selling Shareholders. However, we may receive proceeds from the cash exercise of the Second Tranche Warrants, which, if exercised in cash at the current $4.00 exercise price with respect to all of the 2,288,678 Ordinary Shares, would result in gross proceeds to us of approximately $9,154,712. The aggregate proceeds to the Selling Shareholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Shareholders.

The Ordinary Shares beneficially owned by the Selling Shareholders covered by this prospectus may be offered and sold from time to time by the Selling Shareholders. The term “Selling Shareholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other transfer. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale by the Selling Shareholders. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Shareholders may sell their Ordinary Shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the Ordinary Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq Stock Market LLC;

•	to or through underwriters or broker-dealers;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any Ordinary Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

We also have agreed to indemnify the Selling Shareholders and certain other persons against certain liabilities in connection with the offering of Ordinary Shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Shareholders have agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Shareholders specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the Ordinary Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Ordinary Shares in the course of hedging transactions, and broker-dealers or other financial institutions may engage in short sales of Ordinary Shares in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell Ordinary Shares short and redeliver the Ordinary Shares to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Ordinary Shares offered by this prospectus, which Ordinary Shares such broker- dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Shareholders may also pledge Ordinary Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Shareholder or borrowed from any Selling Shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated immediately prior to the sale.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the Ordinary Shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the Ordinary Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell Ordinary Shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part. The Selling Shareholders and any other persons participating in the sale or distribution of the Ordinary Shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the Ordinary Shares by, the Selling Shareholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the Ordinary Shares.

If any of the Ordinary Shares offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether the Selling Shareholders will sell all or any portion of the Ordinary Shares offered under this prospectus.

We agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus is a part effective at all times until the Selling Shareholders no longer own any Warrants or Ordinary Shares issuable upon the exercise thereof and there is an available balance of Ordinary Shares under such registration statement . The Ordinary Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Ordinary Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

In order to comply with the securities laws of certain states, if applicable, the Ordinary Shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Ordinary Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Ordinary Shares in the market and to the activities of the Selling Shareholders and its affiliates. In addition, we will make copies of this prospectus available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Ordinary Shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of Ordinary Shares is made, if required, a prospectus supplement will be distributed that will set forth the number of Ordinary Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We know of no existing arrangements between the Selling Shareholders or any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Ordinary Shares offered by this prospectus.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are a British Virgin Islands business company limited by shares and our registered office is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands and our executive office is located outside of the United States in Cointrin, Switzerland.

Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

In addition, there is uncertainty as to whether the courts of the British Virgin Islands would (1) recognize or enforce against us, or our directors or our officers, judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the British Virgin Islands, based on these laws.

LEGAL MATTERS

Certain legal matters with respect to British Virgin Islands law in connection with this offering are being passed upon for us by Harney Westwood & Riegels LP. Certain matters of U.S. federal and New York law are being passed upon for us by Patterson Belknap Webb & Tyler LLP, New York, New York.

EXPERTS

The financial statements of SEALSQ Corp Predecessor as of and for the years ended December 31, 2020 and 2021, and the balance sheet of SEALQ Corp as of December 31, 2022, in each case included in this prospectus have been audited by BDO AG, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in this registration statement. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The current address of BDO AG is Route de Meyrin 123, 1219 Châtelaine, Switzerland, phone number 011 41 22 322 24 24. The financial statements of SEALSQ Corp Predecessor as of and for the years ended December 31, 2022, in each case included in this prospectus have been audited by BDO France, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in this registration statement. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The current address of BDO Rhône-Alpes SAS is 28 rue de la République, 69002 Lyon, France, phone number 011 33 4 72 61 05 76.

SEALSQ CORP AND WISEKEY SEMICONDUCTORS SAS, SEALSQ CORP PREDECESSOR

CONSOLIDATED FINANCIAL STATEMENTS

Index to consolidated financial statements

Unaudited Condensed Consolidated Financial Statements of SEALSQ Corp as at June 30, 2023	Pages

Unaudited Condensed Consolidated Statements of Comprehensive Income/(Loss) for the six-month periods ended June 30, 2023

Unaudited Condensed Consolidated Balance Sheets as of June 30, 2023

Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity for the six-month periods ended June 30, 2023

Unaudited Condensed Consolidated Statements of Cash Flows for the six-month periods ended June 30, 2023

Notes to the Unaudited Condensed Consolidated Interim Financial Statements

Audited Consolidated Financial Statements of SEALSQ Corp Predecessor as at December 31, 2022
Report of the Statutory Auditor
Report of the Statutory Auditor
Consolidated Statements of Comprehensive Income/(Loss) for the years ended December 31, 2022, 2021 and 2020
Consolidated Balance Sheets as of December 31, 2022 and 2021
Consolidated Statements of Changes in Shareholders’ Equity for the years ended December 31, 2022 and 2021
Consolidated Statements of Cash Flows for the years ended December 31, 2022, 2021 and 2020
Notes to the Consolidated Financial Statements

Audited Consolidated Financial Statements of SEALSQ Corp Predecessor as at December 31, 2021 and December 31, 2020
Report of the Statutory Auditor
Consolidated Statements of Comprehensive Income/(Loss) for the years ended December 31, 2021 and 2020
Consolidated Balance Sheets as of December 31, 2021 and 2020
Consolidated Statements of Changes in Shareholders’ Equity for the years ended December 31, 2021 and 2020
Consolidated Statements of Cash Flows for the years ended December 31, 2021 and 2020
Notes to the Consolidated Financial Statements

Audited Balance Sheet of SEALSQ Corp
Report of Independent Registered Public Accounting Firm
Audited Balance Sheet for the period ended December 31, 2022
Notes to the Audited Balance Sheet

1.	Condensed Consolidated Statements of Comprehensive Income/(Loss)

	Unaudited 6 months ended June 30,		Note ref.
USD'000	2023	2022

Net sales	14,751	10,656	24
Cost of sales	(6,760)	(6,130)
Depreciation of production assets	(201)	240
Gross profit	7,790	4,766

Other operating income	9	4	25
Research & development expenses	(1,492)	(1,161)
Selling & marketing expenses	(2,441)	(1,970)
General & administrative expenses	(4,145)	(2,022)
Total operating expenses	(8,069)	(5,149)
Operating loss	(279)	(383)

Non-operating income	180	469	26
Interest and amortization of debt discount	(143)	(155)	19
Non-operating expenses	(313)	(113)	27
Loss before income tax expense	(555)	(182)

Income tax expense	(320)	(1)
Net loss	(875)	(183)

Earnings per ordinary share (USD)
Basic	(0.06)	(0.01)	29
Diluted	(0.06)	(0.01)	29

Earnings per F share (USD)
Basic	(0.29)	(0.06)	29
Diluted	(0.29)	(0.06)	29

Other comprehensive income / (loss), net of tax:
Foreign currency translation adjustments	(4)	(9)
Defined benefit pension plans:			20
Net gain (loss) arising during period	—	—
Other comprehensive loss	(4)	(9)
Comprehensive loss	(879)	(192)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

2.	Condensed Consolidated Balance Sheets

	As at June 30,	As at December 31,	Note ref.
USD'000, except “par value"	2023 (unaudited)	2022
ASSETS
Current assets
Cash and cash equivalents	1,860	4,057	8
Accounts receivable, net of allowance for doubtful accounts	3,471	2,219	9
Inventories	9,334	7,510	10
Prepaid expenses	925	394
Other current assets	773	1,252	11
Total current assets	16,363	15,432

Noncurrent assets
Deferred income tax assets	2,977	3,296
Deferred tax credits	1,180	692	12
Property, plant and equipment net of accumulated depreciation	2,181	782	13
Intangible assets, net of accumulated amortization	—	1	14
Operating lease right-of-use assets	1,294	1,379	15
Other noncurrent assets	82	77	16
Total noncurrent assets	7,714	6,227
TOTAL ASSETS	24,077	21,659

LIABILITIES
Current Liabilities
Accounts payable	9,018	6,735	17
Indebtedness to related parties, current	—	3,374	19
Current portion of obligations under operating lease liabilities	353	324	15
Income tax payable	45	47
Other current liabilities	225	148	18
Total current liabilities	9,641	10,628

Noncurrent liabilities
Bonds, mortgages and other long-term debt	1,577	1,489	20
Operating lease liabilities, noncurrent	889	988	15
Indebtedness to related parties, noncurrent	12,186	7,946	19
Employee benefit plan obligation	429	396	21
Total noncurrent liabilities	15,081	10,819
TOTAL LIABILITIES	24,722	21,447

Commitments and contingent liabilities			22

SHAREHOLDERS' EQUITY
Ordinary stock	75	75	23
Par value - USD 0.01
Authorized - 200,000,000 and 200,000,000
Issued and outstanding - 7,501,500 and 7,501,400 shares
Common stock - F-Shares	75	75	23
Par value - USD 0.05
Authorized - 10,000,000 and 10,000,000
Issued and outstanding - 1,499,700 and 1,499,700
Additional paid-in capital	16,752	16,731
Accumulated other comprehensive income / (loss)	771	775
Accumulated deficit	(18,318)	(17,444)
Total shareholders' equity	(645)	212
TOTAL LIABILITIES AND EQUITY	24,077	21,659

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

3.	Condensed Consolidated Statements of Changes in Shareholders’ Equity

	Unaudited 6 months ended June 30,
USD'000 (except for share numbers)	Number of ordinary shares	Number of F shares	Share Capital	Additional paid-in capital	Accumulated deficit		Accumulated other comprehensive income / (loss)		Total equity (deficit)
As at December 31, 2021	6,610,293	1,499,700	141	8,889	(23,214)		621		(13,563)
Indebtedness to related parties	—	—	—	149	—		—		149
Comprehensive income / (loss)	—	—	—	—	(183)		(9)		(192)
As at June 30, 2022	6,610,293	1,499,700	141	9,038	(23,397)		612		(13,606)

As at December 31, 2022	7,501,400	1,499,700	150	16,731	(17,444)		775	(a)	212
Reverse recapitalization	100	—	—	(188)	—		—		(188)
Indebtedness to related parties	—	—	—	209	—		—		209
Comprehensive income / (loss)	—	—	—	—	(874)	(a)	(4)		(878)
As at June 30, 2023	7,501,500	1,499,700	150	16,752	(18,318)		771		(645)
(a) Adjusted for rounding

The accompanying notes are an integral part of these condensed consolidated interim financial statements

4.	Condensed Consolidated Statements of Cash Flows

	Unaudited 6 months ended June 30,
USD'000	2023	2022

Cash Flows from operating activities:
Net Income (loss)	(875)	(183)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant & equipment	273	198
Amortization of intangible assets	1	2
Interest and amortization of debt discount	143	155
Inventory obsolescence impairment	257	(240)
Income tax expense / (recovery) net of cash paid	320	1
Changes in operating assets and liabilities, net of effects of businesses acquired
Decrease (increase) in accounts receivables	(1,252)	(766)
Decrease (increase) in inventories	(2,081)	(1,479)
Decrease (increase) in other current assets and prepaids, net	(52)	(539)
Decrease (increase) in deferred research & development tax credits, net	(488)	(224)
Decrease (increase) in other noncurrent assets, net	(5)	7
Increase (decrease) in accounts payable	2,095	531
Increase (decrease) in income taxes payable	(2)	(3)
Increase (decrease) in other current liabilities	77	(95)
Increase (decrease) in defined benefit pension liability	33	13
Net cash provided by (used in) operating activities	(1,556)	(2,622)

Cash Flows from investing activities:
Sale / (acquisition) of property, plant and equipment	(1,677)	(132)
Net cash provided by (used in) investing activities	(1,677)	(132)

Cash Flows from financing activities:
Proceeds from debt	209	2,562
Increase (decrease) in indebtedness to related parties, noncurrent, net of cash proceeds from debt	658	—
Net cash provided by (used in) financing activities	867	2,562

Effect of exchange rate changes on cash and cash equivalents	169	130

Cash and cash equivalents
Net increase (decrease) during the period	(2,197)	(62)
Balance, beginning of period	4,057	2,064
Cash and cash equivalents balance, end of period	1,860	2,002

Supplemental cash flow information
Cash paid for incomes taxes	—	—
ROU assets obtained from operating lease	65	29

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

5.	Notes to the Condensed Consolidated Interim Financial Statements

1.           The SEALSQ Group

SEALSQ Corp., together with its consolidated subsidiaries (“SEALSQ” or the “Group” or the “SEALSQ Group”), has its headquarters in Tortola, BVI. SEALSQ Corp., the parent of the SEALSQ Group, was incorporated in April 2022 and is listed on the NASDAQ Capital Market exchange with the valor symbol “LAES” since May 23, 2023.

On January 1, 2023, SEALSQ Corp. acquired WISeKey Semiconductors SAS, a private joint stock company (French Simplified Joint Stock Company), and its subsidiaries. Prior to that acquisition, SEALSQ did not have any operations. As further described in the notes below, the acquisition qualified as a reverse recapitalization.

SEALSQ designs, develops and markets secure semiconductors worldwide as a fabless manufacturer. It provides added security and authentication layers on its semiconductors which can be tailored to customers’ needs. As an advanced chip designer, the Group holds the intellectual property (IP) for the semiconductors it sells.

SEALSQ is also accredited as a Product Attestation Authority (PAA) and, as such, can issue MATTER Device Attestation Certificates (DAC).

The Group anticipates being able to generate profits in the near future thanks to the increased focus on the security and authentication of IT components and networks.

2.           Future operations and going concern

The Group recorded a loss from operations in this reporting period and the accompanying condensed consolidated interim financial statements have been prepared assuming that the Group will continue as a going concern.

The Group incurred a net operating loss of USD 0.3 million in the six months ended June 30, 2023 and had positive working capital of USD 6.7 million as at June 30, 2023, calculated as the difference between current assets and current liabilities. Based on the Group’s cash projections up to September 30, 2024, SEALSQ has sufficient liquidity to fund operations.

We note that, historically, the Group has been dependent on financing from its parent, WISeKey International Holding Ltd, to augment the operating cash flow to cover its cash requirements.

Based on the foregoing, Management believe it is correct to present these figures on a going concern basis.

3.           Basis of presentation

The condensed consolidated interim financial statements are prepared in accordance with the Generally Accepted Accounting Principles in the United States of America (“US GAAP”) as set forth in the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC). All amounts are in United States dollars (“USD”) unless otherwise stated.

These unaudited condensed consolidated interim financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Group’s annual financial statements for the year ended December 31, 2022, as filed in the 20-F on June 27, 2023.

The Group’s interim period results do not necessarily indicate the results that may be expected for any other interim period or for the full fiscal year. The significant accounting policies applied in the annual consolidated financial statements of the Group as of December 31, 2022, contained in the Group’s Annual Report have been applied consistently in these unaudited condensed consolidated financial statements.

Reverse Acquisition

On January 1, 2023, SEALSQ Corp., then a so-called empty shell private company with no operating activities that was not considered a business under US GAAP standards, acquired WISeKey Semiconductors SAS, a private operating company. Before this acquisition, both companies were wholly owned by WISeKey International Holding AG (“WISeKey”). This transaction being a capital transaction in substance, it qualifies as a reverse acquisition that is considered a recapitalization whereby SEALSQ Corp. is the legal acquirer and accounting acquiree, whereas WISeKey Semiconductors SAS is the legal acquiree and accounting acquirer. In accordance with ASC 805-40 (Reverse acquisition), the condensed consolidated interim financial statements are therefore issued by the legal parent, SEALSQ Corp., but are considered to be the continuation of the financial statements of the legal subsidiary, WISeKey Semiconductors SAS.

Comparative information in SEALSQ’s condensed consolidated interim financial statements relates to WISeKey Semiconductors SAS and not to the non-operating SEALSQ Corp. until the date of the transaction. The assets and liabilities of the accounting acquiree, SEALSQ Corp., have been consolidated from January 1, 2023. No goodwill arose as a result of the transaction. The consolidated interim statement of comprehensive losses includes the results of SEALSQ Corp. from January 1, 2023.

The newly formed company was then listed on the Nasdaq Global Market on May 23, 2023 through a spin-off by WISeKey of 20% of the ordinary share capital.

4.           Summary of significant accounting policies

Fiscal Year

The Group’s fiscal year ends on December 31.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of SEALSQ Corp. and its wholly owned subsidiaries over which the Group has control.

Intercompany income and expenses, including unrealized gross profits from internal group transactions and intercompany receivables, payables and loans have been eliminated.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with US GAAP requires management to make certain estimates, judgments and assumptions. We believe these estimates, judgements and assumptions are reasonable, based upon information available at the time they were made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. To the extent there are differences between these estimates, judgments or assumptions and the actual results, our condensed consolidated financial statements will be affected. In many cases, the accounting treatment of a particular transaction is specifically dictated by US GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting from available alternatives would not produce a materially different result.

Foreign Currency

The functional currency of SEALSQ Corp. is USD.

In general, the functional currency of a foreign operation is the local currency. Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date. Revenue and expenses are translated at average rates of exchange prevailing during the year. The effects of foreign currency translation adjustments are included in stockholders’ equity as a component of accumulated other comprehensive income/loss. The Group's reporting currency is USD.

Cash and Cash Equivalents

Cash consists of deposits held at major banks that are readily available. Cash equivalents consist of highly liquid investments that are readily convertible to cash and with original maturity dates of three months or less from the date of purchase. The carrying amounts approximate fair value due to the short maturities of these instruments.

Accounts Receivable

Receivables represent rights to consideration that are unconditional and consist of amounts billed and currently due from customers, and revenues that have been recognized for accounting purposes but not yet billed to customers. The Group extends credit to customers in the normal course of business and in line with industry practices.

Allowance for Doubtful Accounts

We recognize an allowance for credit losses to present the net amount of receivables expected to be collected as of the balance sheet date. The allowance is based on the credit losses expected to arise over the asset’s contractual term taking into account historical loss experience, customer-specific data as well as forward-looking estimates. Expected credit losses are estimated individually.

Accounts receivables are written off when deemed uncollectible and are recognized as a deduction from the allowance for credit losses. Expected recoveries, which are not to exceed the amount previously written off, are considered in determining the allowance balance at the balance sheet date.

Inventories

Inventories are stated at the lower of cost or net realizable value. Costs are calculated using standard costs, approximating average costs. Finished goods and work-in-progress inventories include material, labor and manufacturing overhead costs. The Group records write-downs on inventory based on an analysis of obsolescence or a comparison to the anticipated demand or market value based on a consideration of marketability and product maturity, demand forecasts, historical trends and assumptions about future demand and market conditions.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method based on estimated useful lives which range from 1 to 5 years. Leasehold improvements are amortized over the lesser of the estimated useful lives of the improvements or the lease terms, as appropriate. Property, plant and equipment are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Intangible Assets

Those intangible assets that are considered to have a finite useful life are amortized over their useful lives, which generally range from 1 to 10 years. Each period we evaluate the estimated remaining useful lives of intangible assets and whether events or changes in circumstances require a revision to the remaining periods of amortization or that an impairment review be carried out.

Leases

In line with ASC 842, the Group, as a lessee, recognizes right-of-use assets and related lease liabilities on its balance sheet for all arrangements with terms longer than twelve months, and reviews its leases for classification between operating and finance leases. Obligations recorded under operating and finance leases are identified separately on the balance sheet. Assets under finance leases and their accumulated amortization are disclosed separately in the notes. Operating and finance lease assets and operating and finance lease liabilities are measured initially at an amount equal to the present value of minimum lease payments during the lease term, as at the beginning of the lease term.

The Group has elected the short-term lease practical expedient whereby we do not present short-term leases on the consolidated balance sheet as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that we are reasonably certain to exercise.

We have also elected the practical expedients related to lease classification of leases that commenced before the effective date of ASC 842.

Revenue Recognition

The Group’s policy is to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, the group applies the following steps:

-	Step 1: Identify the contract(s) with a customer.

-	Step 2: Identify the performance obligations in the contract.

-	Step 3: Determine the transaction price.

-	Step 4: Allocate the transaction price to the performance obligations in the contract.

-	Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

Revenue is measured based on the consideration specified in a contract with a customer and excludes amounts collected on behalf of third parties. We typically allocate the transaction price to each performance obligation on the basis of the relative standalone selling prices of each distinct good or service promised in the contract. If a standalone price is not observable, we use estimates.

The Group recognizes revenue when it satisfies a performance obligation by transferring control over goods or services to a customer. The transfer may be done at a point in time (typically for goods) or over time (typically for services). The amount of revenue recognized is the amount allocated to the satisfied performance obligation. For performance obligations satisfied over time, the revenue is recognized over time, most frequently on a prorata temporis basis as most of the services provided by the Group relate to a set performance period.

If the Group determines that the performance obligation is not satisfied, it will defer recognition of revenue until it is satisfied.

We present revenue net of sales taxes and any similar assessments.

The Group delivers products and records revenue pursuant to commercial agreements with its customers, generally in the form of an approved purchase order or sales contract.

Where products are sold under warranty, the customer is granted a right of return which, when exercised, may result in either a full or partial refund of any consideration received, or a credit that can be applied against amounts owed, or that will be owed, to the Group. For any amount received or receivable for which we do not expect to be entitled to because the customer has exercised its right of return, we recognize those amounts as a refund liability.

Contract Assets

Contract assets consist of accrued revenue where the Group has fulfilled its performance obligation towards the customer but the corresponding invoice has not yet been issued. Upon invoicing, the asset is reclassified to trade accounts receivable until payment.

Deferred Revenue

Deferred revenue consists of amounts that have been invoiced and paid but have not been recognized as revenue. Deferred revenue that will be realized during the succeeding 12-month period is recorded as current and the remaining deferred revenue recorded as non-current. This would relate to multi-year certificates or licenses.

Contract Liability

Contract liability consists of either:

-	amounts that have been invoiced and not yet paid, nor recognized as revenue. Upon payment, the liability is reclassified to deferred revenue if the amounts still have not been recognized as revenue. Contract liability that will be realized during the succeeding 12-month period is recorded as current and the remaining contract liability recorded as non-current. This would relate to multi-year certificates or licenses.

-	advances from customers not supported by invoices.

Sales Commissions

Sales commission expenses where revenue is recognized are recorded in the period of revenue recognition.

Cost of Sales and Depreciation of Production Assets

Our cost of sales consists primarily of expenses associated with the delivery and distribution of products. These include expenses related to the license to the Global Cryptographic ROOT Key, the global Certification authorities as well as the digital certificates for people, servers and objects, expenses related to the preparation of our secure elements and the technical support provided on the Group's ongoing production and on the ramp-up phase, including materials, labor, test and assembly suppliers, and subcontractors, freights costs, as well as the amortization of probes, wafers and other items that are used in the production process. This amortization is disclosed separately under depreciation of production assets on the face of the income statement.

Research and Development and Software Development Costs

All research and development costs and software development costs are expensed as incurred.

Advertising Costs

All advertising costs are expensed as incurred.

Pension Plan

In the six months ended June 30, 2023, the Group maintained one defined benefit post retirement plans covering the French employees of WISeKey Semiconductors SAS.

In accordance with ASC 715-30, Defined Benefit Plans – Pension, the Group recognizes the funded status of the plan in the balance sheet. Actuarial gains and losses are recorded in accumulated other comprehensive income / (loss).

Income Taxes

Taxes on income are accrued in the same period as the revenues and expenses to which they relate.

Deferred taxes are calculated on the temporary differences that arise between the tax base of an asset or liability and its carrying value in the balance sheet of our companies prepared for consolidation purposes, with the exception of temporary differences arising on investments in foreign subsidiaries where the Group has plans to permanently reinvest profits into the foreign subsidiaries.

Deferred tax assets on tax loss carry-forwards are only recognized to the extent that it is “more likely than not” that future profits will be available and the tax loss carry-forward can be utilized.

Changes to tax laws or tax rates enacted at the balance sheet date are taken into account in the determination of the applicable tax rate provided that they are likely to be applicable in the period when the deferred tax assets or tax liabilities are realized.

The Group is required to pay income taxes in a number of countries. The Group recognizes the benefit of uncertain tax positions in the financial statements when it is more likely than not that the position will be sustained on examination by the tax authorities. The benefit recognized is the largest amount of tax benefit that is greater than 50 percent likely of being realized on settlement with the tax authority, assuming full knowledge of the position and all relevant facts. The Group adjusts its recognition of these uncertain tax benefits in the period in which new information is available impacting either the recognition or measurement of its uncertain tax positions.

Research Tax Credits

Research tax credits are provided by the French government to give incentives for companies to perform technical and scientific research. WISeKey Semiconductors SAS is eligible to receive such tax credits.

These research tax credits are presented as a reduction of research & development expenses in the income statement when companies that have qualifying expenses can receive such grants in the form of a tax credit irrespective of taxes ever paid or ever to be paid, the corresponding research and development efforts have been completed and the supporting documentation is available. The credit is deductible from the entity’s income tax charge for the year or payable in cash the following year, whichever event occurs first. The tax credits are included in noncurrent deferred tax credits in the balance sheet in line with ASU 2015-17.

Earnings per Share

Basic earnings per share are calculated using the two-class method required for companies with multiple classes of common stock. The two-class method determines net earnings per common share for each class of common stock according to dividends declared or accumulated and participation rights in distributed and undistributed earnings or losses. The two-class method requires income available to common stockholders for the period to be allocated between each class of common stock based upon their respective rights to receive dividends as if all income for the period had been distributed.

For SEALSQ, the dividend rights of the holders of ordinary and Class F common stock (collectively, the “common stock”) differ. The dividend rights of a Class F Share are five times greater than the dividend rights of an ordinary share. Undistributed earnings are allocated to the classes of common stock proportionately to their dividend rights and the resulting net results per share will, therefore, vary for each class of common stock. In line with ASC 260-10-45, the Group has presented the net earnings attributed to its common stock for each class of common stock. The earnings per share calculation is based on the weighted average number of shares in issue of each class.

When the effects are not antidilutive, diluted earnings per share is calculated using the weighted-average outstanding common shares and the dilutive effect of stock options as determined under the treasury stock method.

Segment Reporting

Our chief operating decision maker, who is also our Chief Executive Officer, regularly reviews information related to one operating segment, secure microcontrollers, for purposes of allocating resources and assessing budgets and performance. We report our financial performance based on this segment structure described in Note 28.

Recent Accounting Pronouncements

Adoption of new FASB Accounting Standard in the current year – Prior-Year Financial Statements not restated:

As of January 1, 2023, the Group adopted Accounting Standards Update (ASU) 2021-08, Business Combinations (topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers.

ASU 2021-08 amends ASC 805 to “require acquiring entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination.” Under current GAAP, an acquirer generally recognizes such items at fair value on the acquisition date. ASU 2021-08 requires contract assets and contract liabilities acquired in a business combination to be recognized and measured by the acquirer on the acquisition date in accordance with ASC 606 (meaning the acquirer should assume it has entered the original contract at the same date and using the same terms as the acquiree). This new ASU applies to contract assets and contract liabilities acquired in a business combination and to other contracts that directly/indirectly apply the requirements of ASC 606.

There was no impact on the Group's results upon adoption of the standard.

New FASB Accounting Standard to be adopted in the future:

In March 2023, The FASB issued ASU No. 2023-01, Leases (Topic 842): Common Control Arrangements, which requires all companies to amortize leasehold improvements associated with common control leases over the asset’s useful life to the common control group regardless of the lease term.

Summary: The amendments allow a private company to elect to account for a common control leasing arrangement using the written terms and conditions without having to determine if those terms and conditions are legally enforceable. If the terms of the arrangement are not in writing, then the entity would apply existing guidance to determine the legally enforceable terms and conditions of the arrangement. The amendments also require leasehold improvements associated with leases between entities under common control to be amortized over the useful life of the improvements until the lessee ceases to control the use of the underlying asset through a lease, at which time the remaining value of the leasehold improvement would be accounted for as a transfer between entities under common control.

Effective Date: ASU 2023-01 is effective for public business entities for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. An entity should apply the amendments prospectively to business combinations occurring on or after the effective dates. Early adoption is permitted.

The Group expects to adopt all the aforementioned guidance when effective. Management is assessing the impact of the aforementioned guidance on its consolidated financial statements but does not expect it to have a material impact.

In June 2023, The FASB issued ASU No. 2023-03, “Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions,” which clarifies how the fair value of equity securities subject to contractual sale restrictions is determined.

Summary: The ASU clarifies that a contractual sale restriction should not be considered in measuring fair value. It also requires entities with investments in equity securities subject to contractual sale restrictions to disclose certain qualitative and quantitative information about such securities.

Effective Date: ASU 2023-03 is effective for public business entities for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. An entity should apply the amendments prospectively to business combinations occurring on or after the effective dates. Early adoption is permitted.

The Group expects to adopt all the aforementioned guidance when effective. Management is assessing the impact of the aforementioned guidance on its consolidated financial statements but does not expect it to have a material impact.

5.           Concentration of credit risks

Financial instruments that are potentially subject to credit risk consist primarily of cash and cash equivalents and trade accounts receivable. Our cash is held with large financial institutions. Management believes that the financial institutions that hold our investments are financially sound and accordingly, are subject to minimal credit risk. Deposits held with banks may exceed the amount of insurance provided on such deposits.

The Group sells to large, international customers and, as a result, may maintain individually significant trade accounts receivable balances with such customers during the year. We generally do not require collateral on trade accounts receivable. Summarized below are the clients whose revenue were 10% or higher than the respective total consolidated net sales for the 6 months to June 30, 2023 or 2022, and the clients whose trade accounts receivable balances were 10% or higher than the respective total consolidated trade accounts receivable balance as at June 30, 2023 and December 31, 2022. In addition, we note that some of our clients are contract manufacturers for the same companies; should these companies reduce their operations or change contract manufacturers, this would cause a decrease in our customer orders which would adversely affect our operating results.

	Revenue concentration (% of total net sales)		Receivables concentration (% of total accounts receivable)
	6 months ended June 30,		As at June 30,	As at December 31,
	2023 (unaudited)	2022 (unaudited)	2023 (unaudited)	2022
Multinational electronics contract manufacturing company	22%	20%	39%	34%
International digital security company	12%	0%	8%	6%
Multinational technology company	4%	0%	16%	0%
International equipment and software manufacturer	3%	5%	1%	12%
International equipment and product manufacturer	2%	11%	0%	0%

6.           Fair value measurements

ASC 820 establishes a three-tier fair value hierarchy for measuring financial instruments, which prioritizes the inputs used in measuring fair value. These tiers include:

•	Level 1, defined as observable inputs such as quoted prices in active markets;

•	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

	As at June 30, 2023 (unaudited)		As at December 31, 2022		Fair value level
USD'000	Carrying amount	Fair value	Carrying amount	Fair value		Note ref.
Nonrecurring fair value measurements
Accounts receivable	3,471	3,471	2,219	2,219	3	9
Accounts payable	9,018	9,018	6,735	6,735	3	17
Indebtedness to related parties, current	—	—	3,374	3,374	3	19
Bonds, mortgages and other long-term debt	1,577	1,577	1,489	1,489	3	20
Indebtedness to related parties, noncurrent	12,186	12,186	7,946	7,946	3	19

In addition to the methods and assumptions we use to record the fair value of financial instruments as discussed in the Fair Value Measurements section above, we used the following methods and assumptions to estimate the fair value of our financial instruments:

-	Accounts receivable – carrying amount approximated fair value due to their short-term nature.

-	Accounts payable – carrying amount approximated fair value due to their short-term nature.

-	Indebtedness to related parties, current – carrying amount approximated fair value.

-	Bonds, mortgages and other long-term debt - carrying amount approximated fair value.

-	Indebtedness to related parties, noncurrent - carrying amount approximated fair value.

7.           Business combination

Reverse Acquisition

On January 1, 2023, SEALSQ Corp., then a so-called empty shell private company with no operating activities that was not considered a business under US GAAP standards, acquired WISeKey Semiconductors SAS, a private operating company. This transaction being a capital transaction in substance, it qualifies as a reverse acquisition that is considered a recapitalization whereby SEALSQ Corp. is the legal acquirer and accounting acquiree, whereas WISeKey Semiconductors SAS is the legal acquiree and accounting acquirer. In accordance with ASC 805-40 (Reverse acquisition), the condensed consolidated financial statements are therefore issued by the legal parent, SEALSQ Corp., but are considered to be the continuation of the financial statements of the legal subsidiary, WISeKey Semiconductors SAS.

In line with ASC 805-40, comparative information in SEALSQ’s condensed consolidated financial statements relate to WISeKey Semiconductors SAS and not to the non-operating SEALSQ Corp. until the date of the transaction. The assets and liabilities of the accounting acquiree, SEALSQ Corp., have been consolidated from January 1, 2023. No goodwill arose as a result of the transaction. The consolidated statement of comprehensive losses includes the results of SEALSQ Corp. from January 1, 2023.

The major classes of assets and liabilities acquired by the accounting acquirer, WISeKey Semiconductors SAS, are as follows:

USD'000	As at December 31, 2022
ASSETS
TOTAL ASSETS	—

LIABILITIES
Indebtedness to related parties, current	188
Total current liabilities	188
TOTAL LIABILITIES	188

Commitments and contingent liabilities

SHAREHOLDERS' EQUITY
Common stock	—
USD 0.00 par value
Authorized, issued and outstanding - 100 shares
Additional paid-in capital	—
Accumulated deficit	(188)
Total shareholders'equity	(188)
TOTAL LIABILITIES AND EQUITY	—

The reverse acquisition resulted in a net debit adjustment to total stock equity of USD 188,027 corresponding to the net assets acquired.

8.           Cash and cash equivalents

Cash consists of deposits held at major banks.

9.           Accounts receivable

The breakdown of the accounts receivable balance is detailed below:

	As at June 30,	As at December 31,
USD'000	2023 (unaudited)	2022
Trade accounts receivable	3,520	2,269
Allowance for doubtful accounts	(50)	(50)
Accounts receivable from underwriters, promoters, and employees	1	—
Total accounts receivable net of allowance for doubtful accounts	3,471	2,219

10.          Inventories

Inventories consisted of the following:

	As at June 30,	As at December 31,
USD'000	2023 (unaudited)	2022
Raw materials	3,182	4,523
Work in progress	6,152	2,987
Total inventories	9,334	7,510

11.          Other current assets

Other current assets consisted of the following:

	As at June 30,	As at December 31,
USD'000	2023 (unaudited)	2022
Value-Added Tax Receivable	315	224
Advanced payment to suppliers	454	1,025
Deposits, current	4	3
Total other current assets	773	1,252

12.          Deferred tax credits

WISeKey Semiconductors SAS is eligible for research tax credits provided by the French government (see Note 4 Summary of significant accounting policies). As at June 30, 2023 and December 31, 2022, the receivable balances in respect of these research tax credits owed to the Group were respectively USD 1,179,981 and USD 692,314. The credit is deductible from the entity’s income tax charge for the year or payable in cash the following year, whichever event occurs first.

13.          Property, plant and equipment

Property, plant and equipment, net consisted of the following.

	As at June 30,	As at December 31,
USD'000	2023 (unaudited)	2022
Machinery & equipment	11,961	10,410
Office equipment and furniture	2,320	2,320
Computer equipment and licences	681	558
Total property, plant and equipment gross	14,962	13,288

Accumulated depreciation for:
Machinery & equipment	(10,075)	(9,985)
Office equipment and furniture	(2,189)	(2,028)
Computer equipment and licences	(517)	(493)
Total accumulated depreciation	(12,781)	(12,506)
Total property, plant and equipment, net	2,181	782
Depreciation charge for the 6 months to June 30,	273	198

In the six months ended June 30, 2023 and in 2022, SEALSQ Corp. did not identify any events or changes in circumstances indicating that the carrying amount of any asset may not be recoverable. As a result, the Group did not record any impairment charge on Property, plant and equipment in the six months ended June 30, 2023 and in the year ended December 31, 2022.

The useful economic life of property plant and equipment is as follow:

•	Office equipment and furniture:	2 to 5 years

•	Production masks:	5 years

•	Production tools:	3 years

•	Licenses:	3 years

•	Software:	1 year

14.          Intangible assets

Intangible assets and future amortization expenses consisted of the following:

	As at June 30,	As at December 31,
USD'000	2023 (unaudited)	2022
Intangible assets subject to amortization:
Patents	2,281	2,281
License agreements	1,699	1,699
Other intangibles	923	923
Total intangible assets gross	4,903	4,903
Accumulated amortization for:
Patents	(2,281)	(2,281)
License agreements	(1,699)	(1,698)
Other intangibles	(923)	(923)
Total accumulated amortization	(4,903)	(4,902)
Total intangible assets subject to amortization, net	—	1
Total intangible assets, net	—	1
Amortization charge for the 6 months to June 30,	1	2

The useful economic life of intangible assets is as follow:

•	Patents:	5 to 10 years

•	License agreements:	1 to 3 years

•	Other intangibles:	5 years

15.          Leases

The Group has historically entered into a number of lease arrangements under which it is the lessee. As at June 30, 2023, the SEALSQ Group holds four operating leases. The operating leases rel ate to premises. We do not sublease. All of our operating leases include multiple optional renewal periods which are not reasonably certain to be exercised.

During the six months ended June 30, 2023 and 2022 we recognized rent expenses associated with our leases as follows:

	6 months ended June 30,
USD'000	2023 (unaudited)	2022 (unaudited)
Operating lease cost:
Fixed rent expense	172	166
Short-term lease cost	—	—
Net lease cost	172	166
Lease cost - Cost of sales	—	—
Lease cost - General & administrative expenses	172	166
Net lease cost	172	166

In the six months ended June 30, 2023 and the year ended December 31, 2022, we had the following cash and non-cash activities associated with our leases:

	As at June 30,	As at December 31,
USD'000	2023 (unaudited)	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	161	328
Non-cash investing and financing activities :
Net lease cost	172	332
Additions to ROU assets obtained from:
New operating lease liabilities	65	56

The following table provides the details of right-of-use assets and lease liabilities as of June 30, 2023:

As at June 30, 2023
USD'000
Right-of-use assets:
Operating leases	1,294
Total right-of-use assets	1,294
Lease liabilities:
Operating leases	1,242
Total lease liabilities	1,242

As at June 30, 2023, future minimum annual lease payments were as follows, which corresponds to the future minimum lease payments under legacy ASC 840 in line with ASU 2018-11.

	USD'000	USD'000	USD'000	USD'000
Year	Operating	Short-term	Finance	Total
2023	164	—	—	164
2024	318	—	—	318
2025	293	—	—	293
2026	289	—	—	289
2027 and beyond	447	—	—	447
Total future minimum operating and short-term lease payments	1,511	—	—	1,511
Less effects of discounting	(269)	—	—	(269)
Lease liabilities recognized	1,242	—	—	1,242

As of June 30, 2023 the weighted-average remaining lease term was 4.93 years for operating leases.

For our operating leases, we calculated an estimate rate based upon the estimated incremental borrowing rate of the entity holding the lease. The weighted average discount rate associated with operating leases as of June 30, 2023 was 3.06%.

16.          Other noncurrent assets

Other noncurrent assets consisted of noncurrent deposits. Deposits are primarily made up of rental deposits on the premises rented by the Group.

17.          Accounts payable

The accounts payable balance consisted of the following:

	As at June 30,	As at December 31,
USD'000	2023 (unaudited)	2022
Trade creditors	4,916	5,001
Accounts payable to shareholders	2,145	—
Accounts payable to underwriters, promoters, and employees	826	1,071
Other accounts payable	1,131	663
Total accounts payable	9,018	6,735

Accounts payable to shareholders consist of short-term payables due to WISeKey International Holding AG in relation to interest on outstanding loans and the recharge of management services (see Notes 19 and 31).

Accounts payable to underwriters, promoters and employees consist primarily of payable balances to employees in relation to holidays, bonus and 13th month accruals across the Group.

Other accounts payable are mostly accruals of social charges in relation to the accrued liability to employees.

18.          Other current liabilities

Other current liabilities consisted of the following:

	As at June 30,	As at December 31,
USD'000	2023 (unaudited)	2022
Other tax payable	30	28
Customer contract liability, current	157	84
Other current liabilities	38	36
Total other current liabilities	225	148

19.          Indebtedness to related parties

On October 1, 2016, the SEALSQ Group entered into a Revolving Credit Agreement (the “Revolving Credit”) with its parent WISeKey International Holding AG to borrow funds within a credit period starting on October 1, 2016 and ending on December 31, 2017 when all outstanding funds would become immediately due and payable. Outstanding loan amounts under the Revolving Credit bore an interest rate of 3% per annum. Repayments before the end of the credit period were permitted. On November 1, 2017, the Group and WISeKey entered into the First Amendment to the Revolving Credit Agreement extending the credit period by 2 years to December 31, 2019. On March 16, 2021, the Group and WISeKey entered into the Second Amendment to the Revolving Credit Agreement extending the credit period by another 2 years to December 31, 2022. On November 1, 2022, the Group and WISeKey entered into the Third Amendment to the Revolving Credit Agreement pursuant to which the interest rate was amended to 2.5% per annum.

On November 12, 2020, WISeKey provided a Funding Commitment to extend shareholder loans (each the “Shareholder Loan”) to the Group for a maximum aggregate amount of USD 4 million to be drawn down over six months from the date of the commitment, in instalments of between USD 1 million and USD 1.5 million. The Shareholder Loans bore interest of 3% per annum. There were no set repayment dates for the Shareholder Loans.

On April 1, 2021, the Group entered into a Debt Remission Agreement (the “Debt Remission”) with WISeKey pursuant to which an outstanding amount of EUR 5 million (USD 5,871,714 at historical rate) owed to WISeKey was remitted without any compensation from the Group. Per the terms of the Debt Remission, WISeKey will have the right to reinstate the debt and ask for repayment in fiscal years when WISeKey Semiconductors SAS achieves a positive income before income tax expense, in an amount calculated based on the income before income tax expense and as agreed by the parties. As such, because of the repayment clause, the loan amount covered by the Debt Remission continues to be shown as noncurrent liabilities included in the line Indebtedness to related parties, noncurrent. The outstanding amount under the Debt Remission is revalued at each period end at the applicable closing rate. As at June 30, 2023, the full amount of EUR 5 million (USD 5,459,000) remained outstanding.

On June 28, 2021, the Group entered into a Debt Transfer Agreement with its parent, WISeKey, and an affiliate of WISeKey, WISeKey SA, pursuant to which WISeKey extended a loan of USD 1,463,664 to the Group to repay an overdue creditor balance in that same amount owed to WISeKey SA. The loan bore interest at the rate of 3% per annum and was repayable by December 31, 2022.

On December 31, 2021, the Group entered into a Debt Transfer Agreement with WISeKey pursuant to which WISeKey extended a loan of USD 1,910,754 to the Group with an interest rate of 3% per annum, repayable on December 31, 2023.

On June 30, 2022, the Group entered into a Debt Transfer Agreement with WISeKey pursuant to which WISeKey extended a loan of USD 444,542 to the Group with an interest rate of 3% per annum, repayable on December 31, 2024.

On August 31, 2022, the Group entered into a Debt Transfer Agreement with WISeKey and WISeKey SA pursuant to which WISeKey extended a loan of USD 381,879 to the Group with an interest rate of 3% per annum, repayable on December 31, 2024.

On December 15, 2022, and in view of the negative equity position of the Group, WISeKey as then sole shareholder of the SEALSQ Group resolved to recapitalize the Group by forfeiting EUR 7 million (USD 7,348,397 at historical rate) out of the loans outstanding in exchange for the issuance of 175,000 new shares in WISeKey Semiconductors SAS, par value EUR 1. Under French law, such a recapitalization is only possible if the loans to be forfeited are immediately repayable. Therefore, respectively on November 1, 2022 and November 3, 2022, the Group entered into a First Amendment to the Debt Transfer Agreements and into the Fourth Amendment to the Revolving Credit Agreement pursuant to which the loans owed under the Debt Transfer Agreements dated June 28, 2021, December 31, 2021, June 30, 2022 and August 31, 2022 as well as all amounts due under the Revolving Credit became due and payable on November 30, 2022.

Because of the requirement under French law, we analyzed the amendment of the maturity of the loans and Revolving Credit as being part of the substance of the recapitalization transaction. We assessed the recapitalization as a capital transaction between related parties in line with ASC 470-50 and, therefore, in the year ended December 31, 2022, recorded a credit entry of USD 183,710 in share capital corresponding to the new issue of 175,000 shares and a credit of USD 7,164,687 to additional paid-in capital, with a total debit entry of USD 7,348,397 to Indebtedness to related parties, noncurrent.

On December 31, 2022, the Group entered into a Debt Transfer Agreement with WISeKey pursuant to which WISeKey extended a loan of USD 283,754 to the Group with an interest rate of 3% per annum, repayable on December 31, 2024.

As at December 31, 2022, the Group owed WISeKey USD 1,198,746 in loans under the various agreements and the unamortized debt discount balance was USD 35,340, hence a carrying value of USD 1,163,406 as at December 31, 2022

On January 1, 2023, the SEALSQ Group entered into a loan agreement with WISeKey (the “New Loan”) which replaced all outstanding loan agreements. Per the terms of the New Loan, WISeKey extended a loan to the SEALSQ Group of up to USD 5 million, with an interest rate of 2.5% per annum, repayable on or around December 31, 2024. A first tranche loan of USD 1,407,497 was drawn on January 1, 2023, which was made up of the balance of USD 1,198,746 outstanding from previous loan agreements as at December 31, 2022 and an additional loan amount of USD 208,751. We determined the New Loan to be a troubled debt restructuring under ASC 470-60, where the future undiscounted cash flows of the New Loan were more than the net carrying value of USD 1,163,406 of the original debt with WISeKey. Therefore, in line with ASC 470-60, we recorded the New Loan with a new effective interest rate of 12.3% established based on the carrying value of the original debt and the revised cash flows. No gain was recorded.

All entities in the SEALSQ Group are subject to management fees from WISeKey and WISeKey’s affiliates. Where the payment terms have been defined, the classification between current and noncurrent follows the payment terms, however, where there is no set payment date for these fees, they have been classified as noncurrent.

As at June 30, 2023, the Group owed WISeKey and WISeKey’s affiliates noncurrent debts in an aggregate amount of USD 12,375,515 and the unamortized effective interest balance was USD 189,110, hence a carrying value of USD 12,186,405 as at June 30, 2023, made up of loans and unpaid management fees. In the six months ended June 30, 2023, an aggregate effective interest expense of USD 54,981 was recorded in the income statement.

As at June 30, 2023, the Group also held an accounts payable balance of USD 2,145,262 with WISeKey in relation to interest on outstanding loans and the recharge of management services, classified as accounts payable to shareholders.

20.          Bonds, mortgages and other long-term debt

Production Capacity Investment Loan Agreement

In November 2022, SEALSQ entered into a loan agreement with a third-party client to borrow funds for the purpose of increasing their production capacity.  Under the terms of the Agreement, the client has lent to SEALSQ a total of USD 2 million. The loan will be reimbursed by way of a volume rebate against future sales volumes of certain products from the SEALSQ Group to the client during the period from July 1, 2023, through to December 31, 2025.  The volume rebate is based upon quarterly sales volumes in excess of a base limit on a yearly projected basis. Any amount still outstanding as at December 31, 2025 shall fall due for repayment on that date.  The loan does not bear any interest and there were no fees or costs attributed to the loan.

At inception in November 2022, a debt discount totaling USD 511,128 was booked to additional paid-in capital.

As of June 30, 2023, SEALSQ has not repaid any amount. The Group recorded a debt discount amortization expense of USD 87,653 in the six months ended June 30, 2023.

As at June 30, 2023, the loan balance remains USD 2 million with an unamortized debt discount balance of USD 423,475, thus leaving a carrying value of USD 1,576,525.

21.          Employee benefit plans

Defined benefit post-retirement plan

As of June 30, 2023, the Group maintained one defined benefit post retirement plan for the employees of WISeKey Semiconductors SAS.

The plan is and was considered a defined benefit plan and accounted for in accordance with ASC 715 Compensation – Retirement Benefits. This model allocates pension costs over the service period of employees in the plan. The underlying principle is that employees render services ratably over this period, and therefore, the income statement effects of pensions should follow a similar pattern. ASC 715 requires recognition of the funded status or difference between the fair value of plan assets and the projected benefit obligations of the pension plan on the balance sheet, with a corresponding adjustment recorded in the net loss. If the projected benefit obligation exceeds the fair value of the plan assets, then that difference or unfunded status represents the pension liability.

The Group records net service cost as an operating expense and other components of defined benefit plans as a non-operating expense in the statement of comprehensive loss.

The liabilities and annual income or expense of the pension plan are determined using methodologies that involve several actuarial assumptions, the most significant of which are the discount rate and the long-term rate of asset return (based on the market-related value of assets). The fair value of plan assets is determined based on prevailing market prices.

The defined benefit pension plan maintained by WISeKey Semiconductors SAS, and their obligations to employees in terms of retirement benefits, is limited to a lump sum payment based on remuneration and length of service, determined for each employee. The plan is not funded.

The pension liability calculated as at June 30, 2023 is based on annual personnel costs and assumptions as of December 31, 2022.

The expected future cash flows to be paid by the Group for employer contribution for the year ended December 31, 2023, are USD 26,000.

Movement in Funded Status	6 months ended June 30,
USD'000	2023	2022
Net Service cost	19	23
Interest cost/(credit)	7	2
Settlement / curtailment cost / (credit)	—	—
Total Net Periodic Benefit Cost/(credit)	26	25

Employer contributions paid in the period	(13)	(12)
Total Cashflow	(13)	(12)

22.          Commitments and contingencies

Lease commitments

The future payments due under leases are shown in Note 15.

Guarantees

Our software and hardware product sales agreements generally include certain provisions for indemnifying customers against liabilities if our products infringe a third party’s intellectual property rights. Certain of our product sales agreements also include provisions indemnifying customers against liabilities in the event we breach confidentiality or service level requirements. It is not possible to determine the maximum potential amount under these indemnification agreements due to our lack of history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. To date, we have not incurred any costs as a result of such indemnifications and have not accrued any liabilities related to such obligations in our condensed consolidated financial statements.

23.          Stockholders’ equity

Stockholders’ equity consisted of the following:

	SEALSQ Corp.			WISeKey Semiconductors SAS
	As at June 30, 2023			As at December 31, 2022
Share Capital	Ordinary shares	F shares		In equivalent ordinary shares	In equivalent F shares
Par value per share	USD 0.01	USD 0.05		USD 0.01	USD 0.05
Share capital (in USD)	75,015	74,985		75,014	74,985
—	—	—	—	—	—
Total number of authorized shares	200,000,000	10,000,000		200,000,000	10,000,000
Total number of fully paid-in issued shares	7,501,500	1,499,700		7,501,400	1,499,700
Total number of fully paid-in outstanding shares	7,501,500	1,499,700		7,501,400	1,499,700
Total share capital (in USD)	150,000			149,999

On May 23, 2023, the ordinary shares of the SEALSQ Group were listed on the Nasdaq Global Market.

24.          Revenue

I.	Nature of goods and services

The following is a description of the principal activities from which the Group generates its revenue.

The Group recognizes revenue when a customer takes possession of the chips, which usually occurs when the goods are delivered. Customers typically pay once goods are delivered.

II.	Disaggregation of revenue

The following table shows the Group’s revenues disaggregated by product or service type:

Disaggregation of revenue (unaudited)	Revenue recognized	At one point in time		Total
		6 months ended June 30,		6 months ended June 30,
USD'000		2023	2022	2023	2022
Secure Microcontrollers Segment
Secure chips	Upon delivery	10,156	9,671	10,156	9,671
Total Secure Microcontrollers segment revenue		10,156	9,671	10,156	9,671
All Other Segment
Secure chips	Upon delivery	4,595	985	4,595	985
Total All Other segment revenue		4,595	985	4,595	985
Total Revenue		14,751	10,656	14,751	10,656

For the six months ended June 30, 2023 and 2022, the Group recorded no revenues related to performance obligations satisfied in prior periods.

The following table shows the Group’s revenues disaggregated by geography, based on our customers’ billing addresses:

Net sales by region (unaudited)	6 months ended June 30,
USD'000	2023	2022
Secure Microcontrollers Segment
France	31	90
Rest of EMEA	1,357	1,280
North America	7,956	6,937
Asia Pacific	812	1,314
Latin America	—	50
Total Secure Microcontrollers segment revenue	10,156	9,671
All Other Segment
France	109	4
Rest of EMEA	2,924	679
North America	418	—
Asia Pacific	1,144	302
Total All Other segment revenue	4,595	985
Total net sales	14,751	10,656
*EMEA means Europe, Middle East and Africa

III.	Contract assets, deferred revenue and contract liability

Our contract assets, deferred revenue and contract liability consist of:

	As at June 30,	As at December 31,
USD'000	2023 (unaudited)	2022
Trade accounts receivables
Trade accounts receivable - Secure Microcontrollers Segment	2,424	1,794
Trade accounts receivable - All Other Segment	1,096	475
Total trade accounts receivables	3,520	2,269
Contract liabilities - current	157	84
Total contract liabilities	157	84
Revenue recognized in the period from amounts included in the deferred revenue at the beginning of the year	—	—

Increases or decreases in trade accounts receivable, contract assets, deferred revenue and contract liability were primarily due to normal timing differences between our performance and customer payments.

IV.	Remaining performance obligations

As of June 30, 2023, approximately USD 157,392 is expected to be recognized from remaining performance obligations for contracts. We expect to recognize revenue for these remaining performance obligations in 2023.

25.          Other operating income

The other operating income relates to a liability written off after expiry of the statute of limitation.

26.          Non-operating income

Non-operating income consisted of the following:

	Unaudited 6 months ended June 30,
USD'000	2023	2022
Foreign exchange gain	125	469
Interest income	55	—
Total non-operating income	180	469

27.          Non-operating expenses

Non-operating expenses consisted of the following:

	Unaudited 6 months ended June 30,
USD'000	2023	2022
Foreign exchange losses	253	111
Financial charges	2	1
Interest expense	52	—
Other	6	1
Total non-operating expenses	313	113

28.          Segment reporting

The Group has one operating segment that meets the criteria set in ASC 280-10-50: Secure Microcontrollers. The Group’s chief operating decision maker, who is its Chief Executive Officer, reviews financial performance of this operating segment for purposes of allocating resources and assessing budgets and performance.

The remaining non-reportable operating segments and other business activities that are not identified as operating segments are combined and disclosed in an “all other” standalone category.

The Secure Microcontrollers segment encompasses the design, manufacturing, sales and distribution of high-end, Common Criteria EAL5+ & FIPS 140-3-certified secure microprocessors.

6 months ended June 30,	2023 (unaudited)			2022 (unaudited)
USD'000	Secure Microcontrollers	All Other	Total	Secure Microcontrollers	All Other	Total
Revenues from external customers	10,156	4,595	14,751	9,671	985	10,656
Intersegment revenues	—	231	231	—	180	180
Interest revenue	38	17	55	—	—	—
Interest expense	36	16	52	110	11	121
Depreciation and amortization	190	86	275	181	19	200
Segment income /(loss) before income taxes	718	(1,262)	(544)	687	(860)	(173)
Profit / (loss) from intersegment sales	—	11	11	—	9	9
Income tax recovery /(expense)	—	(320)	(320)	—	(1)	(1)
Segment assets	13,279	7,864	24,148	13,279	1,695	14,974

6 months ended June 30,	2023	2022
	USD'000	USD'000
Revenue reconciliation
Total revenue for reportable segment	14,982	10,836
Elimination of intersegment revenue	(231)	(180)
Total consolidated revenue	14,751	10,656

Loss reconciliation
Total profit / (loss) from reportable segments	(544)	(173)
Elimination of intersegment profits	(11)	(9)
Income /(Loss) before income taxes	(555)	(182)

As at June 30,	2023	2022
	USD'000	USD'000
Asset reconciliation
Total assets from reportable segments	24,148	14,974
Elimination of intersegment receivables	(71)	(279)
Consolidated total assets	24,077	14,695

Revenue and property, plant and equipment by geography

The following tables summarize geographic information for net sales based on the billing address of the customer, and for property, plant and equipment.

Net sales by region	6 months ended June 30,
USD'000	2023 (unaudited)	2022 (unaudited)
France	140	94
Rest of EMEA*	4,281	1,959
North America	8,374	6,937
Asia Pacific	1,956	1,616
Latin America	—	50
Total net sales	14,751	10,656
* EMEA means Europe, Middle East and Africa

Property, plant and equipment, net of depreciation, by region	As at June 30,	As at December 31,
USD'000	2023	2022
France	2,181	782
Total Property, plant and equipment, net of depreciation	2,181	782

29.          Earnings/(Loss) per share

The computation of basic and diluted net earnings/(loss) per share for the Group is as follows:

	6 months ended June 30,
Earnings / (loss) per share	2023 (unaudited)	2022 (unaudited)
Net income (USD'000)	(875)	(183)
Effect of potentially dilutive instruments on net gain (USD'000)	n/a	n/a
Net income / (loss) after effect of potentially dilutive instruments (USD'000)	(875)	(183)
Ordinary shares used in net earnings / (loss) per share computation:
Weighted average shares outstanding - basic	7,501,500	6,610,293
Effect of potentially dilutive equivalent shares	n/a	n/a
Weighted average shares outstanding - diluted	7,501,500	6,610,293
Net earnings / (loss) per ordinary share
Basic weighted average loss per share (USD)	(0.06)	(0.01)
Diluted weighted average loss per share (USD)	(0.06)	(0.01)

F shares used in net earnings / (loss) per share computation:
Weighted average shares outstanding - basic	1,499,700	1,499,700
Effect of potentially dilutive equivalent shares	n/a	n/a
Weighted average shares outstanding - diluted	1,499,700	1,499,700

Net earnings / (loss) per F share
Basic weighted average loss per share (USD)	(0.29)	(0.06)
Diluted weighted average loss per share (USD)	(0.29)	(0.06)

30.          Legal proceedings

We are currently not party to any legal proceedings and claims that are not provided for in our financial statements.

31.          Related parties disclosure

Subsidiaries

As at June 30, 2023, the condensed consolidated financial statements of the Group include the entities listed in the following table:

Group Company Name	Country of incorporation	Year of incorporation	Share Capital	% ownership as at June 30, 2023	% ownership as at December 31, 2022	Nature of business
WISeKey Semiconductors SAS	France	2010	EUR 1,473,162	100.0%	100.0%	Chip manufacturing, sales & distribution
WISeKey IoT Japan KK	Japan	2017	JPY 1,000,000	100.0%	100.0%	Sales & distribution
WISeKey IoT Taiwan	Taiwan	2017	TWD 100,000	100.0%	100.0%	Sales & distribution

Related party transactions and balances

		Receivables as at		Payables as at		Net expenses to		Net income from
	Related Parties	June 30,	December 31,	June 30,	December 31,	in the 6 months ended June 30,		in the 6 months ended June 30,
	(in USD'000)	2023 (unaudited)	2022	2023 (unaudited)	2022	2023 (unaudited)	2022 (unaudited)	2023 (unaudited)	2022 (unaudited)
1	WISeKey International Holding AG	—	—	9,656	7,122	1,898	359	—	—
2	WISeKey USA Inc	—	—	646	154	492	255	—	—
3	WISeKey Semiconductors GmbH	—	—	870	773	81	92	—	—
4	WISeCoin AG	—	—	3,349	3,306	37	44	—	—
	Total	—	—	14,521	11,355	2,508	750	—	—

1.	The SEALSQ Group is 90%-owned by WISeKey International Holding AG, which provides financing and management services, including, but not limited to, sales and marketing, accounting, finance, legal, taxation, business and strategy consulting, public relations, marketing, risk management, information technology and general management. The expenses in relation to WISeKey International Holding AG for the six months ended June 30, 2023 and 2022 relate to interest on outstanding loans and the recharge of management services.

2.	WISeKey USA Inc is part of the group headed by WISeKey International Holding AG (the “WISeKey Group”) and employs sales staff who work for the SEALSQ Group. The expenses in relation to WISeKey USA Inc. in the six months ended June 30, 2023 and 2022 relate to the recharge of employee costs.

3.	WISeKey Semiconductors GmbH is part of the WISeKey Group and employs sales staff who work for the SEALSQ Group. The expenses in relation to WISeKey Semiconductors GmbH in the six months ended June 30, 2023 and 2022 relate to the recharge of employee costs.

4.	WISeCoin AG is part of the WISeKey Group. The expenses recorded in the six months ended June 30, 2023 and 2022 relate to interest on an outstanding loan.

32.          Subsequent events

Capital Increase

On July 10, 2023, the Group issued 8,184 new ordinary shares to a shareholder as a result of a share ledger correction.

Securities Purchase Agreement

On July 11, 2023, the Group entered into a Securities Purchase Agreement with L1 Capital Global Opportunities Master Fund Ltd. and Anson Investments Master Fund LP (each the “Investor”, together the “Investors”) pursuant to which the Investors may enter into a private placement of up to a maximum amount of USD 20 million, divided into two equal tranches.

The first tranche for a total of USD 10 million was paid in July 2023 by the Investors. In connection with the closing of the First Tranche, the Company issued to the Investors (i) 4% Senior Original Issue Discount Convertible Notes due 2025 in an aggregate principal amount of USD 10 million, convertible into SEALSQ’s ordinary shares, and (ii) warrants with a 5-year maturity. The Senior Original Issue Discount Convertible bears a 4% per annum interest rate. SEALSQ has also created a capital reserve of 8,000,000 ordinary shares from its duly authorized ordinary shares for issuance under the First Tranche.

The funding of the Second Tranche is, inter alia, subject to the mutual consent of the Group and each Investor.

33.          Business Update Related to COVID-19

In March 2020, the World Health Organization declared the Coronavirus (COVID-19) a pandemic. The outbreak spread quickly around the world, including in every geography in which the Group operates. The pandemic has created uncertainty around the impact of the global economy and has resulted in impacts to the financial markets and asset values. Governments implemented various restrictions around the world, including closure of non-essential businesses, travel, shelter-in-place requirements for citizens and other restrictions.

The Group took a number of precautionary steps to safeguard its businesses and colleagues from COVID-19, including implementing travel restrictions, working from home arrangements and flexible work policies. The Group has now returned to offices around the world. We continue to prioritize the safety and well-being of our colleagues.

The Group’s major production centers, located in Taiwan and Vietnam, were quick to implement controls and safeguards around their processes that enabled us to continue delivering products with minimal interruption to our clients. In the six months to June 30, 2023, the impact upon the Group has been very limited and we remain confident that we are able to, and will be able to, fulfil all current and future client orders.

Currently the Group remains able to meet its commitments and does not foresee any significant challenges in the near future. The Group currently does not anticipate any material impact on its liquidity position in future periods nor on its outlook.

At this stage it remains impossible to predict the extent of the impact of the COVID-19 pandemic on future periods as this will depend on numerous evolving factors and future developments that the Group is not able to predict.

34.          Impacts of the war in Ukraine

Following the outbreak of the war in Ukraine in late February 2022, several countries imposed sanctions on Russia, Belarus and certain regions in Ukraine. There has been an abrupt change in the geopolitical situation, with significant uncertainty about the duration of the conflict, changing scope of sanctions and retaliation actions including new laws.

The SEALSQ group does not have any operation or customer in Russia, Belarus or Ukraine, and, as such, does not foresee any direct impact of the war on its operations. However, the war has also contributed to an increase in volatility in currency markets, energy prices, raw material and other input costs, which may impact the Group’s supply chain in the future.

As at June 30, 2023, SEALSQ has assessed the consequences of the war for its financial disclosures and considered the impacts on key judgments and significant estimates, and has concluded that no changes were required. SEALSQ will continue to monitor these areas of increased risk for material changes.

Tél. : 04 72 61 05 76 www.bdo.fr	28 rue de la République 69002 LYON

1.	Report of the Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

WISeKey Semiconductors SAS - Arteparc de Bachasson, Bâtiment A, rue de la Carrière de Bachasson

13590 Meyreuil - FRANCE

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of WISeKey Semiconductors SAS Group (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of comprehensive income/loss, stockholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Lyon (France), April 20, 2023

BDO Rhône-Alpes

/s/ Justine GAIRAUD

Represented by Justine GAIRAUD

We have served as the Company's auditor since 2016.

Siège social : BDO Rhône-Alpes – Le Pixel – 10bis avenue des FTPF - 38130 Echirolles

SAS au capital de 3 000 000 Euros - SIREN 061 500 542 RCS Grenoble - N°TVA Intracommunautaire FR 720 615 00542

Société d’Expertise Comptable inscrite au Tableau de l’Ordre de la Région AURA

Société de Commissaires aux Comptes Compagnie Régionale Dauphiné Savoie

Phone +41 44 444 35 55 www.bdo.ch zurich@bdo.ch	BDO Ltd Schiffbaustrasse 2 8031 Zurich

Report of Independent Registered Public Accounting Firm

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows of WISeKey Semiconductors SAS (the “Company”) for the year ended December 31, 2020 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements for the year ended December 31, 2020 present fairly, in all material respects, the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Zurich, Switzerland, December 9, 2022

BDO AG

/s/ Philipp Kegele	/s/ Sascha Gasser

Philipp Kegele	ppa. Sascha Gasser

We served as the Company’s auditor since 2022.

2.	Consolidated Statements of Comprehensive Income/(Loss)

	12 months ended December 31,
USD'000	2022	2021	2020	Note ref.

Net sales	23,198	16,995	14,317	23
Cost of sales	(13,267)	(9,547)	(8,147)
Depreciation of production assets	(132)	(301)	(736)
Gross profit	9,799	7,147	5,434

Other operating income	2,007	91	—	24
Research & development expenses	(2,308)	(3,050)	(4,128)
Selling & marketing expenses	(3,824)	(4,245)	(3,103)
General & administrative expenses	(3,091)	(4,984)	(6,788)
Total operating expenses	(7,216)	(12,188)	(14,019)
Operating income / (loss)	2,583	(5,041)	(8,585)

Non-operating income	935	483	146	25
Interest and amortization of debt discount	(355)	(167)	(8)	25
Non-operating expenses	(638)	(96)	(749)	26
Income / (loss) before income tax expense	2,525	(4,821)	(9,196)

Income tax income (expense)	3,245	(6)	(5)	27

Net income / (loss)	5,770	(4,827)	(9,201)

Earnings per share (USD)
Basic	3.92	(3.72)	(7.09)	28
Diluted	3.92	(3.72)	(7.09)	28

Other comprehensive income / (loss), net of tax:
Foreign currency translation adjustments	(15)	(8)	33
Defined benefit pension plans:				19
Net gain (loss) arising during period	170	142	105
Other comprehensive income / (loss)	155	134	138
Comprehensive income / (loss)	5,925	(4,693)	(9,063)

The accompanying notes are an integral part of these consolidated financial statements.

3.	Consolidated Balance Sheets

	As at December 31,	As at December 31,
USD'000, "except par value"	2022	2021	Note ref.
ASSETS
Current assets
Cash and cash equivalents	4,057	2,064	7
Accounts receivable, net of allowance for doubtful accounts	2,219	2,606	8
Inventories	7,510	2,710	9
Prepaid expenses	394	454
Other current assets	1,252	414	10
Total current assets	15,432	8,248

Noncurrent assets
Deferred income tax assets	3,296	—	27
Deferred tax credits	692	847	11
Property, plant and equipment net of accumulated depreciation	782	886	12
Intangible assets, net of accumulated amortization	1	5	13
Operating lease right-of-use assets	1,379	1,776	14
Other noncurrent assets	77	82	15
Total noncurrent assets	6,227	3,596
TOTAL ASSETS	21,659	11,844

LIABILITIES
Current Liabilities
Accounts payable	6,735	7,256	16
Indebtedness to related parties, current	3,374	—	18
Current portion of obligations under operating lease liabilities	324	320	14
Income tax payable	47	3
Other current liabilities	148	180	17
Total current liabilities	10,628	7,759

Noncurrent liabilities
Bonds, mortgages and other long-term debt	1,489	—	33
Operating lease liabilities, noncurrent	988	1,456	14
Indebtedness to related parties, noncurrent	7,946	15,617	18
Employee benefit plan obligation	396	575	19
Total noncurrent liabilities	10,819	17,648
TOTAL LIABILITIES	21,447	25,407

Commitments and contingent liabilities			20

SHAREHOLDERS' EQUITY
Common stock	1,955	1,772	21
EUR 1 par value
Authorized - 1,473,162 and 1,298,162 shares
Issued and outstanding - 1,473,162 and 1,298,162 shares
Additional paid-in capital	14,926	7,258
Accumulated other comprehensive income / (loss)	775	621	22
Accumulated deficit	(17,444)	(23,214)
Total shareholders' equity	212	(13,563)
TOTAL LIABILITIES AND EQUITY	21,659	11,844

The accompanying notes are an integral part of these consolidated financial statements.

4.	Consolidated Statements of Changes in Shareholders’ Equity

USD'000	Number of common shares	Common Share Capital	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income / (loss)		Total equity (deficit)
As at December 31, 2020	1,298,162	1,772	6,755	(18,387)	487		(9,373)
Indebtedness to related parties	—	—	503	—	—		503
Comprehensive income / (loss)	—	—	—	(4,827)	134		(4,693)
As at December 31, 2021	1,298,162	1,772	7,258	(23,214)	621		(13,563)
Recapitalization by WISeKey International Holding Ltd	175,000	183	7,165	—	—		7,348
LT loan debt discount	—	—	511	—	—		511
Indebtedness to related parties	—	—	(8)	—	—		(8)
Comprehensive income / (loss)	—	—	—	5,770	155	(a)	5,925
As at December 31, 2022	1,473,162	1,955	14,926	(17,444)	775		212
(a) Adjusted for rounding

The Recapitalization by WISeKey International Holding Ltd that occurred in 2022 is further detailed in Note 18.

The accompanying notes are an integral part of these consolidated financial statements.

5.	Consolidated Statements of Cash Flows

	12 months ended December 31,
USD'000	2022	2021	2020

Cash Flows from operating activities:
Net Income (loss)	5,770	(4,827)	(9,201)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant & equipment	404	1,532	2,243
Amortization of intangible assets	4	5	604
Interest and amortization of debt discount	355	167	8
Inventory obsolescence impairment	554	—	(457)
Income tax expense / (recovery) net of cash paid	(3,250)	6	5
Release of provision	—	—	(52)
Other non cash expenses /(income)			—
Expenses accrued under noncurrent liabilities	882	—	—
Unrealized and non cash foreign currency transactions	—	—	616
Other	—	—	(120)

Changes in operating assets and liabilities, net of effects of businesses acquired
Decrease (increase) in accounts receivables	387	(400)	1,539
Decrease (increase) in inventories	(5,354)	(236)	313
Decrease (increase) in other current assets and prepaids, net	(778)	172	198
Decrease (increase) in deferred research & development tax credits, net	154	464	1,330
Decrease (increase) in other noncurrent assets, net	5	4	63
Increase (decrease) in accounts payable	(521)	522	(457)
Increase (decrease) in deferred revenue, current	—	(150)	143
Increase (decrease) in income taxes payable	44	3	(10)
Increase (decrease) in other current liabilities	(31)	(413)	169
Increase (decrease) in defined benefit pension liability	(179)	(440)	43
Net cash provided by (used in) operating activities	(1,554)	(3,591)	(3,023)
			—
Cash Flows from investing activities:			—
Sale / (acquisition) of property, plant and equipment	(299)	(36)	(52)
Acquisition of a business, net of cash and cash equivalents acquired	—	—	215
Net cash provided by (used in) investing activities	(299)	(36)	163

Cash Flows from financing activities:
Proceeds from debt	3,750	3,691	4,013
Repayments of debt	—	—	(1,208)
Net cash provided by (used in) financing activities	3,750	3,691	2,805

Effect of exchange rate changes on cash and cash equivalents	96	170	40

Cash and cash equivalents
Net increase (decrease) during the period	1,993	234	(15)
Balance, beginning of period	2,064	1,830	1,845
Balance, end of period	4,057	2,064	1,830

Supplemental cash flow information
Cash paid for incomes taxes	4	—	16
Recapitalization by WISeKey International Holding Ltd	7,348	—
ROU assets obtained from operating lease	56	33	90

The accompanying notes are an integral part of these consolidated financial statements.

6.	Notes to the Consolidated Financial Statements

Note   1.                  The Semiconductors Group

WISeKey Semiconductors SAS, together with its consolidated subsidiaries (the “Group” or the “Semiconductors Group”), has its headquarters in France. WISeKey Semiconductors SAS, the parent of the Semiconductors Group, was incorporated in July 2010 and is a private joint stock company (French Simplified Joint Stock Company).

In 2020, the Group acquired WISeCoin France R&D Lab SAS, a private French company which was spun off from the Group in 2019. The primary activity of WISeCoin France R&D Lab SAS is to carry out research and development on hardware and software components of semiconductors and integrated circuits with a focus on authentication and security solutions. On January 1, 2021, WISeCoin France R&D Lab SAS’ assets and liabilities were transferred to WISeKey Semiconductors SAS and WISeCoin France R&D Lab SAS was dissolved.

The Group designs, develops and markets secure semiconductors worldwide as a fabless manufacturer. It provides added security and authentication layers on its semiconductors which can be tailored to customers’ needs. As an advanced chip designer, the Group holds the intellectual property (“IP”) for the semiconductors it sells.

The Group anticipates being able to generate profits in the near future thanks to the increased focus on the security and authentication of IT components and networks.

Note   2.                  Future operations and going concern

The Group recorded an income from operations in this reporting period and the accompanying consolidated financial statements have been prepared assuming that the Group will continue as a going concern.

The Group recorded a net operating income of USD 2.6 million in the year ended December 31, 2022 and a net operating loss of USD 5.0 million in the year ended December 31, 2021, and had positive working capital of, respectively, USD 6.2 million and USD 0.5 million as at December 31, 2022 and 2021, both calculated as the difference between current assets and current liabilities. Based on the Group’s cash projections up to April 30, 2024, it has sufficient liquidity to fund operations. Historically, the Group has been dependent on financing from its parent, WISeKey International Holding Ltd, to augment the operating cash flow to cover its cash requirements.

Based on the foregoing, Management believe it is correct to present these figures on a going concern basis.

Note   3.                  Basis of presentation

The consolidated financial statements are prepared in accordance with the Generally Accepted Accounting Principles in the United States of America (“US GAAP”) as set forth in the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC). All amounts are in United States dollars (“USD”) unless otherwise stated.

Note   4.                  Summary of significant accounting policies

Fiscal Year

The Group’s fiscal year ends on December 31.

Principles of Consolidation

The consolidated financial statements include the accounts of WISeKey Semiconductors SAS and its wholly-owned subsidiaries over which the Group has control.

Intercompany income and expenses, including unrealized gross profits from internal group transactions and intercompany receivables, payables and loans have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make certain estimates, judgments and assumptions. We believe these estimates, judgements and assumptions are reasonable, based upon information available at the time they were made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. To the extent there are differences between these estimates, judgments or assumptions and the actual results, our consolidated financial statements will be affected. In many cases, the accounting treatment of a particular transaction is specifically dictated by US GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting from available alternatives would not produce a materially different result.

Foreign Currency

The functional currency of WISeKey Semiconductors SAS is USD.

In general, the functional currency of a foreign operation is the local currency. Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date. Revenue and expenses are translated at average rates of exchange prevailing during the year. The effects of foreign currency translation adjustments are included in stockholders’ equity as a component of accumulated other comprehensive income/loss. The Group's reporting currency is USD.

Cash and Cash Equivalents

Cash consists of deposits held at major banks that are readily available. Cash equivalents consist of highly liquid investments that are readily convertible to cash and with original maturity dates of three months or less from the date of purchase. The carrying amounts approximate fair value due to the short maturities of these instruments.

Accounts Receivable

Receivables represent rights to consideration that are unconditional and consist of amounts billed and currently due from customers, and revenues that have been recognized for accounting purposes but not yet billed to customers. The Group extends credit to customers in the normal course of business and in line with industry practices.

Allowance for Doubtful Accounts

We recognize an allowance for credit losses to present the net amount of receivables expected to be collected as of the balance sheet date. The allowance is based on the credit losses expected to arise over the asset’s contractual term taking into account historical loss experience, customer-specific data as well as forward looking estimates. Expected credit losses are estimated individually.

Accounts receivables are written off when deemed uncollectible and are recognized as a deduction from the allowance for credit losses. Expected recoveries, which are not to exceed the amount previously written off, are considered in determining the allowance balance at the balance sheet date.

Inventories

Inventories are stated at the lower of cost or net realizable value. Costs are calculated using standard costs, approximating average costs. Finished goods and work-in-progress inventories include material, labor and manufacturing overhead costs. The Group records write-downs on inventory based on an analysis of obsolescence or a comparison to the anticipated demand or market value based on a consideration of marketability and product maturity, demand forecasts, historical trends and assumptions about future demand and market conditions.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method based on estimated useful lives which range from 1 to 10 years. Leasehold improvements are amortized over the lesser of the estimated useful lives of the improvements or the lease terms, as appropriate. Property, plant and equipment are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Intangible Assets

Those intangible assets that are considered to have a finite useful life are amortized over their useful lives, which generally range from 1 to 10 years. Each period we evaluate the estimated remaining useful lives of intangible assets and whether events or changes in circumstances require a revision to the remaining periods of amortization or that an impairment review be carried out.

Leases

In line with ASC 842, the Group, as a lessee, recognizes right-of-use assets and related lease liabilities on its balance sheet for all arrangements with terms longer than twelve months, and reviews its leases for classification between operating and finance leases. Obligations recorded under operating and finance leases are identified separately on the balance sheet. Assets under finance leases and their accumulated amortization are disclosed separately in the notes. Operating and finance lease assets and operating and finance lease liabilities are measured initially at an amount equal to the present value of minimum lease payments during the lease term, as at the beginning of the lease term.

The Group has elected the short-term lease practical expedient whereby we do not present short-term leases on the consolidated balance sheet as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that we are reasonably certain to exercise.

We have also elected the practical expedients related to lease classification of leases that commenced before the effective date of ASC 842.

Revenue Recognition

The Group’s policy is to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, the Group applies the following steps:

-	Step 1: Identify the contract(s) with a customer.
-	Step 2: Identify the performance obligations in the contract.
-	Step 3: Determine the transaction price.
-	Step 4: Allocate the transaction price to the performance obligations in the contract.
-	Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

Revenue is measured based on the consideration specified in a contract with a customer and excludes amounts collected on behalf of third parties. We typically allocate the transaction price to each performance obligation on the basis of the relative standalone selling prices of each distinct good or service promised in the contract. If a standalone price is not observable, we use estimates.

The Group recognizes revenue when it satisfies a performance obligation by transferring control over goods or services to a customer. The transfer may be done at a point in time (typically for goods) or over time (typically for services). The amount of revenue recognized is the amount allocated to the satisfied performance obligation. For performance obligations satisfied over time, the revenue is recognized over time, most frequently on a prorata temporis basis as most of the services provided by the Group relate to a set performance period.

If the Group determines that the performance obligation is not satisfied, it will defer recognition of revenue until it is satisfied.

We present revenue net of sales taxes and any similar assessments.

The Group delivers products and records revenue pursuant to commercial agreements with its customers, generally in the form of an approved purchase order or sales contract.

Where products are sold under warranty, the customer is granted a right of return which, when exercised, may result in either a full or partial refund of any consideration received, or a credit t hat can be applied against amounts owed, or that will be owed, to the Group. For any amount received or receivable for which we do not expect to be entitled to because the customer has exercised its right of return, we recognize those amounts as a refund liability.

Contract Assets

Contract assets consists of accrued revenue where the Group has fulfilled its performance obligation towards the customer but the corresponding invoice has not yet been issued. Upon invoicing, the asset is reclassified to trade accounts receivable until payment.

Deferred Revenue

Deferred revenue consists of amounts that have been invoiced and paid but have not been recognized as revenue. Deferred revenue that will be realized during the succeeding 12-month period is recorded as current and the remaining deferred revenue recorded as non-current. This would relate to multi-year certificates or licenses.

Contract Liability

Contract liability consists of either:

-	amounts that have been invoiced and not yet paid, nor recognized as revenue. Upon payment, the liability is reclassified to deferred revenue if the amounts still have not been recognized as revenue. Contract liability that will be realized during the succeeding 12-month period is recorded as current and the remaining contract liability recorded as non-current. This would relate to multi-year certificates or licenses.

-	advances from customers not supported by invoices.

Sales Commissions

Sales commission expenses where revenue is recognized are recorded in the period of revenue recognition.

Cost of Sales and Depreciation of Production Assets

Our cost of sales consists primarily of expenses associated with the delivery and distribution of products. These include expenses related to the license to the Global Cryptographic ROOT Key, the global Certification authorities as well as the digital certificates for people, servers and objects, expenses related to the preparation of our secure elements and the technical support provided on the Group's ongoing production and on the ramp-up phase, including materials, labor, test and assembly suppliers, and subcontractors, freights costs, as well as the amortization of probes, wafers and other items that are used in the production process. This amortization is disclosed separately under depreciation of production assets on the face of the income statement.

Research and Development and Software Development Costs

All research and development costs and software development costs are expensed as incurred.

Advertising Costs

All advertising costs are expensed as incurred.

Pension Plan

In 2022, the Group maintained one defined benefit post retirement plans covering the employees of WISeKey Semiconductors SAS.

In accordance with ASC 715-30, Defined Benefit Plans – Pension, the Group recognizes the funded status of the plan in the balance sheet. Actuarial gains and losses are recorded in accumulated other comprehensive income / (loss).

Income Taxes

Taxes on income are accrued in the same period as the revenues and expenses to which they relate.

Deferred taxes are calculated on the temporary differences that arise between the tax base of an asset or liability and its carrying value in the balance sheet of our companies prepared for consolidation purposes, with the exception of temporary differences arising on investments in foreign subsidiaries where the Group has plans to permanently reinvest profits into the foreign subsidiaries.

Deferred tax assets on tax loss carry-forwards are only recognized to the extent that it is “more likely than not” that future profits will be available and the tax loss carry-forward can be utilized.

Changes to tax laws or tax rates enacted at the balance sheet date are taken into account in the determination of the applicable tax rate provided that they are likely to be applicable in the period when the deferred tax assets or tax liabilities are realized.

The Group is required to pay income taxes in a number of countries. The Group recognizes the benefit of uncertain tax positions in the financial statements when it is more likely than not that the position will be sustained on examination by the tax authorities. The benefit recognized is the largest amount of tax benefit that is greater than 50 percent likely of being realized on settlement with the tax authority, assuming full knowledge of the position and all relevant facts. The Group adjusts its recognition of these uncertain tax benefits in the period in which new information is available impacting either the recognition or measurement of its uncertain tax positions.

Research Tax Credits

Research tax credits are provided by the French government to give incentives for companies to perform technical and scientific research. WISeKey Semiconductors SAS is eligible to receive such tax credits.

These research tax credits are presented as a reduction of Research & development expenses in the income statement when companies that have qualifying expenses can receive such grants in the form of a tax credit irrespective of taxes ever paid or ever to be paid, the corresponding research and development efforts have been completed and the supporting documentation is available. The credit is deductible from the entity’s income tax charge for the year or payable in cash the following year, whichever event occurs first. The tax credits are included in noncurrent deferred tax credits in the balance sheet in line with ASU 2015-17.

Earnings per Share

Basic earnings per share are calculated using WISeKey Semiconductors SAS’ weighted-average outstanding common shares. When the effects are not antidilutive, diluted earnings per share is calculated using the weighted-average outstanding common shares and the dilutive effect of stock options as determined under the treasury stock method.

Segment Reporting

Our chief operating decision maker, who is also our Chief Executive Officer, regularly reviews information related to one operating segment, secure microcontrollers, for purposes of allocating resources and assessing budgets and performance. We report our financial performance based on this segment structure described in Note 32.

Recent Accounting Pronouncements

Adoption of new FASB Accounting Standard in the current year – Prior-Year Financial Statements not restated:

As of January 1, 2022, the Group adopted Accounting Standards Update (ASU) 2020-06, 'Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.

ASU 2020-06 simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument and more convertible preferred stock as a single equity instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The ASU also simplifies the diluted earnings per share (EPS) calculation in certain areas.

There was no material impact on the Group's results upon adoption of the standard.

As of January 1, 2022, the Group also adopted ASU 2021-04, Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options — a consensus of the FASB Emerging Issues Task Force.

The ASU provides a principles-based framework to determine whether an issuer should recognize the modification or exchange as an adjustment to equity or an expense. The ASU is to clarify and reduce diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The amendments in the ASU affect all entities that issue freestanding written call options that are classified in equity.

There was no material impact on the Group's results upon adoption of the standard.

As of January 1, 2022, the Group also adopted ASU 2021-10, Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance.

The ASU provides an update to increase the transparency of government assistance including the disclosure of the types of assistance, an entity’s accounting for the assistance, and the effect of the assistance on an entity’s financial statements. ASC 832 requires the following disclosures in the notes: information about the nature of the transactions, the accounting policies used to account for the transactions, and balance sheet and income statement affected by the transactions. The duration, commitments, provisions, and other contingencies are required to be disclosed.

There was no material impact on the Group's results upon adoption of the standard.

New FASB Accounting Standard to be adopted in the future:

In October 2021, The FASB issued ASU No. 2021-08, Business Combinations (topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers.

Summary: The ASU amends ASC 805 to “require acquiring entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination.” Under current GAAP, an acquirer generally recognizes such items at fair value on the acquisition date. ASU 2021-08 requires contract assets and contract liabilities acquired in a business combination to be recognized and measured by the acquirer on the acquisition date in accordance with ASC 606 (meaning the acquirer should assume it has entered the original contract at the same date and using the same terms as the acquiree). This new ASU applies to contract assets and contract liabilities acquired in a business combination and to other contracts that directly/indirectly apply the requirements of ASC 606.

Effective Date: ASU 2021-08 is effective for public business entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. An entity should apply the amendments prospectively to business combinations occurring on or after the effective dates. Early adoption is permitted.

The Group expects to adopt all the aforementioned guidance when effective. Management is assessing the impact of the aforementioned guidance on its consolidated financial statements but does not expect it to have a material impact.

Note   5.                  Concentration of credit risks

Financial instruments that are potentially subject to credit risk consist primarily of cash and cash equivalents and trade accounts receivable. Our cash is held with large financial institutions. Management believes that the financial institutions that hold our investments are financially sound and accordingly, are subject to minimal credit risk. Deposits held with banks may exceed the amount of insurance provided on such deposits.

The Group sells to large, international customers and, as a result, may maintain individually significant trade accounts receivable balances with such customers during the year. We generally do not require collateral on trade accounts receivable. Summarized below are the clients whose revenue were 10% or higher than the respective total consolidated net sales for fiscal years 2022, 2021 or 2020, and the clients whose trade accounts receivable balances were 10% or higher than the respective total consolidated trade accounts receivable balance for fiscal years 2022 and 2021. In addition, we note that some of our clients are contract manufacturers for the same companies; should these companies reduce their operations or change contract manufacturers, this would cause a decrease in our customer orders which would adversely affect our operating results.

	Revenue concentration (% of total net sales)			Receivables concentration (% of total accounts receivable)
	12 months ended December 31,			As at December 31,
	2022	2021	2020	2022	2021
IoT operating segment
Multinational electronics contract manufacturing company	16%	13%	19%	34%	17%
International equipment and software manufacturer	6%	10%	9%	12%	0%
Semiconductor equipment and electronic devices manufacturing company	4%	5%	0%	0%	12%
International telecommunication company	5%	5%	6%	7%	11%
International digital security company	10%	0%	0%	6%	0%

Note   6.                  Fair value measurements

ASC 820 establishes a three-tier fair value hierarchy for measuring financial instruments, which prioritizes the inputs used in measuring fair value. These tiers include:

•  Level 1, defined as observable inputs such as quoted prices in active markets;

•  Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•  Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

	As at December 31, 2022		As at December 31, 2021		Fair value level
USD'000	Carrying amount	Fair value	Carrying amount	Fair value		Note ref.
Nonrecurring fair value measurements
Accounts receivable	2,219	2,219	2,606	2,606	3	8
Accounts payable	6,735	6,735	7,256	7,256	3	17
Indebtedness to related parties, current	3,374	3,374	—	—	3	18
Bonds, mortgages and other long-term debt	1,489	1,489	—	—	3	33
Indebtedness to related parties, noncurrent	7,946	7,946	15,617	15,617	3	18

In addition to the methods and assumptions we use to record the fair value of financial instruments as discussed in the Fair Value Measurements section above, we used the following methods and assumptions to estimate the fair value of our financial instruments:

-	Accounts receivable – carrying amount approximated fair value due to their short-term nature.
-	Accounts payable – carrying amount approximated fair value due to their short-term nature.
-	Indebtedness to related parties, noncurrent - carrying amount approximated fair value.

Note   7.                  Cash and cash equivalents

Cash consists of deposits held at major banks.

Note   8.                  Accounts receivable

The breakdown of the accounts receivable balance is detailed below:

	As at December 31,	As at December 31,
USD'000	2022	2021
Trade accounts receivable	2,269	2,656
Allowance for doubtful accounts	(50)	(50)
Total accounts receivable net of allowance for doubtful accounts	2,219	2,606

Note   9.                  Inventories

Inventories consisted of the following:

	As at December 31,	As at December 31,
USD'000	2022	2021
Raw materials	4,523	950
Work in progress	2,987	1,760
Total inventories	7,510	2,710

In the years ended December 31, 2022, 2021 and 2020, the Group recorded inventory obsolescence charges in the income statement of respectively USD 204,211, USD 57,302 and USD 156,188 on raw materials, and USD 349,623, USD 404,509 and USD 301,215 on work in progress.

The inventory obsolescence provisions as at December 31, 2022, and 2021 are, respectively, USD 44,290 and USD 79,846 for raw materials, and USD 270,552 and USD 507,090 for work in progress.

Note   10.               Other current assets

Other current assets consisted of the following:

	As at December 31,	As at December 31,
USD'000	2022	2021
Value-Added Tax Receivable	224	188
Advanced payment to suppliers	1,025	220
Deposits, current	3	5
Other current assets	—	1
Total other current assets	1,252	414

Note   11.               Deferred tax credits

WISeKey Semiconductors SAS is eligible for research tax credits provided by the French government (see Note 4 Summary of significant accounting policies). As at December 31, 2022 and 2021, the receivable balances in respect of these research tax credits owed to the Group were respectively USD 692,314 and USD 846,808. The credit is deductible from the entity’s income tax charge for the year or payable in cash the following year, whichever event occurs first.

Note   12.               Property, plant and equipment

Property, plant and equipment, net consisted of the following.

	As at December 31,	As at December 31,
USD'000	2022	2021
Machinery & equipment	10,410	10,180
Office equipment and furniture	2,320	2,320
Computer equipment and licences	558	488
Total property, plant and equipment gross	13,288	12,988

Accumulated depreciation for:
Machinery & equipment	(9,985)	(9,928)
Office equipment and furniture	(2,028)	(1,706)
Computer equipment and licences	(493)	(468)
Total accumulated depreciation	(12,506)	(12,102)
Total property, plant and equipment, net	782	886
Depreciation charge for the year	404	1,532

In 2022 and 2021, WISeKey Semiconductors SAS did not identify any events or changes in circumstances indicating that the carrying amount of any asset may not be recoverable. As a result, the Group did not record any impairment charge on Property, plant and equipment in the years 2022 and 2021.

The useful economic life of property plant and equipment is as follow:

•	Office equipment and furniture: 2 to 5 years
•	Production masks 5 years
•	Production tools 3 years
•	Licenses 3 years
•	Software 1 year

Note   13.               Intangible assets

Intangible assets and future amortization expenses consisted of the following:

	As at December 31,	As at December 31,
USD'000	2022	2021
Intangible assets subject to amortization:
Patents	2,281	2,281
License agreements	1,699	1,699
Other intangibles	923	923
Total intangible assets gross	4,903	4,903
Accumulated amortization for:
Patents	(2,281)	(2,281)
License agreements	(1,698)	(1,694)
Other intangibles	(923)	(923)
Total accumulated amortization	(4,902)	(4,898)
Total intangible assets subject to amortization, net	1	5
Total intangible assets, net	1	5
Amortization charge for the year to December 31,	4	5

The useful economic life of intangible assets is as follow:

•	Patents: 5 to 10 years
•	License agreements: 1 to 3 years
•	Other intangibles: 5 years

Future amortization charges are detailed below:

Future estimated aggregate amortization expense
Year	USD'000
2023	1
Total intangible assets subject to amortization, net	1

Note 14.              Leases

The Group has historically entered into a number of lease arrangements under which it is the lessee. As at December 31, 2022, the Semiconductors Group holds five operating leases. The operating leases relate to premises. We do not sublease. All of our operating leases include multiple optional renewal periods which are not reasonably certain to be exercised.

In the years 2022, 2021 and 2020 we recognized rent expenses associated with our leases as follows:

	12 months ended December 31,	12 months ended December 31,	12 months ended December 31,
USD'000	2022	2021	2020
Operating lease cost:
Fixed rent expense	332	378	339
Short-term lease cost	—	3	15
Net lease cost	332	381	354
Lease cost - Cost of sales	—	—	—
Lease cost - General & administrative expenses	332	381	354
Net lease cost	332	381	354

In the years 2022 and 2021, we had the following cash and non-cash activities associated with our leases:

	As at December 31,	As at December 31,
USD'000	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	328	380
Non-cash investing and financing activities :
Net lease cost	332	381
Additions to ROU assets obtained from:
New operating lease liabilities	56	33

The following table provides the details of right-of-use assets and lease liabilities as of December 31, 2022:

As at December 31, 2022
USD'000
Right-of-use assets:
Operating leases	1,379
Total right-of-use assets	1,379
Lease liabilities:
Operating leases	1,312
Total lease liabilities	1,312

As at December 31, 2022, future minimum annual lease payments were as follows:

	USD'000	USD'000	USD'000	USD'000
Year	Operating	Short-term	Finance	Total
2023	313	—	—	313
2024	293	—	—	293
2025	285	—	—	285
2026	285	—	—	285
2027 and beyond	442	—	—	442
Total future minimum operating and short-term lease payments	1,618	—	—	1,618
Less effects of discounting	(306)	—	—	(306)
Lease liabilities recognized	1,312	—	—	1,312

In line with ASU 2018-11, future minimum lease payments under legacy ASC 840 are disclosed in the table below:

Year	USD'000
2023	313
2024	293
2025	285
2026	285
2027 and beyond	442
Total future minimum operating and short-term lease payments	1,618
Less effects of discounting	(306)
Lease liabilities recognized	1,312

As of December 31, 2022, the weighted-average remaining lease term was 5.92 years for operating leases.

For our operating leases, we calculated an estimate rate based upon the estimated incremental borrowing rate of the entity holding the lease. The weighted average discount rate associated with operating leases as of December 31, 2022 was 3.02%.

Note   15.               Other noncurrent assets

Other noncurrent assets consisted of noncurrent deposits. Deposits are primarily made up of rental deposits on the premises rented by the Group.

Note   16.               Accounts payable

The accounts payable balance consisted of the following:

	As at December 31,	As at December 31,
USD'000	2022	2021
Trade creditors	5,001	5,680
Factors or other financial institutions for borrowings	—	27
Accounts payable to underwriters, promoters, and employees	1,071	792
Other accounts payable	663	757
Total accounts payable	6,735	7,256

Accounts payable to underwriters, promoters and employees consist primarily of payable balances to employees in relation to holidays, bonus and 13th month accruals across the Group.

Other accounts payable are mostly accruals of social charges in relation to the accrued liability to employees.

Note   17.               Other current liabilities

Other current liabilities consisted of the following:

	As at December 31,	As at December 31,
USD'000	2022	2021
Other tax payable	28	22
Customer contract liability, current	84	111
Other current liabilities	36	47
Total other current liabilities	148	180

Note   18.               Indebtedness to related parties

On October 1, 2016, the Group entered into a Revolving Credit Agreement (the “Revolving Credit”) with its parent WISeKey International Holding AG (“WISeKey”) to borrow funds within a credit period starting on October 1, 2016 and ending on December 31, 2017 when all outstanding funds would become immediately due and payable. Outstanding loan amounts bear an interest rate of 3% per annum. Repayments before the end of the credit period are permitted. On November 1, 2017, the Group and WISeKey entered into the First Amendment to the Revolving Credit Agreement extending the credit period by 2 years to December 31, 2019. On March 16, 2021, the Group and WISeKey entered into the Second Amendment to the Revolving Credit Agreement extending the credit period by another 2 years to December 31, 2022. On November 1, 2022, the Group and WISeKey entered into the Third Amendment to the Revolving Credit Agreement pursuant to which the interest rate was amended to 2.5% per annum.

On November 12, 2020, WISeKey provided a Funding Commitment to extend shareholder loans (each the “Shareholder Loan”) to the Group for a maximum aggregate amount of USD 4 million to be drawn down over six months from the date of the commitment, in instalments of between USD 1 million and USD 1.5 million. The Shareholder Loans bare interest of 3% per annum. There are not set repayment dates for the Shareholder Loans.

All entities in the Semiconductors Group are subject to management fees from WISeKey and WISeKey’s affiliates. There is no set payment date for these fees, as a result they have been classified as noncurrent.

On April 1, 2021, the Group entered into a Debt Remission Agreement (the “Debt Remission”) with WISeKey pursuant to which an outstanding amount of EUR 5 million (USD 5,871,714) owed to WISeKey was remitted without any compensation from the Group. Per the terms of the Debt Remission, WISeKey will have the right to reinstate the debt and ask for repayment in fiscal years when WISeKey Semiconductors SAS achieves a positive income before income tax expense, in an amount calculated based on the income before income tax expense. As such, because of the repayment clause, the loan amounts covered by the Debt Remission continue to be shown as noncurrent liabilities under the line Indebtedness to related parties, noncurrent.

On June 28, 2021, the Group entered into a Debt Transfer Agreement with its parent WISeKey International Holding AG (“WISeKey”) and an affiliate of WISeKey, WISeKey SA, pursuant to which WISeKey extended a loan of USD 1,463,664 to the Group to repay an overdue creditor balance in that same amount owed to WISeKey SA. The loan bears interest at the rate of 3% per annum and is repayable by December 31, 2022.

On December 31, 2021, the Group entered into a Debt Transfer Agreement with WISeKey pursuant to which WISeKey extended a loan of USD 1,910,754 to the Group with an interest rate of 3% per annum, repayable on December 31, 2023.

On June 30, 2022, the Group entered into a Debt Transfer Agreement with WISeKey pursuant to which WISeKey extended a loan of USD 444,542 to the Group with an interest rate of 3% per annum, repayable on December 31, 2024.

On August 31, 2022, the Group entered into a Debt Transfer Agreement with WISeKey and WISeKey SA pursuant to which WISeKey extended a loan of USD 381,879 to the Group with an interest rate of 3% per annum, repayable on December 31, 2024.

On December 15, 2022, and in view of the negative equity position of the Group, WISeKey as sole shareholder of the Semiconductors Group resolved to recapitalize the Group by forfeiting EUR 7 million (USD 7,348,397) out of the loans outstanding in exchange for the issuance of 175,000 new shares in WISeKey Semiconductors SAS, par value EUR 1. Under French law, such a recapitalization is only possible if the loans to be forfeited are immediately repayable. Therefore, respectively on November 1, 2022 and November 3, 2022, the Group entered into a First Amendment to the Debt Transfer Agreements and into the Fourth Amendment to the Revolving Credit Agreement pursuant to which the loans owed under the Debt Transfer Agreements dated June 28, 2021, December 31, 2021, June 30, 2022 and August 31, 2022 as well as all amounts due under the Revolving Credit became due and payable on November 30, 2022.

Because of the requirement under French law, we analyzed the amendment of the maturity of the loans and Revolving Credit as being part of the substance of the recapitalization transaction. We assessed the recapitalization as a capital transaction between related parties in line with ASC 470-50 and, therefore, recorded a credit entry of USD 183,710 in share capital corresponding to the new issue of 175,000 shares and a credit of USD 7,164,687 to additional paid-in capital, with a total debit entry of USD 7,348,397 to Indebtedness to related parties, noncurrent.

On December 31, 2022, the Group entered into a Debt Transfer Agreement with WISeKey pursuant to which WISeKey extended a loan of USD 283,754 to the Group with an interest rate of 3% per annum, repayable on December 31, 2024.

As at December 31, 2022, the Semiconductors Group owed WISeKey and WISeKey’s affiliates a total of USD 11,354,925 and the unamortized debt discount balance was USD 35,340, hence a carrying value of USD 11,319,585 as at December 31, 2022, made up of Shareholder Loans and unpaid management fees. In 2021, an aggregate debt discount charge of USD 355,327 was amortized to the income statement.

Note   19.               Employee benefit plans

Defined benefit post-retirement plan

In 2022, the Group maintained one defined benefit post retirement plan for the employees of WISeKey Semiconductors SAS.

The plans are and were considered defined benefit plans and accounted for in accordance with ASC 715 Compensation – Retirement Benefits. This model allocates pension costs over the service period of employees in the plan. The underlying principle is that employees render services ratably over this period, and therefore, the income statement effects of pensions should follow a similar pattern. ASC 715 requires recognition of the funded status or difference between the fair value of plan assets and the projected benefit obligations of the pension plan on the balance sheet, with a corresponding adjustment recorded in the net loss. If the projected benefit obligation exceeds the fair value of the plan assets, then that difference or unfunded status represents the pension liability.

The Group records net service cost as an operating expense and other components of defined benefit plans as a non-operating expense in the statement of comprehensive loss.

The liabilities and annual income or expense of the pension plan are determined using methodologies that involve several actuarial assumptions, the most significant of which are the discount rate and the long-term rate of asset return (based on the market-related value of assets). The fair value of plan assets is determined based on prevailing market prices.

The defined benefit pension plan maintained by WISeKey Semiconductors SAS, and their obligations to employees in terms of retirement benefits, is limited to a lump sum payment based on remuneration and length of service, determined for each employee. The plan is not funded.

The pension liability calculated as at December 31, 2022 is based on annual personnel costs and assumptions as of December 31, 2022.

Personnel Costs	As at December 31,	As at December 31,	As at December 31,
USD'000	2022	2021	2020
Wages and Salaries	4,286	4,345	4,955
Social security contributions	1,940	2,049	2,250
Net service costs	42	68	75
Total	6,268	6,462	7,280

	As at December 31,
Assumptions	2022	2021	2020
	France	France	France
Discount rate	3.65%	0.75%	0.30%
Expected rate of return on plan assets	n/a	n/a	n/a
Salary increases	3%	3%	3%

As at December 31, 2022 the Group’s accumulated benefit obligation amounted to USD 395,786.

Reconciliation to Balance Sheet start of year
USD'000
Fiscal year	2022	2021	2020

Projected benefit obligation	575	1,015	981
Surplus/deficit	575	1,015	981

Opening balance sheet asset/provision (funded status)	575	1,015	981

Reconciliation of benefit obligation during the year
Projected benefit obligation at start of year	575	1,015	981
Net Service cost	43	71	72
Interest expense	4	3	7
Net benefits paid to participants	(24)	(116)	(30)
Actuarial losses/(gains)	(170)	(141)	(106)
Curtailment & Settlement	0	(187)	—
Currency translation adjustment	(32)	(70)	91
Projected benefit obligation at end of year	396	575	1,015

Reconcilation to balance sheet end of year
Defined benefit obligation - funded plans	396	575	1,015
Surplus/deficit	396	575	1,015

Closing balance sheet asset/provision (funded status)	396	575	1,015

Amounts recognized in accumulated OCI
Net loss (gain)	(364)	(205)	(68)
Deficit	(364)	(205)	(68)

Estimated amount to be amortized from accumulated OCI into NPBC over next fiscal year
Net loss (gain)	52	51	—

Movement in Funded Status
USD'000
Fiscal year	2022	2021	2020

Opening balance sheet liability (funded status)	575	1,015	981

Net Service cost	43	71	72
Interest cost/(credit)	4	3	7
Settlement / curtailment cost / (credit)	—	(187)	—
Currency translation adjustment	0	(8)	(1)
Total Net Periodic Benefit Cost/(credit)	47	(121)	78

Actuarial (gain)/loss on liabilities due to experience	(170)	(142)	(105)
Total gain/loss recognized via OCI	(170)	(142)	(105)

Employer contributions paid in the year + Cashflow required to pay benefit payments	(24)	(116)	(30)
Total cashflow	(24)	(116)	(30)

Currency translation adjustment	(32)	(61)	91
Closing balance sheet liability (funded status)	396	575	1,015

Reconciliation of Net Gain / Loss
Amount at beginning of year	(205)	(68)	34
Liability (gain) / loss	(170)	(142)	(105)
Currency translation adjustment	11	5	3
Amount at year-end	(364)	(205)	(68)

The table below shows the breakdown of expected future contributions payable to the plan:

Period USD'000	France
2023	26
2024	8
2025	29
2026	50
2027	49
2028 to 2032	331

The Group expects to make contributions of approximately $26,000 in 2023.

Note   20.               Commitments and contingencies

Lease commitments

The future payments due under leases are shown in Note 14.

Guarantees

Our software and hardware product sales agreements generally include certain provisions for indemnifying customers against liabilities if our products infringe a third party’s intellectual property rights. Certain of our product sales agreements also include provisions indemnifying customers against liabilities in the event we breach confidentiality or service level requirements. It is not possible to determine the maximum potential amount under these indemnification agreements due to our lack of history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. To date, we have not incurred any costs as a result of such indemnifications and have not accrued any liabilities related to such obligations in our consolidated financial statements.

Note   21.               Stockholders’ equity

Stockholders’ equity consisted of the following:

WISeKey Semiconductors SAS	As at December 31, 2022	As at December 31, 2021
Share Capital	Common stock	Common stock
Par value per share (in EUR)	1.00	1.00
Share capital (in USD)	1,955,441	1,771,732
—
Total number of authorized shares	1,473,162	1,298,162
Total number of fully paid-in issued shares	1,473,162	1,298,162
Total number of fully paid-in outstanding shares	1,473,162	1,298,162

Note   22.               Accumulated other comprehensive income, net of tax

USD'000
Accumulated other comprehensive income as at December 31, 2020		487
Total net foreign currency translation adjustments	(8)
Total defined benefit pension adjustment	142
Total other comprehensive income/(loss), net		134
Accumulated other comprehensive income as at December 31, 2021		621
Total net foreign currency translation adjustments (1)	(16)
Total defined benefit pension adjustment	170
Total other comprehensive income/(loss), net		154
Accumulated other comprehensive income as at December 31, 2022		775
(1) Adjusted for rounding

There is no income tax expense or benefit allocated to other comprehensive income.

Note   23.               Revenue

Nature of goods and services

The following is a description of the principal activities from which the Group generates its revenue.

The Group recognizes revenue when a customer takes possession of the chips, which usually occurs when the goods are delivered. Customers typically pay once goods are delivered.

Disaggregation of revenue

The following table shows the Group’s revenues disaggregated by product or service type:

Disaggregation of revenue	Typical payment	At one point in time			Total
USD'000		2022	2021	2020	2022	2021	2020
Secure Microcontrollers Segment
Secure chips	Upon delivery	18,336	14,850	11,289	18,336	14,850	11,289
Total Secure Microcontrollers Segment		18,336	14,850	11,289	18,336	14,850	11,289
All Other Segment
Secure chips	Upon delivery	4,862	2,145	3,028	4,862	2,145	3,028
Total All Other Segment		4,862	2,145	3,028	4,862	2,145	3,028
Total Revenue		23,198	16,995	14,317	23,198	16,995	14,317

For the years ended December 31, 2022, 2021 and 2020 the Group recorded no revenues related to performance obligations satisfied in prior periods.

The following table shows the Group’s revenues disaggregated by geography, based on our customers’ billing addresses:

Net sales by region	12 months ended December 31,
USD'000	2022	2021	2020
Secure Microcontrollers Segment
France	147	37	64
Rest of EMEA	2,775	2,944	1,861
North America	13,408	10,234	7,922
Asia Pacific	1,939	1,588	1,421
Latin America	67	47	21
Total Secure Microcontrollers segment revenue	18,336	14,850	11,289
All Other Segment
France	64	175	466
Rest of EMEA	3,791	1,099	2,116
North America	201	397	294
Asia Pacific	806	474	105
Latin America	—	—	47
Total All Other segment revenue	4,862	2,145	3,028
Total Net sales	23,198	16,995	14,317
*EMEA means Europe, Middle East and Africa

Contract assets, deferred revenue and contract liability

Our contract assets, deferred revenue and contract liability consist of:

	As at December 31,	As at December 31,
USD'000	2022	2021
Trade accounts receivables
Trade accounts receivable - Secure Microcontrollers Segment	1,794	2,321
Trade accounts receivable - All Other Segment	475	335
Total trade accounts receivables	2,269	2,656
Contract liabilities - current	84	111
Total contract liabilities	84	111
Revenue recognized in the period from amounts included in the deferred revenue at the beginning of the year	—	150

Increases or decreases in trade accounts receivable, contract assets, deferred revenue and contract liability were primarily due to normal timing differences between our performance and customer payments.

Remaining performance obligations

As of December 31, 2022, approximately USD 83,589 is expected to be recognized from remaining performance obligations for contracts. We expect to recognize revenue for these remaining performance obligations during the next year approximately as follows:

Estimated revenue from remaining performance obligations as at December 31, 2022 (USD'000)	Total
2023	84
Total remaining performance obligation from continuing operations	84

Note   24.               Other operating income

	12 months ended December 31,
USD'000	2022	2021	2020
Accounts payable write-off	1,899	—	—
Other operating income - other	108	91	—
Total other operating income	2,007	91	—

The accounts payable write-off relates to a liability recorded in 2013 by WISeKey Semiconductors SAS which the creditor in insolvency can no longer claim.

Note 25.               Non-operating income

Non-operating income consisted of the following:

	12 months ended December 31,
USD'000	2022	2021	2020
Foreign exchange gain	926	482	117
Financial income	9	—	8
Other	—	1	21
Total non-operating income	935	483	146

Note   26.               Non-operating expenses

Non-operating expenses consisted of the following:

	12 months ended December 31,
USD'000	2022	2021	2020
Foreign exchange losses	383	—	728
Financial charges	1	1	1
Interest expense	250	—	—
Other	4	95	20
Total non-operating expenses	638	96	749

Note   27.               Income taxes

The components of income before income taxes are as follows:

Income / (Loss)	12 months ended December 31,
USD'000	2022	2021	2020
France	2,879	(4,429)	(8,806)
Foreign	(354)	(392)	(390)
Income/(loss) before income tax	2,525	(4,821)	(9,196)

The components of income taxes relating to the Group are as follows:

Income taxes	12 months ended December 31,
USD'000	2022	2021	2020
France	(3,250)	—	—
Foreign	5	6	5
Income tax expense / (income)	(3,245)	6	5

The difference between the income tax recovery (expense) at the local statutory rate compared to the Group’s income tax recovery (expense) as reported is reconciled below:

	12 months ended December 31,
USD'000	2022	2021	2020
Net income/(loss) before income tax	2,525	(4,821)	(9,196)
Statutory tax rate	25%	26.5%	28%
Expected income tax (expense)/recovery	(631)	1,278	2,575
Change in valuation allowance	2,185	660	(1,940)
Change in tax loss carryforwards	(41)	(382)	(635)
Add back of loss carryforwards used for the debt remission	1,342	—	—
Permanent difference	390	(1,562)	(5)
Income tax (expense) / recovery	3,245	(6)	(5)

The Group assesses the recoverability of its deferred tax assets and, to the extent recoverability does not satisfy the “more likely than not” recognition criterion under ASC 740, records a valuation allowance against its deferred tax assets. The Group considered its recent operating results and anticipated future taxable income in assessing the need for its valuation allowance.

In the years up until and including 2021, the Group recorded a valuation allowance for the full amount of its deferred tax assets. However, in view of the Group’s income before income tax in the year ended December 31, 2022, and of the anticipated future taxable income per management’s forecast, the Group assessed that the recoverability of its deferred tax assets partially satisfied the “more likely than not” recognition criterion under ASC 740 as at December 31, 2022 and, therefore, partially reversed the valuation allowance previously recorded.

The Group’s deferred tax assets and liabilities consist of the following:

Deferred income tax assets/(liabilities)	As at December 31,	As at December 31,
USD'000	2022	2021
France	3,296	—
Foreign	—	—
Deferred income tax assets/(liabilities)	3,296	—

Deferred tax assets and liabilities	As at December 31,	As at December 31,
USD'000	2022	2021
Defined benefit accrual	(29)	161
Tax loss carryforwards	3,599	3,640
Add back loss carryforwards used for the debt remission	1,342	—
Valuation allowance	(1,616)	(3,801)
Deferred tax assets / (liabilities)	3,296	—

As of December 31, 2022, the Group’s operating cumulated loss carry-forwards of all jurisdictions are as follows:

Operating loss-carryforward
USD'000	France	Total	Expiration date
As of December 31, 2022	14,396	14,396	None

In France, operating losses may be carried forward indefinitely, but may be offset against the taxable profits of a given fiscal year only up to an amount of €1 million, plus 50% of the taxable result in excess of that threshold.

The following tax years remain subject to examination:

Significant jurisdictions	Open years
France	2020 - 2022
Japan	2022
Taiwan	2022

As at December 31, 2020, the Group had a tax provision of USD 118,294, initially recorded in 2019 following a tax audit started in 2018 in relation to prior years, which was neither utilized nor released. There was no additional accrual in the year 2020. In 2021, the Group had decrease its tax provision to USD 47,368.

As at December 31, 2022, the Group had decrease its tax provision to USD 39,901. Although the final conclusions have not yet been communicated formally, management believes that it is more probable than not that the entity will have to pay additional taxes and has calculated the provision based on preliminary discussions with the tax authorities.

The Group has no unrecognized tax benefits.

Note   28.               Earnings/(Loss) per share

The computation of basic and diluted net earnings/(loss) per share for the Group is as follows:

	12 months ended December 31,
Earnings / (loss) per share	2022	2021	2020
Net income (USD'000)	5,770	(4,827)	(9,201)
Effect of potentially dilutive instruments on net gain (USD'000)	n/a	n/a	n/a
Net income / (loss) after effect of potentially dilutive instruments (USD'000)	5,770	(4,827)	(9,201)
Shares used in net earnings / (loss) per share computation:
Weighted average shares outstanding - basic	1,473,162	1,298,162	1,298,162
Effect of potentially dilutive equivalent shares	n/a	n/a	n/a
Weighted average shares outstanding - diluted	1,473,162	1,298,162	1,298,162
Net earnings / (loss) per share
Basic weighted average loss per share (USD)	3.92	(3.72)	(7.09)
Diluted weighted average loss per share (USD)	3.92	(3.72)	(7.09)

For the years 2020, 2021 and 2022, the group had no dilutive instruments to be considered for the computation of diluted earnings per share.

Note   29.               Legal proceedings

We are currently not party to any legal proceedings and claims that are not provided for in our financial statements.

Note   30.               Related parties disclosure

Subsidiaries

As at December 31, 2022, the consolidated financial statements of the Group include the entities listed in the following table:

Group Company Name	Country of incorporation	Year of incorporation	Share Capital	% ownership as at December 31, 2022	% ownership as at December 31, 2021	Nature of business
WISeKey IoT Japan KK	Japan	2017	JPY 1,000,000	100.0%	100.0%	Sales & distribution
WISeKey IoT Taiwan	Taiwan	2017	TWD 100,000	100.0%	100.0%	Sales & distribution

Related party transactions and balances

		Receivables as at		Payables as at		Net expenses to			Net income from
	Related Parties	December 31,	December 31,	December 31,	December 31,	in the year ended December 31,			in the year ended December 31,
	(in USD'000)	2022	2021	2022	2021	2022	2021	2020	2022	2021	2020
1	WISeKey International Holding AG	—	—	7,122	10,899	796	526	1,072	—	—	—
2	Wisekey SA	—	—	—	382	—	94	965	—	128	—
3	WISeKey USA Inc	—	—	154	883	558	883	—	—	—	—
4	WISeKey Semiconductors GmbH	—	—	773	615	105	401	161	—	—	—
5	WISeCoin AG	—	—	3,306	3,238	86	90	90	—	—	—
	Total	—	—	11,355	16,017	1,555	1,994	2,288	—	128	—

1. The Semiconductors group is wholly owned by WISeKey International Holding AG, which provides financing and management services, including, but not limited to, sales and marketing, accounting, finance, legal, taxation, business and strategy consulting, public relations, marketing, risk management, information technology and general management. The expenses in relation to WISeKey International Holding AG in 2022, 2021 and 2020 relate to interest on the outstanding loans and the recharge of management services.

2. WISeKey SA is a subsidiary of the group headed by WISeKey International Holding AG (the “WISeKey Group”) and provides management services to the Semiconductors Group, including, but not limited to, sales and marketing, accounting, business and strategy consulting, public relations, marketing, risk management and information technology. The expenses in relation to WISeKey SA in 2022, 2021 and 2020 relate to interest on the outstanding loans and the recharge of management services.

3. WISeKey USA Inc is part of the WISeKey Group and employs sales employees who work for the Semiconductors Group. The expenses in relation to WISeKey USA Inc. in 2022 and 2021 relate to the recharge of employee costs.

4. WISeKey Semiconductors GmbH is part of the WISeKey Group and employs sales employees who work for the Semiconductors Group. The expenses in relation to WISeKey Semiconductors GmbH in 2022, 2021 and 2020 relate to the recharge of employee costs.

5. WISeCoin AG was the parent of WISeCoin France R&D Lab SAS until it was acquired by the Semiconductors Group. WISeCoin AG is part of the WISeKey Group. The expenses recorded in 2020 relate to interest on the outstanding loans and the recharge of management services. The expenses recorded in 2022 and 2021 relate to interest on the outstanding loans.

Note   31.               Subsequent events

Reverse Acquisition

On January 1, 2023, the Semiconductors Group was sold by WISeKey International Holding Ltd to its wholly owned subsidiary SEALSQ Corp. in exchange for a consideration of 1,499,700 SEALSQ Class F shares, par value USD 0.05 and 7,501,400 SEALSQ ordinary shares.

The acquisition by SEALSQ Corp. of the Semiconductors Group is a transaction under common control in line with ASC 805-50 because both entities were wholly owned by WISeKey. The combination will be accounted for as a reverse acquisition from January 1, 2023, in line with ASC 805-40 “Reverse Acquisitions” because SEALSQ Corp., then a so-called empty shell private company with no operating activities that was not considered a business under US GAAP standards, acquired the Semiconductors Group, a private operating company and its affiliates. This transaction being a capital transaction in substance, it qualifies as a reverse acquisition that is considered a recapitalization under common control whereby SEALSQ is the legal acquirer and accounting acquiree, whereas the Semiconductors Group is the legal acquiree and accounting acquirer.

Indebtedness to related parties

On January 1, 2023, the Group entered into a Loan Agreement (the “New Loan Agreement”) with WISeKey pursuant to which all loans outstanding are replaced with the New Loan Agreement, meaning that all outstanding loan amounts are governed by the terms and conditions of the New Loan Agreement. Under the New Loan Agreement, the Group may borrow funds up to an aggregate amount of USD 5 million in instalments of no more than USD 1 million each. The New Loan Agreement loan bears interest at the rate of 2.5% per annum and is repayable by December 31, 2024.

Note   32.               Segment reporting

The Group has one operating segment that meets the criteria set in ASC 280-10-50: Secure Microcontrollers. The Group’s chief operating decision maker, who is its Chief Executive Officer, reviews financial performance of this operating segment for purposes of allocating resources and assessing budgets and performance.

The remaining non-reportable operating segments and other business activities that are not identified as operating segments are combined and disclosed in an “all other” standalone category.

The Secure Microcontrollers segment encompasses the design, manufacturing, sales and distribution of high-end, Common Criteria EAL5+ & FIPS 140-3-certified secure microprocessors.

12 months ended December 31,	2022			2021			2020
USD'000	Secure Microcontrollers	All Other	Total	Secure Microcontrollers	All Other	Total	Secure Microcontrollers	All Other	Total
Revenues from external customers	18,336	4,862	23,198	14,850	2,145	16,995	11,289	3,028	14,317
Intersegment revenues	—	368	368	—	415	415	—	4,930	4,930
Interest revenue	7	2	9	—	—	—	—	—	—
Interest expense	200	53	254	150	22	171	72	19	91
Depreciation and amortization	319	85	404	1,339	193	1,532	1,769	474	2,243
Segment income /(loss) before income taxes	526	2,017	2,543	(2,235)	(2,566)	(4,801)	(5,195)	(3,766)	(8,961)
Profit / (loss) from intersegment sales	—	18	18	—	20	20	—	235	235
Income tax recovery /(expense)	2,565	680	3,245	—	(6)	(6)	—	(5)	(5)
Segment assets	18,340	5,010	21,734	10,296	1,726	12,022	10,531	3,225	13,756

12 months ended December 31,	2022	2021	2020
	USD'000	USD'000	USD'000
Revenue reconciliation
Total revenue for reportable segment	23,566	17,410	19,247
Elimination of intersegment revenue	(368)	(415)	(4,930)
Total consolidated revenue	23,198	16,995	14,317

Loss reconciliation
Total profit / (loss) from reportable segments	2,543	(4,801)	(8,961)
Elimination of intersegment profits	(18)	(20)	(235)
Income /(Loss) before income taxes	2,525	(4,821)	(9,196)

As at December 31,	2022	2021
	USD'000	USD'000
Asset reconciliation
Total assets from reportable segments	21,734	12,022
Elimination of intersegment receivables	(75)	(178)
Consolidated total assets	21,659	11,844

Revenue and property, plant and equipment by geography

The following tables summarize geographic information for net sales based on the billing address of the customer, and for property, plant and equipment.

Net sales by region		12 months ended December 31,
USD'000	2022	2021	2020
France	211	457	1,614
Rest of EMEA*	6,566	3,798	2,892
North America	13,609	10,631	8,217
Asia Pacific	2,745	2,062	1,526
Latin America	67	47	68
Total net sales	23,198	16,995	14,317
* EMEA means Europe, Middle East and Africa

Property, plant and equipment, net of depreciation, by region	As at December 31,	As at December 31,
USD'000	2022	2021
France	782	886
Total Property, plant and equipment, net of depreciation	782	886

Note   33.               Bonds, mortgages and other long-term debt

Production Capacity Investment Loan Agreement

In November 2022, WISeKey Semiconductors SAS entered into a loan agreement with a third party client to borrow funds for the purpose of increasing their production capacity.  Under the terms of the Agreement, the client has lent to WISeKey Semiconductors SAS a total of USD 2,000,000. The loan will be reimbursed by way of a volume rebate against future sales volumes from the Semiconductors Group to the client during the period from July 1, 2023, through to December 31, 2025.  The volume rebate is based upon quarterly sales volumes in excess of a base limit on a yearly projected basis. Any amount still outstanding as at December 31, 2025 falls due for repayment on this date.  The loan does not bear any interest and there were no fees or costs attributed to the loan.

An unamortized debt discount totaling USD 511,128 was calculated and booked to APIC in 2022.  WISeKey Semiconductors SAS has not repaid any amount as at December 31, 2022, and no debt discount charge was recorded to the income statement in 2022. The amortization of the debt will start in 2023.

Therefore, as at December 31, 2022, the loan balance was USD 2,000,000 and the unamortized debt discount balance was USD 511,128, leaving a carrying value of USD 1,488,872.

Note   34.               Business Update Related to COVID-19

In March 2020, the World Health Organization declared the Coronavirus (COVID-19) a pandemic. The outbreak spread quickly around the world, including in every geography in which the Group operates. The pandemic has created uncertainty around the impact of the global economy and has resulted in impacts to the financial markets and asset values. Governments implemented various restrictions around the world, including closure of non-essential businesses, travel, shelter-in-place requirements for citizens and other restrictions.

The Group took a number of precautionary steps to safeguard its businesses and colleagues from COVID-19, including implementing travel restrictions, working from home arrangements and flexible work policies. The Group started to return to offices around the world, in line with the guidelines and orders issued by national, state and local governments, implementing a phased approach in its main office in France. We continue to prioritize the safety and well-being of our colleagues during this time.

The Group’s major production centers, located in Taiwan and Vietnam, were quick to implement controls and safeguards around their processes that enabled us to continue delivering products with minimal interruption to our clients. In 2022, the impact upon the Group has been limited and we remain confident that we are able to fulfil all current client orders.

The Group retains a strong liquidity position and believes that it has sufficient cash reserves to support the entity for the foreseeable future (see note 2 for further details.) The Group continues to review its costs and suspended its share buy-back programs in order to reduce the cash burn. The Group has applied for, and received, support under the schemes announced by the Swiss government. Currently the Group remains able to meet its commitments and does not foresee any significant challenges in the near future. The Group currently does not anticipate any material impact on its liquidity position and outlook.

At this stage it remains impossible to predict the extent of the impact of the COVID-19 pandemic as this will depend on numerous evolving factors and future developments that the Group is not able to predict.

Note   35.               Impacts of the war in Ukraine

Following the outbreak of the war in Ukraine in late February 2022, several countries imposed sanctions on Russia, Belarus and certain regions in Ukraine. There has been an abrupt change in the geopolitical situation, with significant uncertainty about the duration of the conflict, changing scope of sanctions and retaliation actions including new laws.

The Semiconductors Group does not have any operation or customer in Russia, Belarus or Ukraine, and, as such, does not foresee any direct impact of the war on its operations.

However, the war has also contributed to an increase in volatility in currency markets, energy prices, raw material and other input costs, which may impact the Group’s supply chain in the future.

As at December 31, 2022, the Semiconductors Group has assessed the consequences of the war for its financial disclosures and considered the impacts on key judgements and significant estimates, and has concluded that no changes were required. The Semiconductors Group will continue to monitor these areas of increased risk for material changes.

Phone +41 22 322 24 24 Fax +41 22 322 24 00 www.bdo.ch	BDO AG Schiffbaustrasse 2 8031 Zurich

1.	Report of the Statutory Auditor

Report of Independent Registered Public Accounting Firm

WISeKey International Holding AG, (sole Shareholder of WISeKey Semiconductors SAS)

6300 Zug

Switzerland

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of WISeKey Semiconductors SAS (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of comprehensive income /loss, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Zurich, Switzerland, December 9, 2022

BDO AG

/s/ Philipp Kegele	/s/ i.V. Sarah Schrauwen

Philipp Kegele	i.V. Sarah Schrauwen

We have served as the Company's auditor since 2022.

BDO Ltd, a limited company under Swiss law, incorporated in Zurich, forms part of the international BDO Network of independent member firms.

WISeKey Semiconductors SAS, SEALSQ Corp Predecessor	Consolidated Financial Statements as at June 30, 2022

2.	Consolidated Statements of Comprehensive Income/(Loss)

	12 months ended December 31,		Note ref
USD'000	2021	2020

Net sales	16,995	14,317	24
Cost of sales	(9,547)	(8,147)
Depreciation of production assets	(301)	(736)
Gross profit	7,147	5,434

Other operating income	91	—	25
Research & development expenses	(3,050)	(4,128)
Selling & marketing expenses	(4,245)	(3,103)
General & administrative expenses	(4,984)	(6,788)
Total operating expenses	(12,188)	(14,019)
Operating loss	(5,041)	(8,585)

Non-operating income	483	146	26
Interest and amortization of debt discount	(167)	(8)	19
Non-operating expenses	(96)	(749)	27
Income /(loss) before income tax expense	(4,821)	(9,196)

Income tax expense	(6)	(5)	28

Net income / (loss)	(4,827)	(9,201)

Loss per share
Basic	(3.72)	(7.09)	29
Diluted	(3.72)	(7.09)	29

Other comprehensive income / (loss), net of tax:

Foreign currency translation adjustments	(8)	33
Defined benefit pension plans:			20
Net gain (loss) arising during period	142	105
Other comprehensive income / (loss)	134	138

Comprehensive income / (loss)	(4,693)	(9,063)

The accompanying notes are an integral part of these consolidated financial statements.

3.	Consolidated Balance Sheets

USD'000	As at December 31, 2021	As at December 31, 2020	Note ref.
ASSETS
Current assets
Cash and cash equivalents	2,064	1,830	7
Accounts receivable, net of allowance for doubtful accounts	2,606	2,206	8
Inventories	2,710	2,474	9
Prepaid expenses	454	414
Other current assets	414	627	10
Total current assets	8,248	7,551

Noncurrent assets
Deferred tax credits	847	1,311	12
Property, plant and equipment net of accumulated depreciation	886	2,426	13
Intangible assets, net of accumulated amortization	5	9	14
Operating lease right-of-use assets	1,776	2,050	15
Other noncurrent assets	82	86	16
Total noncurrent assets	3,596	5,882
TOTAL ASSETS	11,844	13,433

LIABILITIES
Current Liabilities
Accounts payable	7,256	6,734	17
Deferred revenue, current	—	150	24
Current portion of obligations under operating lease liabilities	320	356	15
Income tax payable	3	—
Other current liabilities	180	594	18
Total current liabilities	7,759	7,834

Noncurrent liabilities
Operating lease liabilities, noncurrent	1,456	1,694	15
Indebtedness to related parties, noncurrent	15,617	12,263	19
Employee benefit plan obligation	575	1,015	20
Total noncurrent liabilities	17,648	14,972
TOTAL LIABILITIES	25,407	22,806

Commitments and contingent liabilities			21

SHAREHOLDERS' EQUITY
Common stock	1,772	1,772	22
EUR 1 par value
Authorized - 1,298,162; 1,298,162 and 1,298,162 shares
Issued and outstanding - 1,298,162; 1,298,162 and 1,298,162 shares
Additional paid-in capital	7,258	6,755
Accumulated other comprehensive income / (loss)	621	487	23
Accumulated deficit	(23,214)	(18,387)
Total shareholders' equity	(13,563)	(9,373)

TOTAL LIABILITIES AND EQUITY	11,844	13,433

The accompanying notes are an integral part of these consolidated financial statements.

4.	Consolidated Statements of Changes in Shareholders’ Equity

USD'000	Number of common shares	Common Share Capital	Additional paid-in capital	Accumulated deficit		Accumulated other comprehensive income / (loss)	Total equity (deficit)
As at December 31, 2019	1,298,162	1,772	6,684	(6,325)		349	2,480
Indebtedness to related parties	—	—	71	—		—	71
Acquisition of WISeCoin France R&D Lab SAS	—	—	—	(2,861)	*	—	(2,861)
Comprehensive income / (loss)	—	—	—	(9,201)		138	(9,063)
As at December 31, 2020	1,298,162	1,772	6,755	(18,387)		487	(9,373)
Indebtedness to related parties	—	—	503	—		—	503
Comprehensive income / (loss)	—	—	—	(4,827)		134	(4,693)
As at December 31, 2021	1,298,162	1,772	7,258	(23,214)		621	(13,563)

* Adjusted for rounding

The accompanying notes are an integral part of these consolidated financial statements.

5.	Consolidated Statements of Cash Flows

	12 months ended December 31,
USD'000	2021	2020

Cash Flows from operating activities:
Net Income (loss)	(4,827)	(9,201)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant & equipment	1,532	2,243
Amortization of intangible assets	5	604
Interest and amortization of debt discount	167	8
Inventory obsolescence impairment	—	(457)
Income tax expense / (recovery) net of cash paid	6	5
Release of provision		(52)
Increase (decrease) in defined benefit pension liability	(440)	43
Other non cash expenses /(income)
Unrealized and non cash foreign currency transactions	—	616
Other	—	(120)

Changes in operating assets and liabilities, net of effects of businesses acquired
Decrease (increase) in accounts receivables	(400)	1,539
Decrease (increase) in inventories	(236)	313
Decrease (increase) in other current assets, net	172	198
Decrease (increase) in deferred research & development tax credits, net	464	1,330
Decrease (increase) in other noncurrent assets, net	4	63
Increase (decrease) in accounts payable	522	(457)
Increase (decrease) in deferred revenue, current	(150)	143
Increase (decrease) in income taxes payable	3	(10)
Increase (decrease) in other current liabilities	(413)	169
Net cash provided by (used in) operating activities	(3,591)	(3,023)

Cash Flows from investing activities:
Acquisition of property, plant and equipment	(36)	(52)
Sale of a business, net of cash and cash equivalents acquired	—	215
Net cash provided by (used in) investing activities	(36)	163

Cash Flows from financing activities:
Proceeds from debt from related parties	3,691	4,013
Repayments of debt	—	(1,208)
Net cash provided by (used in) financing activities	3,691	2,805

Effect of exchange rate changes on cash and cash equivalents	170	40

Cash and cash equivalents
Net increase (decrease) during the period	234	(15)
Balance, beginning of period	1,830	1,845
Balance, end of period	2,064	1,830

Supplemental cash flow information
Cash paid for incomes taxes	—	16
ROU assets obtained from operating lease	33	90

The accompanying notes are an integral part of these consolidated financial statements.

6.	Notes to the Consolidated Financial Statements

Note 1.      The Semiconductors Group

WISeKey Semiconductors SAS, together with its consolidated subsidiaries (the “Group” or the “Semiconductors Group”), has its headquarters in France. WISeKey Semiconductors SAS, the parent of the Semiconductors Group, was incorporated in July 2010 and is a private joint stock company (French Simplified Joint Stock Company).

The Group designs, develops and markets secure semiconductors worldwide as a fabless manufacturer. It provides added security and authentication layers on its semiconductors which can be tailored to customers’ needs. As an advanced chip designer, the Group holds the intellectual property (“IP”) for the semiconductors it sells.

The Group anticipates being able to generate profits in the near future thanks to the increased focus on the security and authentication of IT components and networks.

Note 2.      Future operations and going concern

The Group experienced a loss from operations in this reporting period. Although the Semiconductors Group does anticipate being able to generate profits in the near future, this cannot be predicted with any certainty. The accompanying consolidated financial statements have been prepared assuming that the Group will continue as a going concern.

The Group incurred a net operating loss of, respectively, USD 5.0 million and USD 8.6 million in the years ended December 31, 2021 and 2020, and had positive working capital of USD 0.5 million as at December 31, 2021 and negative working capital of USD -0.3 million as at December 31, 2020, both calculated as the difference between current assets and current liabilities. Based on the Group’s cash projections up to December 31, 2023, it has sufficient liquidity to fund operations. Historically, the Group has been dependent on financing from its parent, WISeKey International Holding Ltd, to augment the operating cash flow to cover its cash requirements.

Based on the foregoing, Management believe it is correct to present these figures on a going concern basis.

Note 3.      Basis of presentation

The consolidated financial statements are prepared in accordance with the Generally Accepted Accounting Principles in the United States of America (“US GAAP”) as set forth in the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC). All amounts are in United States dollars (“USD”) unless otherwise stated.

Acquisition of WISeCoin France R&D Lab SAS

On March 15, 2020, the Group acquired WISeCoin France R&D Lab SAS, a private French company which was spun off from the Group in 2019. The primary activity of WISeCoin France R&D Lab SAS is to carry out research and development on hardware and software components of semiconductors and integrated circuits with a focus on authentication and security solutions.

Both the Semiconductors Group and WISeCoin France R&D Lab SAS being controlled by ultimate parent WISeKey International Holding AG, the acquisition qualified as a transaction under common control in line with ASC 805-50. In application of ASC 805-50-45, the assets, liabilities and results of WISeCoin France R&D Lab SAS have been consolidated in the Group’s financial statements as of the beginning of the period, i.e., from January 1, 2020.

Dissolution of WISeCoin France R&D Lab SAS

On January 1, 2021, WISeCoin France R&D Lab SAS’ assets and liabilities were transferred to WISeKey Semiconductors SAS and WISeCoin France R&D Lab SAS was dissolved. As a fully owned subsidiary, the net assets of WISeCoin France R&D Lab SAS in the Semiconductors Group as at January 1, 2021 were transferred at carrying value to WISeKey Semiconductors SAS.

Note 4.      Summary of significant accounting policies

Fiscal Year

The Group’s fiscal year ends on December 31.

Principles of Consolidation

The consolidated financial statements include the accounts of WISeKey Semiconductors SAS and its wholly-owned subsidiaries over which the Group has control.

Intercompany income and expenses, including unrealized gross profits from internal group transactions and intercompany receivables, payables and loans have been eliminated.

General Principles of Business Combinations

The Group uses the acquisition method to account for business combination, in line with ASC Topic 805-10 Business Combinations. Subsidiaries acquired or divested in the course of the year are included in the consolidated financial statements respectively as of the date of purchase, and up to the date of sale. The consideration for the acquisition is measured as the fair value of the assets transferred, the liabilities incurred and the equity interests issued by the Company.

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make certain estimates, judgments and assumptions. We believe these estimates, judgements and assumptions are reasonable, based upon information available at the time they were made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. To the extent there are differences between these estimates, judgments or assumptions and the actual results, our consolidated financial statements will be affected. In many cases, the accounting treatment of a particular transaction is specifically dictated by US GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting from available alternatives would not produce a materially different result.

Foreign Currency

The functional currency of WISeKey Semiconductors SAS is USD.

In general, the functional currency of a foreign operation is the local currency. Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date. Revenue and expenses are translated at average rates of exchange prevailing during the year. The effects of foreign currency translation adjustments are included in stockholders’ equity as a component of accumulated other comprehensive income/loss. The Group's reporting currency is USD.

Cash and Cash Equivalents

Cash consists of deposits held at major banks that are readily available. Cash equivalents consist of highly liquid investments that are readily convertible to cash and with original maturity dates of three months or less from the date of purchase. The carrying amounts approximate fair value due to the short maturities of these instruments.

Accounts Receivable

Receivables represent rights to consideration that are unconditional and consist of amounts billed and currently due from customers, and revenues that have been recognized for accounting purposes but not yet billed to customers. The Group extends credit to customers in the normal course of business and in line with industry practices.

Allowance for Doubtful Accounts

We recognize an allowance for credit losses to present the net amount of receivables expected to be collected as of the balance sheet date. The allowance is based on the credit losses expected to arise over the asset’s contractual term taking into account historical loss experience, customer-specific data as well as forward looking estimates. Expected credit losses are estimated individually.

Accounts receivable are written off when deemed uncollectible and are recognized as a deduction from the allowance for credit losses. Expected recoveries, which are not to exceed the amount previously written off, are considered in determining the allowance balance at the balance sheet date.

Inventories

Inventories are stated at the lower of cost or net realizable value. Costs are calculated using standard costs, approximating average costs. Finished goods and work-in-progress inventories include material, labor and manufacturing overhead costs. The Group records write-downs on inventory based on an analysis of obsolescence or a comparison to the anticipated demand or market value based on a consideration of marketability and product maturity, demand forecasts, historical trends and assumptions about future demand and market conditions.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method based on estimated useful lives which range from 1 to 10 years. Leasehold improvements are amortized over the lesser of the estimated useful lives of the improvements or the lease terms, as appropriate. Property, plant and equipment are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Intangible Assets

Those intangible assets that are considered to have a finite useful life are amortized over their useful lives, which generally range from 1 to 10 years. Each period we evaluate the estimated remaining useful lives of intangible assets and whether events or changes in circumstances require a revision to the remaining periods of amortization or that an impairment review be carried out.

Leases

In line with ASC 842, the Group, as a lessee, recognizes right-of-use assets and related lease liabilities on its balance sheet for all arrangements with terms longer than twelve months, and reviews its leases for classification between operating and finance leases. Obligations recorded under operating and finance leases are identified separately on the balance sheet. Assets under finance leases and their accumulated amortization are disclosed separately in the notes. Operating and finance lease assets and operating and finance lease liabilities are measured initially at an amount equal to the present value of minimum lease payments during the lease term, as at the beginning of the lease term.

The Group has elected the short-term lease practical expedient whereby we do not present short-term leases on the consolidated balance sheet as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that we are reasonably certain to exercise.

We have also elected the practical expedients related to lease classification of leases that commenced before the effective date of ASC 842.

Revenue Recognition

The Group’s policy is to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, WISeKey applies the following steps:

-	Step 1: Identify the contract(s) with a customer.
-	Step 2: Identify the performance obligations in the contract.
-	Step 3: Determine the transaction price.
-	Step 4: Allocate the transaction price to the performance obligations in the contract.
-	Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

Revenue is measured based on the consideration specified in a contract with a customer and excludes amounts collected on behalf of third parties. We typically allocate the transaction price to each performance obligation on the basis of the relative standalone selling prices of each distinct good or service promised in the contract. If a standalone price is not observable, we use estimates.

The Group recognizes revenue when it satisfies a performance obligation by transferring control over goods or services to a customer. The transfer may be done at a point in time (typically for goods) or over time (typically for services). The amount of revenue recognized is the amount allocated to the satisfied performance obligation. For performance obligations satisfied over time, the revenue is recognized over time, most frequently on a prorata temporis basis as most of the services provided by the Group relate to a set performance period.

If the Group determines that the performance obligation is not satisfied, it will defer recognition of revenue until it is satisfied.

We present revenue net of sales taxes and any similar assessments.

The Group delivers products and records revenue pursuant to commercial agreements with its customers, generally in the form of an approved purchase order or sales contract.

Where products are sold under warranty, the customer is granted a right of return which, when exercised, may result in either a full or partial refund of any consideration received, or a credit that can be applied against amounts owed, or that will be owed, to the Group. For any amount received or receivable for which we do not expect to be entitled to because the customer has exercised its right of return, we recognize those amounts as a refund liability.

Contract Assets

Contract assets consists of accrued revenue where the Group has fulfilled its performance obligation towards the customer but the corresponding invoice has not yet been issued. Upon invoicing, the asset is reclassified to trade accounts receivable until payment.

Deferred Revenue

Deferred revenue consists of amounts that have been invoiced and paid but have not been recognized as revenue. Deferred revenue that will be realized during the succeeding 12-month period is recorded as current and the remaining deferred revenue recorded as non-current. This would relate to multi-year certificates or licenses.

Contract Liability

Contract liability consists of either:

-	amounts that have been invoiced and not yet paid, nor recognized as revenue. Upon payment, the liability is reclassified to deferred revenue if the amounts still have not been recognized as revenue. Contract liability that will be realized during the succeeding 12-month period is recorded as current and the remaining contract liability recorded as non-current. This would relate to multi-year certificates or licenses.
-	advances from customers not supported by invoices.

Sales Commissions

Sales commission expenses where revenue is recognized are recorded in the period of revenue recognition.

Cost of Sales and Depreciation of Production Assets

Our cost of sales consists primarily of expenses associated with the delivery and distribution of products. These include expenses related to the license to the Global Cryptographic ROOT Key, the global Certification authorities as well as the digital certificates for people, servers and objects, expenses related to the preparation of our secure elements and the technical support provided on the Group's ongoing production and on the ramp-up phase, including materials, labor, test and assembly suppliers, and subcontractors, freights costs, as well as the amortization of probes, wafers and other items that are used in the production process. This amortization is disclosed separately under depreciation of production assets on the face of the income statement.

Research and Development and Software Development Costs

All research and development costs and software development costs are expensed as incurred.

Advertising Costs

All advertising costs are expensed as incurred.

Pension Plan

In 2020, the Group maintained two defined benefit post retirement plans:

-	one for the employees of WISeKey Semiconductors SAS, and
-	one for the employees of WISeCoin France R&D Lab SAS.

In 2021, following the transfer of WISeCoin France R&D Lab SAS’ assets and liabilities to WISeKey Semiconductors SAS and the dissolution of WISeCoin France R&D Lab SAS, the Group only maintained one defined benefit post retirement plan for the employees of WISeKey Semiconductors SAS.

In accordance with ASC 715-30, Defined Benefit Plans – Pension, the Group recognizes the funded status of the plan in the balance sheet. Actuarial gains and losses are recorded in accumulated other comprehensive income / (loss).

Income Taxes

Taxes on income are accrued in the same period as the revenues and expenses to which they relate.

Deferred taxes are calculated on the temporary differences that arise between the tax base of an asset or liability and its carrying value in the balance sheet of our companies prepared for consolidation purposes, with the exception of temporary differences arising on investments in foreign subsidiaries where the Group has plans to permanently reinvest profits into the foreign subsidiaries.

Deferred tax assets on tax loss carry-forwards are only recognized to the extent that it is “more likely than not” that future profits will be available and the tax loss carry-forward can be utilized.

Changes to tax laws or tax rates enacted at the balance sheet date are taken into account in the determination of the applicable tax rate provided that they are likely to be applicable in the period when the deferred tax assets or tax liabilities are realized.

The Group is required to pay income taxes in a number of countries. The Group recognizes the benefit of uncertain tax positions in the financial statements when it is more likely than not that the position will be sustained on examination by the tax authorities. The benefit recognized is the largest amount of tax benefit that is greater than 50 percent likely of being realized on settlement with the tax authority, assuming full knowledge of the position and all relevant facts. The Group adjusts its recognition of these uncertain tax benefits in the period in which new information is available impacting either the recognition or measurement of its uncertain tax positions.

Research Tax Credits

Research tax credits are provided by the French government to give incentives for companies to perform technical and scientific research. WISeKey Semiconductors SAS is eligible to receive such tax credits.

These research tax credits are presented as a reduction of Research & development expenses in the income statement when companies that have qualifying expenses can receive such grants in the form of a tax credit irrespective of taxes ever paid or ever to be paid, the corresponding research and development efforts have been completed and the supporting documentation is available. The credit is deductible from the entity’s income tax charge for the year or payable in cash the following year, whichever event occurs first. The tax credits are included in noncurrent deferred tax credits in the balance sheet in line with ASU 2015-17.

Earnings per Share

Basic earnings per share are calculated using WISeKey Semiconductors SAS’ weighted-average outstanding common shares. When the effects are not antidilutive, diluted earnings per share is calculated using the weighted-average outstanding common shares and the dilutive effect of stock options as determined under the treasury stock method.

Segment Reporting

Our chief operating decision maker, who is also our Chief Executive Officer, regularly reviews information related to one operating segment, secure microcontrollers, for purposes of allocating resources and assessing budgets and performance. We report our financial performance based on this segment structure described in Note 34.

Recent Accounting Pronouncements

Adoption of new FASB Accounting Standard in the current year – Prior-Year Financial Statements not restated:

In 2020, the Group adopted ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements on fair value measurements in Topic 820 as follows:

The following disclosure requirements were removed from Topic 820:

•	The amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy; The policy for timing of transfers between levels;

•	The valuation processes for Level 3 fair value measurements;.

The following disclosure requirements were added to Topic 820:

•	The changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period; and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. For certain unobservable inputs, an entity may disclose other quantitative information (such as the median or arithmetic average) in lieu of the weighted average if the entity determines that other quantitative information would be a more reasonable and rational method to reflect the distribution of unobservable inputs used to develop Level 3 fair value measurements. There was no material impact on the Group’s disclosures in 2020 upon adoption of the new standard.

As of January 1, 2020, the Group adopted Accounting Standards Update ASU 2016-13, Financial Instruments - Credit Losses, which requires the measurement of expected lifetime credit losses, rather than incurred losses, for financial instruments held at the reporting date based on historical experience, current conditions and reasonable forecasts. There was no material impact on the Group's results upon adoption of the standard.

The Group also adopted ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, Codification improvements, which clarifies and improves areas of guidance related to the recently issued standards on credit losses, hedging, and recognition and measurement of financial instruments to ASU 2016-01, 2016-13 & 2017-12. Since issuance of these standards, the FASB has identified areas that need clarification and correction, resulting in changes similar to those issues under its ongoing Codification improvements. There was no material impact on the Group’s results of operations in 2020 upon adoption of the new standard.

As of January 1, 2021, the Group adopted ASU 2018-14, Compensation—Retirement Benefits—Defined Benefit Plans—General (Subtopic 715-20): Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans, which modifies the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans.

ASU 2018-14 deletes the following disclosure requirements:

The amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit cost over the next fiscal year; the amount and timing of plan assets expected to be returned to the employer; related party disclosures about the amount of future annual benefits covered by insurance and annuity contracts and significant transactions between the employer or related parties and the plan. The effects of a one-percentage-point change in assumed health care cost trend rates on the (a) aggregate of the service and interest cost components of net periodic benefit costs and (b) benefit obligation for postretirement health care benefits.

ASU 2018-14 adds/clarifies disclosure requirements related to the following:

The weighted-average interest crediting rates for cash balance plans and other plans with promised interest crediting rates; An explanation of the reasons for significant gains and losses related to changes in the benefit obligation for the period; The projected benefit obligation (PBO) and fair value of plan assets for plans with PBOs in excess of plan assets; The accumulated benefit obligation (ABO) and fair value of plan assets for plans with ABOs in excess of plan assets. There was no material impact on the Group's results upon adoption of the standard.

As of January 1, 2021, the Group also adopted ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (the ASU), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements, which amendments primarily impact ASC 740, Income Taxes, and may impact both interim and annual reporting periods.

It eliminates the need for an organization to analyze whether the following apply in a given period:

•	Exception to the incremental approach for intraperiod tax allocation; Exceptions to accounting for basis differences when there are ownership changes in foreign investments; Exception in interim period income tax accounting for year-to-date losses that exceed anticipated losses.

The ASU also improves financial statement preparers’ application of income tax-related guidance and simplifies GAAP for:

•	Franchise taxes that are partially based on income; Transactions with a government that result in a step up in the tax basis of goodwill; Separate financial statements of legal entities that are not subject to tax; Enacted changes in tax laws in interim periods.

There was no material impact on the Group's results upon adoption of the standard.

As of January 1, 2021, the Group also adopted ASU 2020-10, Codification improvements, which further clarify and improve the Codification by codifying all guidance that requires or provides the option for an entity to disclose information within the footnotes. This clarification is meant to reduce the likelihood of a preparer missing required disclosure requirements. While the amendments do not introduce new topics or subtopics or change existing GAAP, all entities should review the changes found in the ASU to assess the impact it may have on their financial reporting requirements.

There was no material impact on the Group's results upon adoption of the standard.

New FASB Accounting Standard to be adopted in the future:

In October 2021, The FASB has issued Accounting Standards Update (ASU) No. 2021-08, Business Combinations (topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers.

Summary: The ASU amends ASC 805 to “require acquiring entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination.” Under current GAAP, an acquirer generally recognizes such items at fair value on the acquisition date. ASU 2021-08 requires contract assets and contract liabilities acquired in a business combination to be recognized and measured by the acquirer on the acquisition date in accordance with ASC 606 (meaning the acquirer should assume it has entered the original contract at the same date and using the same terms as the acquiree). This new ASU applies to contract assets and contract liabilities acquired in a business combination and to other contracts that directly/indirectly apply the requirements of ASC 606.

Effective Date: ASU No. 2021-08 is effective for public business entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. An entity should apply the amendments prospectively to business combinations occurring on or after the effective dates. Early adoption is permitted.

The Group expects to adopt all the aforementioned guidance when effective. Management is assessing the impact of the aforementioned guidance on its consolidated financial statements but does not expect it to have a material impact.

In November 2021, The FASB has issued Accounting Standards Update (ASU) No. 2021-10, Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance.

Summary: The ASU provides an update to increase the transparency of government assistance including the disclosure of the types of assistance, an entity’s accounting for the assistance, and the effect of the assistance on an entity’s financial statements. ASC 832 requires the following disclosures in the notes, information about the nature of the transactions, the accounting policies used to account for the transactions, and balance sheet and income statement affected by the transactions. The duration, commitments, provisions, and other contingencies are required to disclose.

Effective Date: ASU No. 2021-10 is effective for fiscal years beginning after December 15, 2021. Early adoption is permitted.

The Group expects to adopt all the aforementioned guidance when effective. Management is assessing the impact of the aforementioned guidance on its consolidated financial statements but does not expect it to have a material impact.

The Group reviewed the Accounting Standards Updates (ASU) issued up until the date of release of these financial statements and did not identify further ASUs relevant to the Group.

Note 5.      Concentration of credit risks

Financial instruments that are potentially subject to credit risk consist primarily of cash and cash equivalents and trade accounts receivable. Our cash is held with large financial institutions. Management believes that the financial institutions that hold our investments are financially sound and accordingly, are subject to minimal credit risk. Deposits held with banks may exceed the amount of insurance provided on such deposits.

The Group sells to large, international customers and, as a result, may maintain individually significant trade accounts receivable balances with such customers during the year. We generally do not require collateral on trade accounts receivable. Summarized below are the clients whose revenue were 10% or higher than the respective total consolidated net sales, and the clients whose trade accounts receivable balances were 10% or higher than the respective total consolidated trade accounts receivable balance for fiscal years 2021 and 2020. In addition, we note that some of our clients are contract manufacturers for the same companies; should these companies reduce their operations or change contract manufacturers, this would cause a decrease in our customer orders which would adversely affect our operating results.

	Revenue concentration (% of total net sales)		Receivables concentration (% of total accounts receivable)
	12 months ended December 31,		As at December 31,
	2021	2020	2021	2020
Multinational electronics contract manufacturing company	13%	19%	17%	19%
Provider of authentications & security solutions	10%	9%	0%	10%
Semiconductor equipment and electronic devices manufacturing company	5%	0%	12%	0%
Multinational electronics manufacturing services company	5%	6%	11%	13%

Note 6.      Fair value measurements

ASC 820 establishes a three-tier fair value hierarchy for measuring financial instruments, which prioritizes the inputs used in measuring fair value. These tiers include:

•  Level 1, defined as observable inputs such as quoted prices in active markets;

•  Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•  Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

	As at December 31, 2021		As at December 31, 2020		Fair value level
USD'000	Carrying amount	Fair value	Carrying amount	Fair value		Note ref.
Nonrecurring fair value measurements
Accounts receivable	2,606	2,606	2,206	2,206	3	8
Accounts payable	7,256	7,256	6,734	6,734	3	18
Indebtedness to related parties, noncurrent	15,617	15,617	12,263	12,263	3	20

In addition to the methods and assumptions we use to record the fair value of financial instruments as discussed in the Fair Value Measurements section above, we used the following methods and assumptions to estimate the fair value of our financial instruments:

-	Accounts receivable – carrying amount approximated fair value due to their short-term nature.
-	Accounts payable – carrying amount approximated fair value due to their short-term nature.
-	Indebtedness to related parties, noncurrent - carrying amount approximated fair value.

Note 7.      Cash and cash equivalents

Cash consists of deposits held at major banks.

Note 8.      Accounts receivable

The breakdown of the accounts receivable balance is detailed below:

	As at December 31,	As at December 31,
USD'000	2021	2020
Trade accounts receivable	2,656	2,227
Allowance for doubtful accounts	(50)	(21)
Total accounts receivable net of allowance for doubtful accounts	2,606	2,206

Note 9.      Inventories

Inventories consisted of the following:

	As at December 31,	As at December 31,
USD'000	2021	2020
Raw materials	950	543
Work in progress	1,760	1,931
Total inventories	2,710	2,474

In the years ended December 31, 2021, and 2020, the Group recorded inventory obsolescence charges in the income statement of respectively USD 57,302 and USD 156,188 on raw materials, and USD 404,509 and USD 301,215 on work in progress.

The inventory obsolescence provisions as at December 31, 2021, and 2020 are, respectively, USD 79,846 and USD 97,730 for raw materials, and USD 507,090 and USD 499,617 for work in progress.

Note 10.       Other current assets

Other current assets consisted of the following:

	As at December 31,	As at December 31,
USD'000	2021	2020
Value-Added Tax Receivable	188	575
Advanced payment to suppliers	220	43
Deposits, current	5	5
Other current assets	1	4
Total other current assets	414	627

Note 11.       Acquisition under common control

Acquisition of WISeCoin France R&D Lab SAS

On March 15, 2020, the Group acquired WISeCoin France R&D Lab SAS, a private French company which was spun off from the Group in 2019. The primary activity of WISeCoin France R&D Lab SAS is to carry out research and development on hardware and software components of semiconductors and integrated circuits with a focus on authentication and security solutions.

At the acquisition date, WISeKey Semiconductors SAS and WISeCoin France R&D Lab SAS were both businesses controlled by WISeKey International Holding AG. Therefore, in line with ASC 805-50, the transfer of ownership to WISeKey Semiconductors SAS was assessed as a common control transaction and WISeKey Semiconductors SAS initially measured the recognized assets and liabilities transferred at their carrying amounts in the account of WISeKey International Holding AG. The amount of consideration paid in excess of the carrying amount of the assets and liabilities transferred was recognized as an equity transaction (deemed dividend).

In application of ASC 805-50-45, the assets, liabilities and results of WISeCoin France R&D Lab SAS have been consolidated in the Group’s financial statements as of the beginning of the period, i.e., from January 1, 2020.

The major classes of assets and liabilities acquired by the Group at carrying amounts on the date of acquisition and as of January 1, 2020 are as follows:

	As at March 15,	As at January 1,
USD'000	2020	2020
ASSETS
Current assets
Cash and cash equivalents	215	312
Accounts receivable from related parties	923	1,473
Prepaid expenses	18	4
Other current assets	34	100
Total current assets	1,190	1,889

Noncurrent assets
Deferred tax credits	699	552
Total noncurrent assets	699	552
TOTAL ASSETS	1,889	2,441

LIABILITIES
Current Liabilities
Accounts payable	361	803
Accounts payable to related parties	3,780	3,895
Other current liabilities	229	244
Total current liabilities	4,370	4,942

Noncurrent liabilities
Employee benefit plan obligation	352	361
Total noncurrent liabilities	352	361
TOTAL LIABILITIES	4,722	5,303

TOTAL NET ASSETS	(2,833)	(2,862)

The consideration for the acquisition was USD 1.10, hence a deemed dividend at the date of acquisition and as of January 1, 2020 in an amount of:

	USD	USD
Total consideration paid	1.10	1.10
Net assets acquired	(2,832,894.83)	(2,861,632.76)
Deemed dividend at acquisition	2,832,895.93	2,861,633.86

For the period started on the date of acquisition of March 15, 2020 until the end of the reporting period on December 31, 2020, the revenue of WISeCoin France R&D Lab SAS recorded in the consolidated income statement was USD nil because WISeCoin France R&D Lab SAS generates revenue exclusively from transactions with WISeKey Semiconductors SAS.

For the period started on the date of acquisition of March 15, 2020 until the end of the reporting period on December 31, 2020, WISeCoin France R&D Lab SAS’ net income was USD 40,730.

Dissolution of WISeCoin France R&D Lab SAS

On January 1, 2021, WISeCoin France R&D Lab SAS’ assets and liabilities were transferred to WISeKey Semiconductors SAS and WISeCoin France R&D Lab SAS was dissolved. As a fully owned subsidiary, the net assets of WISeCoin France R&D Lab SAS in the Semiconductors Group as at January 1, 2021 were transferred at carrying value to WISeKey Semiconductors SAS.

Note 12.      Deferred tax credits

WISeKey Semiconductors SAS is eligible for research tax credits provided by the French government (see Note 4 Summary of significant accounting policies). As at December 31, 2021 and 2020, the receivable balances in respect of these research tax credits owed to the Group were respectively USD 846,808 and USD 1,310,685. The credit is deductible from the entity’s income tax charge for the year or payable in cash the following year, whichever event occurs first.

Note 13.      Property, plant and equipment

Property, plant and equipment, net consisted of the following.

	As at December 31,	As at December 31,
USD'000	2021	2020
Machinery & equipment	10,180	10,203
Office equipment and furniture	2,320	2,320
Computer equipment and licences	488	472
Total property, plant and equipment gross	12,988	12,995

Accumulated depreciation for:
Machinery & equipment	(9,928)	(8,733)
Office equipment and furniture	(1,706)	(1,382)
Computer equipment and licences	(468)	(454)
Total accumulated depreciation	(12,102)	(10,569)
Total property, plant and equipment, net	886	2,426
Depreciation charge for the year	1,532	2,243

In 2021 and 2020, WISeKey Semiconductors SAS did not identify any events or changes in circumstances indicating that the carrying amount of any asset may not be recoverable. As a result, the Group did not record any impairment charge on Property, plant and equipment in the years 2021 and 2020.

The useful economic life of property plant and equipment is as follow:

•	Office equipment and furniture:	2 to 5 years
•	Production masks	5 years
•	Production tools	3 years
•	Licenses	3 years
•	Software	1 year

Note 14.      Intangible assets

Intangible assets and future amortization expenses consisted of the following:

	As at December 31,	As at December 31,
USD'000	2021	2020
Intangible assets subject to amortization:
Patents	2,281	2,281
License agreements	1,699	1,699
Other intangibles	923	923
Total intangible assets gross	4,903	4,903

Accumulated amortization for:
Patents	(2,281)	(2,281)
License agreements	(1,694)	(1,690)
Other intangibles	(923)	(923)
Total accumulated amortization	(4,898)	(4,894)
Total intangible assets subject to amortization, net	5	9
Total intangible assets, net	5	9
Amortization charge for the year to December 31,	5	604

The useful economic life of intangible assets is as follow:

•	Patents:	5 to 10 years
•	License agreements:	1 to 3 years
•	Other intangibles:	5 years

Future amortization charges are detailed below:

Future estimated aggregate amortization expense
Year	USD'000
2022	4
2023	1
Total intangible assets subject to amortization, net	5

Note 15.      Leases

The Group has historically entered into a number of lease arrangements under which it is the lessee. As at December 31, 2021, the Semiconductors Group holds five operating leases. The short-term leases and operating leases relate to premises. We do not sublease. All of our operating leases include multiple optional renewal periods which are not reasonably certain to be exercised.

In the years 2021 and 2020 we recognized rent expenses associated with our leases as follows:

	12 months ended December 31,
USD'000	2021	2020
Operating lease cost:
Fixed rent expense	378	339
Short-term lease cost	3	15
Net lease cost	381	354
Lease cost - Cost of sales	—	—
Lease cost - General & administrative expenses	381	354
Net lease cost	381	354

In the years 2021 and 2020, we had the following cash and non-cash activities associated with our leases:

	As at December 31,	As at December 31,
USD'000	2021	2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	380	367
Non-cash investing and financing activities:
Net lease cost	381	354
Additions to ROU assets obtained from:
New operating lease liabilities	33	90

As at December 31, 2021, future minimum annual lease payments were as follows:

	USD'000	USD'000	USD'000	USD'000
Year	Operating	Short-term	Finance	Total
2022	348	—	—	348
2023	304	—	—	304
2024	302	—	—	302
2025	302	—	—	302
2026 and beyond	771	—	—	771
Total future minimum operating and short-term lease payments	2,027	—	—	2,027
Less effects of discounting	(251)	—	—	(251)
Lease liabilities recognized	1,776	—	—	1,776

In line with ASU 2018-11, future minimum lease payments under legacy ASC 840 are disclosed in the table below:

Year	USD'000
2022	348
2023	304
2024	302
2025	302
2026 and beyond	771
Total future minimum operating and short-term lease payments	2,027
Less effects of discounting	(251)
Lease liabilities recognized	1,776

As of December 31, 2021, the weighted-average remaining lease term was 6.40 years for operating leases.

For our operating leases, we calculated an estimate rate based upon the estimated incremental borrowing rate of the entity holding the lease. The weighted average discount rate associated with operating leases as of December 31, 2021 was 3%.

Note 16.      Other noncurrent assets

Other noncurrent assets consisted of noncurrent deposits. Deposits are primarily made up of rental deposits on the premises rented by the Group.

Note 17.      Accounts payable

The accounts payable balance consisted of the following:

	As at December 31,	As at December 31,
USD'000	2021	2020
Trade creditors	5,680	4,467
Factors or other financial institutions for borrowings	27	178
Accounts payable to underwriters, promoters, and employees	792	945
Other accounts payable	757	1,144
Total accounts payable	7,256	6,734

Accounts payable to underwriters, promoters and employees consist primarily of payable balances to employees in relation to holidays, bonus and 13th month accruals across the Group.

Other accounts payable are mostly accruals of social charges in relation to the accrued liability to employees.

Note 18.     Other current liabilities

Other current liabilities consisted of the following:

	As at December 31,	As at December 31,
USD'000	2021	2020
Value-Added Tax payable	-	312
Other tax payable	22	5
Customer contract liability, current	111	147
Other current liabilities	47	130
Total other current liabilities	180	594

Note 19.      Indebtedness to related parties, noncurrent

On October 1, 2016, the Group entered into a Revolving Credit Agreement (the “Revolving Credit”) with its parent WISeKey International Holding AG (“WISeKey”) to borrow funds within a credit period starting on October 1, 2016 and ending on December 31, 2017 when all outstanding funds would become immediately due and payable. Outstanding loan amounts bear an interest rate of 3% per annum. Repayments before the end of the credit period are permitted. On November 1, 2017, the Group and WISeKey entered into the First Amendment to the Revolving Credit Agreement extending the credit period by 2 years to December 31, 2019. On March 16, 2021, the Group and WISeKey entered into the Second Amendment to the Revolving Credit Agreement extending the credit period by another 2 years to December 31, 2022.

On November 12, 2020, WISeKey provided a Funding Commitment to extend shareholder loans (each the “Shareholder Loan”) to the Group for a maximum aggregate amount of USD 4 million to be drawn down over six months from the date of the commitment, in instalments of between USD 1 million and USD 1.5 million. The Shareholder Loans bare interest of 3% per annum. There are not set repayment dates for the Shareholder Loans.

All entities in the Semiconductors Group are subject to management fees from WISeKey and WISeKey’s affiliates. There is no set payment date for these fees, as a result they have been classified as noncurrent.

As at December 31, 2020, the Semiconductors Group owed WISeKey and WISeKey’s affiliates a total of USD 12,326,275 and the unamortized debt discount balance was USD 63,091, hence a carrying value of USD 12,263,184 as at December 31, 2020, made up of Shareholder Loans and unpaid management fees. In 2020, an aggregate debt discount charge of USD 8,278 was amortized to the income statement.

On April 1, 2021, the Group entered into a Debt Remission Agreement (the “Debt Remission”) with WISeKey pursuant to which an outstanding amount of EUR 5 million (USD 5,871,714) owed to WISeKey was remitted without any compensation from the Group. Per the terms of the Debt Remission, WISeKey will have the right to reinstate the debt and ask for repayment in fiscal years when WISeKey Semiconductors SAS achieves a positive income before income tax expense, in an amount calculated based on the income before income tax expense. As such, because of the repayment clause, the loan amounts covered by the Debt Remission continue to be shown as noncurrent liabilities under the line Indebtedness to related parties, noncurrent.

On June 28, 2021, the Group entered into a Debt Transfer Agreement with its parent WISeKey International Holding AG (“WISeKey”) and an affiliate of WISeKey, WISeKey SA, pursuant to which WISeKey extended a loan of USD 1,463,664 to the Group to repay an overdue creditor balance in that same amount owed to WISeKey SA. The loan bears interest at the rate of 3% per annum and is repayable by December 31, 2022.

On December 31, 2021, the Group entered into a Debt Transfer Agreement with WISeKey pursuant to which WISeKey extended a loan of USD 1,910,754 to the Group with an interest rate of 3% per annum, repayable on December 31, 2023.

As at December 31, 2021, the Semiconductors Group owed WISeKey and WISeKey’s affiliates a total of USD 16,017,114 and the unamortized debt discount balance was USD 399,762, hence a carrying value of USD 15,617,352 as at December 31, 2021, made up of Shareholder Loans and unpaid management fees. In 2021, an aggregate debt discount charge of USD 166,919 was amortized to the income statement.

Note 20.      Employee benefit plans

Defined benefit post-retirement plan

In 2020, the Group maintained two defined benefit post retirement plans:

-	one for the employees of WISeKey Semiconductors SAS, and
-	one for the employees of WISeCoin France R&D Lab SAS.

In 2021, following the transfer of WISeCoin France R&D Lab SAS’ assets and liabilities to WISeKey Semiconductors SAS and the dissolution of WISeCoin France R&D Lab SAS, the Group only maintained one defined benefit post retirement plan for the employees of WISeKey Semiconductors SAS.

The plans are and were considered defined benefit plans and accounted for in accordance with ASC 715 Compensation – Retirement Benefits. This model allocates pension costs over the service period of employees in the plan. The underlying principle is that employees render services ratably over this period, and therefore, the income statement effects of pensions should follow a similar pattern. ASC 715 requires recognition of the funded status or difference between the fair value of plan assets and the projected benefit obligations of the pension plan on the balance sheet, with a corresponding adjustment recorded in the net loss. If the projected benefit obligation exceeds the fair value of the plan assets, then that difference or unfunded status represents the pension liability.

The Group records net service cost as an operating expense and other components of defined benefit plans as a non-operating expense in the statement of comprehensive loss.

The liabilities and annual income or expense of the pension plan are determined using methodologies that involve several actuarial assumptions, the most significant of which are the discount rate and the long-term rate of asset return (based on the market-related value of assets). The fair value of plan assets is determined based on prevailing market prices.

The defined benefit pension plan maintained by WISeKey Semiconductors SAS, and their obligations to employees in terms of retirement benefits, is limited to a lump sum payment based on remuneration and length of service, determined for each employee. The plan is not funded.

The pension liability calculated as at December 31, 2021 is based on annual personnel costs and assumptions as of December 31, 2021.

Personnel Costs	As at December 31,	As at December 31,
USD'000	2021	2020
Wages and salaries	4,345	4,955
Social security contributions	2,049	2,250
Net service costs	68	75
Total	6,462	7,280

	As at December 31,
Assumptions	2021	2020
	France	France
Discount rate	0.75%	0.30%
Expected rate of return on plan assets	n/a	n/a
Salary increases	3%	3%

As at December 31, 2021 the Group’s accumulated benefit obligation amounted to USD 574,927.

Reconciliation to Balance Sheet start of year
USD'000
Fiscal year	2021	2020

Projected benefit obligation	1,015	981
Surplus / deficit	1,015	981
Opening balance sheet asset / provision (funded status)	1,015	981

Reconciliation of benefit obligation during the year
Projected benefit obligation at start of year	1,015	981
Net service cost	71	72
Interest expense	3	7
Net benefits paid to participants	(116)	(30)
Actuarial losses / (gains)	(141)	(106)
Curtailment & settlement	(187)	—
Currency translation adjustment	(70)	91
Projected benefit obligation at end of year	575	1,015

Reconcilation to balance sheet end of year
Defined benefit obligation - funded plans	575	1,015
Surplus/deficit	575	1,015

Closing balance sheet asset / provision (funded status)	575	1,015

Amounts recognized in accumulated OCI
Net loss (gain)	(205)	(68)
Deficit	(205)	(68)

Estimated amount to be amortized from accumulated OCI into NPBC over next fiscal year
Net loss (gain)	51	—

Movement in Funded Status
USD'000
Fiscal year	2021	2020

Opening balance sheet liability (funded status)	1,015	981

Net service cost	71	72
Interest cost / (credit)	3	7
Settlement / curtailment cost / (credit)	(187)	—
Currency translation adjustment	(8)	(1)
Total Net Periodic Benefit Cost/(credit)	(121)	78

Actuarial (gain) / loss on liabilities due to experience	(142)	(105)
Total gain/loss recognized via OCI	(142)	(105)

Employer contributions paid in the year + Cashflow required to pay benefit payments	(116)	(30)
Total cashflow	(116)	(30)

Currency translation adjustment	(61)	91
Closing balance sheet liability (funded status)	575	1,015

Reconciliation of net gain / loss
Amount at beginning of year	(68)	34
Liability (gain) / loss	(142)	(105)
Currency translation adjustment	5	3
Amount at year-end	(205)	(68)

The table below shows the breakdown of expected future contributions payable to the plan:

Period USD'000	France
2022	25
2023	28
2024	7
2025	23
2026	52
2027 to 2031	420

The Group expects to make contributions of approximately $25,000 in 2022.

Note 21.      Commitments and contingencies

Lease commitments

The future payments due under leases are shown in Note 15.

Guarantees

Our software and hardware product sales agreements generally include certain provisions for indemnifying customers against liabilities if our products infringe a third party’s intellectual property rights. Certain of our product sales agreements also include provisions indemnifying customers against liabilities in the event we breach confidentiality or service level requirements. It is not possible to determine the maximum potential amount under these indemnification agreements due to our lack of history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. To date, we have not incurred any costs as a result of such indemnifications and have not accrued any liabilities related to such obligations in our consolidated financial statements.

Note 22.      Stockholders’ equity

Stockholders’ equity consisted of the following:

WISeKey Semiconductors SAS	As at December 31, 2021	As at December 31, 2020
Share Capital	Common stock	Common stock
Par value per share (in EUR)	1.00	1.00
Share capital (in USD)	1,771,732	1,771,732
	—	—
Total number of authorized shares	1,298,162	1,298,162
Total number of fully paid-in issued shares	1,298,162	1,298,162
Total number of fully paid-in outstanding shares	1,298,162	1,298,162

Note 23.      Accumulated other comprehensive income

USD'000
Accumulated other comprehensive income as at December 31, 2019		349
Total net foreign currency translation adjustments	33
Total defined benefit pension adjustment	105
Total other comprehensive income/(loss), net		138
Accumulated other comprehensive income as at December 31, 2020		487
Total net foreign currency translation adjustments	(8)
Total defined benefit pension adjustment	142
Total other comprehensive income/(loss), net		134
Accumulated other comprehensive income as at December 31, 2021		621

There is no income tax expense or benefit allocated to other comprehensive income.

Note 24.      Revenue

Nature of goods and services

The following is a description of the principal activities from which the Group generates its revenue.

The Group recognizes revenue when a customer takes possession of the chips, which usually occurs when the goods are delivered. Customers typically pay once goods are delivered.

Disaggregation of revenue

The following table shows the Group’s revenues disaggregated by product or service type:

Disaggregation of revenue	Typical payment	At one point in time		Total
USD'000		2021	2020	2021	2020
Secure Microcontrollers Segment
Secure chips	Upon delivery	14,850	11,289	14,850	11,289
Total Secure Microcontrollers Segment		14,850	11,289	14,850	11,289
All Other Segment
Secure chips	Upon delivery	2,145	3,028	2,145	3,028
Total All Other Segment		2,145	3,028	2,145	3,028
Total Revenue		16,995	14,317	16,995	14,317

For the years ended December 31, 2021, and 2020 the Group recorded no revenues related to performance obligations satisfied in prior periods.

The following table shows the Group’s revenues disaggregated by geography, based on our customers’ billing addresses:

Net sales by region	12 months ended December 31,
USD'000	2021	2020
Secure Microcontrollers segment
France	37	64
Rest of EMEA	2,944	1,861
North America	10,234	7,922
Asia Pacific	1,588	1,421
Latin America	47	21
Total Secure Microcontrollers segment revenue	14,850	11,289
All Other segment
France	175	466
Rest of EMEA	1,099	2,116
North America	397	294
Asia Pacific	474	105
Latin America	—	47
Total All Other segment revenue	2,145	3,028
Total Net sales	16,995	14,317
*EMEA means Europe, Middle East and Africa

Contract assets, deferred revenue and contract liability

Our contract assets, deferred revenue and contract liability consist of:

Contract assets and contract liabilities
	As at December 31,	As at December 31,
USD'000	2021	2020
Trade accounts receivables
Trade accounts receivable - Secure Microcontrollers segment	2,321	1,756
Trade accounts receivable - All Other segment	335	471
Total trade accounts receivables	2,656	2,227
Contract liabilities - current	111	147
Total contract liabilities	111	147
Deferred revenue
Deferred revenue - Secure Microcontrollers Segment	—	150
Total deferred revenue	—	150
Revenue recognized in the period from amounts included in the deferred revenue at the beginning of the year	150	—

Increases or decreases in trade accounts receivable, contract assets, deferred revenue and contract liability were primarily due to normal timing differences between our performance and customer payments.

Remaining performance obligations

As of December 31, 2021, approximately USD 111,000 is expected to be recognized from remaining performance obligations for contracts. We expect to recognize revenue for these remaining performance obligations during the next year approximately as follows:

Estimated revenue from remaining performance obligations as at December 31, 2021 (USD'000)	Total
Year 2022	111
Total remaining performance obligation	111

Note 25.      Other operating income

Other operating income consisted mainly of a release of accruals for tax liabilities amounting to USD 91,193.

Note 26.      Non-operating income

Non-operating income consisted of the following:

	12 months ended December 31,
USD'000	2021	2020
Foreign exchange gain	482	117
Financial income	—	8
Other	1	21
Total non-operating income	483	146

Note 27.      Non-operating expenses

Non-operating expenses consisted of the following:

	12 months ended December 31,
USD'000	2021	2020
Foreign exchange losses	—	728
Financial charges	1	1
Other	95	20
Total non-operating expenses	96	749

Note 28.      Income taxes

The components of income before income taxes are as follows:

Income / (Loss)	12 months ended December 31,
USD'000	2021	2020
France	(4,429)	(8,806)
Foreign	(392)	(390)
Income/(loss) before income tax	(4,821)	(9,196)

Income taxes relating to the Group are as follows:

Income taxes	12 months ended December 31,
USD'000	2021	2020
France	—	—
Foreign	6	5
Income tax expense / (income)	6	5

Income tax at the local statutory rate compared to the Group’s income tax expenses as reported are as follows:

	12 months ended December 31,
USD'000	2021	2020
Net income / (loss) before income tax	(4,821)	(9,196)
Statutory tax rate	26.5%	28%
Expected income tax (expense) / recovery	1,278	2,575
Income tax (expense) / recovery	(6)	(5)
Change in valuation allowance	660	(1,940)
Permanent differences	(1,556)	—
Change of tax loss carryforwards	(382)	(635)
Income tax (expense) / recovery	(6)	(5)

The Group assesses the recoverability of its deferred tax assets and, to the extent recoverability does not satisfy the “more likely than not” recognition criterion under ASC 740, records a valuation allowance against its deferred tax assets. The Group considered its recent operating results and anticipated future taxable income in assessing the need for its valuation allowance.

The Group’s deferred tax assets and liabilities consist of the following:

Deferred tax assets and liabilities	As at December 31,	As at December 31,
USD'000	2021	2020
Defined benefit accrual	161	284
Tax loss carry-forwards	3,640	4,177
Valuation allowance	(3,801)	(4,461)
Deferred tax assets / (liabilities)	—

As of December 31, 2021, the Group’s operating cumulated loss carry-forwards of all jurisdictions are as follows:

Operating loss-carryforward
USD'000	France	Total	Expiration date
As of December 31, 2020	14,917	14,917	None
As of December 31, 2021	13,736	13,736	None

In France, operating losses may be carried forward indefinitely, but may be offset against the taxable profits of a given fiscal year only up to an amount of €1 million, plus 50% of the taxable result in excess of that threshold.

The following tax years remain subject to examination:

Significant jurisdictions	Open years
France	2019 - 2021
Japan	2017 - 2021
Taiwan	2021

As at December 31, 2020, the Group had a tax provision of USD 118,294, initially recorded in 2019 following a tax audit started in 2018 in relation to prior years, which was neither utilized nor released. There was no additional accrual in the year 2020.

As at December 31, 2021, the Group had decrease its tax provision to USD 47,368. Although the final conclusions have not yet been communicated formally, management believes that it is more probable than not that the entity will have to pay additional taxes and has calculated the provision based on preliminary discussions with the tax authorities.

The Group has no unrecognized tax benefits.

Note 29.      Earnings/(Loss) per share

The computation of basic and diluted net earnings/(loss) per share for the Group is as follows:

	12 months ended December 31,
Earnings / (loss) per share	2021	2020
Net income (USD'000)	(4,827)	(9,201)
Effect of potentially dilutive instruments on net gain (USD'000)	n/a	n/a

Net income / (loss) after effect of potentially dilutive instruments (USD'000)	(4,827)	(9,201)

Shares used in net earnings / (loss) per share computation:
Weighted average shares outstanding - basic	1,298,162	1,298,162
Effect of potentially dilutive equivalent shares	n/a	n/a
Weighted average shares outstanding - diluted	1,298,162	1,298,162

Net earnings / (loss) per share
Basic weighted average loss per share (USD)	(3.72)	(7.09)
Diluted weighted average loss per share (USD)	(3.72)	(7.09)

For the year 2020 and 2021, the group had no dilutive instruments to be considered for the computation of diluted earnings per share.

Note 30.      Legal proceedings

We are currently not party to any legal proceedings and claims that are not provided for in our financial statements.

Note 31.      Related parties disclosure

Subsidiaries

As at December 31, 2020, the consolidated financial statements of the Group include the entities listed in the following table:

Group Company Name	Country of incorporation	Year of incorporation	Share Capital	% ownership as at December 31, 2020	Nature of business
WISeKey IoT Japan KK	Japan	2017	JPY 1,000,000	100.0%	Sales & distribution
WISeKey IoT Taiwan	Taiwan	2017	TWD 100,000	100.0%	Sales & distribution
WISeCoin France R&D Lab SAS	France	2019	EUR 10,000	100.0%	Research & development

As at December 31, 2021, the consolidated financial statements of the Group included the entities listed in the following table:

Group Company Name	Country of incorporation	Year of incorporation	Share Capital	% ownership as at December 31, 2021	% ownership as at December 31, 2020	Nature of business
WISeKey IoT Japan KK	Japan	2017	JPY 1,000,000	100.0%	100.0%	Sales & distribution
WISeKey IoT Taiwan	Taiwan	2017	TWD 100,000	100.0%	100.0%	Sales & distribution

Related party transactions and balances

		Receivables as at		Payables as at		Net expenses to		Net income from
	Related Parties	December 31,	December 31,	December 31,	December 31,	in the year ended December 31,		in the year ended December 31,
	(in USD'000)	2021	2020	2021	2020	2021	2020	2021	2020
1	WISeKey International Holding AG	—	—	10,899	7,187	526	1,072	—	—
2	WISeKey SA	—	—	382	1,751	94	965	128	—
3	WISeKey USA Inc	—	—	883	—	883	—	—	—
4	WISeKey Semiconductors GmbH	—	—	615	219	401	161	—	—
5	WISeCoin AG	—	—	3,238	3,169	90	90	—	—
	Total	—	—	16,017	12,326	1,994	2,288	128	—

1. The Semiconductors group is wholly owned by WISeKey International Holding AG, which provides financing and management services, including, but not limited to, sales and marketing, accounting, finance, legal, taxation, business and strategy consulting, public relations, marketing, risk management, information technology and general management. The expenses in relation to WISeKey International Holding AG in 2021 and 2020 relate to interest on the outstanding loans and the recharge of management services.

2. WISeKey SA is a subsidiary of the group headed by WISeKey International Holding AG (the “WISeKey Group”) and provides management services to the Semiconductors Group, including, but not limited to, sales and marketing, accounting, business and strategy consulting, public relations, marketing, risk management and information technology. The expenses in relation to WISeKey SA in 2021 and 2020 relate to interest on the outstanding loans and the recharge of management services.

3. WISeKey USA Inc is part of the WISeKey Group and employs sales employees who work for the Semiconductors Group. The expenses in relation to WISeKey USA Inc. in 2021 relate to the recharge of employee costs.

4. WISeKey Semiconductors GmbH is part of the WISeKey Group and employs sales employees who work for the Semiconductors Group. The expenses in relation to WISeKey Semiconductors GmbH in 2021 and 202 relate to the recharge of employee costs.

5. WISeCoin AG was the parent of WISeCoin France R&D Lab SAS until it was acquired by the Semiconductors Group. WISeCoin AG is part of the WISeKey Group. The expenses recorded in 2020 relate to interest on the outstanding loans and the recharge of management services. The expenses recorded in 2021 relate to interest on the outstanding loans.

Note 32.      Subsequent events

War in Ukraine

Following the outbreak of the war in Ukraine in late February 2022, several countries imposed sanctions on Russia, Belarus and certain regions in Ukraine. There has been an abrupt change in the geopolitical situation, with significant uncertainty about the duration of the conflict, changing scope of sanctions and retaliation actions including new laws.

The Semiconductors Group does not have any operation or customer in Russia, Belarus or Ukraine, and, as such, does not foresee any direct impact of the war on its operations.

However, the war has also contributed to an increase in volatility in currency markets, energy prices, raw material and other input costs, which may impact the Group’s supply chain in the future.

Indebtedness to related parties

On June 30, 2022, the Group entered into a Debt Transfer Agreement with WISeKey pursuant to which WISeKey extended a loan of USD 444,542 to the Group with an interest rate of 3% per annum, repayable on December 31, 2024.

On August 31, 2022, the Group entered into a Debt Transfer Agreement with its parent WISeKey and an affiliate of WISeKey, WISeKey SA, pursuant to which WISeKey extended a loan of USD 381,879 to the Group to repay an overdue creditor balance in that same amount owed to WISeKey SA. The loan bears interest at the rate of 3% per annum and is repayable by December 31, 2024.

On November 3, 2022, the Group entered into a Debt Transfer Agreement with its parent WISeKey and two affiliates of WISeKey, WISeKey SA and WISeKey USA Inc., pursuant to which WISeKey extended a loan of USD 1,286,580 to the Group to repay an overdue creditor balance in that same amount owed to WISeKey USA Inc. The loan bears interest at the rate of 2.5% per annum and is repayable by November 30, 2022.

On November 3, 2022, the Group and WISeKey entered into the Third and the Fourth Amendments to the Revolving Credit Agreement pursuant to which the interest rate of the loans issued under the Revolving Credit Agreement is brought to 2.5% per annum and the end of the credit period is set as November 30, 2022 or any date mutually agreed in writing. Management has assessed the effect of these changes on the going concern basis used in the financial statements. The amendment of the credit period was required because it is planned that WISeKey and the Group will enter into a Capital Increase Agreement whereby an amount of approximately USD 7 million owed to WISeKey by the Group will be converted into a capital contribution by way of an offset with the outstanding debt. Under the terms of this agreement, the capital of WISeKey Semiconductors SAS will be increased by USD 7 million and the balance owed to WISeKey will reduce by an equivalent amount. In order to effect this planned capital contribution, French law requires that the debt to be converted be immediately repayable or overdue, which prompted the change in the end date of the credit period to November 30, 2022. Therefore, the liquidity position and the cash projections of the Group will not be affected by the amendment of the credit period and Management believe it remains correct to present these financial statements on a going concern basis.

Note 33.      Segment reporting

The Group has one operating segment that meets the criteria set in ASC 280-10-50: Secure Microcontrollers. The Group’s chief operating decision maker, who is its Chief Executive Officer, reviews financial performance of this operating segment for purposes of allocating resources and assessing budgets and performance.

The remaining non-reportable operating segments and other business activities that are not identified as operating segments are combined and disclosed in an “all other” standalone category.

The Secure Microcontrollers segment encompasses the design, manufacturing, sales and distribution of high-end, Common Criteria EAL5+ & FIPS 140-3-certified secure microprocessors.

12 months to December 31,	2021			2020
USD'000	Secure Microcontrollers	All Other	Total	Secure Microcontrollers	All Other	Total
Revenues from external customers	14,850	2,145	16,995	11,289	3,028	14,317
Intersegment revenues	—	415	415	—	4,930	4,930
Interest revenue	—	—	—	—	—	—
Interest expense	150	22	171	72	19	91
Depreciation and amortization	1,339	193	1,532	1,769	474	2,243
Segment income /(loss) before income taxes	(2,235)	(2,566)	(4,801)	(5,195)	(3,766)	(8,961)
Profit / (loss) from intersegment sales	—	20	20	—	235	235
Income tax recovery /(expense)	—	(6)	(6)	—	(5)	(5)
Segment assets	10,296	1,726	12,022	10,531	3,225	13,756

12 months to December 31,	2021	2020
	USD'000	USD'000
Revenue reconciliation
Total revenue for reportable segment	17,410	19,247
Elimination of intersegment revenue	(415)	(4,930)
Total consolidated revenue	16,995	14,317

Loss reconciliation
Total profit / (loss) from reportable segments	(4,801)	(8,961)
Elimination of intersegment profits	(20)	(235)
Income /(Loss) before income taxes	(4,821)	(9,196)

As at December 31,	2021	2020
	USD'000	USD'000
Asset reconciliation
Total assets from reportable segments	12,022	13,756
Elimination of intersegment receivables	(178)	(323)
Consolidated total assets	11,844	13,433

Revenue and property, plant and equipment by geography

The following tables summarize geographic information for net sales based on the billing address of the customer, and for property, plant and equipment.

Net sales by region	12 months ended December 31,
USD'000	2021	2020
France	457	1,614
Rest of EMEA*	3,798	2,892
North America	10,631	8,217
Asia Pacific	2,062	1,526
Latin America	47	68
Total net sales	16,995	14,317
* EMEA means Europe, Middle East and Africa

Property, plant and equipment, net of depreciation, by region	As at December 31,	As at December 31,
USD'000	2021	2020
France	886	2,426
Total Property, plant and equipment, net of depreciation	886	2,426

Note 34.      Business Update Related to COVID-19

In March 2020, the World Health Organization declared the Coronavirus (COVID-19) a pandemic. The outbreak spread quickly around the world, including in every geography in which the Group operates. The pandemic has created uncertainty around the impact of the global economy and has resulted in impacts to the financial markets and asset values. Governments implemented various restrictions around the world, including closure of non-essential businesses, travel, shelter-in-place requirements for citizens and other restrictions.

At the beginning of the pandemic, the Group took a number of precautionary steps to safeguard its businesses and colleagues from COVID-19, including implementing travel restrictions, working from home arrangements and flexible work policies. The Group started to return to offices around the world in 2020 and 2021, in line with the guidelines and orders issued by national, state and local governments, implementing a phased approach in its main offices in Switzerland and France. We continue to prioritize the safety and well-being of our colleagues during this time.

The Group’s major production centers, located in Taiwan and Vietnam, were quick to implement controls and safeguards around their processes that enabled us to continue delivering products with minimal interruption to our clients. At the end of the second quarter 2020, we started to see the first impact of the pandemic upon our activities with certain clients reducing or delaying their orders. However, in 2021, as the shortage in semiconductor supplies eased up, revenue increased by USD 2.7 million and the Group’s loss decreased by USD 4.3 million which shows the recovery from the adverse effect of the shortage.

Currently the Group continues to monitor the evolution of the pandemic and the related official guidelines with its suppliers but does not foresee any significant challenges in the near future. The Group currently does not anticipate any material impact on its liquidity position and outlook.

At this stage it remains impossible to predict the extent of the impact of the COVID-19 pandemic as this will depend on numerous evolving factors and future developments that the Group is not able to predict.

Phone +41 44 444 35 55 www.bdo.ch	BDO AG Schiffbaustrasse 2 8031 Zurich

Report of Independent Registered Public Accounting Firm

WISeKey International Holding AG, (sole Shareholder of SEALSQ Corp.)

6300 Zug

Switzerland

Opinion on the Financial Statements

We have audited the accompanying balance sheet of SEALSQ Corp. (the “Company”) as of December 31, 2022 and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company at December 31, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

Zurich, Switzerland, March 10, 2023

BDO AG

/s/ Philipp Kegele	/s/ Sascha Gasser
Philipp Kegele	ppa. Sascha Gasser

We have served as the Company's auditor since 2022.

Audited Balance Sheet as at December 31, 2022

USD'000	As at December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	—
TOTAL ASSETS	—

LIABILITIES
Current Liabilities
Indebtedness to related parties, current	188	3
Total current liabilities	188
TOTAL LIABILITIES	188

Commitments and contingent liabilities

SHAREHOLDERS' EQUITY
Common stock		4
USD 0.00 par value
Authorized - 100 shares
Issued and outstanding - 100 shares
Common stock	—
Accumulated deficit	(188)
Total shareholders' equity	(188)
TOTAL LIABILITIES AND EQUITY	—

Notes to the Balance Sheet

Background and Nature of Operations

SEALSQ Corp. (the “Company”) was incorporated on April 1, 2022 as a company limited by shares under the BVI Business Companies Act 2004 in the British Virgin Islands under the name SEAL (BVI) Corp. On November 15, 2022 the Company’s name was changed to SEALSQ Corp. The Company was formed for the purposes of effecting a “spin-off” transaction by WISeKey International Holding AG (“WISeKey".) Prior to the spin-off, WISeKey will contribute to the Company the full ownership of WISeKey Semiconductors SAS and its subsidiary undertaking, WISeKey Japan KK (the “Semiconductors Group”) As the sole shareholder of the Company, WISeKey intends to distribute 20% of the Company’s Ordinary Shares to stockholders of WISeKey on a pro rata basis.

Basis of Presentation and Accounting Policies

The balance sheet is presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Separate statements of operations, comprehensive income, changes in stockholder’s equity, and cash flows have not been presented because there have been no operations since the Company was formed.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Indebtedness to related parties, current

SEALSQ is subject to management fees from WISeKey and WISeKey’s affiliates relating to tasks carried out by these entities on behalf of SEALSQ.

Stockholder’s Equity

As of December 31, 2022, the company had 100 issued and outstanding shares of common stock which were held by WISeKey.

Subsequent Events

Filing of Registration Statement

Subsequent to December 31, 2022, in order to effectuate the “spin-off” transaction described in Note 1, the Company filed a Registration Statement on Form F-1 pursuant to the Securities Act of 1933 with the U.S. Securities and Exchange Commission.

Contribution of WISeKey Semiconductors SAS

On 1 January 2023, in order to effectuate the “spin-off” transaction, WISeKey contributed the entire issued share capital of the Semiconductor Group to SEALSQ in exchange for 1,499,700 F Shares and 7,501,400 Ordinary Shares in SEALSQ which were issued on February 7, 2023.

Changes to the Capital Structure

On February 7, 2023, SEALSQ adopted the new Memorandum and Articles of Association of SEALSQ which replaced the current authorized share capital of 100 Ordinary shares with no par value with an authorized share capital of 200,000,000 Ordinary shares with a par value of $0.01 and 10,000,000 class F shares with a par value of $0.05. The Company then issued 7,501,400 Ordinary shares and 1,499,700 class F shares to WISeKey in return for the contribution of the entire issued share capital of the Semiconductor Group.

Each Ordinary share carries the right to an equal share in any dividend paid by the Company against each other ordinary Share and which shall be one fifth of any amount paid by the Company against each Class F share but which shall not rank in preference to any other share.

Each Class F share carries the right to an equal share in any dividend paid by the Company against each other Class F share and which shall be five times greater than any amount paid by the Company against each Ordinary share but which shall not rank in preference to any other Share.

SEALSQ CORP

PROSPECTUS

 February 14, 2024